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INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

As filed with the Securities and Exchange Commission on April 1, 2011

Registration No. 333-171248

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL LEASE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	7359 (Primary Standard Industrial Classification Code Number)	22-3059110 (I.R.S. Employer Identification Number)

10250 Constellation Boulevard, Suite 3400
Los Angeles, California 90067
(310) 788-1999
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Frederick S. Cromer
President and Chief Financial Officer
10250 Constellation Boulevard, Suite 3400
Los Angeles, California 90067
(310) 788-1999
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

John-Paul Motley, Esq.
O'Melveny & Myers LLP
400 South Hope Street
Los Angeles, California 90071
(213) 430-6000

         Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "larger accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offers and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 1, 2011

PRELIMINARY PROSPECTUS

International Lease Finance Corporation

OFFER TO EXCHANGE

$1,250,000,000 8.625% Senior Notes due 2015, the issuance of which has been registered under the Securities Act of 1933,
as amended, for any and all outstanding and
unregistered 8.625% Senior Notes due 2015

$1,500,000,000 8.750% Senior Notes due 2017, the issuance of which has been registered under the Securities Act of 1933,
as amended, for any and all of their outstanding and
unregistered 8.750% Senior Notes due 2017

        International Lease Finance Corporation hereby offers, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the "exchange offers"), to exchange (i) up to $1,250,000,000 aggregate principal amount of its registered 8.625% Senior Notes due 2015 (the "2015 exchange notes"), for an equal principal amount of its unregistered 8.625% Senior Notes due 2015, $1,000,000,000 of which were issued on March 22, 2010 and $250,000,000 of which were issued on April 6, 2010 (the "2015 original notes"), and (ii) up to $1,500,000,000 aggregate principal amount of its registered 8.750% Senior Notes due 2017 (the "2017 exchange notes" and, together with the 2015 exchange notes, the "exchange notes") for an equal principal amount of its unregistered 8.750% Senior Notes due 2017, of which $1,000,000,000 were issued on March 22, 2010 and $500,000,000 of which were issued on April 6, 2010 (the "2017 original notes" and, together with the 2015 original notes, the "original notes"). We refer to the original notes and exchange notes collectively as the "notes." The terms of the exchange notes are substantially identical to the terms of the original notes, except for the elimination of certain transfer restrictions, registration rights and additional interest provisions relating to the original notes. The notes will be exchanged in denominations of $2,000 and in integral multiples of $1,000.

        There is no established trading market for the notes. We do not intend to have either series of the notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation system.

        THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2011, UNLESS EXTENDED.

        See "Risk Factors" beginning on page 11 of this prospectus for a discussion of certain risks that you should consider before participating in the exchange offers.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes as required by applicable securities laws and regulations. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

        Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2011.

        Each holder of an original note wishing to accept an exchange offer must deliver the original note to be exchanged, together with an executed letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of original notes by book-entry transfer into the exchange agent's account at The Depository Trust Company ("DTC") in accordance with the Automated Tender Offer Program procedures of DTC. All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called "The Exchange Offers" in this prospectus and in the accompanying letter of transmittal.

i

ABOUT THIS PROSPECTUS

        We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell and it is not soliciting an offer to buy notes in any state where such activities are not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

        This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

        In connection with the exchange offers, we have filed with the SEC a registration statement on Form S-4, under the Securities Act of 1933, as amended (the "Securities Act") relating to the exchange notes to be issued in the exchange offers. As permitted by the rules of the SEC, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offers, you should refer to the registration statement, including its exhibits. The registration statement, including the exhibits, can be read on the website of the SEC or at the offices of the SEC mentioned under the heading "Where You Can Find More Information."

        Each prospective purchaser of the notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and we have no responsibilities with respect to any such matter.

FORWARD-LOOKING STATEMENTS

        This prospectus contains statements that constitute forward-looking statements. Those statements appear in a number of places in this prospectus and include statements regarding, among other matters, the state of the airline industry, our access to the capital markets, our ability to restructure leases and repossess aircraft, the structure of our leases, regulatory matters pertaining to compliance with governmental regulations and other factors affecting our financial condition or results of operations. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and "should" and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for aircraft, availability and creditworthiness of current and prospective lessees, lease rates, availability and cost of financing and operating expenses, governmental actions and initiatives and environmental and safety requirements, as well as the factors discussed under "Risk Factors" in this prospectus. We do not intend, and undertake no obligation, to update any forward-looking information to reflect actual results or future events or circumstances.

ii

PROSPECTUS SUMMARY

        This summary highlights important information about us and the exchange offers. It does not include all information you should consider before investing in the notes. For a more complete understanding of us, the notes and the exchange offers, we urge you to read this prospectus carefully in its entirety, including the sections entitled "Risk Factors," "Forward-Looking Statements," and "Where You Can Find More Information," and our consolidated financial statements and the related notes included herein. Unless stated otherwise, the discussion in this prospectus of our business includes the business of International Lease Finance Corporation and its direct and indirect subsidiaries. Unless otherwise indicated or the context otherwise requires, the "Company," "we," "us," and "our" refer to International Lease Finance Corporation and its direct and indirect subsidiaries on a consolidated basis, and the term "ILFC" refers only to International Lease Finance Corporation.

Our Company

        Our primary business operation is to acquire new commercial jet aircraft from aircraft manufacturers and other parties and lease those aircraft to airlines throughout the world. We also provide management services to investors and/or owners of aircraft portfolios for a management fee. In addition to our leasing and fleet management activities, at times we sell aircraft from our leased aircraft fleet to other leasing companies, financial services companies and airlines. We have also provided asset value guarantees and a limited number of loan guarantees to buyers of aircraft or to financial institutions for a fee.

        As of December 31, 2010, we owned 933 aircraft, had four additional aircraft in the fleet classified as finance and sales-type leases, and provided fleet management services for 97 aircraft. We have contracted with The Boeing Company ("Boeing") and Airbus S.A.S. ("Airbus") to purchase 115 new aircraft, all negotiated in U.S. dollars, for delivery through 2019 with an estimated purchase price of $13.5 billion. In March 2011, we signed a memorandum of understanding to purchase 75 A320neos and 25 A321neos from Airbus, which will replace our previous A380 commitments, and a purchase agreement for 33 737-800 aircraft from Boeing. The estimated aggregate purchase price for the 133 aircraft is approximately $7.5 billion and the aircraft will deliver through 2019.

        We maintain a variety of flight equipment to provide a strategic mix and balance so as to meet our customers' needs and to maximize our opportunities. To minimize the time that our aircraft are not leased to customers, we have concentrated our aircraft purchases on models of new and used aircraft which we believe will have the greatest airline demand and operational longevity.

        We typically finance the purchase of aircraft through available cash balances, internally generated funds, including aircraft sales, and debt financings. At times, we engage in financing transactions for specific aircraft. Management accesses the capital markets for funds at times and on terms and conditions considered appropriate.

        During 2009, we were unable to issue commercial paper or unsecured debt and relied primarily on loans from AIG Funding, Inc. ("AIG Funding"), an affiliate of our parent, to fulfill our liquidity needs in excess of the cash flows generated by our operations. During the year ended December 31, 2010, we regained access to the debt markets and issued approximately $9.8 billion of secured and unsecured debt. We used part of the proceeds to repay the loans from AIG Funding, which we believe allowed us to improve our financial position due to the release of approximately $10 billion of aircraft collateral previously pledged as security to AIG Funding, the termination of our guarantees of the obligations of American International Group, Inc. ("AIG") under the credit agreement, dated as of September 22, 2008, as amended (the "FRBNY Credit Agreement"), between AIG and the Federal Reserve Bank of New York ("FRBNY") and the issuance of new debt having extended and varying maturity dates.

        The airline industry is cyclical, economically sensitive and highly competitive. Our continued success is largely dependent on management's ability to develop customer relationships for leasing, sales, remarketing and fleet management services with airlines and other customers best able to maintain their economic viability and survive in the competitive environment in which they operate.

        ILFC is incorporated in the State of California. Our principal offices are located at 10250 Constellation Blvd., Suite 3400, Los Angeles, California 90067. Our telephone number, facsimile number and website address are (310) 788-1999, (310) 788-1990, and www.ilfc.com, respectively. The information on our website is not part of, or incorporated by reference into, this prospectus.

Our Relationship with AIG

        We are an indirect wholly-owned subsidiary of AIG. AIG is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States of America ("U.S.") and abroad. AIG's primary activities include both general insurance and life insurance and retirement services operations. Another significant activity is financial services. The common stock of AIG is listed on, among others, the New York Stock Exchange. In September 2008, liquidity issues resulted in AIG seeking and receiving governmental support through a credit facility from the Federal Reserve Bank of New York (the "FRBNY Credit Facility") and Troubled Asset Relief Program ("TARP") funding from the United States Department of the Treasury (the "Department of the Treasury"). On January 14, 2011, AIG was recapitalized and the FRBNY Credit Facility was repaid and terminated through a series of transactions that resulted in the Department of the Treasury becoming AIG's majority shareholder with ownership of approximately 92% of AIG's outstanding common stock. AIG understands that, subject to market conditions, the Department of the Treasury intends to dispose of its ownership interest in AIG over time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Relationship with AIG."

Recent Development

        As previously announced, on March 30, 2011, one of our indirect, wholly owned subsidiaries (the "Subsidiary Borrower") entered into a new $1,324,500,000 secured term loan agreement with the right to increase the lender commitments by $200,000,000, if available (the "New Secured Term Loan"). The obligations of the Subsidiary Borrower under the New Secured Term Loan are guaranteed on an unsecured basis by ILFC and on a secured basis by certain wholly owned subsidiaries of the Subsidiary Borrower. The security granted by such subsidiaries includes the equity interests in certain special purpose subsidiaries of the Subsidiary Borrower that will own certain aircraft and liens on the aircraft and leases that are transferred into such special purpose subsidiaries. The funds from the New Secured Term Loan will be advanced in separate loans to the Subsidiary Borrower from time to time as aircraft are transferred to such special purposes subsidiaries. We intend to use the funds from the New Secured Term Loan for general corporate purposes, including the repayment of certain of our existing indebtedness. For additional information, see "Description of Other Indebtedness—Other Secured Financing Arrangements."

 Summary of the Terms of the Exchange Offers

        In connection with the issuance of the original notes (as defined below), ILFC entered into registration rights agreements with the initial purchasers of the original notes. In the registration rights agreements, ILFC agreed, subject to the terms and conditions set forth in them, to use its commercially reasonable efforts to make and consummate the exchange offers. The following is a brief summary of the terms of the exchange offers covered by this prospectus. For a more complete description of the exchange offers, see "The Exchange Offers."

Original Notes	$1,250,000,000 aggregate principal amount of 8.625% Senior Notes due 2015, $1,000,000,000 of which were issued on March 22, 2010 and $250,000,000 of which were issued on April 6, 2010 (the "2015 original notes").

$1,500,000,000 aggregate principal amount of 8.750% Senior Notes due 2017, $1,000,000,000 of which were issued on March 22, 2010 and $500,000,000 of which were issued on April 6 (the "2017 original notes" and, together with the 2015 original notes, the "original notes").

Exchange Notes	8.625% Senior Notes due 2015 (the "2015 exchange notes").
8.750% Senior Notes due 2017 (the "2017 exchange notes" and, together with the 2015 exchange notes, the "exchange notes").

The terms of the exchange notes are substantially identical to the terms of the original notes, except for the elimination of certain transfer restrictions, registration rights and additional interest provisions relating to the original notes. The exchange notes will bear different CUSIP numbers from the original notes.

We refer to the original notes and the exchange notes collectively as the "notes."
Exchange Offers; Securities Act Registration

We are offering to exchange (i) up to $1,250,000,000 aggregate principal amount of the 2015 exchange notes, the issuance of which has been registered under the Securities Act, for an equal principal amount of the 2015 original notes and (ii) up to $1,500,000,000 aggregate principal amount of the 2017 exchange notes, the issuance of which has been registered under the Securities Act, for an equal principal amount of the 2017 original notes.

These offers of the exchange notes are intended to satisfy certain of our obligations under the registration rights agreements that we entered into when we issued the original notes in transactions exempt from registration under the Securities Act.

Expiration Date; Withdrawal of Tenders

The exchange offers will expire at 5:00 p.m., New York City time, on                , 2011, or such later date and time to which we extend either or both of them. We do not currently intend to extend the expiration date. A tender of original notes pursuant to an exchange offer may be withdrawn at any time prior to its expiration date. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the applicable exchange offer.

Conditions to the Exchange Offers

The exchange offers are subject to customary conditions, some of which we may waive. For more information, see "The Exchange Offers—Terms of the Exchange Offers—Certain Conditions to the Exchange Offers."

Procedures for Tendering Original Notes

Each holder of an original note wishing to accept an exchange offer must deliver the original note to be exchanged, together with an executed letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of original notes by book-entry transfer into the exchange agent's account at DTC in accordance with the Automated Tender Offer Program procedures of DTC. All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called "The Exchange Offers" in this prospectus and in the accompanying letter of transmittal.

By executing and delivering the letter of transmittal or agreeing to be bound by the letter of transmittal pursuant to a tender via DTC, you will represent to us that, among other things:
• any exchange notes that you receive will be acquired in the ordinary course of your business;
• you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in a distribution of the exchange notes;

•       if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•       you are not our "affiliate" as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

We do not intend to permit tenders of notes by guaranteed delivery procedures.

Consequences of Failure to Exchange

As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of, an exchange offer, we will have fulfilled a covenant contained in each of the registration rights agreements for the original notes and, accordingly, we will not be obligated to pay additional interest as described in each of the registration rights agreements.

If you are a holder of original notes and do not validly tender your original notes in the applicable exchange offer, you will continue to hold such original notes and you will be entitled to all the rights and subject to all of the limitations applicable to the original notes, except for any rights under the applicable registration rights agreement that, by their terms, terminate upon the consummation of the exchange offers. For example, all untendered original notes will continue to be subject to the restrictions on transfer provided for in the original notes and in the indenture. In general, the original notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the original notes under the Securities Act.

Resale of the Exchange Notes

Based on the position of the staff of the SEC set forth in no-action letters issued to unrelated third parties and referenced below, we believe that the exchange notes issued pursuant to the exchange offers in exchange for original notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

• are acquiring the exchange notes in the ordinary course of business; and

•       have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in, a distribution of the exchange notes.

In addition, each participating broker-dealer that receives exchange notes for its own account pursuant to an exchange offer in exchange for original notes that were acquired as a result of market-making or other trading activity must also acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For more information, see "Plan of Distribution."

Any holder of original notes, including any broker-dealer, who:
• is our affiliate,
• does not acquire the exchange notes in the ordinary course of its business, or
• tenders in an exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Appraisal or Dissenters' Rights	Holders of the original notes do not have any appraisal or dissenters' rights in connection with the exchange offers.
Federal Income Tax Consequences

The exchange of original notes for exchange notes in the exchange offers will not be a taxable event for U.S. federal income tax purposes. For more information, see "Certain United States Federal Income Tax Consequences."

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offers.
Exchange Agent

Deutsche Bank Trust Company Americas is the exchange agent for the exchange offers. The address and telephone number of the exchange agent are set forth in the section captioned "The Exchange Offers—Terms of the Exchange Offers—Exchange Agent."

Summary of the Terms of the Exchange Notes

        The following is a brief summary of the principal terms of the exchange notes. Certain of the terms described below are subject to important limitations and exceptions. The terms of the exchange notes are substantially identical to those terms of the original notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the original notes do not apply to the exchange notes. For a more complete description of the terms of the notes, see the "Description of Exchange Notes" section of this prospectus.

Issuer	International Lease Finance Corporation.
Exchange notes offered	$1,250,000,000 aggregate principal amount of 2015 exchange notes.
$1,500,000,000 aggregate principal amount of 2017 exchange notes.
Interest
The exchange notes will accrue interest from the most recent date on which interest has been paid or provided for on original notes, or, if no interest has been paid on original notes, from March 22, 2010. By tendering original notes, holders will forgo all right and entitlement to accrued interest on such original notes.
Interest payment	March 15 and September 15 of each year after the date of issuance of the notes, beginning on September 15, 2010.
Maturity	The 2015 exchange notes will mature on September 15, 2015.
The 2017 exchange notes will mature on March 15, 2017.
Ranking
The notes will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of ILFC and senior in right of payment to existing and future indebtedness of ILFC that by its terms is expressly subordinated to the notes. The notes will be effectively subordinated to any secured indebtedness of ILFC to the extent of the value of the assets securing such debt. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The notes will not be guaranteed by our parent, any of our subsidiaries or any third party. As of December 31, 2010, the total liabilities of our subsidiaries totaled approximately $3.9 billion, which includes $3.5 billion in secured debt and excludes intercompany liabilities. As of December 31, 2010, we had approximately $27.5 billion aggregate principal amount of long-term debt outstanding, of which approximately $9.5 billion in aggregate principal amount of secured indebtedness was outstanding. See "Description of Exchange Notes—Ranking."
Redemption	The notes are not subject to redemption prior to their stated maturity, and there is no sinking fund for the notes.

Covenants	The indenture contains covenants that, among other things, will limit the ability of ILFC and its restricted subsidiaries to:

•       incur liens on assets, subject to certain exceptions, including the ability of ILFC to incur liens to secure indebtedness for borrowed money in an amount not to exceed 12.5% of ILFC's consolidated net tangible assets;

• declare or pay dividends or acquire or retire shares of capital stock of ILFC during the pendency of certain events of default;
• designate, except in compliance with certain terms, restricted subsidiaries as non-restricted subsidiaries or to designate non-restricted subsidiaries; and
• in certain circumstances, make investments in or transfer assets to, non-restricted subsidiaries.
The indenture also contains covenants that, among other things, will limit the ability of ILFC to consolidate, merge, sell or otherwise dispose of all or substantially all of its assets.
These covenants are subject to important exceptions and qualifications as described under "Description of Exchange Notes—Certain Covenants."
Prior market
If issued, each series of notes will be a new issue of securities for which there is no established trading market. Although the initial purchasers of the original notes advised us in connection with the issuance of the original notes that they intended to make a market in each series of the exchange notes, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued without notice. We do not intend to list either series of the exchange notes on any securities exchange. Accordingly, we cannot assure you that a liquid market for either series of the exchange notes will develop or be maintained.
Risk factors	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.
Original issue discount	Exchange notes received in the exchange offers will be treated as issued with the same amount of original issue discount as the original notes for U.S. federal income tax purposes.

 Summary Financial and Other Data

        The following table sets forth our summary historical consolidated financial information derived from our: (i) audited financial statements for the years ended December 31, 2010, 2009 and 2008, and as of December 31, 2010 and 2009, included elsewhere in this prospectus; and (ii) audited financial statements as of December 31, 2008, which are not included in this prospectus. The historical financial information presented may not be indicative of our future performance.

        The following information is only a summary and should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the corresponding notes included elsewhere in this prospectus.

	Year Ended December 31,
	2010	2009	2008
	(audited)
	(dollars in thousands)
Statement of Operations Data:
Revenues:
Rental of flight equipment	$4,726,502	$4,928,253	$4,678,856
Flight equipment marketing and gain on aircraft sales	10,637	15,536	46,838
Interest and other	61,741	58,209	98,260

	4,798,880	5,001,998	4,823,954

Expenses:
Interest	1,567,369	1,365,490	1,576,664
Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	47,787	(21,450)	39,926
Depreciation of flight equipment	1,954,883	1,959,448	1,864,730
Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed of	550,034	34,730	—
Aircraft impairment charges on flight equipment held for use	948,679	52,938	—
Flight equipment rent	18,000	18,000	18,000
Selling, general and administrative	212,780	196,675	183,356
Other expenses	91,216	—	46,557

	5,390,748	3,605,831	3,729,233

Income (loss) before income taxes	(591,868)	1,396,167	1,094,721
Provision (benefit) for income taxes	(208,110)	500,538	391,596

Net income (loss)	$(383,758)	$895,629	$703,125

	Year Ended December 31,
	2010		2009		2008
	(audited)
	(dollars in thousands)
Balance Sheet Data (end of period):
Cash and cash equivalents, excluding restricted cash	$3,067,697		$336,911		$2,385,948
Flight equipment under operating leases, less accumulated depreciation	38,526,165		43,929,801		43,220,139
Total assets	43,318,846		45,967,042		47,315,514
Total debt, including current portion	27,554,100		29,711,739		32,476,668
Shareholders' equity	8,232,004		8,550,176		7,625,213
Other Financial Data:
Adjusted EBITDA(1)	$4,568,101		$4,707,162		$4,576,041
Total debt to Adjusted EBITDA(1)	5.9	x	6.3	x	7.1	x
Total debt to shareholders' equity	2.1	x	3.5	x	4.3	x
Adjusted EBITDA to interest expense(1)	1.9	x	3.4	x	2.9	x
Acquisition of flight equipment under operating leases	$240,320		$2,577,410		$3,236,848
Ratio of earnings to fixed charges(2)	(3)		2.00	x	1.66	x
Ratio of earnings to fixed charges and preferred stock dividends(2)	(3)		2.00	x	1.66	x
Other Data:
Aircraft lease portfolio at period end:
Owned	933		993		955
Subject to finance and sales-type leases	4		11		9
Aircraft sold or remarketed during the period	59		9		11

(1)
Adjusted EBITDA is defined as net income (loss) plus (i) interest expense, (ii) provision (benefit) for income taxes, (iii) depreciation of flight equipment, (iv) impairments and fair value adjustments on flight equipment to be disposed of and impairments on flight equipment held for use, (v) lease expenses related to aircraft sales and (vi) effect from derivatives, net of change in hedged items due to changes in foreign exchange rates. Adjusted EBITDA is not defined under accounting principles generally accepted in the U.S. ("GAAP") and may not be comparable to similarly titled measures reported by other companies. We have presented Adjusted EBITDA as a measure of our liquidity relating to our operations because it removes the financial impact of certain non-cash items, such as depreciation of flight equipment, and our outstanding indebtedness. We are providing these supplemental, non-GAAP financial measures to investors to enable them to perform additional financial analysis. Management believes that these are important measures in the evaluation of our ability to meet interest payments under our indebtedness and is a measure of the amount of cash available to us. Investors should consider Adjusted EBITDA in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Our Adjusted EBITDA presentation may be different than Adjusted EBITDA presented by other companies. Adjusted EBITDA has limitations as a measure of liquidity in that it does not include the interest expense on our debts, our provision for income taxes, the effect of our expenditures for capital assets, our impairments on flight equipment, our lease expenses related to aircraft sales and the effect from our derivatives.

The following table reconciles Adjusted EBITDA to the most directly comparable GAAP measure, net income (dollars in thousands):

	Year Ended December 31,
	2010	2009	2008
Net income (loss)	$(383,758)	$895,629	$703,125
Interest expense	1,567,369	1,365,490	1,576,664
Provision (benefit) for income taxes	(208,110)	500,538	391,596
Depreciation of flight equipment	1,954,883	1,959,448	1,864,730
Impairments and fair value adjustments on flight equipment to be disposed of and impairments on flight equipment held for use	1,498,713	87,668	—
Lease expenses related to aircraft sales	91,216	—	—
Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	47,787	(21,450)	39,926

Adjusted EBITDA	$4,568,101	$4,707,162	$4,576,041

(2)
Earnings consist of net income before income taxes and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, and interest factor of rents. Preferred stock dividends include the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

(3)
In the twelve months ended December 31, 2010, earnings were insufficient to cover fixed charges by $598.4 million due to non-cash aircraft impairment charges and fair value adjustments aggregating $1.5 billion and lease related charges aggregating $91.2 million.

RISK FACTORS

        Before you decide to participate in the exchange offers, you should be aware that an investment in the notes involves various risks and uncertainties, including those described below, that could have a material adverse effect on our business, financial position, results of operations, cash flows or prospects. We urge you to consider carefully the risk factors described below, together with all of the other information included in this prospectus, before you decide to participate in the exchange offers. The risks and uncertainties described below and elsewhere in this prospectus are not the only ones related to our business, the notes or the exchange offers. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, financial position, results of operations, cash flows or prospects. The trading price of the notes could decline due to the materialization of any of these risks and uncertainties and you may lose all or part of your investment.

Risks Relating to the Exchange Offers

You may have difficulty selling the original notes that you do not exchange.

        If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreements, we do not intend to register the original notes under the Securities Act. The tender of original notes under the exchange offer will reduce the principal amount of the currently outstanding original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding original notes that you continue to hold following completion of the exchange offer. See "The Exchange Offers—Terms of the Exchange Offers—Consequences of Failure to Exchange."

You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

        Delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offers will be made only after timely receipt by the exchange agent of original notes and a properly completed and signed letter of transmittal or book-entry transfer of original notes into the exchange agent's account at DTC, as depositary, including an agent's message (as defined herein). We are not required to notify you of defects or irregularities in tenders of original notes for exchange notes. Original notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offers—Terms of the Exchange Offers—Procedures for Tendering" and "The Exchange Offers—Terms of the Exchange Offers—Consequences of Failure to Exchange."

If you are a broker-dealer or participating in a distribution of the exchange notes, you may be required to deliver prospectuses and comply with other requirements.

        If you are a broker-dealer that receives exchange notes for your own account in exchange for original notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. If you tender your original notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Risks Relating to the Notes and our Indebtedness

Our substantial level of indebtedness could adversely affect our ability to generate sufficient cash to fulfill our obligations under the notes, our ability to react to changes affecting our business and our ability to incur additional indebtedness to fund future needs.

        The aircraft leasing business is capital intensive and we have a substantial amount of indebtedness, which requires significant interest and principal payments. As of December 31, 2010, we had approximately $27.5 billion in principal amount of indebtedness outstanding which includes $9.5 billion of secured indebtedness. As of December 31, 2010, we had approximately $27.5 billion aggregate principal amount of long-term debt outstanding, of which approximately $9.5 billion in aggregate principal amount of secured indebtedness was outstanding. See "Description of Exchange Notes—Ranking." Our substantial level of indebtedness could have important consequences to holders of the notes and our other indebtedness, including the following:

  •
  making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for other purposes, including acquiring new aircraft and exploring business opportunities;

  •
  increasing our vulnerability to adverse economic and industry conditions;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and industry; and

  •
  limiting our ability to borrow additional funds or refinance our existing indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

        Our ability to make scheduled payments of principal and interest on the notes and to satisfy our obligations in respect of our other indebtedness will depend on, among other things, our future financial and operating performance and our ability to borrow. Prevailing economic and credit market conditions (including interest rates), and financial, business and other factors, many of which are beyond our control, will affect our future operating performance. We may be unable to generate sufficient cash flows from operations, or obtain future borrowings in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs.

        We have a significant amount of indebtedness maturing in 2011 and 2012, with approximately $6.8 billion (as of December 31, 2010, excluding deferred debt discount) maturing in 2011, and approximately $7.4 billion (as of December 31, 2010, excluding deferred debt discount) maturing in 2012. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt Financings—Existing Commitments." We may need to obtain new financing and/or refinance all or a portion of our indebtedness on or before maturity. If we are unable to obtain such financing or refinance our indebtedness on a timely basis, we might be forced to seek alternate forms of financing, dispose of certain assets or minimize capital expenditures and other investments. None of these alternatives may be available to us, if at all, on satisfactory terms, on terms that would not be disadvantageous to holders of the notes, or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements, including the notes.

The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

        Upon issuance, the notes will not be secured by any of our assets. As a result, our existing and future secured indebtedness will rank effectively senior to the notes to the extent of the value of the assets securing such indebtedness. As of December 31, 2010, we had approximately $27.5 billion aggregate principal amount of long-term debt outstanding, of which approximately $9.5 billion in aggregate principal amount of secured indebtedness was outstanding.

        If we default under any of our existing or future secured indebtedness, the holders of such indebtedness could declare all of the funds borrowed thereunder, together with accrued and unpaid interest, immediately due and payable. If we are unable to repay such indebtedness, the holders of such indebtedness could foreclose on the pledged assets to the exclusion of the holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. In addition, in the event of any distribution or payment of our assets in any foreclosure, liquidation, reorganization or other bankruptcy proceeding, our secured creditors will have a superior claim to their collateral.

        The notes contain a covenant that provides, subject to certain exceptions, that we must secure the notes equally and ratably with certain other secured indebtedness that we or our restricted subsidiaries issue, assume or guarantee in the event that we issue, assume or guarantee secured indebtedness that exceeds 12.5% of the consolidated net tangible assets, as defined in the indenture, of ILFC as shown on the audited consolidated financial statements of ILFC as of the end of the fiscal year preceding the date of determination. If this covenant is triggered, we would be obligated to secure the notes equally and ratably with such other secured indebtedness. As equally and ratably secured parties, holders of the notes would no longer be effectively subordinated to the other equally and ratably secured holders. However, the value of the collateral securing our obligations to the holders of the notes and our obligations to the other secured holders could be insufficient to repay the holders of the notes and the other secured holders in full. To the extent of any insufficiency in the value of such collateral, holders of the notes would have unsecured claims ranking equally and ratably with unsecured creditors. Our bank credit facilities and indentures also limit our ability to incur secured indebtedness. The most restrictive covenant in our bank credit facilities permits us and our subsidiaries to incur secured indebtedness totaling up to 30% of our consolidated net tangible assets, as defined in the credit agreement, minus $2.0 billion, which limit currently totals approximately $10.0 billion. As of March 4, 2011, we were able to incur an additional $4.8 billion of secured indebtedness under this covenant. Any new issuance of debt by us or our subsidiaries will be subject to the consent of the Department of the Treasury if, after giving effect to the incurrence of the debt and use of proceeds therefrom, we increase our net indebtedness by more than $1 billion compared to the same date in the previous year, or compared to December 8, 2010, if the measurement is made before December 8, 2011. We cannot predict whether the Department of the Treasury would consent to us incurring debt in excess of this amount. Our debt indentures also restrict us and our subsidiaries from incurring secured indebtedness in excess of 12.5% of our consolidated net tangible assets, as defined in the indentures. However, we may obtain secured financing without regard to the 12.5% consolidated net tangible asset limit under our indentures by doing so through subsidiaries that qualify as non-restricted under our debt indentures. We cannot predict whether we would be able to obtain any required consents so as to incur additional secured debt. See "—Risks Relating to Our Business—We will require a significant amount of cash to make planned capital expenditures and we may not have adequate capital resources to meet our debt and other obligations as they become due," and "Description of Exchange Notes—Certain Covenants—Restrictions on Liens."

Despite our current indebtedness levels, the notes and the indenture governing the notes do not restrict our ability to incur additional unsecured debt, to incur additional secured indebtedness provided we meet certain conditions, or to take other actions that could negatively impact holders of the notes.

        The notes and the indenture governing the notes do not restrict our ability to incur additional unsecured indebtedness. In addition, the notes and the indenture governing the notes allow us to incur secured indebtedness in an amount not to exceed 12.5% of our consolidated net tangible assets, as defined in the indenture. We may also incur secured indebtedness without regard to the 12.5% consolidated net tangible asset limit (but subject to certain other limitations) by doing so through subsidiaries that qualify as non-restricted subsidiaries.

        If we issue other debt in the future, our debt service obligations will increase. The more leveraged we become, the more we, and in turn holders of our notes, will be exposed to certain risks described above under "—Our substantial level of indebtedness could adversely affect our ability to generate sufficient cash to fulfill our obligations under the notes, our ability to react to changes affecting our business and our ability to incur additional indebtedness to fund future needs."

        In addition, the notes and the indenture governing the notes do not require us to achieve or maintain any minimum financial results or ratios with respect to our results of operations or financial position, or restrict us from repurchasing any indebtedness, including subordinated indebtedness, or, subject to certain exceptions, limit our ability to make investments in or transfer assets, including aircraft, to non-restricted subsidiaries.

        Our ability to incur additional indebtedness and take a number of other actions that are not limited by the terms of the notes or the indenture governing the notes could have the effect of diminishing our ability to make payments on the notes when due.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

        Any default under the agreements governing our other indebtedness that is not waived by the required holders of such indebtedness, and the remedies sought by the holders of such indebtedness, could leave us unable to pay principal or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal or interest on such indebtedness, or if we otherwise fail to comply with the applicable covenants, including financial and operating covenants, in the agreements governing our other indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be immediately due and payable, together with accrued and unpaid interest, which in turn could trigger cross defaults under other agreements governing our indebtedness. We may not have, and may not be able to obtain, sufficient funds to pay any accelerated amounts, and we could be forced into bankruptcy or liquidation.

The agreements governing certain of our other indebtedness contain restrictions and limitations that could significantly affect our ability to operate our business and therefore could adversely affect our business, financial position, results of operations, cash flows or prospects and adversely affect you, as a holder of the notes.

        The agreements governing certain of our other indebtedness contain covenants that restrict, among other things, our ability to:

  •
  incur debt;

  •
  encumber our assets;

  •
  dispose of certain assets;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

  •
  enter into sale-leaseback transactions;

  •
  make equity or debt investments in other parties;

  •
  enter into transactions with affiliates;

  •
  make capital expenditures;

  •
  designate our subsidiaries as unrestricted subsidiaries; and

  •
  pay dividends and distributions.

These covenants may affect our ability to operate and finance our business as we deem appropriate.

The notes will not be subject to redemption or repurchase upon a change of control.

        The notes will not be subject to redemption or repurchase upon a change of control. If we undergo a change of control, our new controlling shareholders may cause our business to be operated in a different manner and may take our business in new and different directions. In addition, the terms of the instruments governing certain of our other indebtedness, including our bank term loans and revolving credit agreement, provide that a change of control is a default that could potentially trigger an acceleration of the requirement to repay such indebtedness, which, in turn, could also result in an event of default under our other debt agreements, including the indentures governing our public debt. While such an acceleration may trigger an event of default of the notes under the "cross acceleration" event of default provisions of the indenture, you will not have the ability to have your notes redeemed or repurchased solely because there is a change in control.

Claims of holders of the notes will be structurally subordinated to claims of creditors of our subsidiaries.

        The notes will be structurally subordinated to existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, none of which are guaranteeing the notes, and the claims of creditors of our subsidiaries will have priority as to the assets of these subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

        As of December 31, 2010, ILFC, on a stand alone basis, had approximately $32.2 billion in total assets, excluding intercompany receivables, and approximately $31.3 billion of liabilities outstanding.

        In addition, the indenture governing the notes does not contain any limitation on the amount of liabilities that our subsidiaries may incur; nor does it limit restrictions on any subsidiary's ability to pay dividends or make other distributions to ILFC.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for either series of the notes.

        We do not intend to list either series of the notes on a national securities exchange or to arrange for quotation on any automated dealer quotation system. The initial purchasers of the notes have advised us that they intend to make a market in each series of the notes as permitted by applicable laws and regulations; however, the initial purchasers of the notes are not obligated to make a market in the notes and may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for either series of the notes. The liquidity of any market for a series of the notes will depend on a number of factors, including:

  •
  the number of holders of such series of notes;

  •
  our operating performance and financial condition;

  •
  the prospects for companies in our industry generally;

  •
  the market for similar securities and the state of credit markets generally;

  •
  the interest of securities dealers in making a market in such series of the notes; and

  •
  prevailing interest rates.

The market value of the notes may be subject to substantial volatility.

        Historically, the market for high-yield debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for either series of the notes may not be free from similar disruptions and any such disruptions could adversely affect the prices at which you may sell your notes. As has been evident in connection with the recent turmoil in global financial markets, the entire high-yield debt market can experience sudden and sharp price swings, which can be exacerbated by factors such as (i) large or sustained sales by major investors in high-yield debt, (ii) a default by a high profile issuer or (iii) simply a change in investors' psychology regarding high-yield debt.

        A real or perceived economic downturn or higher interest rates could cause a decline in the market value of the notes. Moreover, if one of the major rating agencies lowers its credit rating on us or either series of the notes, the market value of such series of notes will likely decline.

        Therefore, you may be unable to sell your notes at a particular time or, in the event you are able to sell your notes, that the price that you receive when you sell will be favorable.

The credit ratings assigned to each series of notes may not reflect all risks of an investment in the notes.

        The credit ratings assigned to each series of notes reflect the rating agencies' assessments of our ability to make payments on the notes when due. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

Holders of the notes may not be able to determine when a conveyance, transfer or lease of ILFC's properties and assets "substantially as an entirety" has occurred for purposes of the application of the merger covenant in the indenture.

        The merger covenant in the indenture includes a phrase relating to a conveyance, transfer or lease of ILFC's properties and assets "substantially as an entirety." There is no precise established definition of the phrase "substantially as an entirety" under applicable law. Accordingly, the ability of a holder to determine when a conveyance, transfer or lease of ILFC's properties and assets "substantially as an entirety" has occurred for purposes of the application of the merger covenant in the indenture may be uncertain.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

        If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

  •
  the original issue price for the notes; and

  •
  that portion of the original issue discount that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

        Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

Risks Relating to Our Business

        Our business is subject to numerous significant risks and uncertainties as described below. Many of these risks are interrelated and occur under similar business and economic conditions, and the occurrence of certain of them may in turn cause the emergence, or exacerbate the effect, of others. Such a combination could materially increase the severity of the impact on us.

We will require a significant amount of cash to service our indebtedness and make planned capital expenditures and we may not have adequate capital resources to meet our obligations as they become due.

        We borrow funds to purchase new and used flight equipment, make progress payments during aircraft construction and pay off maturing debt obligations. In the past, these funds were borrowed principally on an unsecured basis from various sources and included both public debt and bank facilities.

        In 2009, we had limited access to our traditional sources of liquidity and we borrowed $3.9 billion from AIG Funding to fulfill our liquidity needs. In 2010, we regained access to debt markets, to which we had limited access throughout 2009. During the year ended December 31, 2010, we borrowed approximately $9.8 billion through secured and unsecured financings, which generated proceeds, net of discounts, aggregating $9.7 billion, to support our liquidity needs in excess of our operating cash flows. We used part of the proceeds received from these debt issuances to prepay in full the principal balance of $3.9 billion, plus accrued interest, of our loans from AIG Funding, originally due in 2013. In the fourth quarter of 2010, we also repaid in full and terminated our $2.0 billion revolving credit facility dated October 14, 2005 and repaid $800 million aggregate principal amount of loans outstanding under our $2.5 billion credit facility dated October 13, 2006. On January 31, 2011, we entered into a new three-year $2.0 billion unsecured revolving credit facility. In addition, on March 30, 2011, one of our indirect, wholly owned subsidiaries entered into a new $1,324,500,000 secured term loan agreement with the right to increase the lender commitments by $200,000,000, if available, for an aggregate amount of the term loan facility of up to $1,524,500,000.

        Any new issuance of debt by us or our subsidiaries will be subject to the consent of the Department of the Treasury if, after giving effect to the incurrence of the debt and use of proceeds therefrom, we increase our net indebtedness by more than $1 billion compared to the same date in the previous year, or compared to December 8, 2010, if the measurement is made before December 8, 2011. We cannot predict whether the Department of the Treasury would consent to us incurring debt in excess of this amount.

        Our bank credit facilities and indentures also limit our ability to incur secured indebtedness. The most restrictive covenant in our bank credit facilities permits us and our subsidiaries to incur secured indebtedness totaling up to 30% of our consolidated net tangible assets, as defined in the credit agreement, minus $2.0 billion, which limit currently totals approximately $10.0 billion. As of March 4, 2011, we were able to incur an additional $4.8 billion of secured indebtedness under this covenant. Our debt indentures also restrict us and our subsidiaries from incurring secured indebtedness in excess of 12.5% of our consolidated net tangible assets, as defined in the indentures. However, we may obtain secured financing without regard to the 12.5% consolidated net tangible asset limit under our indentures by doing so through subsidiaries that qualify as non-restricted under our debt indentures.

        In addition to addressing our liquidity needs through debt financings, we also pursue potential aircraft sales in connection with our ongoing fleet strategy. During the year ended December 31, 2010, we sold 59 aircraft for approximately $2.0 billion in gross proceeds. Since December 31, 2010, we have sold an additional four aircraft for additional proceeds of $127.1 million. In evaluating potential sales, we balance the need for funds with the long-term value of holding aircraft and long-term prospects for us. Significant uncertainties exist as to the aircraft comprising any actual sale portfolio, the sale price of any such portfolio, and whether we could reach an agreement with terms acceptable to all parties. Furthermore, we would need approval from the Department of the Treasury if we entered into sales transactions with aggregate consideration exceeding $2.5 billion during any twelve-month period. Therefore, we cannot predict whether any additional sales of aircraft will occur.

        Because the current market for aircraft is depressed due to the economic downturn and limited availability of buyer financing, sales of aircraft would likely result in a realized loss. Based on the range of potential aircraft portfolio sales currently being explored, the potential for impairment or realized loss could be material to our results of operations for an individual period. The amount of potential loss would be dependent upon the specific aircraft sold, the sale price, the sale date and any other sale contingencies.

        We may, or may not, continue to have access to the secured or unsecured debt markets in the future or be able to sell additional aircraft. We believe that our cash on hand, including cash generated from the above-mentioned financing arrangements, and cash flows generated from operations, which include aircraft sales, are sufficient for us to operate our business and repay our maturing debt obligations for the next twelve months. If we are unable to generate or raise sufficient cash, we may be unable to meet our debt obligations as they become due. Further, we may not be able to meet our aircraft purchase commitments as they become due, which could expose us to breach of contract claims by our lessees and manufacturers.

Our ability to access debt markets and other financing sources and our cost of financing is, in part, dependent on our credit ratings, and we have experienced multiple downgrades in our credit ratings since September 2008.

        Our ability to access debt markets and other financing sources is, in part, dependent on our credit ratings. In addition to affecting the availability of financing, credit ratings also directly affect our cost of financing. Since September 2008, we have experienced multiple downgrades in our credit ratings by the three major nationally recognized statistical rating organizations. Our credit rating downgrades, combined with externally generated volatility, limited our ability to access debt markets and resulted in higher funding costs. Although we began to regain access to the debt markets in 2010, further ratings downgrades could increase our borrowing costs and limit our access to the debt markets.

        Additionally, our current long-term debt ratings impose the following restrictions under our 2004 Export Credit Agreement ("ECA") facility: (i) we must segregate all security deposits, overhaul rentals and rental payments related to the aircraft financed under our 2004 ECA facility into separate accounts controlled by the security trustee (segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt) and (ii) we must file individual mortgages on the aircraft funded under the 2004 ECA facility in the local jurisdictions in which the respective aircraft are registered. At December 31, 2010, the same restrictions applied to our 1999 ECA facility, but subsequent to December 31, 2010, we repaid in full all of the loans that were outstanding under the 1999 ECA facility. At March 4, 2011, there are no amounts outstanding under the 1999 ECA facility. At December 31, 2010, we had segregated security deposits, overhaul rentals and rental payments aggregating approximately $393.7 million related to aircraft funded under the 1999 and 2004 ECA facilities, of which $12.5 million was returned to us subsequent to December 31, 2010, after we repaid in full all of the loans that were outstanding under the 1999 ECA facility.

Our cost of borrowing can have a material impact on our net income and results of operations.

        We are impacted by fluctuations in interest rates. Our lease rates are generally fixed over the life of the lease. Changes, both increases and decreases, in our cost of borrowing, as reflected in our composite interest rate, directly impact our net income. We manage the interest rate volatility and uncertainty by maintaining a balance between fixed and floating rate debt, through derivative instruments and through varying debt maturities.

        Our cost of borrowing for new financings has increased due to our long-term debt ratings. The interest rates that we obtain on our debt financing are a result of several components, including credit spreads, swap spreads, duration and new issue premiums. These are all in addition to the underlying U.S. Treasury rate or London Inter Bank Offer Rate ("LIBOR"), as applicable. Volatility in our perceived risk of default, our parent's risk of default or in a market sector's risk of default all have an impact on our cost of funds. In the fourth quarter of 2010, using available cash on hand, we (i) repaid in full $2.0 billion in principal amount outstanding plus accrued interest under our $2.0 billion credit agreement dated October 14, 2005, and (ii) repaid $800 million aggregate principal amount of loans outstanding under our $2.5 billion credit agreement dated October 13, 2006, in connection with other amendments to that credit agreement. These obligations had interest rates of 0.91% and 3.25%, respectively, at the time of their respective repayment. Subsequent to repayment of these obligations, as well as repayments of other scheduled maturities, our composite interest rate increased from 5.17% at September 30, 2010, to 5.66% at December 31, 2010. We expect our composite interest rate to increase further as our lower cost financings mature. A 1% increase in our composite interest rate at December 31, 2010, would have increased our interest expense by approximately $280 million annually, which would put downward pressure on our operating margins.

Our relationship with AIG may affect our ability to operate and finance our business as we deem appropriate and changes with respect to AIG could negatively impact us.

        We are an indirect wholly-owned subsidiary of AIG. Although neither AIG nor any of its subsidiaries is a co-obligor or guarantor of our debt securities, circumstances affecting AIG have an impact on us; and we can give no assurance how further changes in circumstances related to AIG may impact us.

        Although we are not a party to the Master Transaction Agreement that AIG entered into on December 8, 2010, with the Department of the Treasury (the "Master Transaction Agreement"), we are a Designated Entity (as defined in the Master Transaction Agreement) under the agreement, and we and our subsidiaries are restricted from taking certain significant actions without obtaining prior written consent from the Department of the Treasury under the agreement, including:

  •
  amending or waiving any provisions of our articles of incorporation, bylaws, or similar organizational document in a manner that would adversely affect, in any material respect, the rights of our equity interests;

  •
  authorizing or issuing any equity interests, unless to AIG, or a wholly-owned subsidiary of AIG;

  •
  selling or disposing of assets for total consideration greater than or equal to $2.5 billion in any twelve-month period;

  •
  acquiring assets after December 8, 2010, other than pursuant to existing purchase commitments at such date, with aggregate scheduled payments under the purchase contracts for such assets greater than or equal to $2.5 billion in any twelve-month period;

  •
  engaging in any public offering or other sale or transfer of our equity interests;

  •
  voluntarily liquidating, filing for bankruptcy, or taking any other legal action evidencing insolvency; and

  •
  increasing our net indebtedness by more than $1 billion compared to the same date in the previous year, or compared to December 8, 2010, if the measurement is made before December 8, 2011.

        Additionally, under the Master Transaction Agreement, if AIG has not repaid certain loans to the Department of Treasury by May 1, 2013, the Department of the Treasury may direct AIG to sell certain assets, including shares of ILFC.

        AIG Financial Products Corp. ("AIGFP"), a wholly-owned subsidiary of AIG with an explicit guarantee from AIG, is the counterparty of all our interest rate swaps and foreign currency swaps. If our counterparty is unable to meet its obligations under the derivative contracts, it would have a material impact on our financial results and cash flows.

The loss of key personnel could adversely affect our reputation and relationships with lessees and sellers of aircraft which are a critical element of our business.

        Our senior management's reputation and relationships with lessees and sellers of aircraft are an important element of our business. The American Recovery and Reinvestment Act of 2009 (the "Act") imposed restrictions on bonus and other incentive compensation payable to certain AIG employees. Our former President and Vice Chairman was subject to the compensation limitations imposed by the Act from 2009 until his retirement in March 2011 and three other members of our senior management team will become subject to the limitations for 2011. The restrictions and limitations on compensation imposed on us may adversely affect our ability to attract new talent and retain and motivate our existing impacted employees. If we are unable to retain our key employees due to the compensation restrictions or for any other reason, and we fail to attract new talent, it could negatively impact our ability to conduct business.

Risks affecting the airline industry that adversely affect our customers generally adversely affect us.

        We operate as a supplier and financier to airlines. The risks affecting our airline customers are generally out of our control and impact our customers to varying degrees. As a result, we are indirectly impacted by all the risks facing airlines today. Our ability to succeed is dependent upon the financial strength of our customers. Their ability to compete effectively in the market place and manage these risks has a direct impact on us. These risks include:

• Demand for air travel;	• Geopolitical events;
• Competition between carriers;	• Security, terrorism and war;
• Fuel prices and availability;	• Worldwide health concerns;
• Labor costs and stoppages;	• Equity and borrowing capacity;
• Maintenance costs;	• Environmental concerns;
• Employee labor contracts;	• Government regulation;
• Air traffic control infrastructure constraints;	• Interest rates;
• Airport access;	• Overcapacity; and
• Insurance costs and coverage;	• Natural disasters.
• Heavy reliance on automated systems;

        To the extent that our customers are affected by these risk factors, we may experience:

  •
  lower demand for the aircraft in our fleet and, generally, reduced market lease rates and lease margins;

  •
  a higher incidence of lessee defaults, lease restructurings and repossessions affecting net income due to maintenance obligations under aircraft liens and tariffs, consulting and legal costs associated with the repossessions, as well as lost revenue for the time the aircraft are off lease and possibly lower lease rates from the new lessees;

  •
  a higher incidence of situations where we engage in restructuring lease rates for our troubled customers which reduces overall lease revenue;

  •
  an inability to immediately place new and used aircraft on commercially acceptable terms when they become available through our purchase commitments and regular lease terminations, resulting in lower lease margins due to aircraft not earning revenue and resulting in payments for storage, insurance and maintenance; and

  •
  a loss if our aircraft is damaged or destroyed by an event specifically excluded from the insurance policy such as dirty bombs, bio-hazardous materials and electromagnetic pulsing.

Our business is adversely affected by lessee non-performance.

        Our business depends on the ability of our airline customers to meet their obligations to us and if their ability materially decreases, it may negatively affect our business, financial condition, results of operations and cash flows, as discussed above in "—Risks affecting the airline industry that adversely affect our customers generally adversely affect us."

        We manage lessee non-performance risk by obtaining security deposits and overhaul rentals as well as continuous monitoring of lessee performance and outlook.

We are dependent on the success of Boeing and Airbus in remaining financially stable, producing aircraft and related components that meet the airlines' demands, and fulfilling their contractual obligations to us.

        The supply of jet transport aircraft, which we purchase and lease, is dominated by two airframe manufacturers, Boeing and Airbus, and a limited number of engine manufacturers. As a result, we are dependent on the manufacturers' success in remaining financially stable, producing aircraft and related components, that meet the airlines' demands, in both type and quantity, and fulfilling their contractual obligations to us. Should the manufacturers fail to respond appropriately to changes in the market environment or fail to fulfill their contractual obligations, we may experience:

  •
  missed or late delivery of aircraft ordered by us and an inability to meet our contractual obligations to our customers, resulting in lost or delayed revenues, lower growth rates and strained customer relationships;

  •
  an inability to acquire aircraft and related components on terms which will allow us to lease those aircraft to customers at a profit, resulting in lower growth rates or a contraction in our fleet;

  •
  a marketplace with too many aircraft available, creating downward pressure on demand for the aircraft in our fleet and reduced market lease rates; and

  •
  poor customer support from the manufacturers of aircraft and components resulting in reduced demand for a particular manufacturer's product, creating downward pressure on demand for those aircraft in our fleet and reduced market lease rates for those aircraft.

        For example, we have ordered 74 787 aircraft from Boeing with the first aircraft currently scheduled to deliver in July 2012. The contracted delivery dates were originally scheduled from January 2010 through 2017, but Boeing has experienced delays in the production of the 787s. We have signed contracts with customers for 37 of the 74 787s on order. The leases we have signed with our customers and our purchase agreements with Boeing are both subject to cancellation clauses related to delays in delivery dates, though as of December 31, 2010, there have been no cancellations by any party related to the delays. We are in discussions with Boeing related to revisions to the delivery schedule and potential delay compensation for which we may be eligible.

Aircraft in our fleet that become obsolete will be more difficult to re-lease or sell, along with any aircraft that may be held for sale, could result in declining lease rates, impairment charges and/or losses to aircraft asset value guarantees.

        We bear the risk of re-leasing or selling the aircraft in our fleet that are subject to operating leases at the end of their lease terms. Operating leases bear a greater risk of realizations of residual values, because only a portion of the equipment's value is covered by contractual cash flows at lease inception. In addition to factors linked to the aviation industry in general, other factors that may affect the value and lease rates of our aircraft include (i) maintenance and operating history of the airframe and engines; (ii) the number of operators using the particular type of aircraft; and (iii) aircraft age. If both demand for aircraft and market lease rates decrease and the conditions continue for an extended period, they could affect the market value of aircraft in our fleet and may result in impairment charges. During the twelve months ended December 31, 2010, we took impairment charges aggregating approximately $948.7 million related to our fleet held for use and additional impairment charges and fair value adjustments aggregating $550.0 million related to aircraft we sold, held for sale, had agreed to sell or designated for part-out. See Note D of Notes to Consolidated Financial Statements in our consolidated financial statements contained elsewhere in this prospectus. Further, deterioration of aircraft values may create losses related to our aircraft asset value guarantees.

        Aircraft are long-lived assets requiring long lead times to develop and manufacture. As a result, aircraft of a particular model and type tend to become obsolete and less in demand over time, when newer more advanced and efficient aircraft are manufactured. This life cycle, however, can be shortened by world events, government regulation or customer preferences. As aircraft in our fleet approach obsolescence, demand for that particular model and type will decrease. This may result in declining lease rates, impairment charges or losses related to aircraft asset value guarantees.

        In 2010 we recorded impairment charges on certain aircraft types due to unfavorable trends affecting the airline industry in general and specific models of aircraft, including the potential for lower demand for certain aircraft models as a result of the announcement from Airbus of new, efficient engine options for its future narrow body aircraft. See Note D of Notes to Consolidated Financial Statements in our consolidated financial statements contained elsewhere in this prospectus.

We may be impacted by legislation relating to climate change controls and greenhouse gas emissions.

        Aircraft emissions of greenhouse gases vary with aircraft type and age. In response to climate change, if any, worldwide government bodies may impose future restrictions or financial penalties on operations of aircraft with high emissions. It is unclear what effect, if any, such regulations will have on our operations.

Because we have a significant amount of debt denominated in foreign currencies, we are exposed to foreign currency risk.

        We are exposed to foreign currency risk through the issuance of debt denominated in foreign currencies and through leases negotiated in Euros. We reduce the foreign currency risk by negotiating the majority of our leases in U.S. dollars and by hedging all the foreign currency denominated debt through derivative instruments. If the Euro exchange rate to the U.S. dollar deteriorates, we will record less lease revenue on lease payments received in Euros.

The manner in which we report our lease revenue may be significantly impacted by a proposed new standard for lease accounting.

        In August 2010, the Financial Accounting Standards Board ("FASB") issued an Exposure Draft that proposes substantial changes to existing lease accounting that will affect all lease arrangements. The FASB's proposal requires that all leases be recorded on the statement of financial position of both lessees and lessors.

        Under the proposed accounting model, lessees will be required to record an asset representing the right-to-use the leased item for the lease term ("Right-of-Use Asset") and a liability to make lease payments. The Right-of-Use asset and liability incorporate the rights, including renewal options, and obligations, including contingent payments and termination payments, arising under the lease and are based on the lessee's assessment of expected payments to be made over the lease term. The proposed model requires measuring these amounts at the present value of the future expected payments.

        Under the proposed accounting model, lessors will apply one of two approaches to each lease based on whether the lessor retains exposure to significant risks or benefits associated with the underlying asset, as defined. The performance obligation approach will be applied when the lessor has retained exposure to significant risks or benefits associated with the underlying lease, and the de-recognition approach will apply when the lessor does not retain significant risks or benefits associated with the underlying asset.

        The comment period for this proposal ended in December 2010 and the FASB intends to issue a final standard in 2011. The proposal does not include a proposed effective date; rather it is expected to be considered as part of the evaluation of the effective dates for the major projects currently undertaken by the FASB. The FASB continues to deliberate on the proposed accounting as presented in the Exposure Draft. In subsequent meetings in January and February 2011, the FASB discussed and agreed to make substantial revisions to the proposed accounting in the Exposure Draft. These affect both lessees and lessors. As a result, currently management is unable to assess the effects the adoption of the new finalized lease standard will have on our financial statements. Although we believe the presentation of our financial statements, and those of our lessees, could change, we do not believe the accounting pronouncement will change the fundamental economic reasons for which the airlines lease aircraft. Therefore, we do not believe it will have a material impact on our business.

We operate in multiple jurisdictions and may become subject to a wide range of income and other taxes.

        We operate in multiple jurisdictions and may become subject to a wide range of income and other taxes. If we are unable to execute our business in jurisdictions with preferential tax treatment, we may be subject to significant income and other taxes on operations.

THE EXCHANGE OFFERS

        The following section:

  •
  contains a summary of the provisions of the registration rights agreements obligating us to use our commercially reasonable efforts to make and consumate the exchange offers; and

  •
  describes the terms of the exchange offers.

        It does not contain all of the information that may be important to an investor in the notes. Reference is made to the registration rights agreements, which have been filed as an exhibit to the registration statement of which this prospectus forms a part. Copies are available as set forth under the heading "Where You Can Find More Information."

Purpose of the Exchange Offers; Registration Rights Agreements

General

        In connection with our issuances of the original notes, ILFC entered into registration rights agreements dated as of March 22, 2010 and April 6, 2010, respectively, with the respective initial purchasers of such original notes. Under the registration rights agreements, ILFC agreed to use its commercially reasonable efforts:

  •
  to file a registration statement with respect to the exchange offers offering to exchange original notes for exchange notes;

  •
  to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act on or before the 310th day after March 22, 2010; and

  •
  to consummate the exchange offers on or before March 22, 2011.

Resales of Exchange Notes

        Based on the position of the SEC staff set forth in no action letters issued to unrelated third parties and referenced below, we believe that exchange notes issued in the exchange offers in exchange for original notes may be offered for resale, resold and otherwise transferred by any exchange noteholder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  such holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

  •
  such exchange notes are acquired in the ordinary course of the holder's business; and

  •
  such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes.

        Any holder who tenders in the exchange offers with the intention of participating in any manner in a distribution of the exchange notes:

  •
  cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters; and

  •
  in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes.

        If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in Exxon Capitol Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

        This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the original notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding these procedures for the transfer of exchange notes. ILFC has agreed, for a period of 180 days after the exchange offer is consummated, to make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes.

        Each holder of original notes that wishes to exchange original notes for exchange notes in the exchange offers will be required to make the following representations:

  •
  it has full corporate (or similar) power and authority to tender, exchange, assign and transfer the original notes and to acquire exchange notes;

  •
  when the original notes are accepted for exchange, ILFC will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim; and

  •
  if such holder is a broker dealer that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market making or other trading activities, then such holder will comply with the applicable provisions of the Securities Act with respect to any resale of the exchange notes. See "Plan of Distribution."

        Each holder of original notes that wishes to exchange original notes for exchange notes in the exchange offers and any beneficial owner of those original notes will be required to make the following representations:

  •
  neither the holder nor any beneficial owner of the original notes is an "affiliate" (as defined in Rule 405 under the Securities Act) of ILFC;

  •
  neither the holder nor any beneficial owner of the original notes is engaging in or intends to engage in, and has no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the exchange notes;

  •
  any exchange notes to be acquired by the holder and any beneficial owner of the original notes pursuant to the exchange offers will be acquired in the ordinary course of business of the person receiving such exchange notes; and

  •
  the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Shelf Registration Statement

        In the event that (1) any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offers, (2) for any other reason the exchange offer is not consummated on or before March 22, 2011, (3) under certain circumstances, the initial purchasers shall so request; or (4) any holder of notes (other than the initial purchasers) that is not eligible to participate in the exchange offer shall so request, we will, at our expense:

  •
  as promptly as practicable, file with the SEC a shelf registration statement covering resales of the notes and use our commercially reasonable efforts to cause the shelf registration statement to be declared effective; and

  •
  use our commercially reasonable efforts to keep the shelf registration statement effective until the earlier of the second anniversary of the original issue date of the notes and the date all notes covered by the shelf registration statement have been sold as contemplated in the shelf registration statement.

        A holder of notes that sells its notes pursuant to the shelf registration statement generally (1) will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, (2) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (3) will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement to have their notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages described in the following paragraph.

Additional Interest

        Because the registration statement for the exchange offer had not been declared effective by the SEC by January 26, 2011, as required under the registration rights agreement, additional interest has begun to accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90-day period immediately following such date. An additional 0.25% per annum of interest, for a total of 0.50% per annum of additional interest, will accrue with respect to each subsequent 90-day period until the exchange offer is completed, the shelf registration statement is declared effective or, if such shelf registration statement ceased to be effective, again becomes effective or until the second anniversary of the original issue date of the notes, unless such period is extended, as described in the registration rights agreement. The applicable interest rate will revert to the original level after the exchange offer is consummated.

        The exchange offers are intended to satisfy our exchange offer obligations under the registration rights agreements. The notes will not have rights to additional interest as set forth above upon the consummation of the exchange offers.

Terms of the Exchange Offers

General

        We are offering to exchange (i) up to $1,250,000,000 aggregate principal amount of the 2015 exchange notes, the issuance of which has been registered under the Securities Act, for an equal principal amount of the 2015 original notes and (ii) up to $1,500,000,000 aggregate principal amount of the 2017 exchange notes, the issuance of which has been registered under the Securities Act, for an equal principal amount of the 2017 original notes. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes surrendered under the exchange offer. Original notes may be tendered only in denominations of $2,000 and in integral multiples of $1,000.

        The form and terms of the exchange notes will be substantially identical to the form and terms of the original notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreements to file, and cause to become effective, a registration statement. The exchange notes will evidence the same debt as the original notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding original notes. Consequently, the 2015 original notes and the 2015 exchange notes will be treated as a single class of debt securities under the indenture and the 2017 original notes and the 2017 exchange notes will be treated as a single class of debt securities under the indenture.

        The exchange offers are not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

        As of the date of this prospectus (i) $1,250,000,000 aggregate principal amount of 2015 original notes were outstanding, and there was one registered holder, CEDE & Co., as nominee of DTC, and (ii) $1,500,000,000 aggregate principal amount of 2017 original notes were outstanding, and there was one registered holder, CEDE & Co., as nominee of DTC. This prospectus and the letter of transmittal are being sent to all registered holders of original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

        We will conduct the exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC. We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreements, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "—Certain Conditions to the Exchange Offers."

        Original notes that are not tendered for exchange in the exchange offer or that are tendered but we do not accept for exchange will remain outstanding and continue to accrue interest and will continue to be entitled to the rights and benefits such holders have under the indenture relating to the original notes. The original notes that are not exchanged will continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. Holders of the original notes do not have any appraisal or dissenters' rights in connection with the exchange offers.

        Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

        The exchange offers will expire at 5:00 p.m., New York City time on                        , 2011 unless we extend either or both of them in our sole discretion.

        In order to extend an exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of original notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any original notes in connection with the extension of an exchange offer;

  •
  to extend an exchange offer or to terminate an exchange offer and to refuse to accept original notes not previously accepted if any of the conditions set forth below under "—Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

  •
  subject to the terms of the registration rights agreements, to amend the terms of our exchange offer in any manner, provided that in the event of a material change in an exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of original notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of original notes of such amendment, and we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate an exchange offer as provided in this prospectus before accepting any original notes for exchange or if we amend the terms of an exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to exchange promptly all original notes properly tendered and accepted for exchange in the exchange offers.

        Without limiting the manner in which we may choose to make public announcements of any (i) delay in acceptance, (ii) extension, (iii) termination or (iv) amendment of the exchange offers, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offers

        Despite any other term of the exchange offers, we will not be required to accept for exchange, or exchange any exchange notes for, any original notes, and we may terminate either or both of the exchange offers as provided in this prospectus before accepting any original notes for exchange if in our reasonable judgment:

  •
  the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  •
  the exchange offers, or the making of any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offers.

        In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made:

  •
  the representations described under "—Procedures for Tendering" and "Plan of Distribution;" and

  •
  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

        We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offers, to extend the period of time during which either or both of the exchange offers are open. Consequently, we may delay acceptance of any original notes by giving written notice of such extension to the registered holders of the original notes. During any such extension, all original notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any original notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of an exchange offer.

        We expressly reserve the right to amend or terminate either or both of the exchange offers on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the original notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes.

        In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

        Only a holder of original notes may tender such original notes in the exchange offer. To tender in the exchange offer, a holder must:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive original notes along with the letter of transmittal; or

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such original notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "—Exchange Agent" prior to the expiration date.

        The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or original notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners' behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its original notes, either:

  •
  make appropriate arrangements to register ownership of the original notes in such owner's name; or

  •
  obtain a properly completed bond power from the registered holder of original notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original notes tendered pursuant thereto are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any original notes listed on the original notes, such original notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the original notes and an eligible institution must guarantee the signature on the bond power.

        If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

        Any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender original notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the original notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering original notes that are the subject of such book-entry confirmation;

  •
  such participant has received and agrees to be bound by the terms of the letter of transmittal; and

  •
  the agreement may be enforced against such participant.

        We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, of which we become aware, none of us, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date or termination of the exchange offer, as applicable.

        In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  original notes or a timely book-entry confirmation of delivery of such original notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By signing the letter of transmittal, each tendering holder of original notes will represent that, among other things:

  •
  any exchange notes that the holder receives will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

  •
  if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

  •
  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes (see "Plan of Distribution"); and

  •
  the holder is not our "affiliate," as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

No Guaranteed Delivery

        There are no guaranteed delivery procedures provided for by us in conjunction with the exchange offers. Holders of original notes must timely tender their Notes in accordance with the procedures set forth herein.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, holders of original notes may withdraw their tenders at any time prior to the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal, which notice may be by facsimile transmission or letter, at one of the addresses set forth below under "—Exchange Agent"; or

  •
  holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any such notice of withdrawal must:

  •
  specify the name of the person who tendered the original notes to be withdrawn;

  •
  identify the original notes to be withdrawn, including the principal amount of such original notes; and

  •
  where certificates for original notes have been transmitted, specify the name in which such original notes were registered, if different from that of the withdrawing holder.

        If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

        If original notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of DTC. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the applicable exchange offer. Any original notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such original notes will be credited to an account maintained with DTC for original notes) promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time prior to the expiration date.

Exchange Agent

        Deutsche Bank Trust Company Americas has been appointed as exchange agent for the exchange offers. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

DEUTSCHE BANK TRUST COMPANY AMERICAS
(Exchange Agent/Depositary addresses)

By Mail, Hand or Overnight Delivery:

DB SERVICES AMERICAS, INC.
MS JCK01-0218
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256

By Facsimile:

615-866-3889
Attention: Reorganization Unit

For Information or Confirmation by Telephone:

800-735-7777

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        Our expenses in connection with the exchange offer include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        Except as set forth below, we will pay all transfer taxes, if any, applicable to the exchange of original notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of original notes tendered;

  •
  tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of original notes under the exchange offer.

        If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

        Holders of original notes who do not exchange their original notes for exchange notes under the exchange offer, including as a result of failing to timely deliver original notes to the exchange agent, together with all required documentation, including a properly completed and signed letter of transmittal, will remain subject to the restrictions on transfer of such original notes:

  •
  as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise as set forth in the offering memorandum distributed in connection with the private offering of the original notes.

        In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the original notes.

        In general, you may not offer or sell the original notes unless they are registered under the Securities Act or the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the original notes under the Securities Act. Based on the position of the staff of the SEC set forth in no-action letters issued to unrelated third parties, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

  •
  may not rely on the applicable interpretations of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        After the exchange offer is consummated, if you continue to hold any original notes, you may have difficulty selling them because there will be fewer original notes outstanding.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the original notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial, tax, legal and other advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered original notes in the open market or in privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any original notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered original notes.

 USE OF PROCEEDS

        This exchange offer is intended to satisfy certain of our obligations under the registration rights agreements. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for each of the exchange notes, we will receive original notes in like principal amount. We will retire or cancel all of the original notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2010 on a historical basis.

        The information presented in the table below should be read in conjunction with "Use of Proceeds" and "Description of Other Indebtedness" as well as the consolidated historical financial statements contained elsewhere in this prospectus.

As of December 31, 2010
(dollars in thousands)
Cash and cash equivalent, excluding restricted cash	$3,067,697

Long-term debt, including current portion:
Secured
Secured Notes	$3,900,000
ECA financings	2,777,285
Secured bank debt(1)	1,465,400
Other secured financings(2)	1,436,258
Less: Deferred debt discount	(22,309)
Unsecured
Bonds and medium-term notes(3)	16,810,843
Bank debt(1)	234,600
Subordinated debt	1,000,000
Less: Deferred debt discount	(47,977)

Total long-term debt, including current portion	27,554,100

Total shareholders' equity	8,232,004

Total capitalization	$35,786,104

(1)
On April 16, 2010, we entered into an amendment to our credit facility dated October 13, 2006. Upon effectiveness of this amendment, approximately $2.2 billion of the $2.5 billion of our previously unsecured bank debt became secured by the equity interests in certain of our non-restricted subsidiaries, of which approximately $1.5 billion remained outstanding at December 31, 2010. Those subsidiaries hold a pool of aircraft with an appraised value of at least 133% of the principal amount of the outstanding loans. See "Description of Other Indebtedness—Secured Bank Debt."

(2)
Of this amount, $113.7 million is non-recourse to ILFC. These secured financings were incurred by variable interest entities and consolidated into our financial statements. Amount does not include the New Secured Term Loan that was entered into on March 30, 2011 of up to approximately $1.3 billion aggregate principal amount with the right to increase the amount by $200.0 million, if available. The funds from the New Secured Term Loan will be advanced in separate loans to the Subsidiary Borrower from time to time as aircraft are transferred to certain special purpose subsidiaries of the Subsidiary Borrower. See "Description of Other Indebtedness—Other Secured Financing Arrangements."

(3)
Includes the notes subject to this exchange offer.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth our selected historical consolidated financial information derived from our: (i) audited financial statements for the years ended December 31, 2010, 2009 and 2008, and as of December 31, 2010 and 2009, included elsewhere in this prospectus; and (ii) audited financial statements for the years ended December 31, 2007 and 2006, and as of December 31, 2008, 2007 and 2006, which are not included in this prospectus. The historical financial information presented may not be indicative of our future performance.

        The following information is only a summary and should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the corresponding notes included elsewhere in this prospectus.

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(audited)
	(dollars in thousands)
Statement of Operations Data:
Revenues:
Rental of flight equipment	$4,726,502	$4,928,253	$4,678,856	$4,297,477	$3,735,767
Flight equipment marketing and gain on aircraft sales	10,637	15,536	46,838	30,613	71,445
Interest and other	61,741	58,209	98,260	111,599	86,304

	4,798,880	5,001,998	4,823,954	4,439,689	3,893,516

Expenses:
Interest	1,567,369	1,365,490	1,576,664	1,612,886	1,469,650
Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	47,787	(21,450)	39,926	5,310	(49,709)
Depreciation of flight equipment	1,954,883	1,959,448	1,864,730	1,736,277	1,570,296
Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed of	550,034	34,730	—	—	—
Aircraft impairment charges on flight equipment held for use	948,679	52,938	—	—	—
Flight equipment rent	18,000	18,000	18,000	18,000	18,968
Selling, general and administrative	212,780	196,675	183,356	152,331	148,097
Other expenses	91,216	—	46,557	—	20,107

	5,390,748	3,605,831	3,729,233	3,524,804	3,177,409

Income (loss) before income taxes	(591,868)	1,396,167	1,094,721	914,885	716,107
Provision (benefit) for income taxes	(208,110)	500,538	391,596	310,519	216,840

Net income (loss)	$(383,758)	$895,629	$703,125	$604,366	$499,267

	Year Ended December 31,
	2010		2009		2008		2007		2006
	(audited)
	(dollars in thousands)
Balance Sheet Data (end of period):
Cash and cash equivalents, excluding restricted cash	$3,067,697		$336,911		$2,385,948		$182,772		$157,120
Flight equipment under operating leases, less accumulated depreciation	38,526,165		43,929,801		43,220,139		41,797,660		38,475,949
Total assets	43,318,846		45,967,042		47,315,514		44,830,590		42,032,528
Total debt, including current portion	27,554,100		29,711,739		32,476,668		30,451,279		28,860,242
Shareholders' equity	8,232,004		8,550,176		7,625,213		7,028,779		6,574,998
Other Financial Data:
Adjusted EBITDA(1)	$4,568,101		$4,707,162		$4,576,041		$4,269,358		$3,706,344
Total debt to Adjusted EBITDA(1)	5.9	x	6.3	x	7.1	x	7.1	x	7.8	x
Total debt to shareholders' equity	2.1	x	3.5	x	4.3	x	4.3	x	4.4	x
Adjusted EBITDA to interest expense(1)	1.9	x	3.4	x	2.9	x	2.6	x	2.5	x
Acquisition of flight equipment under operating leases	$240,320		$2,577,410		$3,236,848		$4,705,376		$5,268,130
Ratio of earnings to fixed charges(2)	(3)		2.00	x	1.66	x	1.53	x	1.44	x
Ratio of earnings to fixed charges and preferred stock dividends(2)	(3)		2.00	x	1.66	x	1.52	x	1.43	x
Other Data:
Aircraft lease portfolio at period end:
Owned	933		993		955		900		824
Subject to finance and sales-type leases	4		11		9		9		10
Aircraft sold or remarketed during the period	59		9		11		9		21

(1)
Adjusted EBITDA is defined as net income (loss) plus (i) interest expense, (ii) provision (benefit) for income taxes, (iii) depreciation of flight equipment, (iv) impairments and fair value adjustments on flight equipment to be disposed of and impairments on flight equipment held for use, (v) lease expenses related to aircraft sales and (vi) effect from derivatives, net of change in hedged items due to changes in foreign exchange rates. Adjusted EBITDA is not defined under GAAP and may not be comparable to similarly titled measures reported by other companies. We have presented Adjusted EBITDA as a measure of our liquidity relating to our operations because it removes the financial impact of certain non-cash items, such as depreciation of flight equipment, and our outstanding indebtedness. We are providing these supplemental, non-GAAP financial measures to investors to enable them to perform additional financial analysis. Management believes that these are important measures in the evaluation of our ability to meet interest payments under our indebtedness and is a measure of the amount of cash available to us. Investors should consider Adjusted EBITDA in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Our Adjusted EBITDA presentation may be different than Adjusted EBITDA presented by other companies. Adjusted EBITDA has limitations as a measure of liquidity in that it does not include the interest expense on our debts, our provision for income taxes, the effect of our expenditures for capital assets, our impairments on flight equipment, our lease expenses related to aircraft sales and the effect from our derivatives.

The following table reconciles Adjusted EBITDA to the most directly comparable GAAP measure, net income (dollars in thousands):

	Year Ended December 31,
	2010	2009	2008	2007	2006
Net income (loss)	$(383,758)	$895,629	$703,125	$604,366	$499,267
Interest expense	1,567,369	1,365,490	1,576,664	1,612,886	1,469,650
Provision (benefit) for income taxes	(208,110)	500,538	391,596	310,519	216,840
Depreciation of flight equipment	1,954,883	1,959,448	1,864,730	1,736,277	1,570,296
Impairments and fair value adjustments on flight equipment to be disposed of and impairments on flight equipment held for use	1,498,713	87,668	—	—	—
Lease expenses related to aircraft sales	91,216	—	—	—	—
Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	47,787	(21,450)	39,926	5,310	(49,709)

Adjusted EBITDA	$4,568,101	$4,707,162	$4,576,041	$4,269,358	$3,706,344

(2)
Earnings consist of net income before income taxes and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, and interest factor of rents. Preferred stock dividends include the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

(3)
In the twelve months ended December 31, 2010, earnings were insufficient to cover fixed charges by $598.4 million due to non-cash aircraft impairment charges and fair value adjustments aggregating $1.5 billion and lease related charges aggregating $91.2 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations include statements regarding the industry outlook and our expectations regarding the performance of our business. These non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors." Our actual results may differ materially from those contained in or implied by any forward-looking statements. The discussion and analysis should be read together with "Risk Factors" and the other information included in this prospectus, including financial statements and their related notes.

Overview

        ILFC's primary business operation is to acquire new commercial jet aircraft from aircraft manufacturers and other parties and lease those aircraft to airlines throughout the world.

        We generate the majority of our revenues from leasing new and used commercial jet aircraft to foreign and domestic airlines. We also generate revenues from: (i) remarketing commercial jet aircraft for our own account when we sell our leased aircraft at or before the expiration of their leases; (ii) providing fleet management services to leasing, re-leasing and sales services on behalf of the owner of aircraft; and (iii) fees received in exchange for providing asset value guarantees on aircraft and, in limited circumstances, loan guarantees to buyers of aircraft or to financial institutions.

        Starting in the third quarter of 2008, worldwide economic conditions began to deteriorate significantly. The decline in economic conditions resulted in highly volatile markets, a steep decline in equity markets, less liquidity, the widening of credit spreads and several prominent financial institutions seeking governmental aid. As a result of the general economic conditions and circumstances specific to AIG, our long-term debt ratings dropped and we became unable to access the debt capital markets and relied primarily on loans from AIG Funding. In 2010, we saw significant improvements in these conditions and regained access to the debt markets, as further discussed under "—Debt Financings" below.

        In 2011, we intend to focus on the following items, with the primary objective of improving our credit rating:

  •
  transitioning our focus from liquidity to long-term capital strategy as we further strengthen our already diversified financing profile and re-establish backup sources of liquidity;

  •
  implementing a long-term portfolio strategy which may include the acquisition of new aircraft to support airlines' comprehensive fleet solutions while selling some of our existing aircraft from time to time; and

  •
  focusing on our customers through increased interaction, including the opening of regional offices, to further enhance our marketing performance.

Operating Results

        We reported a net loss of approximately $383.8 million for the year ended December 31, 2010, compared to net income of approximately $895.6 million for the year ended December 31, 2009. The loss reported for the year ended December 31, 2010 was primarily due to the following: (i) impairment charges and fair value adjustments and other lease related charges on aircraft we sold or agreed to sell during 2010 to generate liquidity to repay maturing debt obligations or as part of our ongoing fleet strategy; (ii) impairment charges related to our fleet held for use; and (iii) an increase in our cost of borrowing.

        Impairment charges and fair value adjustments of aircraft sold, agreed to be sold, held for sale or designated for part-out:    Due to unfavorable market conditions in 2010, we recorded impairment charges and fair value adjustments aggregating approximately $550.0 million and lease related charges aggregating approximately $91.2 million related to aircraft agreed to be sold, held for sale or designated for part-out for the year ended December 31, 2010. We recorded impairment charges and fair value adjustments for the following events in 2010: (i) we reclassified 60 aircraft that we intended to sell, primarily to generate liquidity, from Flight equipment under operating leases into Flight equipment held for sale and completed the sale of 51 of those aircraft during 2010; (ii) we identified another 15 aircraft as likely to be sold as part of our ongoing fleet strategy, and completed the sale of eight of those aircraft during 2010, two of which were accounted for as sales-type leases; and (iii) we designated two aircraft for part-out.

        At December 31, 2010, we had nine aircraft classified as Flight equipment held for sale and expect to complete most of the sales during the first quarter of 2011. As of March 4, 2011, we had completed the sale of four of the remaining nine aircraft. The 60 aircraft transferred from our fleet held for use to Flight equipment held for sale during the year ended December 31, 2010, generated aggregate quarterly lease revenue of approximately $75 million and the quarterly depreciation aggregated approximately $27 million.

        Impairment of our fleet held for use:    For the year ended December 31, 2010, we recorded impairment charges aggregating approximately $948.7 million related to 78 aircraft, as part of our ongoing recoverability assessments. The impairment charges primarily resulted from changes in management's outlook related to the future recovery of the airline industry due to a decrease in future estimated demand for certain aircraft types, expected increased volatility in fuel costs and changes in other macroeconomic conditions, which, when aggregated, resulted in lower future estimated lease rates. See "—Our Fleet" and "—Aircraft Industry and Sources of Revenue" below for a more detailed discussion.

        During the years ended December 31, 2010 and 2009, we recorded the following impairment charges and fair value adjustments. We did not record any impairment charges or fair value adjustments for the year ended December 31, 2008.

	December 31,
	2010		2009
(Dollars in millions)	Aircraft Impaired	Impairment Charges and Fair Value Adjustments	Aircraft Impaired	Impairment Charges and Fair Value Adjustments
Impairment charges and fair value adjustments on Flight equipment held for sale or aircraft designated for part-out	62	$(394.9)	2	$(10.6)
Impairment charges and fair value adjustments of aircraft likely to be sold or sold	15	(155.1)	5	(24.1)

Aircraft Impairment charges and fair value adjustments on flight equipment sold or to be disposed of	77	(550.0)	7	(34.7)
Impairment charges on aircraft held for use due to Airbus announcement of its neo aircraft	61	(557.4)	0	0
Impairment charges on aircraft held for use due to recurring assessments	17	(391.3)	3	(52.9)

Aircraft Impairment charges on flight equipment held for use	78	(948.7)	3	(52.9)

Total Impairment charges and fair value adjustments on flight equipment	155	$(1,498.7)	10	$(87.6)

        Cost of borrowing:    Our cost of borrowing is increasing as we pay down or refinance our existing debt with new financing arrangements, reflecting higher interest rates caused by our lower long-term debt ratings. Our average composite interest rate for the year ended December 31, 2010, increased by 0.6% as compared to the year ended December 31, 2009. Our average debt outstanding decreased by approximately $2.4 billion for the year ended December 31, 2010, as compared to the year ended December 31, 2009. We expect our future composite interest rate to increase further as our lower cost financings mature.

Our Fleet

        As of December 31, 2010, we owned 933 aircraft, had four additional aircraft in the fleet classified as finance and sales-type leases, and provided fleet management services for 97 aircraft. We have contracted with Airbus and Boeing to buy 115 new aircraft for delivery through 2019 with an estimated purchase price of $13.5 billion, six of which are scheduled to deliver during 2011. We did not enter into any new purchase agreements with manufacturers during 2010.

        In the first quarter of 2011, we signed a memorandum of understanding to purchase 75 A320neos and 25 A321neos from Airbus, which will replace our previous A380 commitments, and a purchase agreement for 33 737-800 aircraft from Boeing. The estimated aggregate purchase price for the 133 aircraft is approximately $7.5 billion and the aircraft will deliver through 2019.

        During the year ended December 31, 2010, we had the following activity related to Flight equipment under operating leases:

Number of Aircraft
Flight equipment under operating leases at December 31, 2009	993
Aircraft reclassified from Net investment in finance and sales-type leases	7
Aircraft purchases	5
Aircraft sold(a)	(8)
Aircraft transferred to Flight equipment held for sale(b)	(60)
Aircraft designated for part-out	(2)
Total loss	(2)

Flight equipment under operating leases at December 31, 2010	933

(a)
Includes two aircraft that were converted to sales-type leases.

(b)
As of December 30, 2010, 51 of these aircraft were sold to third parties.

        During 2010, four of our lessees filed for bankruptcy protection or ceased operations: (i) Skyservice Airlines Inc., operating one of our owned aircraft, ceased operations on March 31, 2010; (ii) Mexicana de Aviación, operating 12 of our owned aircraft, of which eight were leased from us and four were subleased from another one of our customers, filed for bankruptcy protection on August 2, 2010; (iii) Viking Airlines AB, operating one of our owned aircraft, ceased operations on October 15, 2010; and (iv) Eurocypria Airlines Limited, operating five of our owned aircraft, ceased operations on November 4, 2010. As of March 4, 2011, we had sold one of these aircraft and all the remaining aircraft previously leased directly from us had been leased to other airlines, while the four aircraft that were subleased remained on lease with the sublessor airline. All aircraft in our fleet were subject to lease agreements or letters of intent at December 31, 2010.

        We typically contract to re-lease aircraft before the end of the existing lease term and for aircraft returned before the end of the lease term, we have generally been able to re-lease aircraft within two to six months of their return. In monitoring the aircraft in our fleet for impairment charges we consider facts and circumstances, including potential sales, which would require us to modify our assumptions used in our recoverability assessments and prepare revised recoverability assessments as necessary. Further, we identify those aircraft that are most susceptible to failing the recoverability assessment and monitor those aircraft more closely, which may result in more frequent recoverability assessments. The recoverability of these aircraft is more sensitive to changes in contractual cash flows, future cash flow estimates, and residual values. These aircraft are typically older aircraft that are less in demand and have lower lease rates. As of December 31, 2010, we identified 63 aircraft that were most susceptible to failing the recoverability assessment. Of the 63 aircraft identified, two aircraft did not pass the full undiscounted recoverability assessment and a corresponding impairment was recognized for the year ended December 31, 2010. The remaining 61 aircraft passed the recoverability assessment with undiscounted cash flows exceeding the carrying value of aircraft from 0.2% to 197% which represents a 22% aggregate excess above the aggregate net carrying value of those aircraft. These 61 aircraft had an aggregate net carrying value of approximately $3.4 billion at December 31, 2010. Management believes that the carrying values at December 31, 2010, of these, as well as all our other aircraft, are supported by the estimated future undiscounted cash flows expected to be generated by each aircraft.

        As of December 31, 2010, ILFC had 13 passenger configured 747-400's and 11 A321-100's in its fleet. Management's estimate of the future lease rates for these aircraft types declined significantly in the third quarter of 2010. The decline in expected lease rates for the 747-400's was due to a number of unfavorable trends, including lower overall demand, as airlines replace their 747-400's with more efficient newer generation wide-body aircraft. As a result, the current global supply of 747-400 aircraft that are for sale, or idle, has increased. It is expected that these unfavorable trends will persist. The decline in A321-100 lease rates is primarily due to continued and accelerated decrease in demand for this aircraft type, which is attributable to its age and limited mission application. As a result of the decline in expected future lease rates, seven 747-400's, five A321-100's, and five other aircraft, including the two discussed above, in our fleet held for use were deemed impaired when we performed our recoverability assessments of the entire fleet we held for use during 2010. As a result, we recorded impairment charges aggregating $391.3 million to write these aircraft down to their respective fair values. The estimated undiscounted cash flows on the remaining six 747-400's and six A321-100's support the current carrying value of these aircraft. See Note D of Notes to Consolidated Financial Statements in our consolidated financial statements contained elsewhere in this prospectus.

        On December 1, 2010, Airbus announced new fuel efficient engine options for its narrow body neo aircraft with expected deliveries starting in 2016. At December 31, 2010, we had identified 78 narrow body aircraft with first generation engines in our fleet that may be negatively impacted by the introduction of the neo and, as part of our on-going fleet assessment, we performed a recoverability analysis on those aircraft, using revised cash flow assumptions. Based on this recoverability analysis, 61 of these 78 aircraft were deemed impaired and we recorded impairment charges of approximately $557.4 million for the three months ended December 31, 2010.

        For the year ended December 31, 2010, as discussed in detail above, we recorded aggregate impairment charges of approximately $948.7 million related to 78 aircraft in our fleet held for use. The impairment charges reflect management's outlook related to the future recovery of the airline industry, a decrease in demand for certain aircraft types, expected increased volatility in fuel costs and changes in other macroeconomic factors which, when aggregated, resulted in lower future estimated lease rates on certain aircraft. We also recorded impairment charges and fair value adjustments aggregating $550.0 million related to aircraft sold, likely to be sold or reclassified as Flight equipment held for sale for the year ended December 31, 2010, as discussed above under Operating Results.

        There are lags between changes in market conditions and their impact on our results, as contracts not yet reflecting current lease rates remain in effect. Therefore, the current market conditions and any potential effect they may have on our results may not yet be fully reflected in our current results. Management monitors all lessees that are behind in lease payments and discusses relevant operational and financial issues faced by the lessees with our marketing executives in order to determine the amount of rental income to recognize for past due amounts. Our customers make lease payments in advance and we generally recognize rental income only to the extent we have received payments or hold security deposits. At December 31, 2010, eight customers operating 22 aircraft were two or more months past due on $11.1 million of lease payments related to some of those aircraft. Of this amount, we recognized $10.1 million in rental income through December 31, 2010, and as of March 4, 2011, we had collected $6.0 million thereof. In comparison, at December 31, 2009, 12 customers operating 25 aircraft were two or more months past due on $31.9 million of lease payments relating to some of those aircraft.

        Management also reviews all outstanding notes that are in arrears to determine whether we should reserve for or write off any portion of the notes receivable. In this process, management evaluates the collectability of each note and the value of the underlying collateral, if any, by discussing with our marketing executives relevant operational and financial issues faced by the lessees. As of December 31, 2010, customers with $1.3 million carrying value of notes receivable were two months or more behind on principal and interest payments totaling $0.7 million.

Aircraft Industry and Sources of Revenue

        Our revenues are principally derived from scheduled and charter airlines and companies associated with the airline industry. We derive more than 90% of our revenues from airlines outside of the United States. The airline industry is cyclical, economically sensitive and highly competitive. Airlines and related companies are affected by fuel prices and shortages, political or economic instability, terrorist activities, changes in national policy, competitive pressures, labor actions, pilot shortages, insurance costs, recessions, health concerns, natural disasters, and other political or economic events adversely affecting world or regional trading markets. Our customers' ability to react to and cope with the volatile competitive environment in which they operate, as well as our own competitive environment, will affect our revenues and income.

        In each of April and May 2010, European air space was closed to air traffic for a number of days as a result of eruptions of an Icelandic volcano. The International Air Transport Association has estimated lost revenue for the airline industry in excess of $1.7 billion during these periods. The eruptions had no significant impact on our operating income for the year ended December 31, 2010.

        The Middle East and Northern Africa have recently experienced political unrest due to antigovernment protests. We have 71 aircraft on lease in the region. The airlines in the region continue to operate these 71 aircraft and the unrest has had no significant impact on our operating results to date.

        In the second half of 2010, there were notable improvements in passenger and freight traffic resulting in an increase in demand for aircraft subject to operating leases. This resulted in higher lease rates for ILFC's most in-demand aircraft. Currently, our customers are increasingly willing to extend their existing leases. We believe that the worst of this cyclical downturn has passed and that our business, and that of our customers, will continue to improve during 2011. Nevertheless, we believe growth will remain vulnerable to increasing fuel costs and other political and economic disruptions.

        Despite industry cyclicality and current financial stress, we are optimistic about the long-term future of air transportation and, more specifically, the growing role that the leasing industry, and ILFC specifically, provides in the fleet transactions necessary to facilitate the growth of commercial air transport. We believe that airlines will continue to value the fleet flexibility offered by leasing aircraft. We also expect lease rates for certain aircraft to begin to stabilize and improve, which we believe could result in some recovery in market values of aircraft. At March 4, 2011, we have signed leases for all of our new aircraft deliveries on order at December 31, 2010 through the end of August 2012. Furthermore, in the first quarter of 2011, we signed a memorandum of understanding to purchase 75 A320neos and 25 A321neos from Airbus, which will replace our previous A380 commitments, and a purchase agreement for 33 737-800 aircraft from Boeing. The estimated aggregate purchase price for the 133 aircraft is approximately $7.5 billion and the aircraft will deliver through 2019. For these reasons, we believe we are well positioned to manage the current cycle and to take advantage of improving market conditions.

Liquidity

        During 2010, we regained access to debt markets, to which we had limited access throughout 2009. During the year ended December 31, 2010, we borrowed approximately $9.8 billion through secured and unsecured financings, which generated proceeds, net of discounts, aggregating $9.7 billion, to support our liquidity needs in excess of our operating cash flows. We used part of the proceeds received from these debt issuances to prepay in full the principal balance of $3.9 billion, plus accrued interest, of our loans from AIG Funding, originally due in 2013. In the fourth quarter of 2010, we also repaid in full and terminated our $2.0 billion revolving credit facility dated October 14, 2005 and repaid $800 million aggregate principal amount of loans outstanding under our $2.5 billion credit facility dated October 13, 2006. On January 31, 2011, we entered into a new three-year $2.0 billion unsecured revolving credit facility. In addition, on March 30, 2011, one of our indirect, wholly owned subsidiaries entered into a new $1,324,500,000 secured term loan agreement with the right to increase the lender commitments by $200,000,000, if available, for an aggregate amount of the term loan facility of up to $1,524,500,000. At December 31, 2010, we had approximately $3.1 billion of unrestricted cash and cash equivalents.

        Any new issuance of debt by us or our subsidiaries will be subject to the consent of the Department of the Treasury if, after giving effect to the incurrence of the debt and use of proceeds therefrom, we increase our net indebtedness by more than $1 billion compared to the same date in the previous year, or compared to December 8, 2010, if the measurement is made before December 8, 2011. We cannot predict whether the Department of the Treasury would consent to us incurring debt in excess of this amount.

        Our bank credit facilities and indentures also limit our ability to incur secured indebtedness. The most restrictive covenant in our bank credit facilities permits us and our subsidiaries to incur secured indebtedness totaling up to 30% of our consolidated net tangible assets, as defined in the credit agreement, minus $2.0 billion, which limit currently totals approximately $10.0 billion. As of March 4, 2011, we were able to incur an additional $4.8 billion of secured indebtedness under this covenant. Our debt indentures also restrict us and our subsidiaries from incurring secured indebtedness in excess of to 12.5% of our consolidated net tangible assets, as defined in the indentures. However, we may obtain secured financing without regard to the 12.5% consolidated net tangible asset limit under our indentures by doing so through subsidiaries that qualify as non-restricted under our debt indentures.

        In addition to addressing our liquidity needs through debt financings, we also pursue potential aircraft sales in connection with our ongoing fleet strategy. During the year ended December 31, 2010, we sold 59 aircraft for approximately $2.0 billion in gross proceeds. Since December 31, 2010, we have sold an additional four aircraft for additional proceeds of $127.1 million. In evaluating potential sales, we balance the need for funds with the long-term value of holding aircraft and long-term prospects for us. Significant uncertainties exist as to the aircraft comprising any actual sale portfolio, the sale price of any such portfolio, and whether we could reach an agreement with terms acceptable to all parties. Furthermore, we would need approval from the Department of the Treasury if we entered into sales transactions with aggregate consideration exceeding $2.5 billion during any twelve-month period. Therefore, we cannot predict whether any additional sale of aircraft will occur.

        Because the current market for aircraft is depressed due to the economic downturn and limited availability of buyer financing, any sale would likely result in a realized loss. Based on the range of potential aircraft portfolio sales currently being explored, the potential for impairment or realized loss could be material to the results of operations for an individual period. The amount of potential loss would be dependent upon the specific aircraft sold, the sale price, the sale date and any other sale contingencies.

        We believe the sources of liquidity mentioned above, together with our cash generated from operations, will be sufficient to operate our business and repay our debt maturities for at least the next twelve months.

Our Relationship with AIG

Potential Change in Ownership

        We do not believe that AIG has any present intention to sell us. If AIG does sell more than 49% of our common stock without certain lenders' consent, it would be an event of default under one of our credit agreements and would allow our lenders to declare such debt immediately due and payable. Accordingly, any such sale of us by AIG would require consideration of this credit agreement. As of the date of this report, we had approximately $1.7 billion outstanding under such credit agreement. In addition, an event of default or declaration of acceleration under such credit agreement could also result in an event of default under our other debt agreements, including the indentures governing our public debt.

AIG Loans from the FRBNY and Department of the Treasury

        In September 2008, liquidity issues resulted in AIG seeking and receiving governmental support through the FRBNY Credit Facility and TARP funding from the Department of the Treasury, as more fully described in AIG's Annual Report on Form 10-K for the year ended December 31, 2010. On January 14, 2011, AIG was recapitalized ("the Recapitalization") and the FRBNY Credit Facility was repaid and terminated through a series of transactions, including the Master Transaction Agreement discussed below, that resulted in the Department of the Treasury becoming AIG's majority shareholder with ownership of approximately 92% of AIG's outstanding common stock. AIG understands that, subject to market conditions, the Department of the Treasury intends to dispose of its ownership interest in AIG over time.

Master Transaction Agreement

        The Master Transaction Agreement entered into by AIG and the Department of the Treasury imposes several restrictions on us. In particular, we and our subsidiaries are restricted from taking certain significant actions without obtaining prior written consent from the Department of the Treasury. These significant actions include amending or waiving any provisions of our articles of incorporation, bylaws, or similar organizational document in a manner that would adversely affect, in any material respect, the rights of our equity interests; authorizing or issuing any equity interests, unless to AIG or a wholly owned subsidiary of AIG; selling or disposing of assets for total consideration greater than or equal to $2.5 billion in any twelve-month period; acquiring assets after December 8, 2010, other than pursuant to existing purchase commitments at such date, with aggregate scheduled payments under the purchase contracts for such assets greater than or equal to $2.5 billion in any twelve-month period; engaging in any public offering or other sale or transfer of our equity interests; voluntarily liquidating, filing for bankruptcy, or taking any other legal action evidencing insolvency; and increasing our net indebtedness by more than $1 billion compared to the same date in the previous year, or compared to December 8, 2010, if the measurement is made before December 8, 2011.

        Additionally, under the Master Transaction Agreement, if AIG has not repaid certain loans to the Department of Treasury by May 1, 2013, the Department of the Treasury may direct AIG to sell certain assets, including shares of ILFC.

Debt Financings

        We generally fund our operations, including aircraft purchases, through available cash balances, internally generated funds, including aircraft sales, and debt financings. We borrow funds to purchase new and used flight equipment, make progress payments during aircraft construction and pay off maturing debt obligations. In the past, these funds were borrowed principally on an unsecured basis from various sources and included both public debt and bank facilities. In 2009, we had limited access to our traditional sources of liquidity and we borrowed $3.9 billion from AIG Funding to fulfill our liquidity needs.

        During the year ended December 31, 2010, we borrowed approximately $9.8 billion and $3.3 billion was provided by operating activities. The $9.8 billion included the following financings: (i) $326.8 million borrowed under our 2004 ECA facility, which was used to finance five Airbus aircraft and to re-finance five Airbus aircraft purchased in 2009; (ii) new secured financing transactions aggregating $5.2 billion; (iii) $2.75 billion aggregate principal amount of unsecured senior notes issued in private placements; and (iv) $1.5 billion aggregate principal amount of unsecured senior notes issued under our shelf registration statement. As we pay down or refinance our existing lower cost debt with higher cost financings, our composite interest rate will increase.

        Our debt financing was comprised of the following at the following dates:

	December 31,
(Dollars in thousands)	2010	2009
Secured
Senior Secured Notes	$3,900,000	$—
ECA Financings	2,777,285	3,004,763
Bank Debt(a)(b)	1,465,400	—
Other Secured Financings(c)	1,436,258	153,116
Loans from AIG Funding	—	3,909,567
Less: Deferred Debt Discount	(22,309)	—

	9,556,634	7,067,446
Unsecured
Bonds and Medium-Term Notes	16,810,843	16,566,099
Bank Debt(a)(b)	234,600	5,087,750
Less: Deferred Debt Discount	(47,977)	(9,556)

Total Senior Debt Financings	16,997,466	21,644,293

	26,554,100	28,711,739
Subordinated Debt	1,000,000	1,000,000

	$27,554,100	$29,711,739

Selected interest rates which include the effect of derivative instruments:
Composite interest rate(b)	5.66%	4.35%
Percentage of total debt at fixed rate	79.30%	58.64%
Composite interest rate on fixed debt	6.38%	5.42%
Bank prime rate	3.25%	3.25%

(a)
On April 16, 2010, we entered into an amendment to our credit facility dated October 13, 2006. Upon effectiveness of this amendment, approximately $2.2 billion of the $2.5 billion of our previously unsecured bank debt became secured by the equity interests in certain of our non-restricted subsidiaries, of which approximately $1.5 billion remained outstanding at December 31, 2010. Those subsidiaries hold a pool of aircraft with an appraised value of at least 133% of the principal amount of the outstanding loans.

(b)
In the fourth quarter of 2010, we repaid in full and terminated our $2.0 billion revolving credit facility dated October 14, 2005 and repaid $800 million aggregate principal amount of loans outstanding under our $2.5 billion credit facility dated October 13, 2006. These obligations had interest rates of 0.91% and 3.25%, respectively, at the time of each prepayment. As a result of the repayment of these obligations, as well as other scheduled maturities, our composite interest rate increased from 4.35% at December 31, 2009, to 5.66% at December 31, 2010.

(c)
Of this amount, $113.7 million (2010) and $129.6 million (2009) is non-recourse to ILFC. These secured financings were incurred by VIEs and consolidated into our financial statements. Amount does not include the New Secured Term Loan that was entered into on March 30, 2011 of up to approximately $1.3 billion aggregate principal amount with the right to increase the amount by $200.0 million, if available. The funds from the New

  Secured Term Loan will be advanced in separate loans to the Subsidiary Borrower from time to time as aircraft are transferred to certain special purpose subsidiaries of the Subsidiary Borrower. See "Description of Other Indebtedness—Other Secured Financing Arrangements."

        The above amounts represent the anticipated settlement of our outstanding debt obligations as of December 31, 2010 and December 31, 2009. Certain adjustments required to present currently outstanding hedged debt obligations have been recorded and presented separately on the balance sheet, including adjustments related to foreign currency hedging and interest rate hedging activities. We have eliminated the currency exposure arising from foreign currency denominated notes by hedging the notes through swaps. Foreign currency denominated debt is translated into U.S. dollars using exchange rates as of each balance sheet date. The foreign exchange adjustment for the foreign currency denominated debt hedged with derivative contracts was $165.4 million and $391.1 million at December 31, 2010 and 2009, respectively. Composite interest rates and percentages of total debt at fixed rates reflect the effect of derivative instruments. The higher composite interest rate at December 31, 2010, compared to December 31, 2009, is due to recently issued secured and unsecured debt with higher interest rates than our older debt due to our current long-term debt ratings and repayments of debt with relatively lower interest rates. We expect our composite interest rate to increase further as we pay down or refinance our existing lower cost debt.

        After incurring impairment and fair value adjustment losses on certain aircraft, as discussed under Results of Operations, as of September 30, 2010, our fixed charge coverage ratio was close to the minimum ratio of 1.10x required under our credit agreement dated October 13, 2006. We entered into an amendment, effective December 22, 2010, to exclude such impairment and fair value adjustments from the calculation of our fixed charge coverage ratio. The fixed charge coverage ratio was previously defined within such credit agreement as the ratio of earnings for the period of four fiscal quarters ending on the last day of the reporting period to combined fixed charges and preferred stock dividends referred to in paragraph (d)(1) of Item 503 of Regulation S-K under the Securities Act of 1933, and determined pursuant to the Instructions to such Item 503(d). The amendment allows for the addition to earnings of impairment charges and fair value adjustments incurred during the period in connection with adjustments to fair value of aircraft owned at any time during the period, to the extent such impairment charges and fair value adjustments were deducted when arriving at earnings for the period. As a condition to the effectiveness of the amendment, we repaid $800 million aggregate principal amount of loans outstanding under such credit facility.

        At December 31, 2010, we were in compliance in all material respects with the covenants in our debt agreements, including our financial covenants to maintain a maximum ratio of consolidated indebtedness to consolidated tangible net worth, or financial leverage ratio, a minimum fixed charge coverage ratio and a minimum consolidated tangible net worth.

        We have created wholly-owned subsidiaries for the purpose of purchasing aircraft and obtaining financings secured by such aircraft. These entities are non-restricted subsidiaries, as defined by our debt indentures, and meet the definition of a VIE. We have determined that we are the primary beneficiary of such VIEs and, accordingly, we consolidate such entities into our consolidated financial statements. See Note O of Notes to Consolidated Financial Statements in our consolidated financial statements contained elsewhere in this prospectus for more information on VIEs.

        The following table presents information regarding the collateral provided for our secured debt:

	As of December 31, 2010
(Dollars in thousands)	Debt Outstanding	Net Book Value	Number of Aircraft
Senior Secured Notes	$3,900,000	$7,400,737	174
ECA Financings	2,777,285	5,926,831	120
Bank Debt	1,465,400	5,023,767	137
Other Secured Financings	1,436,258	2,786,602	80

Total	$9,578,943	$21,137,937	511

Senior Secured Notes

        On August 20, 2010, we issued $3.9 billion of senior secured notes, with $1.350 billion maturing in September 2014 and bearing interest of 6.5%, $1.275 billion maturing in September 2016 and bearing interest of 6.75%, and $1.275 billion maturing in September 2018 and bearing interest of 7.125%. The aggregate net proceeds from the issuances were approximately $3.84 billion after deducting initial purchaser discounts and commissions, fees and offering expenses. The notes are secured by a designated pool of aircraft, initially consisting of 174 aircraft and their related leases and certain cash collateral. In addition, two of ILFC's subsidiaries, that either own or hold leases of aircraft included in the pool securing the notes, have guaranteed the notes. We can redeem the notes at any time prior to their maturity, provided we give notification between 30 to 60 days prior to the intended redemption date and subject to a penalty of the greater of 1% of the outstanding principal amount and a "make-whole" premium. There is no sinking fund for the notes.

        The indenture governing the senior secured notes contains customary covenants that, among other things, restrict our and our restricted subsidiaries' ability to: (i) create liens; (ii) sell, transfer or otherwise dispose of assets; (iii) declare or pay dividends or acquire or retire shares of our capital stock; (iv) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (v) make investments in or transfer assets to non-restricted subsidiaries; and (vi) consolidate, merge, sell or otherwise dispose of all, or substantially all, of our assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior secured notes may immediately become due and payable.

        We used proceeds from the issuance of the senior secured bonds to repay in full our loans from AIG Funding, as discussed above.

ECA Financings

        We entered into ECA facility agreements in 1999 and 2004 through non-restricted subsidiaries. The facilities were used to fund purchases of Airbus aircraft through 2001 and June 2010, respectively. New financings are no longer available to us under either ECA facility. The loans made under the ECA facilities were used to fund a portion of each aircraft's net purchase price. The loans made under each ECA facility were guaranteed by various European ECAs. We have collateralized the debt under each ECA facility with pledges of the shares of wholly-owned subsidiaries that hold title to the aircraft financed under the facilities.

        In January 1999, we entered into the 1999 ECA facility to borrow up to $4.3 billion for the purchase of Airbus aircraft delivered through 2001. We used $2.8 billion of the amount available under this facility to finance purchases of 62 aircraft. Each aircraft purchased was financed by a ten-year fully amortizing loan with interest rates ranging from 5.753% to 5.898%. At December 31, 2010, five loans with an aggregate principal value of $13.2 million remained outstanding under the facility and the net book value of the related aircraft was $1.6 billion. In January 2011, all of the amounts outstanding under the remaining five loans were repaid in full and no amounts remain outstanding under the 1999 ECA facility.

        In May 2004, we entered into the 2004 ECA facility, which was amended in May 2009 to allow us to borrow up to $4.6 billion for the purchase of Airbus aircraft delivered through June 30, 2010. We used $4.3 billion of the available amount to finance purchases of 76 aircraft. Each aircraft purchased was financed by a ten-year fully amortizing loan. As of December 31, 2010, approximately $2.8 billion was outstanding under this facility. The interest rates on the loans outstanding under the facility are either fixed or based on LIBOR and ranged from 0.43% to 4.711% at December 31, 2010. The net book value of the related aircraft was $4.3 billion at December 31, 2010.

        Our current long-term debt ratings require us to segregate security deposits, overhaul rentals and rental payments received for aircraft with loan balances outstanding under the 2004 ECA facility (segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt). The segregated funds are deposited into separate accounts pledged to and controlled by the security trustee of the facility. In addition, we must register the existing individual mortgages on certain aircraft funded under both the 1999 and 2004 ECA facilities in the local jurisdictions in which the respective aircraft are registered (mortgages are only required to be filed on aircraft with loan balances outstanding or otherwise as agreed in connection with the cross-collateralization as described below). At December 31, 2010, we had segregated security deposits, overhaul rentals and rental payments aggregating approximately $393.7 million related to aircraft funded under the 1999 and 2004 ECA facilities, $12.5 million of which was returned to us subsequent to December 31, 2010, after we paid in full all amounts outstanding under the remaining five loans under the 1999 ECA facility. The segregated amounts will fluctuate with changes in security deposits, overhaul rentals, rental payments and debt maturities related to the aircraft funded under the 2004 ECA facility.

        During the first quarter of 2010, we entered into agreements to cross-collateralize the 1999 ECA facility with the 2004 ECA facility. As part of such cross-collateralization we (i) guaranteed the obligations under the 2004 ECA facility through our subsidiary established to finance Airbus aircraft under our 1999 ECA facility; (ii) agreed to grant mortgages over certain aircraft financed under the 1999 ECA facility (including aircraft which are not currently subject to a loan under the 1999 ECA facility) and security interests over other collateral related to the aircraft financed under the 1999 ECA facility to secure the guaranty obligation; (iii) accepted a loan-to-value ratio (aggregating the loans and aircraft from the 1999 ECA facility and the 2004 ECA facility) of no more than 50%, in order to release liens (including the cross-collateralization arrangement) on any aircraft financed under the 1999 or 2004 ECA facilities or other assets related to the aircraft; and (iv) agreed to allow proceeds generated from certain disposals of aircraft to be applied to obligations under both the 1999 ECA and 2004 ECA facilities.

        We also agreed to additional restrictive covenants relating to the 2004 ECA facility, restricting us from (i) paying dividends on our capital stock with the proceeds of asset sales and (ii) selling or transferring aircraft with an aggregate net book value exceeding a certain disposition amount, which is currently approximately $10.5 billion. The disposition amount will be reduced by approximately $91.4 million at the end of each calendar quarter during the effective period. The covenants are in effect from the date of the agreement until December 31, 2012. A breach of these restrictive covenants would result in a termination event for the ten loans funded subsequent to the date of the agreement and would make those loans, which aggregated $301.6 million at December 31, 2010, due in full at the time of such a termination event.

        In addition, if a termination event resulting in an acceleration event were to occur under the 2004 ECA facility, we would have to segregate lease payments, overhaul rentals and security deposits received after such acceleration event occurred relating to all the aircraft funded under the 1999 ECA facility, including the aircraft no longer subject to a loan.

Secured Bank Debt

        We have a credit facility, dated October 13, 2006, as amended, under which the original maximum amount available was $2.5 billion. On April 16, 2010, we entered into an amendment to this facility with lenders holding $2.155 billion of the then $2.5 billion of outstanding loans under the facility (the "Electing Lenders"). The Electing Lenders agreed to, among other things:

  •
  revise certain restrictive and financial covenants included in the credit agreement;

  •
  extend the scheduled maturity date of their loans to October 2012. The extended loans, of which approximately $1.5 billion remained outstanding at December 31, 2010, bear interest at LIBOR plus a margin of 2.15%, plus facility fees of 0.2% on the outstanding principal balance; and

  •
  permit liens securing the loans held by the Electing Lenders.

        We entered into a second amendment, effective December 22, 2010, to this credit agreement that amended the definition of the fixed charge coverage ratio, a restrictive covenant under the agreement, to add to earnings any impairment charges and fair value adjustments incurred during the period, to the extent such impairment charges and fair value adjustments were deducted in computing earnings for the period. In conjunction with the amendment, we repaid $689.6 million of the secured loans and, as of December 31, 2010, we had secured loans of $1.465 billion outstanding under the facility, all of which will mature in October 2012.

        We also repaid $110.4 million of the remaining $345 million of unsecured loans held by lenders who are not party to the amendment. The remaining $234.6 million outstanding at December 31, 2010, will mature on their originally scheduled maturity date in October 2011, with no increase to the interest rate margin.

        The collateralization requirement under the amended facility provides that the loans held by Electing Lenders must be secured by a lien on the equity interests of certain of ILFC's non-restricted subsidiaries that will own aircraft with aggregate appraised values of not less than 133% of the outstanding principal amount (the "Required Collateral Amount"). We must transfer all aircraft meeting the Required Collateral Amount to the pledged subsidiaries prior to April 16, 2011, subject to our right to post cash collateral for any shortfall. As of December 31, 2010, we had completed the transfers of all aircraft in an amount sufficient to meet the Required Collateral Amount. The credit facility also includes an ongoing requirement, tested periodically, that the appraised value of the eligible aircraft owned by the pledged subsidiaries must be equal to or greater than 100% of the Required Collateral Amount. This ongoing requirement is subject to the right to transfer additional eligible aircraft to the pledged subsidiaries or ratably prepay the loans held by the Electing Lenders. We also guarantee the loans held by the Electing Lenders through certain other subsidiaries.

        The amended facility prohibits us from re-borrowing amounts repaid under this facility for any reason. Therefore, the current size of the facility is the $1.7 billion outstanding under the facility at December 31, 2010. The credit facility also contains financial and restrictive covenants that (i) limit our ability to incur indebtedness, (ii) restrict certain payments, liens and sales of assets by us, and (iii) require us to maintain a fixed charge coverage ratio and consolidated tangible net worth in excess of certain minimum levels.

Other Secured Financings

        In May 2009, ILFC provided $39.0 million of subordinated financing to a non-restricted subsidiary. The entity used these funds and an additional $106.0 million borrowed from third parties to purchase an aircraft, which it leases to an airline. ILFC acts as servicer of the lease for the entity. The $106.0 million loan has two tranches. The first tranche is $82.0 million, fully amortizes over the lease term, and is non-recourse to ILFC. The second tranche is $24.0 million, partially amortizes over the lease term, and is guaranteed by ILFC. Both tranches of the loan are secured by the aircraft and the lease receivables. Both tranches mature in May 2018 with interest rates based on LIBOR. At December 31, 2010, the interest rates on the $82.0 million and $24.0 million tranches were 3.408% and 5.108%, respectively. The entity entered into two interest rate cap agreements to economically hedge the related LIBOR interest rate risk in excess of 4.00%. At December 31, 2010, $89.5 million was outstanding under the two tranches and the net book value of the aircraft was $137.1 million.

        In June 2009, we borrowed $55.4 million through a non-restricted subsidiary, which owns one aircraft leased to an airline. Half of the original loan amortizes over five years and the remaining $27.7 million is due in 2014. The loan is non-recourse to ILFC and is secured by the aircraft and the lease receivables. The interest rate on the loan is fixed at 6.58%. At December 31, 2010, $46.7 million was outstanding and the net book value of the aircraft was $91.2 million.

        On March 17, 2010, we entered into a $750 million term loan agreement secured by 43 aircraft and all related equipment and leases. The aircraft had an average appraised base market value of approximately $1.3 billion, for an initial loan-to-value ratio of approximately 56%. The loan matures on March 17, 2015, and bears interest at LIBOR plus a margin of 4.75% with a LIBOR floor of 2.0%. The principal of the loan is payable in full at maturity with no scheduled amortization, but we can voluntarily prepay the loan at any time, subject to a 1% prepayment penalty prior to March 17, 2011. On March 17, 2010, we also entered into an additional term loan agreement of $550 million through a newly formed non-restricted subsidiary. The obligations of the subsidiary borrower are guaranteed on an unsecured basis by ILFC and on a secured basis by certain non-restricted subsidiaries of ILFC that hold title to 37 aircraft. The aircraft had an average appraised base market value of approximately $969 million, for an initial loan-to-value ratio of approximately 57%. The loan matures on March 17, 2016, and bears interest at LIBOR plus a margin of 5.0% with a LIBOR floor of 2.0%. The principal of the loan is payable in full at maturity with no scheduled amortization. The proceeds from this loan are restricted from use in our operations until we transfer the related collateral to the non-restricted subsidiaries. At December 31, 2010, $63.3 million of the proceeds remained restricted. At March 4, 2011, approximately $17 million of the $63.3 million had become available to us. We can voluntarily prepay the loan at any time subject to a 2% prepayment penalty prior to March 17, 2011, and a 1% prepayment penalty prior to March 17, 2012. Both loans require a loan-to-value ratio of no more than 63%.

        On March 30, 2011, one of our indirect, wholly owned subsidiaries entered into a new $1,324,500,000 secured term loan agreement with the right to increase the lender commitments by $200,000,000, if available, for an aggregate amount of up to $1,524,500,000. The obligations of the subsidiary borrower under the new secured term loan are guaranteed on an unsecured basis by ILFC and on a secured basis by certain wholly owned subsidiaries of the subsidiary borrower. The security granted includes the equity interests in certain special purpose subsidiaries of the subsidiary borrower that will own the relevant aircraft and liens on the aircraft and leases described below that are transferred into such special purpose subsidiaries.

        The new secured term loan will be advanced in separate loans to the subsidiary borrower from time to time as aircraft are transferred to the special purpose subsidiaries. Assuming that the additional commitments of $200.0 million are obtained, a portfolio of up to 54 aircraft and all related equipment and leases, with an average appraised base market value as of January 1, 2011 of approximately

$2.4 billion, equal to an initial loan-to-value ratio of approximately 65%, has been identified and approved for transfer to the special purpose subsidiaries and will serve as part of the security for the new secured term loan. Loans will be advanced at an advance rate equal to 65% of the initial appraised value of the aircraft and related equipment and leases transferred to the special purpose subsidiaries.

        The new secured term loan will bear interest at LIBOR plus an applicable margin of 2.75% per annum, payable quarterly in arrears, except for any period in which the base rate applies (as determined pursuant to the new secured term loan agreement), the applicable margin will be 1.75% per annum. Commencing on the last business day of June 2012, the subsidiary borrower will be required to repay on each quarterly scheduled payment date a portion of the outstanding principal amount of the new secured term loan, in an amount equal to 2.5% of the sum of the aggregate amount of the loans.

Loans from AIG Funding

        We borrowed a total of $3.9 billion from AIG Funding from March 2009 to December 2009. These loans were scheduled to mature on September 13, 2013. The funds for the loans were provided to AIG Funding by the Federal Reserve Bank of New York ("FRBNY") pursuant to the FRBNY Credit Facility. In order to receive the FRBNY's consent to the loans, we entered into guarantee agreements to guarantee the repayment of AIG's obligations under the FRBNY Credit Facility up to an amount equal to the aggregate outstanding balance of the loans from AIG Funding.

        On August 20, 2010, we repaid all amounts outstanding under the loans from AIG Funding with the net proceeds from the issuance of $3.9 billion aggregate principal amount of senior secured notes and $500 million aggregate principal amount of senior notes. See "—Senior Secured Notes" and "—Unsecured Bonds and Medium-Term Notes." As a result of our repayment of the loans from AIG Funding, the FRBNY released their liens on the collateral securing these loans.

Unsecured Bonds and Medium-Term Notes

        Automatic Shelf Registration:    We have an automatic shelf registration statement filed with the SEC. As a result of our Well-Known Seasoned Issuer, or WKSI, status, we have an unlimited amount of debt securities registered for sale.

        Pursuant to our automatic shelf registration: (i) on August 20, 2010, we issued $500 million of 8.875% notes due 2017 and (ii) on December 7, 2010, we issued $1.0 billion of 8.25% notes due 2020. At December 31, 2010, we also had $10.0 billion of public bonds and medium-term notes outstanding, with interest rates ranging from 0.61% to 7.95%, which we had issued in prior periods under previous registration statements.

        Euro Medium-Term Note Programme:    We have a $7.0 billion Euro Medium-Term Note Programme under which we had approximately $1.2 billion and $1.9 billion of Euro denominated notes outstanding at December 31, 2010 and 2009 (€1.0 billion in 2010 and €1.6 billion in 2009). The notes mature on August 15, 2011, and bear interest based on Euribor with a spread of 0.375%. The Programme is perpetual. As a bond issue matures, the principal amount of that bond becomes available for new issuances under the Programme. We have eliminated the currency exposure arising from the notes by hedging the notes into U.S. dollars and fixing the interest rates at a range of 5.355% to 5.367%. We translate the debt into U.S. dollars using current exchange rates prevailing at the balance sheet date. The foreign exchange adjustment for the foreign currency denominated notes was $165.4 million and $391.1 million at December 31, 2010 and 2009, respectively.

        Other Senior Notes:    On March 22, 2010 and April 6, 2010, we issued a combined $1.25 billion aggregate principal amount of 8.625% senior notes due 2015, and $1.5 billion aggregate principal amount of 8.750% senior notes due March 15, 2017, pursuant to an indenture dated as of March 22, 2010. The aggregate net proceeds from the issuances were approximately $2.67 billion after deducting initial purchasers' discounts and estimated offering expenses. The notes are due in full on their scheduled maturity dates. The notes are not subject to redemption prior to their stated maturity and there are no sinking fund requirements. In connection with the note issuances, we entered into registration rights agreements obligating us to, among other things, complete a registered exchange offer to exchange the notes of each series for new registered notes of such series with substantially identical terms, or register the notes pursuant to a shelf registration statement.

        Because the registration statement for the exchange offer had not been declared effective by the SEC by January 26, 2011, as required under the registration rights agreement, the annual interest rate on the affected notes increased by 0.25% per year for 90 days, commencing on that date. If (i) we are unable to consummate the exchange offer by April 26, 2011, or (ii) if applicable, a shelf registration statement has not been declared effective or ceases to be effective during the required effectiveness period, the annual interest rate on such notes will increase by an additional 0.25% per year to the maximum additional rate of 0.50% per year. The applicable interest rate will revert to the original level after the exchange offer is consummated.

        The indentures governing the unsecured bonds and medium-term notes contain customary covenants that, among other things, restrict our and our restricted subsidiaries' ability to (i) incur liens on assets; (ii) declare or pay dividends or acquire or retire shares of our capital stock during certain events of default; (iii) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (iv) make investments in or transfer assets to non-restricted subsidiaries; and (v) consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior notes may immediately become due and payable.

Unsecured Bank Debt

        Revolving Credit Facilities:    In October 2010, using cash on hand, we repaid and terminated our $2.0 billion unsecured revolving credit facility, scheduled to expire on October 14, 2010. This floating rate obligation had an interest rate of 0.91% at the time of repayment.

        As of December 31, 2010, $234.6 million of unsecured loans were outstanding under our credit agreement dated as of October 13, 2006. These loans are held by lenders not party to the April 2010 amendment of such facility and remain unsecured and mature in October 2011 on the original maturity date for this credit facility. Effective as of December 22, 2010, we amended such credit agreement to revise the definition of fixed charge coverage ratio to add to earnings impairment charges and fair value adjustments incurred during such period to the extent they were deducted from earnings. In conjunction with the amendment, we repaid $110.4 million of the unsecured loans and, as of December 31, 2010, $234.6 million of the loans remained outstanding. See "—Secured Bank Debt" above.

        On January 31, 2011, we entered into a new $2.0 billion unsecured three-year revolving credit facility with a group of 11 banks that will expire on January 31, 2014. This revolving credit facility provides for interest rates based on either a base rate or LIBOR plus an applicable margin determined by a ratings-based pricing grid. The credit agreement contains customary events of default and restrictive financial covenants that require us to maintain a minimum fixed charge coverage ratio, a minimum consolidated tangible net worth and a maximum ratio of consolidated debt to consolidated tangible net worth. As of March 4, 2011, no amounts were outstanding under this revolving facility.

        Term Loans:    From time to time, we enter into funded bank financing arrangements. During 2010, we repaid in full all such outstanding term loans, and such payments aggregated $485 million.

Subordinated Debt

        In December 2005, we issued two tranches of subordinated debt totaling $1.0 billion. Both tranches mature on December 21, 2065, but each tranche has a different call option. The $600 million tranche had a call option date of December 21, 2010, and the $400 million tranche has a call option date of December 21, 2015. We did not exercise the call option at December 21, 2010 and the interest rate on the $600 million tranche changed from a fixed interest rate of 5.90% to a floating rate with an initial credit spread of 1.55% plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. The interest will reset quarterly. The $400 million tranche has a fixed interest rate of 6.25% until the 2015 call option date, and if we do not exercise the call option, the interest rate will change to a floating rate, reset quarterly, based on the initial credit spread of 1.80% plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. If we choose to redeem the $600 million tranche, we must pay 100% of the principal amount of the bonds being redeemed, plus any accrued and unpaid interest to the redemption date. If we choose to redeem only a portion of the outstanding bonds, at least $50 million principal amount of the bonds must remain outstanding.

Commercial Paper

        We terminated our $6.0 billion Commercial Paper Program effective May 17, 2010. We had access to the FRBNY Commercial Paper Funding Facility from its inception in 2008 until January 2009.

Derivatives

        We employ derivative products to manage our exposure to interest rates risks and foreign currency risks. We enter into derivative transactions only to economically hedge interest rate risk and currency risk and not to speculate on interest rates or currency fluctuations. These derivative products include interest rate swap agreements, foreign currency swap agreements and interest rate cap agreements. At December 31, 2010, all our interest rate swap and foreign currency swap agreements were designated as and accounted for as cash flow hedges and we had not designated our interest rate cap agreements as hedges.

        When interest rate and foreign currency swaps are effective as cash flow hedges, they offset the variability of expected future cash flows, both economically and for financial reporting purposes. We have historically used such instruments to effectively mitigate foreign currency and interest rate risks. The effect of our ability to apply hedge accounting for the swap agreements is that changes in their fair values are recorded in Other comprehensive income ("OCI") instead of in earnings for each reporting period. As a result, reported net income will not be directly influenced by changes in interest rates and currency rates.

        The counterparty to our interest rate swaps and foreign currency swaps is AIGFP, a non-subsidiary affiliate. The swap agreements are subject to a bilateral security agreement and a master netting agreement, which would allow the netting of derivative assets and liabilities in the case of default under any one contract. Failure of the counterparty to perform under the derivative contracts would have a material impact on our results of operations and cash flows. The counterparty to our interest rate cap agreements is an independent third party with whom we do not have a master netting agreement.

Credit Ratings

        Our current long-term debt ratings impose the following restrictions under our 2004 ECA facility: (i) we must segregate all security deposits, overhaul rentals and rental payments related to the aircraft financed under our 2004 ECA facility into separate accounts controlled by the security trustee (segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt) and (ii) we must file individual mortgages on the aircraft funded under both the 1999 and 2004 ECA facilities in the local jurisdictions in which the respective aircraft are registered.

        While a ratings downgrade does not result in a default under any of our debt agreements, it could adversely affect our ability to issue unsecured debt and obtain new financings, or renew existing financings, and it would increase the cost of such financings.

        The following table summarizes our current ratings and outlook by Fitch Ratings, Inc. ("Fitch"), Moody's Investor Service, Inc. ("Moody's"), and Standard & Poor's, a division of the McGraw-Hill Companies, Inc. ("S&P"), the nationally recognized ratings agencies:

Rating Agency	Long-Term Debt	Corporate Rating	Outlook	Date of Last Action
Fitch	BB	BB	Evolving	April 30, 2010
Moody's	B1	B1	Stable	August 11, 2010
S&P	BB+	BBB-	Negative	June 9, 2010

Secured Debt Ratings

Rating Agency	$750 Million Term Loan	$550 Million Term Loan	$3.9 Billion Senior Secured Notes
Fitch	BBB-	BB	BBB-
Moody's	Ba2	Ba3	Ba3
S&P	BBB	BBB-	BBB-

        These credit ratings are the current opinions of the rating agencies. As such, they may be changed, suspended or withdrawn at any time by the rating agencies as a result of various circumstances including changes in, or unavailability of, information.

Existing Commitments

        The following table summarizes our contractual obligations at December 31, 2010.

	Commitments Due by Year
(Dollars in thousands)	Total	2011	2012	2013	2014	2015	Thereafter
Bonds and medium-term notes	$16,810,843	$4,398,955	$3,570,607	$3,540,881	$1,040,136	$1,260,264	$3,000,000
Unsecured bank loans	234,600	234,600	—	—	—	—	—
Senior secured bonds	3,900,000	—	—	—	1,350,000	—	2,550,000
Secured bank loans	1,465,400	—	1,465,400	—	—	—	—
ECA financings	2,777,285	442,138	428,960	428,960	423,862	335,794	717,571
Other secured financings	1,436,258	13,901	14,877	15,963	36,716	760,370	594,431
Subordinated debt	1,000,000	—	—	—	—	—	1,000,000
Interest payments on debt outstanding(a)(b)	9,141,617	1,459,570	1,262,521	1,050,685	856,440	679,989	3,832,412
Operating leases(c)(d)	59,802	11,973	12,453	12,951	13,362	9,063	—
Pension obligations(e)	9,770	1,539	1,577	1,639	1,676	1,676	1,663
Purchase commitments(f)	13,532,700	281,700	639,400	1,103,000	2,086,100	1,436,800	7,985,700

Total	$50,368,275	$6,844,376	$7,395,795	$6,154,079	$5,808,292	$4,483,956	$19,681,777

Contingent Commitments

	Contingency Expiration by Year
(Dollars in thousands)	Total	2011	2012	2013	2014	2015	Thereafter
Asset Value Guarantees(g)	$552,439	$27,841	$78,950	$96,003	$37,031	$157,132	$155,482

Total(h)	$552,439	$27,841	$78,950	$96,003	$37,031	$157,132	$155,482

(a)
Future interest payments on floating rate debt are estimated using floating interest rates in effect at December 31, 2010.

(b)
Includes the effect of interest rate and foreign currency derivative instruments.

(c)
Excludes fully defeased aircraft sale-lease back transactions.

(d)
Minimum rentals have not been reduced by minimum sublease rentals of $6.5 million receivable in the future under non-cancellable subleases.

(e)
Our pension obligations are part of intercompany expenses, which AIG allocates to us on an annual basis. The amount is an estimate of such allocation. The column "2011" consists of total estimated allocations for 2011 and "Thereafter" has not been estimated. The amount allocated has not been material to date.

(f)
In the first quarter of 2011, we signed agreements to purchase 75 A320neos and 25 A321neos from Airbus, which will replace our previous A380 deliveries, and 33 737-800 aircraft from Boeing. The estimated aggregate purchase price for the 133 aircraft is approximately $7.5 billion and the aircraft will deliver through 2019.

(g)
From time to time, we participate with airlines, banks and other financial institutions in the financing of aircraft by providing asset guarantees, put options, or loan guarantees collateralized by aircraft. As a result, should we be called upon to fulfill our obligations, we would have recourse to the value of the underlying aircraft.

(h)
Excluded from total contingent commitments are $225.4 million of uncertain tax liabilities and any effect of net tax liabilities. See Note K of Notes to Consolidated Financial Statements in our consolidated financial statements contained elsewhere in this prospectus. The future cash flows to these liabilities are uncertain and we are unable to make reasonable estimates of the outflows.

Variable Interest Entities

        Our leasing and financing activities require us to use many forms of special purpose entities to achieve our business objectives and we have participated to varying degrees in the design and formation of these special purpose entities. A majority of these entities are wholly-owned; we are the primary or only variable interest holder, we are the only decision maker and we guarantee all the activities of the entities. However, these entities meet the definition of a VIE because they do not have sufficient equity to operate without our subordinated financial support in the form of intercompany notes and loans which serve as equity. We have variable interest in other entities in which we have determined that we are the primary beneficiary, because by design we absorb the majority of the risks and rewards. Further, since we control and manage all aspects of the entities, the related aircraft are included in Flight equipment under operating leases and the related borrowings are included in Debt Financings on our Consolidated Balance Sheets.

        In addition to the above entities ILFC has variable interests in ten entities to which we previously sold aircraft. The interests include debt financings, preferential equity interests, and in some cases providing guarantees to banks which had provided the secured senior financings to the entities. Each entity owns one aircraft. The individual financing agreements are cross-collateralized by the aircraft. In prior years, we had determined that we were the primary beneficiary of these entities due to our exposure to the majority of the risks and rewards of these entities and consolidated the entities into our consolidated financial statements. Because we did not have legal or operational control over and did not own the assets of, nor were we directly obligated for the liabilities of these entities, we presented the assets and liabilities of these entities separately on our Consolidated Balance Sheet at December 31, 2009. Assets in the amount of $79.7 million and liabilities in the amount of $6.5 million are included in our 2009 Consolidated Balance Sheet and net expenses of $7.2 million, and $2.3 million are included in our Consolidated Statements of Operations for the years ended December 31, 2009, and 2008, respectively, for these entities. We have a credit facility with these entities to provide financing up to approximately $13.5 million, of which approximately $6.3 million was borrowed at December 31, 2010. The maximum exposure to loss for these entities is $23.0 million, which is the total investments in senior secured notes and total outstanding under the credit facility.

Results of Operations

        Certain amounts have been reclassified in the 2009 and 2008 Consolidated Statements of Operations and Statements of Cash Flows to conform to our 2010 presentation. During the annual and quarterly periods ended December 31, 2010, we changed (i) the presentation of the Provision for overhauls from operating expenses to a reduction of Rental of flight equipment revenues and (ii) the presentation of the impairment charges, fair value adjustments and lease related charges recorded in Flight equipment marketing revenues to operating expenses. The details of these classification errors are provided in Note A of Notes to Consolidated Financial Statements in our consolidated financial statements contained elsewhere in this prospectus for the 2009 and 2008 prior annual periods and in Note V of Notes to Consolidated Financial Statements in our consolidated financial statements contained elsewhere in this prospectus for the quarterly prior periods.

Year Ended December 31, 2010 Versus 2009

        Revenues from net rentals of flight equipment decreased 4.1% to $4,726.5 million for the year ended December 31, 2010, from $4,928.3 million for the year ended December 31, 2009. The number of aircraft in our fleet decreased to 933 at December 31, 2010, compared to 993 at December 31, 2009. Revenues from net rentals of flight equipment decreased (i) $206.8 million due to a decrease related to aircraft in service during the year ended December 31, 2009, and either transferred to Flight equipment held for sale or sold prior to December 31, 2010; (ii) $25.6 million due to a decrease in overhaul rentals recognized as a result of an increase in actual and expected overhaul related expenses partly offset by an increase in the number of leases with overhaul provisions; (iii) $63.9 million due to a decrease in lease rates on aircraft in our fleet during both periods, that were re-leased or had lease rate changes between the two periods; and (iv) $13.1 million due to lost revenue relating to aircraft in transition between lessees, primarily resulting from repossessions of aircraft from airlines. These revenue decreases were partially offset by a $107.6 million increase due to the addition of new aircraft to our fleet after December 31, 2009, and aircraft in our fleet as of December 31, 2009 that earned revenue for a greater number of days during the year ended December 31, 2010 than during the year ended December 31, 2009. All aircraft in our fleet were subject to signed lease agreements or signed letters of intent at December 31, 2010.

        In addition to leasing operations, we engage in the marketing of our flight equipment throughout the lease term, as well as the sale of third party owned flight equipment on a principal and commission basis. As part of our ongoing fleet strategy we sold or agreed to sell 77 aircraft during the year ended December 31, 2010, two of which were accounted for as sales-type leases. For these aircraft, we recorded any impairments or adjustments to fair value in Impairment charges and fair value adjustments on flight equipment to be disposed of (see below for variance analysis of Impairment charges and fair value adjustments on flight equipment sold or to be disposed of). In comparison, we sold nine aircraft during the same period in 2009, three of which were accounted for as a sales-type lease. Three of these nine transactions resulted in gains, and are recorded in Flight equipment marketing and gain on aircraft sales on our Consolidated Statement of Operations. The impairment charges recorded on the remaining six aircraft are recorded in Impairment charges and fair value adjustments on flight equipment sold or to be disposed of.

        Interest and other revenue increased to $61.7 million for the year ended December 31, 2010, compared to $58.2 million for the year ended December 31, 2009, due to (i) a $7.6 million increase in interest income related to our Notes receivable and Net investment in finance and sales-type leases; (ii) a $5.0 million increase in proceeds received related to total loss of aircraft; (iii) a $1.9 million increase in security deposits forfeitures related to nonperformance by customers; and (vi) other minor increases aggregating $4.1 million. The increases were partially offset by (i) a $7.8 million decrease in foreign exchange gains; and (ii) a $7.3 million decrease in revenues from VIEs, which we consolidated into our 2009 statement of operations and deconsolidated on January 1, 2010.

        Interest expense increased to $1,567.4 million for the year ended December 31, 2010, compared to $1,365.5 million for the year ended December 31, 2009, as a result of a 0.58% increase in our average composite interest rate, partially offset by a decrease in average outstanding debt (excluding the effect of debt discount and foreign exchange adjustments) to $28.7 billion for the year ended December 31, 2010, compared to $31.1 billion for the year ended December 31, 2009.

        Our composite borrowing rates fluctuated as follows from December 2007 to December 2010:

ILFC Composite Interest Rates and Prime Rates

        The effect from derivatives, net of change in hedged items due to changes in foreign exchange rates was a loss of $47.8 million and income of $21.5 million for the years ended December 31, 2010 and 2009, primarily due to ineffectiveness recorded on our derivative instruments designated as cash flow hedges. The income effect for the year ended December 31, 2010, also includes $15.4 million of losses on matured derivative contracts compared to gains on matured swaps of $9.7 million for the year ended December 31, 2009. If hedge accounting treatment is not applied during the entire life of the derivative, or the hedge is not perfectly effective for some part of its life, a gain or loss will be realized at the maturity of the swap. See Note Q of Notes to Consolidated Financial Statements in our consolidated financial statements contained elsewhere in this prospectus.

        Depreciation of flight equipment decreased to $1,954.9 million for the year ended December 31, 2010, compared to $1,959.4 million for the year ended December 31, 2009, due to a decrease in the cost of our fleet to $51.6 billion at December 31, 2010 from $57.7 billion at December 31, 2009. The cost of our fleet held for use was reduced by impairment charges recorded during the year and triggered by aircraft being transferred to Flight equipment held for sale, aircraft being sold or deemed likely to be sold, and impairment charges resulting from our recurring recoverability analyses. See below for variance analysis of impairment charges taken.

        We recorded Impairment charges and fair value adjustments on flight equipment sold or to be disposed of in the amount of $550.0 million for the year ended December 31, 2010, compared to charges of $34.7 million for the year ended December 31, 2009. During the year ended December 31, 2010, we recorded impairment charges and fair value adjustments aggregating $394.9 million related to aircraft that were either reclassified to Flight equipment held for sale or designated for part-out. In addition, we recorded $155.1 million in Impairment charges and fair value adjustments relating to aircraft that were deemed likely to be sold, or sold. The charges for the year ended December 31, 2009 related to impairment charges and fair value adjustments on seven aircraft.

        Aircraft impairment charges on flight equipment held for use increased to $948.7 million for the year ended December 31, 2010, from $52.9 million for the year ended December 31, 2009. As a result of the December 2010 announcement by Airbus to offer the new narrow body neo aircraft with new fuel efficient engine options, we recorded impairment charges aggregating $557.4 million related to 61 aircraft in our fleet. In addition to these charges, we recorded an additional $391.3 million impairment charges on 17 aircraft in our fleet as a result of our recurring recoverability analyses performed during the year. During the year ended December 31, 2009, we recorded impairment charges of $34.7 million related to seven aircraft that were subsequently sold. We also recorded impairment charges aggregating $52.9 million during the year ended December 31, 2009, relating to our fleet held for use. We recorded no impairment charges during the year ended December 31, 2008. See Note D of Notes to Consolidated Financial Statements in our consolidated financial statements contained elsewhere in this prospectus.

        Selling, general and administrative expenses increased to $212.8 million for the year ended December 31, 2010, compared to $196.7 million for the year ended December 31, 2009, due to (i) $20.7 million higher pension expenses including out of period adjustments aggregating $20.2 million related to pension expenses covering employee services from 1996 to 2010 and not previously recorded; (ii) a $19.5 million increase in write-offs of notes receivable; and (iii) a $3.5 million increase in impairment charges related to spare parts inventory. These increases were partially offset by (i) a $14.5 million decrease in expenses from VIEs, which we consolidated into our 2009 statement of operations and deconsolidated January 1, 2010 as a result of our adoption of new guidance; (ii) a $10.6 million decrease in aircraft operating expenses stemming from a reduction in expenses realized related to repossessions of aircraft; and (iii) other minor fluctuations aggregating a decrease of $2.5 million.

        Other expenses for the year ended December 31, 2010 of $91.2 million stem from lease related costs that were expensed as a result of agreements to sell aircraft to third parties that are currently under lease. There were no such comparable expenses for the year ended December 31, 2009.

        Our effective tax rate for the year ended December 31, 2010 is a tax benefit of 35.2%, as compared with a tax expense of 35.9% for the year ended December 31, 2009. Our effective tax rate continues to be impacted by minor permanent items and interest accrued on uncertain tax positions and prior period audit adjustments. Our reserve for uncertain tax positions increased by $59.5 million primarily due to the continued uncertainty of tax benefits related to the Foreign Sales corporation and Extraterritorial Income regimes, the benefits of which, if realized, would have a significant impact on our effective tax rate.

        Accumulated other comprehensive loss was $58.9 million and $138.2 million at December 31, 2010 and 2009, respectively. Fluctuations in Accumulated other comprehensive income are primarily due to changes in market values of cashflow hedges. See Note I of Notes to the Consolidated Financial Statements in our consolidated financial statements contained elsewhere in this prospectus.

Year Ended December 31, 2009 Versus 2008

        Revenues from net rentals of flight equipment increased 5.3% to $4,928.3 million for the year ended December 31, 2009, from $4,678.9 million for the year ended December 31, 2008. The number of aircraft in our fleet increased to 993 at December 31, 2009, compared to 955 at December 31, 2008. Revenues from net rentals of flight equipment increased (i) $323.9 million due to the addition of new aircraft to our fleet after December 31, 2008, and aircraft in our fleet as of December 31, 2008, that earned revenue for a greater number of days during the year ended December 31, 2009, than during the year ended December 31, 2008; (ii) $2.9 million due to a straight-line adjustment taken in 2008, which decreased the 2008 lease revenue; and (iii) $7.0 million due to lower charges taken related to the early termination of six lease agreements in 2009 compared to ten lease agreements in 2008. These revenue increases were partially offset by (i) a $6.1 million decrease in overhaul rentals recognized due to an increase in actual and expected overhaul related expenses partly offset by an increase in the number of leases with overhaul provisions for the year ended December 31, 2009; (ii) a $37.7 million decrease due to lower lease rates on aircraft in our fleet during both periods, that were re-leased or had lease rate changes between the two periods; (iii) a $25.8 million decrease in lost revenue relating to aircraft in transition between lessees, primarily resulting from repossessions of aircraft from airlines who filed for bankruptcy protection or ceased operations; and (iv) a $14.8 million decrease related to aircraft in service during the year ended December 31, 2008, and sold prior to December 31, 2009. Eight aircraft in our fleet were not subject to a signed lease agreement or a signed letter of intent at December 31, 2009, seven of which were subsequently leased.

        In addition to leasing operations, we engage in the marketing of our flight equipment throughout the lease term, as well as the sale of third party owned flight equipment on a principal and commission basis. We recorded revenue of $15.5 million from flight equipment marketing and gain on aircraft sales for the year ended December 31, 2009, compared to $46.8 million for the year ended December 31, 2008.

        Interest and other revenue decreased to $58.2 million for the year ended December 31, 2009, compared to $98.3 million for the year ended December 31, 2008, due to (i) a $20.3 million decrease in interest income which was directly related to customers paying down principal balances of Notes receivable and Net investment in finance and sales-type leases during 2009 and a decrease in interest rates; (ii) a $15.1 million decrease in security deposits forfeitures related to nonperformance by customers; (iii) an $8.1 million decrease in settlement and sales of claims against bankrupt airlines; (iv) a $7.3 million decrease in revenues related to our consolidated noncontrolled VIEs; and (v) other minor decreases aggregating $3.9 million. The decreases were offset by (i) a $9.2 million increase in foreign exchange gains; and (ii) a $5.4 million increase in proceeds received in excess of book value related to a loss of an aircraft.

        Interest expense decreased to $1,365.5 million in 2009 compared to $1,576.7 million in 2008 as a result of lower short-term interest rates and a decrease in average outstanding debt to $31.1 billion in 2009 compared to $31.5 billion in 2008. Our average composite interest rate decreased to 4.43% at December 31, 2009, from 4.83% at December 31, 2008.

        The effect from derivatives, net of change in hedged items due to changes in foreign exchange rates was income of $21.5 million and expenses of $39.9 million for the years ended December 31, 2009 and 2008, respectively. The income effect for the year ended December 31, 2009, includes $9.7 million of gains on matured swaps compared to losses on matured swaps of $22.1 million for the year ended

December 31, 2008. If hedge accounting treatment is not applied during the entire life of the derivative, or the hedge is not perfectly effective for some part of its life, a gain or loss will be realized at the maturity of the swap. See Note Q of Notes to Consolidated Financial Statements in our consolidated financial statements contained elsewhere in this prospectus.

        Depreciation of flight equipment increased 5.1% to $1,959.4 million for the year ended December 31, 2009, compared to $1,864.7 million for the year ended December 31, 2008 due to the addition of new aircraft to our leased fleet, which increased the total cost of the fleet to $57.7 billion at December 31, 2009 from $55.4 billion at December 31, 2008.

        Selling, general and administrative expenses increased to $196.7 million for the year ended December 31, 2009, compared to $183.4 million for the year ended December 31, 2008, due to (i) a $10.2 million increase in salary and employee related expenses, including accrued and unpaid performance incentive and retention bonuses; (ii) a $9.4 million increase in operating expenses to support our growing fleet; and (iii) other minor increases aggregating $0.6 million. The increases were offset by (i) a $4.5 million decrease in write downs of notes receivable and (ii) a $2.4 million decrease in expenses related to our consolidated noncontrolled VIEs.

        Other expenses for the year ended December 31, 2008, consisted of (i) a charge of $18.1 million related to a write down of a secured note to fair value (see Note E of Notes to the Consolidated Financial Statements in our consolidated financial statements contained elsewhere in this prospectus) and (ii) a charge of $28.5 million related to a notes receivable secured by aircraft which became uncollectible when Alitalia filed for bankruptcy protection and rejected the leases of the aircraft securing the note. The charge reflects the difference between the fair market value of the aircraft received and the net carrying value of the note.

        Our effective tax rate for the years ended December 31, 2009 and 2008 remained relatively constant. Our effective tax rate continues to be impacted by minor permanent items and interest accrued on uncertain tax positions and prior period audit adjustments. Our reserve for uncertain tax positions increased by $44.3 million primarily due to the continued uncertainty of tax benefits related to the Foreign Sales corporation and Extraterritorial Income regimes, the benefits of which, if realized, would have a significant impact on our effective tax rate.

        In 2002 and 2003 we participated in certain tax planning activities with our parent, AIG and related entities, which provided certain tax and other benefits to the AIG consolidated group. As a result of our participation, ILFC's liability to pay tax under our tax sharing agreement increased. AIG agreed to defer $245.0 million of this liability until 2007 ($160.0 million) and 2010 ($85.0 million). The liability is recorded in Tax benefit sharing payable to AIG on our Consolidated Balance Sheets.

        Accumulated other comprehensive loss was $138.2 million and $168.1 million at December 31, 2009 and 2008, respectively. Fluctuations in Accumulated other comprehensive income are primarily due to changes in market values of cashflow hedges. See Note I of Notes to the Consolidated Financial Statements in our consolidated financial statements contained elsewhere in this prospectus.

Critical Accounting Policies and Estimates

        Our Management's discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On a recurring basis, we evaluate our estimates, including those related to revenue, including overhaul rentals, flight equipment, derivatives, fair value measurements, and income tax contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions. A summary of our significant accounting policies is presented in Note B to our Consolidated Financial Statements in our consolidated financial statements contained elsewhere in this prospectus. We believe the following critical accounting policies could have a significant impact on our results of operations, financial position and financial statement disclosures, and may require subjective and complex estimates and judgments.

        Overhaul Rentals:    Under the provisions of all of our leases, lessees are responsible for maintenance and repairs, including major maintenance (overhauls) over the term of the lease. Under the provisions of many of our leases, we receive overhaul rentals based on the usage of the aircraft. For certain airframe and engine overhauls, we reimburse the lessee for costs incurred up to, but not exceeding the overhaul rentals that the lessee has paid to us. We recognize overhaul rentals received as revenue, net of estimated overhaul reimbursements. We estimate expected overhaul reimbursements during the life of the lease, which estimate requires significant judgments. Management determines the estimated future overhaul reimbursement rate based on quantitative and qualitative information including: (i) changes in historical overhaul pay-out rates from period to period; (ii) trends in overhaul reimbursements identified during our quarterly aircraft cost review; (iii) trends in the historical overhaul pay-out percentages for expired leases; (iv) future trends in the industry, including the overhaul model; (v) future estimates of overhaul pay-out rates on leases scheduled to expire; (vi) changes in our business model or aircraft portfolio strategies; and (vii) other factors identified from time to time that effect the future overhaul pay-out percentages. The historical overhaul pay-out rate is subject to significant fluctuations. Using its judgment, management periodically evaluates its overhaul reimbursement rate, and adjusts overhaul rental revenue recognized accordingly. Additionally, as our average fleet age increases, we anticipate that estimated future overhaul reimbursements will increase. If the actual overhaul reimbursements are different than our estimates, there could be a material impact on our results of operations.

        Flight Equipment:    Flight equipment under operating lease is our largest asset class, representing the majority of our consolidated assets for the years ended December 31, 2010 and 2009, respectively. There are several accounting policies that are applicable to our flight equipment that may require subjective and complex estimates and judgments that affect the reported amounts of our flight equipment and the related disclosures, as described below.

        Recoverability Assessments:    Management evaluates flight equipment under operating leases for recoverability on a recurring basis. These recoverability assessments are performed for aircraft that are held for use and aircraft that are deemed more likely than not to be sold. The determination of whether a recoverability assessment must be performed and the performance of the recoverability assessment requires significant judgments and estimates.

        A recoverability assessment is performed by comparing the estimated future cash flows expected to be generated by the aircraft on an undiscounted basis to the carrying value of the aircraft and is assessed at the lowest level of identifiable cash flows, which for us is usually at the individual aircraft level. If the estimated aggregate future undiscounted cash flows exceed the carrying value of the aircraft, the carrying value of the aircraft is considered recoverable and no impairment is recorded. If the carrying value of the aircraft exceeds the estimated aggregate future undiscounted cash flows, the aircraft is deemed not recoverable, then management is required to determine the aircraft's fair value and record an impairment charge equal to the difference between the carrying value of the aircraft and its fair value. When determining recoverability of aircraft in accordance with GAAP, management does not consider materiality. We only record an impairment loss if and when the carrying value of the aircraft exceeds the aircraft's estimated aggregate future undiscounted cash flows.

        Recurring Recoverability Assessment:    Management evaluates quarterly the need to perform a recoverability assessment of held for use aircraft considering the requirements under GAAP and performs this assessment at least annually for all aircraft in our fleet. Recurring recoverability assessments are performed whenever events or changes in circumstances indicate that the carrying amount of our aircraft may not be recoverable, which may require us to change our assumptions related to future estimated cash flows. These events or changes in circumstances considered include potential sales, changes in contracted lease terms, changes in the status of a lease, re-lease, not subject to lease, changes in portfolio strategies, changes in demand for a particular aircraft type and changes in economic and market circumstances. Economic and market circumstances include the risk factors affecting the airline industry, as disclosed in "Risk Factors—Risks affecting the airline industry that adversely affect our customers generally adversely affect us."

        The undiscounted cash flows in the recoverability assessment consist of cash flows from currently contracted leases, future projected lease cash flows, including contingent rentals and an estimated disposition value, as appropriate, for each aircraft. Management is very active in the aircraft leasing industry and develops the assumptions used in the recoverability assessment based on its knowledge of active lease contracts, current and future expectations of the global demand for a particular aircraft type and historical experience in the aircraft leasing market and aviation industry, as well as information received from third party industry sources. The assumptions of undiscounted cash flows developed are estimates and may change due to: (i) changes in contracted lease rates due to restructuring of lease payments and terms of leases and changes in lease term due to early termination and extension of leases; (ii) changes in future lease rates and residual values due to demand for a particular aircraft type caused by risk factors affecting the airline industry; (iii) changes in lease rates and disposition values caused by the global economic environment; (iv) changes in the anticipated time period that an aircraft can be economically leased; (v) changes in the timing of disposal or planned disposal of aircraft in the fleet; and (vi) changes in how the aircraft will be deployed in our business. In the event that an aircraft does not meet the recoverability assessment, the aircraft will be recorded at fair value in accordance with our Fair Value Policy resulting in an impairment charge. Our Fair Value Policy is described below under "—Fair Value Measurements."

        In our recoverability assessment we identify aircraft in our fleet that are most susceptible to impairment, which are those aircraft that management considers to have estimated future undiscounted cash flows that are sufficiently close to their carrying values, but not less than their carrying values, that warrant further evaluation. These aircraft are typically older less in demand aircraft that generally have lower lease rates and are therefore more sensitive to changes in the estimates of future undiscounted cash flows. As of December 31, 2010, we identified 63 aircraft that were most susceptible to failing the recoverability assessment. Of the 63 aircraft identified, two aircraft did not pass the full undiscounted recoverability assessment and a corresponding impairment was recognized for the year ended December 31, 2010. The remaining 61 aircraft passed the recoverability assessment with aggregate undiscounted cash flows exceeding the carrying value of aircraft between 0.2% and 197%, which represents a 22% excess above the net carrying value of those aircraft. These 61 aircraft had an aggregate net book value of approximately $3.4 billion at December 31, 2010. As of December 31, 2010 Management believes that the carrying values of these aircraft as well as all other aircraft in its fleet are supported by the estimated future aggregate undiscounted cash flows expected to be generated by each aircraft. Management believes a full recovery of the airline industry may not be imminent and lower future lease rates and increased costs associated with repossessing and redeploying aircraft may continue to have a negative impact on our operating results in 2011, including causing future potential aircraft impairment charges.

        We recorded aggregate impairment charges of approximately $948.7 million related to 78 aircraft in our fleet held for use in connection with our recoverability assessments for the year ended December 31, 2010. See "—Overview" for details of the 2010 impairment charges.

        Recoverability Assessments—Potential Sales:    Management evaluates quarterly the need to perform recoverability assessments of all contemplated aircraft sale transactions considering the requirements under GAAP. The recoverability assessment is performed if events or changes in circumstances indicate that it is more likely than not that an aircraft will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. Due to the significant uncertainties of potential sales transactions Management must use its judgment to evaluate whether a sale is more likely than not. The factors that Management considers in its assessment include (i) the progress of the potential sales transactions through a review and evaluation of the sales related documents and other communications, including, but not limited to, letters of intent or sales agreements that have been negotiated or executed, (ii) the general or specific ILFC fleet strategies, liquidity requirements and other business needs and how those requirements bear on the likelihood of sale, and (iii) the evaluation of potential execution risks, including the source of potential purchaser funding and other execution risks.

        The undiscounted cash flows in the more likely than not sales recoverability assessment will depend on the structure of the potential sale transaction and may consist of cash flows from currently contracted leases, including contingent rentals, and the estimated proceeds from sale. In the event that an aircraft does not meet the more likely than not sales recoverability assessment, the aircraft will be recorded at fair value, which in almost all of our potential sales transactions is based on the value of the sales transaction, resulting in an impairment charge. We record the impairment charge and other costs of sales in Selling, general and administrative, or if material, present it separately on our Consolidated Statement of Operations.

        Flight Equipment Held for Sale:    We classify aircraft as Flight equipment held for sale when all the criteria under GAAP are met. Aircraft classified as Flight equipment held for sale are recorded at the lower of their carrying amount or estimated fair value less estimated costs to sell. If the carrying value of the aircraft exceeds its estimated fair value, then a fair value adjustment is recognized in Selling, general and administrative, or if material, presented separately on our Consolidated Statements of Operations. We cease recognizing depreciation at the time the aircraft is transferred to Flight equipment held for sale.

        Management evaluates all contemplated aircraft sale transactions to determine whether all the required criteria have been met under GAAP to classify aircraft as Flight equipment held for sale. Management uses judgment in evaluating these criteria. Due to the significant uncertainties of potential sale transaction, the held for sale criteria generally will not be met unless the aircraft is subject to a signed sale agreement, or management has made a specific determination and obtained appropriate approvals to sell a particular aircraft or group of aircraft. At the time aircraft are sold, or classified as Flight equipment held for sale, the cost and accumulated depreciation are removed from the related accounts.

        We recorded aggregate impairment charges and fair value adjustments related to 77 aircraft sold or to be disposed of approximately $550.0 million, which includes aircraft that we deemed as either more likely than not to be sold or classified as held for sale for the year ended December 31, 2010. See "—Overview" for details of these 2010 impairment charges.

        Depreciable Lives and Residual Values:    We generally depreciate passenger aircraft, including those acquired under capital leases, using the straight-line method over a 25-year life from the date of manufacture to a 15% residual value. For freighter aircraft, depreciation is computed using the straight-line method to a zero residual value over its useful life of 35 years. We review the residual values of our aircraft periodically to determine if those values are appropriate, including aircraft that have been impaired and aircraft that are out of production. When a residual value changes we adjust our depreciation rates on a prospective basis. Any change in the assumption of useful life or residual values could have a significant impact on our results of operations.

Derivative Financial Instruments

        We employ a variety of derivative instruments to manage our exposure to interest rate and foreign currency risks. Derivatives are recognized on our Consolidated Balance Sheets at their fair values. We obtain our derivative fair values on a quarterly basis from AIG. When hedge accounting treatment is achieved for a derivative, the changes in fair value related to the effective portion of the hedge is recognized in other comprehensive income or in current period earnings, depending on the designation of the derivative as a cash flow hedge or a fair value hedge. The ineffective portion of the hedge is recognized in income. At the time the derivative is designated as a hedge, we select a method of effectiveness assessment, which we must use for the life of the hedge. We use the "hypothetical derivative method" for all of our hedges when we assess effectiveness. This method involves establishing a hypothetical derivative that mirrors the hedged item, but has a zero-value at the hedge designation date. The cumulative change in fair value of the actual hedge derivative instrument is compared to the cumulative change in the fair value of the hypothetical derivative. The difference between these two amounts is the calculated ineffectiveness and is recorded in current period earnings.

Fair Value Measurements

        Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We measure the fair values of our derivatives on a recurring basis. Our derivatives are not traded on an exchange and are therefore inherently more difficult to value. AIG provides us with the recurring fair value of our derivative instruments. AIG has established and documented a process for determining fair values. AIG's valuation model includes a variety of observable inputs, including contractual terms, interest rate curves, foreign exchange rates, yield curves, credit curves, measures of volatility, and correlations of such inputs. Valuation adjustments may be made in the determination of fair value. These adjustments include amounts to reflect counterparty credit quality and liquidity risk, and are as follows:

  •
  Credit Valuation Adjustment ("CVA"):  The CVA adjusts the valuation of derivatives to account for nonperformance risk of our counterparty with respect to all net derivative assets positions. The CVA also accounts for our own credit risk, in the fair value measurement of all net derivative liabilities positions, when appropriate.

  •
  Market Valuation Adjustment ("MVA"):  The MVA adjusts the valuation of derivatives to reflect the fact that we are an "end-user" of derivative products. As such the valuation is adjusted to take into account the bid-offer spread (the liquidity risk).

        We measure the fair value of aircraft on a non-recurring basis, when GAAP requires the application of fair value, including events or changes in circumstances that indicate that the carrying amounts of our aircraft may not be recoverable. We principally use the income approach to measure the fair value of our aircraft. The income approach is based on the present value of cash flows from contractual lease agreements and projected future lease payments, including contingent rentals where appropriate, which extend to the end of the aircraft's economic life in its highest and best use configuration, as well as a disposition value based on expectations of market participants. The cash flows used in the fair value estimate are consistent with those used in the recurring recoverability assessment and subject to the same judgments. See Recurring Recoverability Assessments above for further discussion.

Lease Revenue

        We lease flight equipment principally under operating leases and recognize rental revenue ratably over the life of the lease. The difference between the rental revenue recognized and the cash received under the provisions of our leases is included in Lease receivables and other assets on our Consolidated Balance Sheets. Past-due rental revenue is recognized on the basis of management's assessment of collectability. Management monitors all lessees that are behind in lease payments and discusses relevant operational and financial issues faced by our lessees with our marketing executives to determine the amount of rental revenue to recognize for past due amounts. Our customers make lease payments in advance and we generally recognize rental revenue only to the extent we have received payments or hold security deposits.

Income Taxes

        We are included in the consolidated federal income tax return of AIG. Our provision for federal income taxes is calculated on a separate return basis, adjusted to give recognition to the effects of net operating losses, foreign tax credits and the benefit of the Foreign Sales Corporation and Extraterritorial Income Exclusion provisions of the Internal Revenue Code to the extent we estimate that they will be realizable in AIG's consolidated return. To the extent the benefit of a net operating loss is not utilized in AIG's tax return, AIG will reimburse us upon the expiration of the loss carry forward period as long as we are still included in AIG's consolidated federal tax return and the benefit would have been utilized if we had filed a separate consolidated federal income tax return. We calculate our provision using the asset and liability approach. This method gives consideration to the future tax consequences of temporary differences between the financial reporting basis and the tax basis of assets and liabilities based on currently enacted tax rates. Deferred tax liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        We have uncertain tax positions consisting primarily of benefits from our FSC and ETI. We recognize uncertain tax benefits only to the extent that it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

New Accounting Pronouncements

Recent Accounting Pronouncements:

        We adopted the following accounting standards during 2010:

        Accounting for Transfers of Financial Assets:    In June 2009, the FASB issued an accounting standard addressing transfers of financial assets that, among other things, removes the concept of a qualifying special purpose entity ("QSPE") from the FASB ASC and removes the exception from applying the consolidation rules to QSPEs.

        Consolidation of Variable Interest Entities:    In June 2009, the FASB issued an accounting standard that amended the rules addressing the consolidation of VIEs, with an approach focused on identifying which enterprise has the power to direct the activities of a VIE that most significantly affect the entity's economic performance and has (i) the obligation to absorb losses of the entity or (ii) the right to receive benefits from the entity.

        Measuring Liabilities at Fair Value:    In August 2009, the FASB issued an accounting standards update to clarify how to apply the fair value measurement principles when measuring liabilities carried at fair value.

        Subsequent Events:    In February 2010, the FASB amended a previously issued accounting standard to require all companies that file financial statements with the SEC to evaluate subsequent events through the date the financial statements are issued. The standard was further amended to exempt these companies from the requirement to disclose the date through which subsequent events have been evaluated.

        Disclosures of the Credit Quality of Financing Receivables and the Allowance for Credit Losses:    In July 2010, the FASB issued an accounting standards update to require enhanced, disaggregated disclosures regarding the credit quality of financing receivables and the allowance for credit losses.

        For further discussion of these recent accounting standards, accounting standards adopted in prior years, and their application to us, see Note B of Notes to Consolidated Financial Statements in our consolidated financial statements contained elsewhere in this prospectus.

Value at Risk

        Measuring potential losses in fair values has recently become the focus of risk management efforts by many companies. Such measurements are performed through the application of various statistical techniques. One such technique is Value at Risk ("VaR"), a summary statistical measure that uses historical interest rates and foreign currency exchange rates and equity prices and estimates the volatility and correlation of these rates and prices to calculate the maximum loss that could occur over a defined period of time given a certain probability.

        We believe that statistical models alone do not provide a reliable method of monitoring and controlling market risk. While VaR models are relatively sophisticated, the quantitative market risk information generated is limited by the assumptions and parameters established in creating the related models. Therefore, such models are tools and do not substitute for the experience or judgment of senior management.

        We are exposed to market risk and the risk of loss of fair value and possible liquidity strain resulting from adverse fluctuations in interest rates and foreign exchange prices. We employ a variety of derivative instruments to manage our exposure to interest rate and foreign currency risks. We statistically measure the loss of fair value through the application of a VaR model on a quarterly basis. In this analysis the net fair value of our operations is determined using the financial instrument assets and other assets and liabilities. This includes tax adjusted future flight equipment lease revenues and financial instrument liabilities, which includes future servicing of current debt. The estimated impact of current derivative positions is also taken into account.

        We calculate the VaR with respect to the net fair value by using historical scenarios. This methodology entails re-pricing all assets and liabilities under explicit changes in market rates within a specific historical time period. In this case, the most recent three years of historical information for interest rates and foreign exchange rates were used to construct the historical scenarios at December 31, 2010 and 2009. For each scenario, each financial instrument is re-priced. Scenario values for our operations are then calculated by netting the values of all the underlying assets and liabilities. The final VaR number represents the maximum adverse deviation in net fair market value incurred by these scenarios with 95% confidence (i.e., only 5% of historical scenarios show losses greater than the VaR figure). A one month holding period is assumed in computing the VaR figure. The following table presents the average, high and low VaRs on a combined basis and of each component at market risk for our operations with respect to its fair value for the periods ended December 31, 2010 and 2009. The VaR increased, primarily due to an increase in the average duration of our outstanding debt and a decrease in the value of Flight equipment under operating leases due to sales and impairment charges and fair value adjustments.

ILFC Market Risk

	December 31, 2010			December 31, 2009
	Average	High	Low	Average	High	Low
	(Dollars in millions)
Combined	$88.9	$158.6	$20.0	$46.5	$80.0	$35.9
Interest Rate	88.9	158.5	20.0	46.6	80.0	36.2
Currency	0.2	0.3	0.0	0.3	0.7	0.1

BUSINESS

General

        Our primary business operation is to acquire new commercial jet aircraft from aircraft manufacturers and other parties and lease those aircraft to airlines throughout the world. We also provide fleet management services to investors and/or owners of aircraft portfolios for a management fee. In addition to our leasing and fleet management activities, at times we sell aircraft from our leased aircraft fleet to other leasing companies, financial services companies and airlines. We have also provided asset value guarantees and a limited number of loan guarantees to buyers of aircraft or to financial institutions for a fee.

        As of December 31, 2010, we owned 933 jet aircraft, had four additional aircraft in the fleet classified as finance and sales-type leases, and provided fleet management services for 97 aircraft. See "—Properties—Flight Equipment." At December 31, 2010, we had contracted with Boeing and Airbus to purchase 115 new aircraft, all negotiated in U.S. dollars, for delivery through 2019 with an estimated purchase price of $13.5 billion. See "—Properties—Commitments." In March 2011, we signed a memorandum of understanding to purchase 75 A320neos and 25 A321neos from Airbus, which will replace our previous A380 commitments, and a purchase agreement for 33 737-800 aircraft from Boeing. The estimated aggregate purchase price for the 133 aircraft is approximately $7.5 billion and the aircraft will deliver through 2019.

        We maintain a variety of flight equipment to provide a strategic mix and balance so as to meet our customers' needs and to maximize our opportunities. To minimize the time that our aircraft are not leased to customers, we have concentrated our aircraft purchases on models of new and used aircraft which we believe will have the greatest airline demand and operational longevity.

        We typically finance the purchase of aircraft through available cash balances, internally generated funds, including aircraft sales, and debt financings. At times, we engage in financing transactions for specific aircraft. Management accesses the capital markets for funds at times and on terms and conditions considered appropriate.

        During 2009, we were unable to issue commercial paper or unsecured debt and relied primarily on loans from AIG Funding, an affiliate of our parent, to fulfill our liquidity needs in excess of the cash flows generated by our operations. During the year ended December 31, 2010, we regained access to the debt markets and issued approximately $9.8 billion of secured and unsecured debt. We used part of the proceeds to repay the loans from AIG Funding, which we believe allowed us to improve our financial position due to the release of approximately $10 billion of aircraft collateral previously pledged as security to AIG Funding, the termination of our guarantees of AIG's obligations under the FRBNY Credit Agreement between AIG and FRBNY and the issuance of new debt having extended and varying maturity dates.

        The airline industry is cyclical, economically sensitive and highly competitive. Our continued success is largely dependent on management's ability to develop customer relationships for leasing, sales, remarketing and fleet management services with airlines and other customers best able to maintain their economic viability and survive in the competitive environment in which they operate.

        The Company is incorporated in the State of California and its principal offices are located at 10250 Constellation Blvd., Suite 3400, Los Angeles, California 90067. Our telephone number, facsimile number and website address are (310) 788-1999, (310) 788-1990, and www.ilfc.com, respectively. The information on our website is not part of or incorporated by reference into this report.

Our Relationship with AIG

        We are an indirect wholly-owned subsidiary of AIG. AIG is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the U.S. and abroad. AIG's primary activities include both general insurance and life insurance and retirement services operations. Another significant activity is financial services. The common stock of AIG is listed on, among others, the New York Stock Exchange. In September 2008, liquidity issues resulted in AIG seeking and receiving governmental support through a credit facility from the FRBNY Credit Facility and TARP funding from the Department of the Treasury. On January 14, 2011, AIG was recapitalized and the FRBNY Credit Facility was repaid and terminated through a series of transactions that resulted in the Department of the Treasury becoming AIG's majority shareholder with ownership of approximately 92% of AIG's outstanding common stock. AIG understands that, subject to market conditions, the Department of the Treasury intends to dispose of its ownership interest in AIG over time. See "Management's Discussion and Analysis of Financial Condition and Result of Operations—Our Relationship with AIG."

Recent Development

        As previously announced, on March 30, 2011, one of our indirect, wholly owned subsidiaries (the "Subsidiary Borrower") entered into a new $1,324,500,000 secured term loan agreement with the right to increase the lender commitments by $200,000,000, if available (the "New Secured Term Loan"). The obligations of the Subsidiary Borrower under the New Secured Term Loan are guaranteed on an unsecured basis by ILFC and on a secured basis by certain wholly owned subsidiaries of the Subsidiary Borrower. The security granted by such subsidiaries includes the equity interests in certain special purpose subsidiaries of the Subsidiary Borrower that will own certain aircraft and liens on the aircraft and leases that are transferred into such special purpose subsidiaries. The funds from the New Secured Term Loan will be advanced in separate loans to the Subsidiary Borrower from time to time as aircraft are transferred to such special purposes subsidiaries. We intend to use the funds from the New Secured Term Loan for general corporate purposes, including the repayment of certain of our existing indebtedness. For additional information, see "Description of Other Indebtedness—Other Secured Financing Arrangements."

Aircraft Leasing

        We lease most of our aircraft under operating leases. The cost of the aircraft is not fully recovered over the term of the initial lease, and we retain the benefit as well as assume the risk of the residual value of the aircraft. In accordance with GAAP, rental revenues are recognized ratably over the lease term, as they are earned. Our aircraft under operating leases are included as Flight equipment under operating leases on our Consolidated Balance Sheets and are depreciated to an estimated residual value over the estimated useful lives of the aircraft. On occasion we enter into finance and sales-type leases where the full cost of the aircraft is substantially recovered over the term of the lease. The aircraft under finance and sales-type leases are recorded on our Consolidated Balance Sheets in Net investment in finance and sales-type leases. With respect to these leases, we recognize interest revenues over the lease term in a manner that produces a constant rate of return over the life of the lease. At December 31, 2010, we accounted for 933 aircraft as operating leases and four aircraft as finance and sales-type leases.

        The initial term of our current leases range in length from one year to 15 years with current maturities through 2021. See "—Properties—Flight Equipment" for information regarding scheduled lease terminations. We attempt to maintain a mix of short-, medium- and long-term leases to balance the benefits and risks associated with different lease terms and changing market conditions. Varying lease terms help to mitigate the effects of changes in prevailing market conditions at the time aircraft become eligible for re-lease or are sold.

        All leases are on a "net" basis with the lessee responsible for all operating expenses, which customarily include fuel, crews, airport and navigation charges, taxes, licenses, registration and insurance. In addition, the lessee is responsible for normal maintenance and repairs, airframe and engine overhauls, and compliance with return conditions of flight equipment on lease. We may, in connection with the lease of a used aircraft, agree to contribute to the cost of certain major overhauls or modifications depending on the condition of the aircraft at delivery. Under the provisions of many leases, for certain airframe and engine overhauls, we reimburse the lessee for costs incurred up to, but not exceeding, related overhaul rentals the lessee has paid to us. We recognize overhaul rentals received as revenue net of estimated overhaul reimbursements in the caption Rental of flight equipment in our Consolidated Statements of Operations. Except as disclosed above, we generally do not contribute to the cost of overhauls when we do not receive overhaul rentals.

        The lessee is responsible for compliance with all applicable laws and regulations with respect to the aircraft. We require our lessees to comply with the standards of either the United States Federal Aviation Administration (the "FAA") or its foreign equivalent. Generally, we require a deposit as security for the lessee's performance of obligations under the lease and the condition of the aircraft upon return. In addition, the leases contain extensive provisions regarding our remedies and rights in the event of a default by the lessee and specific provisions regarding the condition of the aircraft upon its return. The lessee is required to continue to make lease payments under all circumstances, including periods during which the aircraft is not in operation due to maintenance or grounding.

        Some foreign countries have currency and exchange laws regulating the international transfer of currencies. When necessary we require, as a condition to any foreign transaction, that the lessee or purchaser in a foreign country obtain the necessary approvals of the appropriate government agency, finance ministry or central bank for the remittance of all funds contractually owed in U.S. dollars. We attempt to minimize our currency and exchange risks by negotiating most of our aircraft leases in U.S. dollars. All guarantees obtained to support various lease agreements are denominated for payment in the same currency as the lease.

        To meet the needs of our customers, a few of our leases are negotiated in Euros. As the Euro to U.S. dollar exchange rate fluctuates, airlines' interest in entering into Euro denominated lease agreements will change. After we agree to the rental payment currency with an airline, the negotiated currency remains for the term of the lease. We had hedged Euro denominated lease payment cash flows generated by certain leases that were in effect at March 11, 2005, and these hedges expired in February 2010. The economic risk arising from foreign currency denominated leases has, to date, been immaterial to us.

        Management obtains and reviews relevant business materials from all prospective lessees and purchasers before entering into a lease or extending credit. Under certain circumstances, the lessee may be required to obtain guarantees or other financial support from an acceptable financial institution or other third party.

        During the life of the lease, situations may lead us to restructure leases with our lessees. Historically, restructurings have involved the voluntary termination of leases prior to lease expiration, the arrangement of subleases from the primary lessee to another airline, the rescheduling of lease payments, and modifications of the length of the lease. When we repossess an aircraft, we frequently export the aircraft from the lessee's jurisdiction. In the majority of these situations, we have obtained the lessee's cooperation and the return and export of the aircraft was immediate. In some situations, however, the lessees have not fully cooperated in returning aircraft. In those cases we have taken legal action in the appropriate jurisdictions. This process has delayed the ultimate return and export of the aircraft. In addition, in connection with the repossession of an aircraft, we may be required to pay outstanding mechanic, airport, and navigation fees and other amounts secured by liens on the repossessed aircraft. These charges could relate to other aircraft that we do not own but were operated by the lessee.

        During 2010, four of our lessees filed for bankruptcy protection or ceased operations. These customers operated 19 of our aircraft, of which 15 were leased from us and four were subleased from another one of our customers. As of March 4, 2011, 14 of these aircraft had been leased to other airlines, the four aircraft that were subleased remained on lease to the sublessor airline, and one aircraft had been sold. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Aircraft Industry and Sources of Revenue."

Flight Equipment Marketing and Aircraft Sales

        We may sell our leased aircraft at or before the expiration of their leases. The buyers of our aircraft include the aircraft's lessee and other aircraft operators, financial institutions, private investors and third party lessors. From time to time, we engage in transactions to buy aircraft for resale. In other cases, we assist our customers in acquiring or disposing of aircraft by providing consulting services and procurement of financing from third parties. Any gain on disposition of leased aircraft is included in the caption Flight equipment marketing and gain on aircraft sales in our Consolidated Statements of Operations.

        From time to time, we are engaged as an agent for airlines and various financial institutions in the disposition of their surplus aircraft on a fee basis. We generally act as an agent under an exclusive remarketing contract whereby we agree to sell aircraft on a commercially reasonable basis within a fixed time period. These activities generally augment our primary activities and also serve to promote relationships with prospective sellers and buyers of aircraft. We may, from time to time, participate with banks, other financial institutions, leasing companies, and airlines to assist in financing aircraft purchased by others and by providing asset value or loan guarantees collateralized by aircraft on a fee-basis.

        We plan to continue to engage in providing marketing services to third parties on a selective basis involving specific situations where these activities will not conflict or compete with, but rather will complement, our leasing and selling activities.

Fleet Management Services

        We provide fleet management services to third party operating lessors who are unable or unwilling to perform this service as part of their own operations. We typically provide many of the same services that we perform for our own fleet. Specifically, we provide leasing, re-leasing and sales services on behalf of the lessor for which we charge a fee. The fees for fleet management services are included in Interest and other in our Consolidated Statements of Operations.

Financing/Source of Funds

        We purchase new aircraft directly from manufacturers and used aircraft from airlines and other owners. We have generally financed our operations, including aircraft purchases, through available cash balances, internally generated funds, including aircraft sales, and debt financings. In September 2008, we became unable to issue unsecured debt and, in 2009, we borrowed approximately $3.9 billion from AIG Funding Inc., a subsidiary of our parent, to fulfill our liquidity needs in excess of the cash flows generated by our operations. In 2010, we regained access to the debt markets and issued approximately $9.8 billion of secured and unsecured debt. We used a portion of the proceeds to repay the loans from AIG Funding, which allowed us to release approximately $10 billion of excess aircraft collateral previously pledged as security to AIG Funding. The new debt also resulted in extended and varying maturity dates for our debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity."

Customers

        Each airline and its revenues are classified within the geographical area that represents the airline's principal place of business for the years indicated.

        At December 31, 2010, 2009 and 2008, we leased aircraft to customers in the following regions:

	Customers by Region
	2010		2009			2008
Region	Number of Customers(a)%		Number of Customers(a)%			Number of Customers(a)%
Europe	80	44.5%	82	(b)	46.1%	84	48.3%
Asia and the Pacific	45	25.0	45		25.3	41	23.5
The Middle East and Africa	25	13.9	22	(b)	12.3	19	10.9
U.S. and Canada	17	9.4	18		10.1	17	9.8
Central and South America and Mexico	13	7.2	11		6.2	13	7.5

	180	100%	178		100%	174	100%

(a)
A customer is an airline with its own operating certificate.

(b)
Two customers have been reclassified from the Middle East and Africa to Europe to reflect the new geographical boundaries of the European Union.

        Revenues from rentals of flight equipment to foreign airlines were $4.4 billion in 2010, $4.6 billion in 2009, and $4.4 billion in 2008, comprising 93.6%, 92.9%, and 93.0%, respectively, of total revenues from rentals of flight equipment. The following table sets forth the dollar amount and percentage of total revenues from rentals of flight equipment attributable to the indicated geographic areas based on each airline's principal place of business for the years indicated:

	2010			2009			2008
	Amount		%	Amount		%	Amount		%
Europe	$2,103,058		44.5%	$2,195,516	(a)	44.6%	$2,110,239		45.1%
Asia and the Pacific	1,455,873		30.8	1,503,241		30.5	1,372,454		29.3
The Middle East and Africa	375,496		7.9	412,687	(a)	8.4	414,493		8.9
U.S. and Canada	206,396		4.4	228,126		4.6	254,603		5.4
Central and South America and Mexico	585,679		12.4	588,683		11.9	527,067		11.3

	$4,726,502	(b)	100.0%	$4,928,253	(b)	100.0%	$4,678,856	(b)	100.0%

(a)
Revenues from rentals of flight equipment attributable to two countries have been reclassified from the Middle East and Africa to Europe to reflect the new geographical boundaries of the European Union.

(b)
Revenues from rentals of flight equipment have been reduced by $478.6 million (2010), $347.0 million (2009) and $264.6 million (2008), which was previously recorded as Overhaul provision in expenses. See Note A of Notes to Consolidated Financial Statements in our consolidated financial statements contained elsewhere in this prospectus.

        Lease revenues from the rental of flight equipment have been reduced by payments received by our customers from the aircraft and engine manufacturers.

        The following table sets forth revenue attributable to individual countries representing at least 10% of total revenue in any year indicated below based on each airline's principal place of business for the years indicated:

	2010		2009		2008
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
China	$815,683	17.3%	$879,073	18.3%	$819,371	17.5%
France	516,899	10.9	526,283	10.9	504,370	10.8

        No single customer accounted for more than 10% of total revenues in any of the years disclosed.

Competition

        The leasing, remarketing and sale of jet aircraft is highly competitive. We face competition from aircraft manufacturers, banks, financial institutions, other leasing companies, aircraft brokers and airlines. Competition for leasing transactions is based on a number of factors including delivery dates, lease rates, terms of lease, other lease provisions, aircraft condition and the availability in the marketplace of the types of aircraft to meet the needs of the customers. We believe we are a strong competitor in all of these areas.

Government Regulation

        The U.S. Department of State ("DOS") and the U.S. Department of Transportation ("DOT"), including the FAA, an agency of the DOT, exercise regulatory authority over air transportation in the U.S. The DOS and DOT, in general, have jurisdiction over the economic regulation of air transportation, including the negotiation with foreign governments of the rights of U.S. carriers to fly to other countries and the rights of foreign carriers to fly to and within the U.S.

        We are not directly subject to the regulatory jurisdiction of the DOS and DOT or their counterpart organizations in foreign countries related to the operation of aircraft for public transportation of passengers and property.

        Our relationship with the FAA consists of the registration with the FAA of those aircraft which we have leased to U.S. carriers and to a number of foreign carriers where, by agreement, the aircraft are to be registered in the U.S. When an aircraft is not on lease, we may obtain from the FAA, or its designated representatives, a U.S. Certificate of Airworthiness or a ferry flight permit for the particular aircraft.

        Our involvement with the civil aviation authorities of foreign jurisdictions consists largely of requests to register and deregister our aircraft on those countries' registries.

        The U.S. Department of Commerce ("DOC") exercises regulatory authority over exports. We are subject to the regulatory authority of the DOS and DOC as it relates to the export of aircraft for lease and sale to foreign entities and the export of parts to be installed on our aircraft. These Departments have, in some cases, required us to obtain export licenses for parts installed in aircraft exported to foreign countries.

        Through their regulations, the DOC and the Department of the Treasury (through its Office of Foreign Assets Control) impose restrictions on the operation of U.S. made goods, such as aircraft and engines, in sanctioned countries. In addition, they impose restrictions on the ability of U.S. companies to conduct business with entities in those countries.

        The Patriot Act of 2001 reinforced the authority of the U.S. Secretary of State and the U.S. Secretary of the Treasury to (i) designate individuals and organizations as terrorists and terrorist supporters and to freeze their U.S. assets and (ii) prohibit financial transactions with U.S. persons, including U.S. individuals, entities and charitable organizations. We comply with the provisions of this Act and we closely monitor our activities with foreign entities.

        A bureau of the U.S. Department of Homeland Security, U.S. Customs and Border Protection, enforces regulations related to the import of our aircraft into the U.S. for maintenance or lease and the importation of parts for installation on our aircraft. We monitor our imports for compliance with U.S. Customs regulations.

        The U.S. Bureau of Export Enforcement enforces regulations related to the export of our aircraft to other jurisdictions and the exportation of parts for installation of our aircraft. We monitor our exports for compliance with the U.S. Bureau of Export Enforcement.

        On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank"), which effects comprehensive changes to the regulation of financial services in the United States and will subject AIG to substantial additional federal regulation, was signed into law. The new legislation provides two scenarios under which the Board of Governors of the Federal Reserve System (the "FRB") could become AIG's regulator: (i) if AIG is recognized as a "savings and loan holding company" as defined by the Home Owners' Loan Act (HOLA) and/or (ii) if the newly created risk regulator—the Financial Stability Oversight Council—designates AIG as a company whose material financial distress, or whose nature, scope, size, scale, concentration, interconnectedness or mix of activities, could pose a threat to the financial stability of the United States. If AIG becomes subject, as a savings and loan holding company, to the examination, enforcement and supervisory authority of the FRB, the FRB would have authority to impose capital requirements on AIG and its subsidiaries. We cannot predict how the FRB will exercise potential general supervisory authority over AIG subsidiaries.

Employees

        We operate in a capital intensive rather than a labor intensive business. As of December 31, 2010, we had 194 full-time employees, which we considered adequate for our business operations. Management and administrative personnel will expand or contract, as necessary, to meet our future needs. None of our employees is covered by a collective bargaining agreement and we believe that we maintain excellent employee relations. We provide certain employee benefits including retirement, health, life, disability and accident insurance plans, some of which are established and maintained by our parent, AIG.

        AIG has received TARP funds and the Office of the Special Master for TARP Executive Compensation ("Special Master") has imposed limitations on compensation of AIG's highest paid employees. Our Vice Chairman and President is subject to the imposed limitations and we have three other members of our senior management team who will be subject to the limitations in 2011.

        During the year ended December 31, 2010, certain members of our senior management team left ILFC; we have been able to attract well qualified replacements.

Properties

Flight Equipment

        Management frequently reviews opportunities to acquire suitable commercial jet aircraft based not only on market demand and customer airline requirements, but also on our fleet portfolio mix, leasing strategies, and likely timeline for development of future aircraft. Before committing to purchase specific aircraft, management takes into consideration factors such as estimates of future values, potential for remarketing, trends in supply and demand for the particular type, make and model of aircraft and engines, trends in local, regional, and worldwide air travel, fuel economy, environmental considerations (e.g., nitrogen oxide emissions, noise standards), operating costs, and anticipated obsolescence.

        At December 31, 2010, the average age of aircraft in our fleet was 8.5 years.

        The following table shows the scheduled lease terminations (for the minimum noncancelable period which does not include contracted unexercised lease extension options) by aircraft type for our operating lease portfolio at December 31, 2010:

Aircraft Type	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	Total
737-300/400/500	7	10	14	12	8	1						52
737-600/700/800	15	37	29	22	24	30	19	6	3			185
757-200	5	15	11	16	9	4						60
767-200		1	1	1								3
767-300	2	7	13	11	11	3	3					50
777-200		10	9	7		2	4	5				37
777-300		1	3	3			8	9	7		1	32
747-400	3	7	2	3	1							16
MD-11			3	3								6
A300-600R/F				2	2		1	1				6
A310	1		2									3
A319	1	10	17	20	19	19	17	6	8	1	2	120
A320	9	20	21	24	25	42	8	5	5	4		163
A321	4	4	5	27	7	24	7	1	3	1		83
A330-200		10	10	11	8	6	9	4		2	1	61
A330-300		3	4	2	10	5	4					28
A340-300	2	2	4	3	2	2						15
A340-600			1	1	4	2	2	2	1			13

Total	49	137	149	168	130	140	82	39	27	8	4	933

        As of March 4, 2011, leases covering 21 of the 49 aircraft with lease expiration dates in 2011 had been extended or leased to other customers, and one aircraft is more likely than not to be sold during 2011.

Commitments

        At December 31, 2010, we had committed to purchase the following new aircraft at an estimated aggregate purchase price (including adjustment for anticipated inflation) of approximately $13.5 billion for delivery as shown below. The recorded basis of aircraft may be adjusted upon delivery to reflect credits given by the manufacturers in connection with the leasing of aircraft.

Aircraft Type	2011	2012	2013	2014	2015	2016	2017	2018	2019	Total
737-700/800(a)	5	5								10
787-8/9(a)(b)		4	10	7	3	5	12	17	16	74
A320-200(a)	1									1
A350XWB-800/900(a)				2	4	8	6			20
A380-800(c)				5	3	2				10

Total	6	9	10	14	10	15	18	17	16	115

(a)
We have the right to designate the size of the aircraft within the specific model type at specific dates prior to contractual delivery.

(b)
Pending official notice from Boeing related to firm delivery dates, we anticipate the first delivery to be delayed to the first quarter of 2013.

(c)
As of March 2011, we are no longer required to take delivery of the A380s on order.

        We anticipate that a portion of the aggregate purchase price will be funded by incurring additional debt. The exact amount of the indebtedness to be incurred will depend, in part, upon the actual purchase price of the aircraft, which can vary due to a number of factors, including inflation.

        The new aircraft listed above are being purchased pursuant to purchase agreements with each of Boeing and Airbus. These agreements establish the pricing formulas (which include certain price adjustments based upon inflation and other factors) and various other terms with respect to the purchase of aircraft. Under certain circumstances, we have the right to alter the mix of aircraft type ultimately acquired. As of December 31, 2010, we had made non-refundable deposits (exclusive of capitalized interest) with respect to the aircraft which we have committed to purchase of approximately $118.6 million with Boeing and $23.1 million with Airbus. In the first quarter of 2011, we signed a memorandum of understanding to purchase 75 A320neos and 25 A321neos from Airbus, which will replace our previous A380 commitments, and a purchase agreement for 33 737-800 aircraft from Boeing. The estimated aggregate purchase price for the 133 aircraft is approximately $7.5 billion and the aircraft will deliver through 2019.

        As of March 4, 2011, we had entered into contracts for the lease of new aircraft scheduled to be delivered through 2019 as follows:

Delivery Year	Number of Aircraft(a)	Number Leased	% Leased
2011	6	6	100%
2012	9	8	89
2013	10	10	100
2014	14	9	64
2015	10	7	70
Thereafter	66	9	14

(a)
Excludes new orders

        We will need to find customers for aircraft presently on order, and for any new aircraft ordered, and not subject to a lease or sale contract, and we will need to arrange financing for portions of the purchase price of such equipment. Although we have been successful to date in placing new aircraft on lease and have been able to obtain adequate financing in the past, there can be no assurance as to the future continued availability of lessees or of sufficient amounts of financing on acceptable terms.

Facilities

        Our principal offices are located at 10250 Constellation Blvd., Suite 3400, Los Angeles, California 90067. We occupy space under a lease which expires in 2015. As of December 31, 2010, we occupied approximately 127,000 square feet of office space. Starting in March 2009, we leased an additional 22,000 square feet, which is subleased to third parties.

Insurance

        Our lessees are required to carry those types of insurance that are customary in the air transportation industry, including comprehensive liability insurance and aircraft hull insurance. In general, we are an additional insured party on liability policies carried by the lessees. We obtain certificates of insurance from the lessees' insurance brokers. All certificates of insurance contain a breach of warranty endorsement so that our interests are not prejudiced by any act or omission of the operator-lessee. Lease agreements generally require hull and liability limits to be listed in U.S. dollars on the certificate of insurance.

        Insurance premiums are paid by the lessee, with coverage acknowledged by the broker or carrier. The territorial coverage is, in each case, suitable for the lessee's area of operations. The certificates of insurance contain, among other provisions, a provision prohibiting cancellation or material change without at least 30 days advance written notice to the insurance broker (who is obligated to give us prompt notice), except in the case of hull war insurance policies, which customarily only provide seven days advance written notice for cancellation and may be subject to shorter notice under certain market conditions. Furthermore, the insurance is primary and not contributory, and all insurance carriers are required to waive rights of subrogation against us.

        The stipulated loss value schedule under aircraft hull insurance policies is on an agreed value basis acceptable to us and usually exceeds the book value of the aircraft. In cases where we believe that the agreed value stated in the lease is not sufficient, we purchase additional Total Loss Only coverage for the deficiency.

        Aircraft hull policies contain standard clauses covering aircraft engines. The lessee is required to pay all deductibles. Furthermore, the hull war policies contain full war risk endorsements, including, but not limited to, confiscation (where available), seizure, hijacking and similar forms of retention or terrorist acts. The policies include customary exclusions such as physical damage to aircraft hulls caused by dirty bombs, bio-hazardous materials and electromagnetic pulsing.

        The comprehensive liability insurance listed on certificates of insurance includes provisions for bodily injury, property damage, passenger liability, cargo liability and such other provisions reasonably necessary in commercial passenger and cargo airline operations. Such certificates of insurance list combined comprehensive single liability limits of not less than $500 million. As a result of the terrorist attacks on September 11, 2001, the insurance market unilaterally imposed a sublimit on each operator's policy for third party war risk liability in the amount of $50 million. We require each lessee to purchase higher limits of third party war risk liability or obtain an indemnity from their government.

        Separately, we purchase contingent liability insurance and contingent hull insurance on all aircraft in our fleet and maintain other insurance covering the specific needs of our business operations. Insurance policies are generally placed or reinsured through AIG subsidiaries. AIG charges us directly for these insurance costs. We believe our insurance is adequate both as to coverage and amount.

Legal Proceedings

        Flash Airlines, Yemen Airways-Yemenia and Airblue Limited:    We are named in lawsuits in connection with the 2004 crash of our Boeing 737-300 aircraft on lease to Flash Airlines, an Egyptian carrier; the 2009 crash of our Airbus A310-300 aircraft on lease to Yemen Airways-Yemenia, a Yemeni carrier; and the 2010 crash of our Airbus A320-200 aircraft on lease to Airblue Limited, a Pakistani carrier. These lawsuits were filed by the families of victims on the flights and seek unspecified damages for wrongful death, costs, and fees. The Flash Airlines litigation originally commenced in May 2004 in California, but all U.S. proceedings were dismissed in favor of proceedings in France where claims are pending before the Tribunal de Grande Instance civil courts in Bobigny and Paris. As of March 4, 2011, the parties are engaged in settlement negotiations. We believe that we have substantial defenses to this action and available liability insurance is adequate to cover our defense costs and any potential liability. The Yemen Airways litigation was filed in January 2011 in California Superior Court in Los Angeles County. We removed the case to federal court on March 16, 2011. While plaintiffs have not specified any amount of damages, we believe that we are adequately covered by available liability insurance and that we have substantial defenses to this action. The Airblue Limited litigation commenced in Cook County, Illinois in September 2010. The case was removed to the U.S. district court for the Northern District of Illinois and plaintiffs voluntarily dismissed their claims without prejudice. A different group of plaintiffs refiled the case against us in Los Angeles County, California on March 4, 2011. The complaint does not specify any amount of damages, but we believe that we are adequately covered by available liability insurance and have substantial defenses to this action. We do not believe that the outcome of any of these lawsuits will have a material effect on our consolidated financial condition, results of operations or cash flows.

        Estate of Volare Airlines:    In November 2004, Volare, an Italian airline, filed for bankruptcy in Italy. Prior to Volare's bankruptcy, we leased to Volare, through wholly-owned subsidiaries, two A320-200 aircraft and four A330-200 aircraft. In addition, we managed the lease to Volare by an entity that is a related party to us of one A330-200 aircraft. In October 2009, the Volare bankruptcy receiver filed a claim in an Italian court in the amount of €29.6 million against us and our related party for the return to the Volare estate of all payments made by it to us and our related party in the year prior to Volare's bankruptcy filing. At December 31, 2010, we had accrued a proposed settlement amount in our consolidated financial statements. The Volare estate accepted the proposed settlement on March 25, 2011 and we expect the estate to dismiss its claims against us in due course. We do not expect the settlement payment to be material to our consolidated financial position, results of operations or cash flows.

        Krasnoyarsk Airlines:    We leased a 757-200ER aircraft to a Russian airline, KrasAir, which became the subject of a Russian bankruptcy-like proceeding. The aircraft was detained by the Russian customs authorities on the basis of certain alleged violations of the Russian customs code by KrasAir. While we prevailed in court proceedings, Russian custom authorities would not provide relevant documents to permit the aircraft to be removed from Russia. Therefore, we took possession of the engines only, and recorded impairment charges in the amount of $20.8 million for the year ended December 31, 2010, to reduce the value of the aircraft to the fair value of the engines. We do not intend to pursue the return of this aircraft further.

        We are also a party to various claims and litigation matters arising in the ordinary course of our business. We do not believe the outcome of any of these matters will be material to our consolidated financial position, results of operations or cash flows.

Code of Ethics and Conduct

        Our employees are subject to AIG's Code of Conduct designed to assure that all employees perform their duties with honesty and integrity. In addition, our directors and officers are subject to AIG's Director, Executive Officer, and Senior Financial Officer Code of Business Conduct and Ethics. Both of these Codes appear in the Corporate Governance section of www.aigcorporate.com.

MANAGEMENT

        The following table sets forth, as of April 1, 2011, the name, age and position of the individuals serving as executive officers and directors of ILFC.

Name	Age	Position
Henri Courpron	48	Chief Executive Officer and Director
Alan H. Lund	61	Vice Chairman of Board of Directors
Frederick S. Cromer	46	President and Chief Financial Officer
Douglas M. Steenland	59	Chairman of Board of Directors
Robert H. Benmosche	66	Director
William N. Dooley	58	Director
Leslie L. Gonda	91	Director
David L. Herzog	51	Director

        Henri Courpron.    Mr. Courpron joined us as our Chief Executive Officer in May 2010 and was also elected a director in May 2010. Previously, Mr. Courpron was President of the Seabury Group, an advisory and investment banking firm in aviation and aerospace, from July 2007 to May 2010. Prior to joining Seabury, Mr. Courpron was with Airbus for 20 years, where he was most notably Executive Vice President, Procurement at Airbus headquarters in Toulouse, France and President and Chief Executive Officer of Airbus North America. Mr. Courpron received a masters degree in computer science from Ecole Nationale Supérieure d'Electrotechnique d'Electronique d'Informatique et d'Hydraulique (ENSEEIHT) in Toulouse, where he specialized in artificial intelligence. Mr. Courpron has extensive experience in the aviation industry and brings his knowledge of the day-to-day operations of our company to our board of directors, providing invaluable insight as it reviews our operations, growth and financial prospects.

        Alan H. Lund.    Mr. Lund has served as a director of ILFC for more than 20 years and has served as Vice Chairman of Board of Directors since January 2000. In addition, Mr. Lund served as our President from May 2010 until his retirement in March 2011. Prior to being named our President, Mr. Lund served as our interim President and Chief Executive Officer from March 2010 to May 2010, and as our Chief Financial Officer from January 1982 to March 2010. Before joining ILFC, Mr. Lund was the Chief Financial Officer and Vice President of California-World Financial Corp., a title insurance company. Previously, he was employed by an accounting firm that is now part of Deloitte & Touche LLP as a Certified Public Accountant. Mr. Lund received a bachelor of science degree in 1973 from Whittier College, where he has served on its Board of Trustees since 2000. Mr. Lund has been one of our executives for over 25 years and has contributed in our growth and success. We believe that Mr. Lund possesses significant operational insight to our board of directors.

        Frederick S. Cromer.    Mr. Cromer has served as our President since April 2011 and as our Chief Financial Officer since March 2010. Previously, Mr. Cromer served as our Senior Vice President, Finance from July 2008 to March 2010. Prior to joining ILFC, Mr. Cromer served as Vice President and Chief Financial Officer of ExpressJet Airlines, formerly a wholly owned subsidiary of Continental Airlines before it became an independent, publicly traded company, from June 1998 to June 2008. Mr. Cromer has also held various airline finance and planning positions at Continental Airlines and Northwest Airlines. Mr. Cromer received a bachelor of arts in economics from the University of Michigan and a master of business administration in finance from DePaul University.

        Douglas M. Steenland.    Mr. Steenland has served as a director of ILFC since September 2009, and as our Chairman since December 2009. Mr. Steenland is the former Chief Executive Officer of Northwest Airlines Corporation, serving from 2004 to 2008, and President, serving from 2001 to 2004. Prior to that, he served in a number of Northwest Airlines Executive positions after joining Northwest Airlines in 1991, including Executive Vice President, Chief Corporate Officer and Senior Vice President

and General Counsel. Mr. Steenland retired from Northwest Airlines upon its merger with Delta Air Lines, Inc. Prior to joining Northwest Airlines, Mr. Steenland was a senior partner at a Washington, D.C. law firm that is now part of DLA Piper. Mr. Steenland is currently a director of AIG, Delta Air Lines, Inc., where he serves on the Finance Committee, and Digital River, Inc. In the past five years, Mr. Steenland has also served as a director of Northwest Airlines Corporation. Mr. Steenland was President and Chief Executive Officer of Northwest Airlines Corporation when it filed for Chapter 11 bankruptcy in 2005. Mr. Steenland's experience in managing large, complex, international institutions and his experience in restructuring as well as his professional experience in the airline industry make him a valuable resource on ILFC's board of directors.

        Robert H. Benmosche.    Mr. Benmosche was elected as a director of ILFC in June 2010. Mr. Benmosche has been AIG's President and Chief Executive Officer since August 2009. Previously, he served as Chairman and Chief Executive Officer of MetLife, Inc. from September 1998 to March 2006. He also served as President of MetLife, Inc. from September 1999 to June 2004, President and Chief Operating Officer from November 1997 to June 1998, and Executive Vice President from September 1995 to October 1997. Prior to that, he served as an Executive Vice President of PaineWebber Group Incorporated from 1989 to 1995. Mr. Benmosche has served as a director of AIG since August 2009 and has also served as a director of MetLife, Inc. and Credit Suisse Group AG. Mr. Benmosche's experience managing large, complex, international institutions and his professional experience across industries including insurance, financial services, and operations and technology positions him well for service on our board of directors.

        William N. Dooley.    Mr. Dooley has served as a director of ILFC since August 1997. Mr. Dooley has served as AIG Executive Vice President, Financial Services since May 2010 and as AIG Senior Vice President, Financial Services from June 1998 to May 2010. Since joining AIG in 1978, he has served in various senior roles in AIG's financial management and investment areas, including Vice President and Treasurer of AIG, Senior Vice President and Chief Investment Officer of American International Underwriters, and Senior Vice President and Treasurer of AIG Investment Corporation. Before joining AIG, Mr. Dooley was employed by European American Bank, New York, a financial institution. He received a bachelor of science in business administration from Manhattan College and a master of business administration in finance from Pace University. We believe that Mr. Dooley's management experience makes him an important contributor on our board of directors.

        Leslie L. Gonda.    Mr. Gonda is a founder of our company and has served as our director since 1973. He has also served as our Chairman from 1973 to 2001. Mr. Gonda's service on our board of directors since ILFC's inception provides stability and insight that we believe is critical to the working success of our board of directors and makes him an invaluable resource to our board of directors.

        David L. Herzog.    Mr. Herzog has served as a director of ILFC since October 2008. Mr. Herzog has been the Chief Financial Officer and Executive Vice President of AIG since October 2008. Mr. Herzog served as Comptroller of AIG from June 2005 to November 2008, Senior Vice President from June 2005 to October 2008, Chief Financial Officer of worldwide life insurance operations from April 2004 to June 2005 and Vice President of Life Insurance from 2003 to 2004. In addition, Mr. Herzog currently serves and has served in other senior officer positions for AIG and its subsidiaries, including as the Chief Financial Officer and Chief Operating Officer of American International Life Assurance Co. of New York and as the Chief Financial Officer of GenAmerica Financial, LLC. Previously, Mr. Herzog served in various Executive Positions at Citicorp Life Insurance Companies and at an accounting firm that is now part of PricewaterhouseCoopers LLP. He has been a director of First SunAmerica Life Insurance Co., since 2003. Mr. Herzog serves as a director of AIG subsidiaries, American International Life Assurance Co. of New York, American General Finance Inc. and American General Finance Corp. Mr. Herzog received a bachelor's degree in accounting from the University of Missouri-Columbia and a master of business administration in finance and economics from the University of Chicago. In addition, Mr. Herzog holds the designations of Certified Public Accountant and Fellow, Life Management Institute (FLMI). We believe that Mr. Herzog's financial and management experience in the oversight of AIG and its subsidiaries makes him an important contributor on our board of directors.

Board of Directors and Director Independence

        ILFC's board of directors does not have any standing committees. Though not formally considered by ILFC's board of directors since our equity securities are not registered or traded on any national securities exchange, we believe that Mr. Steenland would be considered independent under the listing standards of the New York Stock Exchange (the "NYSE"), the national securities exchange upon which the common stock of our indirect parent, AIG, is listed. If our common stock were listed on the NYSE, we would be considered a "controlled company" under the NYSE rules because AIG controls a majority of our voting stock. As a result, we would not be required to have a majority of our board of directors consist of independent directors.

        Steven F. Udvar-Hazy served on the board of directors of ILFC until February 5, 2010, and John L. Plueger served on the board of directors of ILFC until March 26, 2010. Mr. Udvar-Hazy and Mr. Plueger were executive officers of ILFC during this time and neither was considered independent.

        Robert Gender served on the board of directors of ILFC until June, 2010. Louis Gonda served on the board of directors of ILFC until June, 2010. Alain Karaoglan served on the board of directors of ILFC until June, 2010. Alan Pryor served on the board of directors of ILFC until June, 2010. Though not formally considered by ILFC's board of directors since our equity securities are not registered or traded on any national securities exchange, we believe that each of Messrs. Steenland and Gonda would have been considered independent under the listing standards of the NYSE.

Compensation Committee Interlocks and Insider Participation

        We do not have a compensation committee. Our board of directors is responsible for determining the compensation of our executive officers. Mr. Courpron, our Chief Executive Officer, is a member of our board of directors and will make recommendations to the board of directors as to the compensation of named executive officers other than himself. Mr. Udvar-Hazy, our former President and Chief Executive Officer, was a member of our board of directors until February 5, 2010 and made recommendations to the board of directors as to the compensation of named executive officers other than himself. Other than our board members who are officers of our parent, AIG, no member of our board of directors had any relationships requiring disclosure by us under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has one or more executive officers who served on our board of directors during 2010.

COMPENSATION

Director Compensation

        Compensation for ILFC's non-management directors during 2010 included the payment of an annual retainer of $15,000. In lieu of an annual retainer, the Non-Executive Chairman of ILFC's board of directors receives a $200,000 annual fee. Our non-management directors were not entitled to receive any meeting fees or equity awards for their services on our board of directors, but were entitled to reimbursement of any out-of-pocket expenses incurred in connection their service on our board of directors.

2010 Non-Management Director Compensation

        The following table contains information with respect to the compensation of the individuals who served as non-management directors of ILFC for all or part of 2010. Members of our board of directors who also served as officers of AIG or ILFC did not receive any additional compensation for services provided as a director and are not included in the table.

Name	Fees Earned or Paid in Cash ($)(1)(2)	All Other Compensation ($)	Total ($)
Douglas M. Steenland	$200,000	$0	$200,000
Leslie L. Gonda	$15,000	$0	$15,000

(1)
For Mr. Steenland, the amounts reflect his $200,000 annual fee for serving as our Non-Executive Chairman. In addition to serving as a member of ILFC's board of directors, Mr. Steenland serves as a member of AIG's board of directors. Mr. Steenland receives separate compensation for his services on AIG's board of directors, as described in more detail in AIG's proxy statement for its 2011 Annual Meeting of Shareholders.

(2)
None of the non-management directors was awarded stock or option awards with respect to shares of ILFC or AIG common stock during 2010, and no such director held any outstanding stock or option awards at the end of 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        ILFC is committed to compensation practices that allow us to attract and retain capable and experienced professionals and motivate them to achieve strong business results in both the short- and long-term. This section discusses the compensation awarded to, earned by or paid to ILFC's named executive officers for 2010. As required by SEC rules, ILFC's named executive officers include individuals who have served as its Chief Executive Officer or Chief Financial Officer at any time during 2010, its three other most highly paid executive officers in office at the end of 2010 and up to two additional former executive officers who would have been one of its three most highly paid executive officers if he or she had continued to be employed at the end of 2010. Our three executive officers in office at the end of 2010—Messrs. Courpron, Cromer and Lund—are each considered to be named executive officers of ILFC for 2010. In addition, three former executive officers who left office during 2010—Messrs. Udvar-Hazy and Plueger and Ms. Sackman—are each also considered to be named executive officers of ILFC for 2010. These six current and former executive officers are referred to as the "named executives."

        We are an indirect wholly-owned subsidiary of AIG. AIG has been subject to limits on its executive compensation program beginning with the receipt of government support in 2008 and, since 2009, has been subject to the more restrictive limits on the structure and amounts of compensation established by statute. These statutory compensation limits, which we refer to generally as the "TARP Standards," apply to AIG and its majority-owned subsidiaries, including ILFC.

        The 2010 pay structures for AIG's senior executive officers and 20 other most highly paid employees (based on 2009 compensation) were prescribed by law, as interpreted by the Special Master for TARP Executive Compensation, who is appointed by the Secretary of the Treasury. The Special Master also determined the specific compensation structures and amounts payable for this "Top 25" group. Messrs. Lund, Udvar-Hazy and Plueger were members of AIG's Top 25 group for 2010. The determined compensation for these named executives was publicly announced by the Special Master in March 2010.

        The Special Master also determined the pay structure (but not the amounts) of the remainder of AIG's 100 most highly compensated employees (based on 2009 compensation), who are referred to as the "Top 26-100" group. Mr. Courpron was compensated similar to how members of this Top 26-100 group were compensated for 2010. The compensation structures determined for this group were publicly announced by the Special Master in April 2010.

        Executive compensation structures and amounts for Messrs. Courpron, Lund, Udvar-Hazy, and Plueger were made in the context of these legal restrictions.

Former Executive Officers

        Three of our 2010 named executives are former executive officers who each terminated employment during the first half of 2010. Mr. Udvar-Hazy retired on February 5, 2010, Mr. Plueger retired on March 26, 2010 and Ms. Sackman retired effective May 1, 2010. During 2010, each of these executives was paid a cash salary. Because they were subject to the TARP Standards during 2010, Messrs. Udvar-Hazy and Plueger were also paid Stock Salary, which is described below. Other than a restricted stock unit grant made to Ms. Sackman for 2009 performance prior to her termination, none of these named executives received any incentive compensation awards for 2010. The other variable elements of compensation reported for these former executives in the following compensation tables reflect vesting or payouts under incentive awards granted in prior years or historic compensation components. As a result, the remainder of this Compensation Discussion and Analysis generally focuses on our executive officers who were in office for all of 2010, and the decisions made during 2010 with respect to their compensation.

Approved Compensation for Messrs. Courpron and Lund

        The following table shows the approved 2010 annualized compensation rates and target incentive amounts for Messrs. Courpron and Lund as determined by the Special Master, and any actual incentive awards for 2010 determined by AIG's Compensation and Management Resources Committee (the "AIG Committee") for these executives.

	Structure and Maximum Amounts Determined by Special Master Alan H. Lund	Structure Determined by Special Master Henri Courpron
2010 Special Master Approved Structure(1)
Cash Salary	$1,000,000	$606,250
Stock Salary	$3,000,000	$1,040,530
Target Incentive	$0	$2,750,000

Total	$4,000,000	$4,396,780
2010 Committee Awarded Incentive
% of Target	N/A	100%
Amount	N/A	$2,750,000

(1)
The approved cash salary and Stock Salary rates for Mr. Lund reflect the rates that were effective as of March 26, 2010. Pursuant to the Determination Memorandum issued by the Special Master on May 18, 2010, the approved rates of Mr. Lund's cash salary and Stock Salary were increased effective as of the March 26, 2010 date of his promotion. The structure of Mr. Courpron's cash salary, Stock Salary and target incentives was effective on his date of hire (May 18, 2010), and was also approved by the Special Master in his Determination Memorandum issued on May 18, 2010.

Compensation for Mr. Cromer

        Mr. Cromer was not a member of AIG's Top 25 or Top 26-100 groups for 2010. As a result, the structure and amount of Mr. Cromer's 2010 compensation was not subject to or impacted by the restrictions contained in the TARP Standards. As a result, Mr. Cromer's compensation structure is different from Messrs. Courpron's and Lund's, and Mr. Cromer's compensation is often described separately in this Compensation Discussion and Analysis.

Objectives and Design of Compensation Framework

        As an indirect wholly-owned subsidiary of AIG, our compensation philosophy is the same as AIG's enterprise-wide philosophy. In 2010, the AIG Committee approved a comprehensive compensation philosophy that centers around the following:

  •
  Attracting and retaining the strongest employees for our various business needs by providing competitive and consistent compensation opportunities.

  •
  Creating a culture of performance management and pay-for-performance by providing total direct compensation opportunities that reward the performance of ILFC, AIG and individual employees.

  •
  Managing total direct compensation to provide a competitive, performance driven structure through a four-part program that takes into account base salary, annual incentives, long-term incentives and benefits and perquisites.

  •
  Motivating all ILFC employees to achieve sustainable increases in both ILFC's and AIG's "intrinsic value," which represents a balance of profitability, growth and risk, to drive long-term value creation for shareholders.

  •
  Aligning the long-term economic interests of key employees with those of AIG shareholders by ensuring that a meaningful component of each key employee's compensation is represented by AIG securities.

  •
  Avoiding incentives that encourage employees to take unnecessary or excessive risks that could threaten the value of ILFC and AIG by appropriately balancing risk and reward as well as rewarding both annual and long-term performance.

  •
  Maintaining strong corporate governance practices by meeting evolving standards of compensation governance and complying with regulations applicable to employee compensation.

        We are required to implement these policies differently for our named executives who are subject to the TARP Standards. In particular, the Special Master determined the compensation structure for each of Messrs. Courpron and Lund (and, in the case of Mr. Lund, amounts payable or potentially payable) and concluded that they will not result in payments that are inconsistent with the purposes of Section 111 of the Emergency Economic Stabilization Act of 2008 (EESA) or the Troubled Asset Relief Program (TARP), and will not otherwise be contrary to the public interest (the "Public Interest Standard"). In doing so, the Special Master must consider the following six principles:

  •
  Risk.  Compensation should avoid incentives that encourage employees to take unnecessary or excessive risks that could threaten the value of AIG.

  •
  Taxpayer Return.  Compensation should reflect the need for AIG to remain a competitive enterprise and to retain and recruit talented employees so that AIG will ultimately be able to repay its TARP obligations.

  •
  Appropriate Allocation.  Compensation should be appropriately allocated to different components, such as salary and short- and long-term incentives, and forms, such as cash and equity, based on the role of each employee and other relevant circumstances.

  •
  Performance-based Compensation.  An appropriate portion of compensation should be performance-based, and the performance metrics should be measurable, enforceable, and actually enforced if not met.

  •
  Comparable Structures and Payments.  Compensation should be consistent with compensation for executives in similar positions at entities that are similarly situated, including at financially distressed institutions.

  •
  Employee Contributions to AIG's Value.  Compensation should reflect current or prospective contributions of the employee to AIG's value.

        During the period that compensation for one or more of ILFC's executives is subject to the determinations of the Special Master, our approach for any such executives will also focus on these principles.

        The Special Master had discretion to determine the appropriate weight or relevance of each principle, depending on his views of the facts and circumstances surrounding the compensation structure or payment for a particular employee. To the extent that two or more principles are inconsistent in a particular situation, the Special Master exercised his discretion to determine the relative weight to be accorded to each principle.

        In the course of applying these principles, the Special Master was permitted to take into account other compensation structures and other compensation earned, accrued, or paid, including compensation and compensation structures that are not subject to the restrictions of EESA. For example, the Special Master was permitted to consider payments under valid contracts entered into before the enactment of EESA.

        As required by EESA, AIG held a non-binding shareholder advisory vote at its 2010 Annual Meeting of Shareholders to approve the compensation of AIG's named executives. The shareholder resolution was approved by over 97 percent of the votes cast. Although the AIG Committee reviewed the outcome of the vote, the result did not impact compensation decisions with respect to ILFC's named executives.

Compensation Structure—Direct Compensation Components

        Cash Salary.    In 2009 and 2010, the Special Master determined that compensation for members of AIG's Top 25 and Top 26-100 groups should be primarily performance-based. He therefore required that cash salaries for members of AIG's Top 25 and Top 26-100 groups be generally limited to $500,000, except in certain exceptional cases. Unlike Messrs. Courpron and Lund, Mr. Cromer's cash salary was not impacted by or subject to these limits.

        Stock Salary.    As a result of the Special Master's determinations, in 2009, AIG implemented a program of regular grants of vested stock or stock units for members of AIG's Top 25 and Top 26-100 groups that we generally refer to as "Stock Salary." The ultimate value of Stock Salary is determined by the value of AIG Common Stock or a basket of AIG Common Stock and debt securities over a period of years, and the Special Master has therefore determined that this compensation is both performance-based and consistent with the long-term interest of shareholders. In large part, Stock Salary takes the place of what would otherwise be annual and long- term cash, stock and performance-based incentive programs.

        Stock Salary generally takes the form of regular, semi-monthly grants of immediately vested stock or units. The amount of stock or units awarded on each grant date is based on the dollar value of the Stock Salary earned over the period since the preceding grant date. Furthermore, each grant of Stock Salary is subject to transfer or payment restrictions over a multi-year period. Each grant of Stock Salary was made subject to payment restrictions for between one and three years from the date of grant, depending on the individual. For Messrs. Lund, Udvar-Hazy and Plueger, the restrictions will lapse on one-third of the Stock Salary each year, starting on the first anniversary of grant. For Mr. Courpron, a portion of Stock Salary is restricted for three years and the remainder is restricted for one year.

        For 2010, AIG was permitted to use a new form of Stock Salary based on a basket of AIG Common Stock and debt securities designed to serve as a proxy for AIG's long-term value. In May 2010, final terms for long-term performance units (LTPUs) based on a basket of AIG Common Stock and debt securities were approved by the Special Master, and 2010 Stock Salary was paid in LTPUs for Messrs. Courpron, Lund, and Plueger with retroactive effect from January 1, 2010. Mr. Udvar-Hazy terminated employment in February 2010, and his 2010 Stock Salary continued to be paid in units based on the value of AIG Common Stock through the date of his termination. The grant date notional value of a LTPU is $1,000, representing 20 percent AIG Common Stock and 80 percent debt securities by value. The amount of LTPUs awarded on each grant date is determined by dividing the dollar value of the Stock Salary earned over the period since the preceding grant date by $1,000. At any other time, the value of a LTPU equals the value of the underlying securities, determined by reference to the trailing ten-trading-day volume weighted average price as reported by the Financial Industry Regulatory Authority, Inc. (in the case of the debt securities) or the closing sale price on the NYSE (in the case of the AIG Common Stock). All Stock Salary granted in 2009 to ILFC executives was granted in units based on AIG Common Stock.

        Under the terms of the AIG Long-Term Performance Units Plan, the LTPUs must become based solely on AIG Common Stock 90 days after the date on which at least 75 percent of the preferred securities in AIG held by the Department of the Treasury are converted into AIG Common Stock. On January 14, 2011, AIG completed a series of integrated transactions to recapitalize AIG, including the exchange of more than 75 percent of the Department of the Treasury's preferred holdings for AIG Common Stock (the "Recapitalization"). Accordingly, on April 14, 2011, the debt securities portion of any outstanding LTPU will be converted into AIG Common Stock based on the values of the debt securities and AIG Common Stock at the time of the conversion.

        Stock Salary awards to ILFC's named executives in 2010 generally took the form of cash-settled units.

        2010 Incentive Compensation.    As a member of AIG's Top 25 Group, Mr. Lund did not receive any cash or equity incentive compensation during 2010. Members of AIG's Top 26-100 group were able to receive incentive compensation in the form of cash or other equity, but incentive compensation awards were subject to structural limitations under the TARP Standards that impacted the structure of Mr. Courpron's 2010 incentive compensation. Mr. Cromer was not a member of AIG's Top 25 or Top 26-100 groups for 2010, and he could be paid incentives in the form of cash or equity without any restrictions under the TARP Standards. As discussed above, other than a restricted stock unit grant made to Ms. Sackman for 2009 performance prior to her termination, none of Messrs. Udvar-Hazy, Plueger or Ms. Sackman received any incentive compensation awards for 2010.

        TARP RSUs.    TARP RSUs were granted to Mr. Courpron during 2010. TARP RSUs are a form of incentive compensation defined by applicable regulation under the name "long-term restricted stock." In order to qualify as TARP RSUs, the award must generally have at least a two-year vesting period and may only become transferable or payable in 25 percent increments in proportion to AIG's repayment of its TARP obligations.

        Cash Incentive.    Mr. Courpron was eligible for and was awarded a cash incentive, but no more than half of his target incentives were eligible to be paid in cash as a result of the TARP Standards. Mr. Courpron's incentive opportunities were structured to permit the maximum amount of target cash incentive. Mr. Cromer was awarded a variable cash incentive award for 2010 based on a subjective assessment of his individual performance during the year.

        Stock Incentive.    For 2010, shares of variable restricted stock were awarded to Mr. Courpron based on the attainment of objective performance criteria established for Mr. Courpron. As a result of the TARP Standards, the restricted stock awards were immediately vested at the time of grant, with a portion of the awards restricted from transfer until March 15, 2012, and the remaining portion restricted from transfer until December 20, 2013. Mr. Cromer and Ms. Sackman were each awarded restricted stock unit awards in March 2010 based on a subjective assessment of the executive's performance during 2009.

        Performance Determination.    For Mr. Courpron, the incentives described above were awarded on the basis of performance criteria tailored to his particular situation and responsibilities, and reviewed and approved by the AIG Committee in consultation with the Special Master. However, notwithstanding the full or partial satisfaction of the performance criteria, the AIG Committee retained the discretion to reduce any employee's incentive award on the basis of its overall evaluation of the employee's or AIG's performance.

        The same performance criteria were used for determining grants of each form of incentive compensation described above for Mr. Courpron. When the level of Mr. Courpron's performance had been determined, the dollar value of the incentive awarded was allocated in a way that followed the approved structure. For Mr. Courpron's TARP RSUs and variable restricted stock awards, the number of AIG shares or units awarded was determined by dividing the dollar value of the incentive by the closing sale price of AIG Common Stock on the NYSE on the date of grant.

        Mr. Cromer's variable cash incentives and restricted stock units were awarded on the basis of a subjective assessment of his performance relative to both individual and ILFC performance objectives. The amount of the variable cash incentive was determined based on performance during 2010, while the amount of the restricted stock unit awards was determined based on 2009 performance.

        The performance criteria used for the applicable named executives are summarized under "Compensation Decisions for 2010—Incentive Awards."

        Clawback.    All of the 2010 incentive compensation described above paid to Mr. Courpron is subject to "clawback" if it is later determined to have been based on materially inaccurate financial statements or any other materially inaccurate performance metrics, or if he is terminated due to misconduct that occurred in 2010.

        Timing.    In order to facilitate compliance with the TARP Standards, stock incentive awards were granted to Mr. Courpron on December 20, 2010. Stock incentive awards were granted to Mr. Cromer and Ms. Sackman on March 9, 2010 as part of the incentive awards granted for 2009 performance.

        Mid-Year Cash Payments.    In addition to the variable cash and stock incentives described above, we have historically made quarterly, mid-year or supplemental cash payments to certain employees based on a subjective assessment of the employee's performance. Mr. Cromer received a mid-year cash bonus payment for 2010. None of the other named executives received any of these types of payments for 2010.

        ILFC LTIP.    Since 2006, ILFC has maintained a separate long-term incentive award plan for certain of its employees, and beginning in 2010, awards under this plan, which we refer to as the "ILFC LTIP" were granted under a similar plan sponsored by AIG. The ILFC LTIP has been designed to complement long-term equity incentives tied solely to the value of AIG Common Stock, and provide a long-term incentive opportunity tied to the performance of ILFC. During 2010, Mr. Cromer was the only named executive granted an award under the ILFC LTIP. Pursuant to the structure of the ILFC LTIP for 2010, 2010 incentive awards were granted in a combination of cash incentive awards and SARs tied to the value of AIG Common Stock. The SAR component was new for 2010 and was included to provide an equity-linked component to what had previously been a cash-based plan. Mr. Cromer's cash incentive awards and SARs are scheduled to become payable based on ILFC's quarterly achieved cash flow balances during a performance period beginning on January 1, 2010 and ending on December 31, 2011. ILFC believes the quarterly achieved cash flow targets are reasonably attainable if ILFC successfully executes its business plan.

Historic Compensation Components

        In January 2010, Messrs. Lund, Udvar-Hazy and Plueger received 81 shares, 161 shares, and 81 shares, respectively, of AIG Common Stock upon the vesting of awards previously made under AIG's 2006 Partners Plan (the Partners Plan).

        In May 2010, Mr. Lund received 270 shares of AIG Common Stock upon the vesting of awards previously made under AIG's 2005-2006 Deferred Compensation Profit Participation Plan (the DCPPP). In December 2010, Mr. Lund and Ms. Sackman received 284 shares and 102 shares, respectively, of AIG Common Stock upon the vesting of a 2007 grant of time-vested restricted stock units under AIG's 2007 Stock Incentive Plan.

        In 2007, Messrs. Udvar-Hazy, Plueger and Lund and Ms. Sackman were granted long-term cash incentive awards under ILFC's LTIP for the performance period beginning on January 1, 2007 and ending on January 1, 2010. Payment of these cash incentive awards was based on ILFC's growth in earnings per share over the performance period. The target level of growth in earnings per share for the 2007-2010 performance period was 5 percent. In 2010, Messrs. Plueger and Lund and Ms. Sackman earned a payment for the 2007-2010 performance period based on ILFC's growth in earnings per share performance. Based on conversations with the Special Master, the amount paid to Messrs. Plueger and Lund for performance during the 2007-2010 performance period was equal to approximately 67 and 70 percent, respectively, of the payment each earned based on ILFC's performance. Mr. Udvar-Hazy did not receive any payment for the 2007-2010 performance period due to his termination of employment with ILFC.

Compensation Structure—Indirect Compensation Components

        Welfare and Other Indirect Benefits.    The named executives are generally eligible to participate in the same broad-based health, life and disability benefit programs as ILFC's other employees.

        Retirement Benefits.    ILFC and AIG provide a number of retirement benefits to eligible employees, including both defined contribution plans (such as 401(k) plans) and traditional pension plans (called defined benefit plans). The Special Master required that further accruals under all of these plans, other than the tax-qualified plans, be halted for members of AIG's Top 25 and Top 26-100 groups but stated that such employees may continue to receive age and service credit for the purpose of vesting in previously accrued benefits.

        We currently have two active defined contribution plans for eligible employees at the named executives' level. The first plan is a 401(k) plan, which is tax-qualified. We matched a percentage of participants' contributions to the 401(k) plan, depending on a participant's length of service, up to $17,150 in 2010 for the named executives. This plan was not affected by the TARP Standards and the Special Master permitted members of AIG's Top 25 and Top 26-100 groups to continue to participate in this plan. The second plan is the ILFC Incentive Deferred Compensation Plan (IDCP), which is a nonqualified defined contribution plan. Mr. Cromer was the only named executive to receive an award under the IDCP for 2010. Participants in the IDCP receive an annual deferred incentive award contribution equal to 3% of their base salary and bonuses earned for the plan year, and may also receive additional discretionary deferred incentive award contributions. The IDCP is described in greater detail in "Post-Employment Compensation—Nonqualified Deferred Compensation."

        Our defined benefit plans include a tax-qualified pension plan and an Excess Retirement Income Plan (a "restoration" plan). Each of these plans provides for a yearly benefit based on years of service and average final salary. These plans and their benefits are described in greater detail in "Post-Employment Compensation—Pension Benefits."

        Perquisites and Other Compensation.    To facilitate the performance of their management responsibilities, we provide some employees with temporary relocation expenses, legal services, financial and tax planning and other benefits categorized as "perquisites" or "other" compensation under the SEC rules.

        The Special Master generally limited the amount of perquisites and "other" compensation for members of AIG's Top 25 and Top 26-100 groups to $25,000 per year. In addition, all payments of tax "gross-ups" to these employees have been prohibited, except in connection with expatriate arrangements. Temporary relocation benefits of the type provided to Mr. Courpron in connection with his commencement of employment generally constitute good cause for the executive to be paid the benefits under the TARP Standards.

        In addition, since September 2009, AIG has maintained a Luxury Expenditure Policy, which summarizes existing relevant underlying policies and guidelines that address corporate expenditures, including entertainment and events, office and facility renovations, aviation and other transportation services and other similar items, activities and events. The policy applies to all of ILFC's employees. The policy is intended to help ensure that expenses are reasonable and appropriate. A copy of the policy may be obtained from the Corporate Governance section of AIG's corporate website at www.aigcorporate.com.

        Termination Benefits and Policies.    During 2010, Messrs. Courpron and Lund were participants in AIG's Executive Severance Plan (ESP). Mr. Cromer was a participant in a separate ILFC Executive Severance Plan (ILFC ESP) that was modeled off the ESP and established by ILFC for eligible employees during 2010. None of our executive officers who terminated employment during 2010—Messrs. Udvar-Hazy and Plueger and Ms. Sackman—received any severance benefits under the ESP, ILFC ESP or any other severance plan in connection with their respective terminations of employment.

        For any participants in the ESP or ILFC ESP who are members of AIG's Top 25 or Top 26-100 groups, benefits under these plans generally could not be increased by any of their compensation structures during any period they are in these groups. The TARP Standards also prohibit these executives from accruing additional benefits under our nonqualified pension plan that are otherwise provided for under the ESP.

        The ESP provides for severance payments and benefits if a participating executive is terminated without "Cause" or if a qualifying executive terminates for "Good Reason." In the event of a qualifying termination, but subject to the restrictions described above, a participant is eligible to receive an annual amount equal to the sum of salary, annual quarterly and supplemental bonuses and three-year-average performance-based annual incentives for a severance period of up to two years that is based on the executive's seniority or length of service. Unvested long-term awards (other than TARP RSUs) continue to vest during the severance period but otherwise generally will be forfeited. As of March 2010, any severance payments that would otherwise be payable under the ESP are offset by any amounts resulting from the participant's subsequent employment by another employer.

        The ILFC ESP is similar to the ESP, however severance payments and benefits are only provided if a participating executive is terminated without "Cause" (there is no "Good Reason" trigger). The severance period under the ILFC ESP is also capped at twelve months instead of two years to reflect the differences in seniority for ILFC ESP participants.

Compensation Decisions for 2010

        Total Direct Compensation Opportunity.    Compensation proposals for members of AIG's Top 25 and Top 26-100 groups were largely based on the 2009 structures determined by the Special Master for Top 25 and Top 26-100 group employees.

        AIG had several discussions with the Special Master regarding the appropriate total opportunity for Mr. Lund and each other member of AIG's Top 25 group. These discussions focused on three major factors: the amount of total direct compensation, the appropriate allocation between cash and non-cash compensation components and the form and transferability of the non-cash components. The Special Master determined a total compensation opportunity of $4,000,000 for Mr. Lund. Mr. Lund's compensation level was less than AIG's proposal.

        For members of AIG's Top 26-100 group, AIG was permitted to establish total opportunities subject to the Special Master's structural requirements. For Mr. Courpron, in connection with his commencement of employment in May 2010, AIG had discussions with the Special Master and submitted a proposed compensation structure for 2010 that was approved by the Special Master. Mr. Courpron's target total compensation opportunity for 2010 was established by AIG to be $4,396,780. This amount was based on Mr. Courpron's anticipated level of responsibility at ILFC and AIG, the historic compensation of persons with similar responsibilities and Mr. Courpron's total compensation with his prior employer. Mr. Courpron accepted this proposal.

        For Mr. Cromer, because he was not a member of AIG's Top 25 or Top 26-100 groups for 2010, his compensation was not subject to the TARP Standards or review by the Special Master. We did not establish a target total 2010 compensation amount for Mr. Cromer. Instead, we determined the amount of each of Mr. Cromer's compensation elements based on Mr. Cromer's level of responsibility, historical compensation and contribution to our performance, and for variable incentive payments, a subjective assessment of performance.

        Cash Salary.    For Mr. Lund, the Special Master increased his salary from his 2009 level of $650,000 to $700,000. Pursuant to the Determination Memorandum issued by the Special Master on May 18, 2010, the Special Master increased Mr. Lund's salary from $700,000 to $1,000,000 effective as of March 26, 2010 due to his promotion on that date. Mr. Lund's cash salary remains less than his salary level in effect prior to the involvement of the Special Master in our compensation process.

        Mr. Courpron's annualized cash salary rate was set at $975,000 in light of the significant role he was expected to play leading ILFC, historic cash opportunities of persons with similar responsibilities and Mr. Courpron's compensation at his prior employer. Mr. Courpron's annual cash salary level was discussed with, and included in AIG's submission to, the Special Master.

        Mr. Cromer was not a member of AIG's Top 25 or Top 26-100 groups for 2010, and his salary was not subject to review or reduction by the Special Master. Mr. Cromer's salary was originally set at $565,000 for 2010. However, Mr. Cromer's salary was increased from $565,000 to $625,000 effective as of March 26, 2010 due to his promotion on that date.

        Stock Salary.    For Mr. Lund, the Special Master determined the amount of his total opportunity that was to be in the form of Stock Salary and also established the related transfer restrictions.

        For Mr. Courpron, the amount of Stock Salary was set so as to allow the largest target incentive award opportunity consistent with the approved structure and the targeted total direct compensation levels. In accordance with the Special Master's structural requirements, a portion of the Stock Salary is restricted for three years and the remainder is restricted for one year.

        Mr. Cromer did not receive any Stock Salary grants.

        Incentive Awards.    For Messrs. Courpron and Lund, the Special Master required that incentive awards be granted based on objective performance metrics. For 2010, Mr. Courpron was eligible to receive incentive awards under his approved compensation structure. Under the compensation structure approved by the Special Master for Mr. Lund, he was not eligible to earn any incentive awards, however 2010 performance metrics were still established for Mr. Lund. The metrics for Messrs. Courpron and Lund were established across four categories—financial, strategic, operational and organizational—and were selected to reflect objectives deemed critical for the continued stabilization of AIG's businesses (including ILFC) and the successful implementation of AIG's restructuring.

        For Mr. Courpron, the performance metrics were designed to reflect ILFC's business, and included the following measures:

Metric	Significant Achievements
Financial (40%)
• Contribute to repaying a portion of the FRBNY credit facility by year end	• ILFC achieved or exceeded its liquidity and financing objectives, and contributed toward the repayment of the FRBNY credit facility.
• Execute on ILFC liquidity iniatives
• Develop a five-year strategic financial and liquidity plan for ILFC
• Significantly reduce payment delinquencies from aircraft lessees to less than 2% of revenues.
Strategic (30%)
• Re-establish leadership image of ILFC to ensure that ILFC is the industry leader	• ILFC believes its 2010 marketing initiatives have been positively received and have helped re-establish its position in the industry.
• Negotiate a favorable settlement with Boeing with respect to Boeing 787 delays	• Settlement negotiations with Boeing continue to proceed.
• Explore and develop strategic alliances	• Several strategic relationships were entered into by ILFC under Mr. Courpron's direction.
Operational (20%)
• Support and promote a robust compliance framework within ILFC	• Compliance framework has been developed and risk rating improved during 2010.
• Establish a technology architecture and implementation plan at ILFC for the effective operation of critical control functions, including Enterprise Risk Management and human resources
Organizational (10%)
• Upgrade senior management team's leadership and management skills both collectively and individually	• Instrumental in leading important talent recruitment efforts.

        For Mr. Lund, the performance metrics were designed to reflect ILFC's business, and included the following measures:

Metric	Significant Achievements
Financial (25%)
• Provide leadership in achieving ILFC liquidity initiatives	• ILFC achieved or exceeded its liquidity and financing objectives, and contributed toward the repayment of the FRBNY credit facility.
Strategic (25%)
• Support ILFC marketing initiatives	• Oversaw chief marketing officer until Mr. Courpron commenced employment.
• Develop and support business strategies to maximize the value of ILFC	• ILFC believes its 2010 marketing initiatives have been positively received and have helped re-establish its position in the industry.
Operational (25%)
• Provide guidance with respect to operating initiatives and leverage institutional knowledge base	• Undertook critical role in the transition to new executive leadership.
Organizational (25%)
• Facilitate Mr. Courpon's acclimation and the transition of financial responsibilities to Mr. Cromer	• Facilitated smooth "ramp up" for Mr. Courpron and Mr. Cromer.

        In light of the applicable restrictions under the TARP Standards, performance against these metrics was reviewed in late 2010 for Messrs. Courpron and Lund (although as noted above, Mr. Lund was not eligible to earn any incentive awards under the compensation structure approved for him by the Special Master). Based on this review, Mr. Courpron was granted year-end incentive awards in mid-December. For Mr. Courpron, the AIG Committee determined that, in light of the success of ILFC's financial and recapitalization activities, and the organizational accomplishments following his appointment as ILFC's Chief Executive Officer, an award was warranted and awarded incentives at 100 percent of the target amount.

        Mr. Cromer was not a member of AIG's Top 25 or Top 26-100 groups for 2010, and his incentive awards were not subject to the TARP Standards or review by the Special Master. Mr. Cromer's variable cash (including his mid-year incentive award), restricted stock unit and ILFC LTIP incentives were awarded based on a subjective assessment of his performance relative to both individual and ILFC performance objectives. The amount of the variable cash incentives was determined based on performance during 2010, while the amount of the restricted stock unit awards and ILFC LTIP awards was determined based on 2009 performance. The amount of Mr. Cromer's incentive awards was also impacted by his level of responsibility and historical compensation.

Process for Compensation Decisions

        Role of the AIG Compensation and Management Resources Committee.    We are an indirect wholly-owned subsidiary of AIG. The compensation of our named executives who are members of AIG's Top 25 or Top 26-100 groups is subject to the TARP Standards and the determinations of the Special Master. In accordance with the TARP Standards, the AIG Committee is responsible for reviewing and approving the compensation of the members of AIG's Top 25 and Top 26-100 groups, including any of our named executives or other employees who are members of these groups. For 2010, after considering the recommendation of AIG's Chief Executive Officer, the AIG Committee reviewed and approved the compensation of our named executives who were members of AIG's Top 25 or Top 26-100 groups. As described above, decisions regarding the structure (and, for members of AIG's Top 25 group, amount) of compensation for these named executives was required to be approved by the Special Master.

        In addition to reviewing and approving the compensation awarded to the key employees under its purview, the AIG Committee, among other responsibilities, makes recommendations to AIG's Board of Directors with respect to compensation programs for other key employees of AIG and its subsidiaries (including ILFC), and is responsible for evaluating, in conjunction with AIG's Chief Risk Officer, any risks posed to AIG by its compensation programs. These responsibilities, which may not be delegated to persons who are not members of the AIG Committee, are set forth in the AIG Committee's charter, which is available in the Corporate Governance section of AIG's corporate website at www.aigcorporate.com. The AIG Committee is also responsible for administering all of AIG's equity plans, including its Partners Plan, DCPPP, 2010 Stock Incentive Plan, 2007 Stock Incentive Plan, Amended and Restated 2002 Stock Incentive Plan and Amended and Restated 1999 Stock Option Plan. Awards under AIG's equity plans to ILFC's named executives and other employees are generally approved by the AIG Committee.

        Attendance at AIG Committee meetings generally includes AIG internal legal and human resources executives and their staff members (depending upon agenda items), outside counsel and the AIG Committee's independent consultant. Since October 2009, attendance also regularly includes representatives of the Department of the Treasury. Between September 2008 and January 14, 2011 (the date of AIG's Recapitalization closing), attendance regularly included representatives of the FRBNY and their advisors.

        Because of the role of the AIG Committee, ILFC does not have its own separate compensation committee. To the extent the compensation of one of our executive officers is not approved by the AIG Committee, the compensation is approved by our board of directors (and our board of directors also ratifies any compensation approved by the AIG Committee when appropriate from an ILFC corporate perspective). For example, Mr. Cromer's variable cash incentives, base salary level and other non-AIG equity-based compensation are approved by our board of directors after considering the recommendation of our Chief Executive Officer. In these circumstances, each member of our board of directors participates in the compensation approval process.

        Consultants.    To provide independent advice, the AIG Committee has used the services of Frederic W. Cook & Co. (the Cook firm) since 2005. The AIG Committee directly engaged the Cook firm to provide independent, analytical and evaluative advice about AIG's compensation programs for senior executives. A senior consultant of the Cook firm regularly attends AIG Committee meetings and provides information on compensation trends along with specific views on AIG's compensation programs. The Cook firm responds on a regular basis to questions from the AIG Committee and the AIG Committee's other advisors, providing its opinions with respect to the design and implementation of current or proposed compensation programs. The Cook firm also participated in the AIG Committee meetings in which compensation risk assessments were conducted and advised that the process was thorough and well designed. For services related to board and executive officer compensation, the Cook firm was paid $204,238 in 2010. The Cook firm also has provided advice to AIG's Nominating and Corporate Governance Committee on AIG director compensation and market practices with respect to director compensation. The Cook firm reports directly to the Chairman of the AIG Committee. Other than services provided to the AIG Committee and the Nominating and Corporate Governance Committee, neither the Cook firm nor any of its affiliates provides any other services to AIG, ILFC or any of their respective affiliates.

        In 2010, the AIG Committee also considered materials prepared by Mercer and Johnson Associates related to various aspects of AIG's efforts to comply with the TARP Standards and the requirements of the Special Master. Mercer and Johnson Associates were engaged by AIG to assist AIG management with this work.

        Consideration of Competitive Compensation Levels.    For each of the named executives, the AIG Committee used the compensation of comparable executives at AIG and its subsidiaries (Internal Pay Data) as a reference and comparison point when analyzing each executive's compensation. In addition to Internal Pay Data, for each named executive, the AIG Committee also considered general information from other companies disclosed in a variety of non-customized third-party compensation surveys (Survey Data), including the 2009 Hewitt TCM Financial Services Executive Survey.

        Consultations with Stakeholders.    AIG's compensation decisions in 2010—including decisions with respect to ILFC's named executives and other key employees—were guided by discussions with a number of outside stakeholders. AIG spoke frequently with the Special Master both while formulating its proposals and while implementing the Special Master's decisions. AIG also regularly consulted with the FRBNY and the Department of the Treasury regarding compensation matters. For certain compensation actions, AIG also sought and obtained the consent of the trustees of the AIG Credit Facility.

        Consideration of Prior Years' Compensation.    With respect to the members of AIG's Top 25 or Top 26-100 groups, when deciding on appropriate amounts and/or structures of compensation to approve, the Special Master is permitted to take into account prior years' compensation, including legally binding rights under valid employment contracts that are not themselves subject to review by the Special Master. The Special Master was provided with information on prior years' compensation, and indicated that the information was considered when making decisions.

        Consideration of Risk Management.    As required by the TARP Standards, the AIG Committee reviewed the compensation arrangements of AIG's employees (including ILFC employees) with AIG's Senior Risk Officer at least every six months.

Other Considerations

        Aggregate Limit on Incentives.    As part of the approved compensation structure for members of AIG's Top 26-100 group, the Special Master limited total incentives for that group to a percentage of AIG's earnings determined by the AIG Committee. Based on an assessment of historic and current incentive levels and a range of performance scenarios, the AIG Committee limited total incentives for AIG's Top 26-100 group to three percent of AIG's eligible earnings, defined as the aggregate adjusted net income from AIG's insurance company subsidiaries included in AIG's consolidated financial statements. The aggregate actual incentive compensation awarded to all members of AIG's Top 26-100 group did not exceed the limit.

        Deductibility of Executive Compensation.    As a participant in TARP, AIG is subject to Section 162(m)(5) of the Internal Revenue Code, which limits a TARP participant's ability to take a federal income tax deduction for compensation paid to its chief executive officer, chief financial officer and its three other most highly compensated officers. Section 162(m)(5) generally lowers the cap on the deductibility of compensation paid to these individuals from $1,000,000 to $500,000 per year and removes the exemption for compensation determined to be "performance-based" under applicable tax regulations. None of ILFC's named executives was in AIG's group of executives subject to Section 162(m)(5) of the Code for 2010. However, in the event any of ILFC's executives become subject to the limitations under Section 162(m)(5), deductibility will not be taken into account in making compensation decisions.

        Share Ownership Guidelines and No-Hedging Policy.    AIG's share ownership guidelines generally apply to members of AIG's Top 25 group and Top 26-100 group. AIG's guidelines establish levels of ownership of AIG Common Stock at three times salary for our officers at the named executives' level. Until the guidelines are met, such employees are required to retain 50 percent of the shares of AIG Common Stock received upon the exercise of stock options or upon the vesting of restricted stock units granted by AIG. Shares held for purposes of the guidelines include stock owned outright by the officer or his or her spouse and earned but unvested share-based awards. In July 2010, the AIG Committee amended the guidelines to provide that vested LTPUs qualify as shares held for purposes of the guidelines.

        AIG's Code of Conduct prohibits employees from engaging in any hedging transactions with respect to any of AIG's securities, including trading in any derivative security relating to AIG's securities.

        Adjustment and Recovery of Awards.    As noted above, the incentive compensation paid to members of AIG's Top 25 group and Top 26-100 group will generally be subject to clawback if it is based on materially inaccurate financial statements or any other materially inaccurate performance metrics or if the individual is terminated for misconduct that occurred during the period in which the incentive compensation was earned. Additionally, the Partners Plan provides that the AIG Committee can adjust outstanding awards for any restatement of financial results. No misconduct on the part of a participant is required for the AIG Committee to exercise this authority.

2010 Compensation

        The following tables contain information with respect to ILFC's named executive officers for 2010. As required by SEC rules, ILFC's named executive officers include individuals who have served as its Chief Executive Officer or Chief Financial Officer at any time during 2010, its three other most highly paid executive officers in office at the end of 2010 and up to two additional former executive officers who would have been one of its three most highly paid executive officers if he or she had continued to be employed at the end of 2010. Our three executive officers in office at the end of 2010—Messrs. Courpron, Cromer and Lund—are each considered to be named executive officers of ILFC for 2010. In addition, three former executive officers who left office during 2010—Messrs. Udvar-Hazy and Plueger and Ms. Sackman—are each also considered to be named executive officers of ILFC for 2010. These six current and former executive officers are referred to as the "named executives."

        We are an indirect wholly-owned subsidiary of AIG. Three of the six named executives were members of AIG's Top 25 group for 2010, and one of the named executives was compensated similar to how members of AIG's Top 26-100 group were compensated. As a result, their compensation was subject to or impacted by the TARP Standards. Please see "Compensation Discussion and Analysis" for detail regarding the manner in which the compensation of the named executives was administered.

 2010 Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total $
Henri Courpron	2010	$606,370	$0	$3,134,848	$0	$685,000	$0	$109,797	$4,536,015
Chief Executive Officer
Fred S. Cromer	2010	$611,027	$981,875	$174,992	$88,731	$0	$39,737	$136,080	$2,032,442
Chief Financial Officer
Alan H. Lund	2010	$930,137	$0	$2,841,131	$0	$439,492	$484,763	$17,149	$4,712,672
President and Vice Chairman	2009	$1,081,250	$986,667	$2,844,884	$0	$212,500	$451,518	$491,153	$6,067,972
	2008	$1,100,000	$1,213,333	$0	$0	$0	$604,049	$222,230	$3,139,612
Steven F. Udvar-Hazy	2010	$44,384	$0	$310,297	$0	$0	$1,702,715	$14,710	$2,072,106
Former Chief Executive Officer	2009	$1,806,250	$905,000	$4,154,614	$0	$575,000	$1,235,708	$1,272,417	$9,948,989
	2008	$1,837,179	$5,000,000	$0	$0	$0	$1,301,089	$123,340	$8,261,608
John L. Plueger	2010	$349,315	$0	$662,657	$0	$416,667	$555,440	$13,212	$1,997,291
Former President and Chief	2009	$1,100,000	$1,466,667	$4,794,929	$0	$212,500	$294,556	$219,662	$8,088,314
Operating Officer	2008	$1,100,000	$1,213,333	$0	$0	$0	$416,859	$197,450	$2,927,642
Julie I. Sackman	2010	$207,192	$0	$174,992	$0	$200,000	$343,286	$17,150	$942,620
Former General Counsel and	2009	$625,000	$931,334	$0	$0	$162,500	$192,566	$146,308	$2,057,708
Secretary	2008	$610,000	$588,666	$0	$0	$0	$242,440	$107,267	$1,548,373

Footnotes to 2010 Summary Compensation Table

(1)
Reflects each named executive's position in effect at the end of 2010 or former position at the time of termination. Messrs. Udvar-Hazy, Plueger and Ms. Sackman each terminated employment with ILFC during 2010. Mr. Lund retired effective April 1, 2011.

(2)
None of our former executive officers—Messrs. Udvar-Hazy and Plueger and Ms. Sackman—earned any cash bonus or cash incentive payments for 2010. In addition, Mr. Lund was not eligible under the TARP Standards to receive any 2010 cash bonus or cash incentive payments. The amounts in this column for 2010 include an annual bonus payment of $872,500 and a mid-year bonus payment of $109,375 for Mr. Cromer.

(3)
2010 Amounts.    For Mr. Courpron, the amount represents the grant date fair value of Stock Salary paid during 2010 in LTPUs, variable restricted stock incentive awards which are immediately vested and a portion of which will become transferable in the first quarter of 2012 and the remaining portion of which will become transferable in December 2013, and TARP RSUs. For Mr. Cromer, the amount represents the grant date fair value of a restricted stock unit grant. For Mr. Lund, the amount represents the grant date fair value of Stock Salary paid during 2010 in LTPUs. For Mr. Udvar-Hazy, the amount represents the grant date fair value of Stock Salary paid during 2010 in units based on the value of AIG Common Stock. For Mr. Plueger, the amount represents the grant date fair value of Stock Salary paid during 2010 in LTPUs. For Ms. Sackman, the amount represents the grant date fair value of a restricted stock unit grant made prior to her termination in 2010.

Calculation.    The amount shown for the awards granted by AIG was calculated using the assumptions described in Note 19 to the Consolidated Financial Statements included in AIG's 2010 Annual Report on Form 10-K (in the case of awards granted in 2010) and the assumptions described in Note 18 to the Consolidated Financial Statements included in AIG's Annual Report on Form 10-K for the year ended December 31, 2009 and Note 17 to the Consolidated Financial Statements included in AIG's Annual Report on Form 10-K for the year ended December 31, 2008 (in the case of awards granted prior to 2010).

(4)
For 2010, the amount represents the grant date fair value (at both the probable and maximum performance levels) of SARSs granted to Mr. Cromer under ILFC's Long-Term Incentive Plan (ILFC LTIP). The amount shown for the awards granted by AIG was calculated using the assumptions described in Note 19 to the Consolidated Financial Statements included in AIG's 2010 Annual Report on Form 10-K.

(5)
2010 Year-End Variable Cash Incentive.    The amount shown for Mr. Courpron represents 2010 year-end variable cash incentive pay of $685,000 based on his performance against objective metrics. Mr. Courpron was compensated similar to how members of AIG's Top 26-100 group were compensated, and a portion of his 2011 incentive was paid in cash while the remainder was paid in variable restricted stock incentive awards and TARP RSUs as described in footnote (3) above.

ILFC LTIP.    For 2010, the amounts shown for Messrs. Lund and Plueger and Ms. Sackman represent payments earned under the ILFC LTIP for the performance period beginning on January 1, 2007 and ending on January 1, 2010. These long-term incentives were originally awarded in 2007, and the amounts earned were paid to the named executives during March of 2010. Based on conversations with the Special Master, the amount paid to Messrs. Plueger and Lund was equal to approximately 67 percent and 70 percent, respectively, of the payment each earned based on ILFC's performance.

(6)
The amounts in this column do not represent amounts that were paid to the named executives. Rather, the amounts represent the total change of the actuarial present value of the accumulated benefit under the U.S. qualified and excess defined benefit (pension) plans in which the named executives participate, if applicable. For these purposes, the present value of each executive's accumulated benefit has been calculated without taking into account any reduction in the value of the benefit due to distributions made during 2010. These plans are described in "Post-Employment Compensation—Pension Benefits."

Because Messrs. Lund, Udvar-Hazy and Plueger were members of AIG's Top 25 group for 2010, pursuant to the TARP Standards, there is a freeze on future benefit accruals with regard to the benefits provided under the excess plan (the Excess Retirement Income Plan) for these named executives. The TARP Standards require that any future benefit accruals for these named executives cease while they are among AIG's 100 most highly compensated employees under the TARP Standards.

(7)
Perquisites.    This column includes the incremental costs of perquisites and benefits. The following table details the incremental cost of perquisites received by each named executive in 2010.

Perquisites and Benefits

Name	Temporary Relocation Expenses(a)	Financial, Tax and Legal Planning(a)	Total
Henri Courpron	$104,897	$0	$104,897
Fred S. Cromer	$0	$0	$0
Alan H. Lund	$0	$0	$0
Steven F. Udvar-Hazy	$0	$12,085	$12,085
John L. Plueger	$0	$0	$0
Julie I. Sackman	$0	$0	$0

(a)
The incremental cost for temporary relocation expenses and for financial, tax and legal planning perquisites represent ILFC's direct expenditures.

  Other Benefits.    This column also includes 401(k) matching contributions in the following amounts for 2010: Mr. Courpron—$4,900; Mr. Cromer—$4,224; Mr. Lund—$17,149; Mr. Udvar-Hazy—$2,625; Mr. Plueger—$13,212; and Ms. Sackman—$17,150. In addition, this column includes a deferred incentive award under the ILFC Incentive Deferred Compensation Plan (IDCP) of $131,856 for Mr. Cromer for 2010. For additional information regarding the IDCP, please see "Post-Employment Compensation—Nonqualified Deferred Compensation."

2010 Grants of Plan-Based Awards

        During 2010, the named executives were granted equity-based incentive awards in the form of Stock Salary, TARP RSUs, variable restricted stock incentive awards and restricted stock unit awards. All of these equity-based awards relate to shares of AIG Common Stock or AIG debt securities, and not to shares of ILFC's common stock or other ILFC securities. Mr. Courpron was also eligible to earn a variable cash incentive award during 2010, as described in more detail in "Compensation Discussion and Analysis—2010 Incentive Compensation" In addition, during 2010, Mr. Cromer was granted long-term incentive awards under ILFC's LTIP for the performance period beginning on January 1, 2010 and ending on January 1, 2013. The long-term incentive awards under ILFC's LTIP were granted in a combination of cash-based awards and AIG SARs.

        Stock Salary.    Stock Salary takes the form of regular, semi-monthly grants of immediately vested stock or units. The amount of stock or units awarded on each grant date is based on the dollar value of the Stock Salary earned over the period since the preceding grant date. Each grant of Stock Salary was made subject to payment restrictions for between one and three years from the date of grant, depending on the individual. For Messrs. Lund, Udvar-Hazy and Plueger, the restrictions will lapse on one-third of the Stock Salary each year, starting on the first anniversary of grant. For Mr. Courpron, a portion of Stock Salary is restricted for three years and the remainder is restricted for one year.

        For 2010, AIG was permitted to use a new form of Stock Salary, LTPUs, based on a basket of AIG Common Stock and debt securities designed to serve as a proxy for AIG's long-term value. In May 2010, final terms for LTPUs were approved by the Special Master, and 2010 Stock Salary was paid in LTPUs for Messrs. Courpron, Lund, and Plueger with retroactive effect from January 1, 2010. Mr. Udvar-Hazy terminated employment in February 2010, and his 2010 Stock Salary continued to be paid in units based on the value of AIG Common Stock through the date of his termination. The grant date notional value of a LTPU is $1,000, representing 20 percent AIG Common Stock and 80 percent debt securities by value. The amount of LTPUs awarded on each grant date is determined by dividing the dollar value of the Stock Salary earned over the period since the preceding grant date by $1,000. At any other time, the value of a LTPU equals the value of the underlying securities, determined by reference to the trailing ten-trading-day volume weighted average price as reported by the Financial Industry Regulatory Authority, Inc. (in the case of the debt securities) or the closing sale price on the NYSE (in the case of the AIG Common Stock). As a result of the Recapitalization, the debt securities portion of the 2010 LTPU Stock Salary awards will convert into shares of AIG Common Stock on April 14, 2011.

        The Stock Salary grants made to the named executives in 2010 are payable in cash following the lapsing of the applicable restriction periods. During the period prior to the lapsing of the applicable restriction periods, cash dividends or interest paid on the AIG Common Stock or debt securities underlying the LTPU Stock Salary awards will be credited and reinvested in additional shares of AIG Common Stock or the debt securities underlying the LTPUs, as applicable based on which security the dividend or interest was paid. Any securities credited in respect of reinvested dividends will be subject to the same payment terms as the underlying LTPUs.

        TARP RSUs.    TARP RSUs are a form of incentive compensation defined by applicable regulation under the name "long-term restricted stock." In order to qualify as TARP RSUs, the award must generally have at least a two-year vesting period and may only become transferable or payable in 25 percent increments in proportion to AIG's repayment of its TARP obligations. For 2010, TARP RSUs were awarded to Mr. Courpron based on the attainment of objective performance criteria established for Mr. Courpron. The TARP RSUs awarded to Mr. Courpron in 2010 were made in the form of units.

        Subject to Mr. Courpron's continued employment, the TARP RSUs awarded to Mr. Courpron become vested on the second anniversary of the date of grant. Mr. Courpron's TARP RSUs vest in connection with his death or disability and may, for good cause certified by the AIG Committee, vest in connection with his retirement on or after the second anniversary of the date of grant, if applicable; however unvested TARP RSUs terminate for no value in connection with his termination of employment for any other reason.

        Any TARP RSUs which become vested will only become payable in 25 percent increments in proportion to AIG's repayment of its TARP obligations (i.e., the first 25 percent of the TARP RSUs awarded to Mr. Courpron will not become payable until AIG repays at least 25 percent of its TARP obligations, the next 25 percent of the TARP RSUs awarded to Mr. Courpron will not become payable until AIG repays at least 50 percent of its TARP obligations, etc.) However, even if AIG repays all of its TARP obligations, the TARP RSUs awarded to Mr. Courpron may not become payable before the third anniversary of the date of grant.

        Prior to becoming payable, both vested and unvested TARP RSUs will generally terminate for no value if the holder's employment is terminated for "Cause," or if the holder solicits clients or employees for a competitive business or otherwise interferes with AIG's or ILFC's relationship with its clients. The TARP RSUs are also subject to "clawback" and repayment if it is determined that the award was based on materially inaccurate financial statements or any other materially inaccurate performance metrics. "Cause" generally means the holder's failure to perform his duties, employment disqualification, disparaging conduct or conduct detrimental to ILFC or AIG, violation of policies applicable to hedging or confidential information or material violation of other applicable policies, violation of securities or commodities laws or conviction of or plea of guilty or no contest to a felony or misdemeanor charge involving fraud, dishonesty or other acts of theft.

        Restricted Stock.    For 2010, shares of variable restricted stock were awarded to Mr. Courpron based on the attainment of objective performance criteria established for Mr. Courpron. The restricted stock awards were immediately vested at the time of grant.

        A portion of Mr. Courpron's restricted stock awards is restricted from transfer until March 15, 2012, and the remaining portion is restricted from transfer until December 20, 2013. During the applicable restriction periods, Mr. Courpron has all of the rights of an AIG shareholder with respect to his restricted stock awards, including the right to vote and receive any dividends. The restricted stock awards are also subject to "clawback" and repayment if it is determined that the awards were based on materially inaccurate financial statements or any other materially inaccurate performance metrics.

        Restricted Stock Units.    For 2010, Mr. Cromer and Ms. Sackman were each awarded a stock incentive in the form of restricted stock units. The restricted stock units were granted under AIG's Amended and Restated 2007 Stock Incentive Plan.

        Subject to each executive's continued employment, the restricted stock units are scheduled to become vested on the third anniversary of the date of grant (and a pro-rata portion of Ms. Sackman's 2010 restricted stock unit grant remains eligible to vest on this date even though she has since terminated employment). The restricted stock units will vest in connection with the executive's death, disability or termination of employment due to retirement at or after age 65, however, except as described above for Ms. Sackman, unvested restricted stock units terminate for no value in connection with a termination of employment for any other reason. Any restricted stock units that vest will generally be paid promptly after the applicable vesting date. The restricted stock units are subject to the same termination provisions in connection with a termination of employment for "Cause" or solicitation of clients or employees as are described above for TARP RSUs.

        ILFC LTIP.    For 2010, long-term incentive awards under ILFC's LTIP were granted to Mr. Cromer. The 2010 incentive awards were granted in a combination of cash incentive awards and SARs.

        Mr. Cromer's cash incentive awards and SARs are scheduled to become earned and payable based on ILFC's quarterly achieved cash flow balances during a performance period beginning on January 1, 2010 and ending on December 31, 2011. ILFC believes the quarterly achieved cash flow targets are reasonably attainable if ILFC successfully executes its business plan. The number of cash incentive awards and SARs that may become earned and payable may range from 0% to 200% of the target award opportunity. Any cash incentive awards that become payable will vest and be paid in three substantially equal annual installments promptly after January 1, 2012, January 1, 2013 and January 1, 2014. Any SARs that become payable will vest on January 1, 2014.

        Under ILFCs LTIP, in order to receive payment of any cash incentive award or SARs, a participant must generally remain continuously employed through each applicable payment date. If the participant's employment terminates before the payment date, the participant will generally forfeit his or her awards (even if the termination occurs after the end of the performance period). However, if the participant terminates employment because of an involuntary termination without cause, the participant will vest in a pro-rata portion or the full amount of his or her awards (depending on whether the termination occurs before or after the performance period). Outstanding awards will also generally vest in connection with certain types of change in control transactions.

        The following table details all equity and non-equity plan-based awards granted to each of the named executives in 2010.

 2010 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of AIG Stock or Units (#)(2)(3)(5)
												Grant Date Fair Value of Stock And Option Awards(2)(4)
											Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Committee Action Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)		All Other Awards (# of LTPUs)(2)(3)
Henri Courpron
Stock Salary paid in LTPUs	05/28/10	05/28/10								905		54,836
	06/15/10	05/28/10								1,092		69,792
	06/30/10	05/28/10								1,092		69,792
	07/15/10	05/28/10								1,041		69,792
	07/30/10	05/28/10								1,003		69,792
	08/13/10	05/28/10								994		69,792
	08/30/10	05/28/10								1,024		69,792
	09/15/10	05/28/10								989		69,792
	09/30/10	05/28/10								917		69,792
	10/15/10	05/28/10								858		69,792
	10/29/10	05/28/10								844		69,792
	11/15/10	05/28/10								1,123		98,831
	11/30/10	05/28/10								870		69,792
	12/15/10	05/28/10								808		69,792
	12/30/10	05/28/10								869		78,784

TARP RSUs	12/20/10	12/20/10							9,359			499,958
Restricted Stock(5)	12/20/10	12/20/10							29,295			1,564,939

Variable Cash Incentive Award	12/20/10	12/20/10		685,000

Total				685,000					38,654	14,429		3,134,852
Fred S. Cromer
RSUs	03/09/10	03/09/10							5,340			174,992
SARS	03/29/10	03/29/10				5,484	10,968	21,936			$31.91	88,731

ILFC LTIP Cash Award			175,000	350,000	700,000
Total									5,340			263,723
Alan H. Lund
Stock Salary paid in LTPUs	05/28/10	05/28/10								16,494		1,000,000
	06/15/10	05/28/10								1,955		125,000
	06/30/10	05/28/10								1,956		125,000
	07/15/10	05/28/10								1,865		125,000
	07/30/10	05/28/10								1,796		125,000
	08/13/10	05/28/10								1,781		125,000
	08/30/10	05/28/10								1,833		125,000
	09/15/10	05/28/10								1,772		125,000
	09/30/10	05/28/10								1,642		125,000
	10/15/10	05/28/10								1,536		125,000
	10/29/10	05/28/10								1,512		125,000
	11/15/10	05/28/10								2,378		216,131
	11/30/10	05/28/10								1,558		125,000
	12/15/10	05/28/10								1,448		125,000
	12/30/10	05/28/10								1,380		125,000

Total										40,906		2,841,131
Steven F. Udvar-Hazy
Stock Salary paid in AIG Units	01/15/10	12/18/09							4,838			135,754
	01/29/10	12/18/09							5,603			135,761
	02/12/10	12/18/09							1,446			38,782

Total									11,887			310,297
John L. Plueger
Stock Salary paid in LTPUs	05/28/10	05/28/10								10,476		635,104
	11/15/10	05/28/10								258		27,553

Total										10,734		662,657
Julie I. Sackman
RSUs	03/09/10	03/09/10							5,340			174,992

Total									5,340			174,992

(1)
Date on which grants were approved by the AIG Compensation and Management Resources Committee or its permitted delegate.

(2)
Each LTPU has a grant date notional value of $1,000, representing 20 percent AIG Common Stock and 80 percent debt securities by value. At any other time, the value of a LTPU is based on the value of the underlying securities. Both components of the LTPU are market observable. As a result of the Recapitalization, on April 14, 2011, the debt securities portion of outstanding LTPUs will be converted into AIG Common Stock based on the values of the debt securities and AIG Common Stock at the time of conversion.

(3)
Calculated based on the following closing prices of AIG Common Stock and the debt securities on the grant date:

Grant Date	Closing Price	Debt Security Price
01/15/10	28.06	—
01/29/10	24.23	—
02/12/10	26.82	—
03/09/10	32.77	—
03/29/10	34.45	—
05/28/10	35.38	73.7900
06/15/10	37.88	77.2000
06/30/10	34.44	81.3168
07/15/10	37.38	83.6270
07/30/10	38.47	87.2582
08/13/10	36.67	90.9926
08/30/10	34.00	91.0580
09/15/10	36.16	92.5458
09/30/10	39.10	99.7592
10/15/10	41.47	107.1738
10/29/10	42.01	109.0798
11/15/10	42.42	106.8345
11/30/10	41.29	104.9609
12/15/10	51.19	104.2593
12/30/10	57.53	105.8252
(4)
In connection with her termination of employment in 2010, Ms. Sackman forfeited all of the restricted stock units shown above except for 149 units which were vested on the date of her termination of employment.

(5)
Consists of Mr. Courpron's variable restricted stock incentive awards.

Exercises and Holdings of Previously Awarded Equity

Outstanding Equity Awards at December 31, 2010

        Equity-based awards held at the end of 2010 by each named executive, including awards under the Partners Plan and the DCPPP, were issued under the incentive plans and arrangements described below. Shares of AIG Common Stock deliverable under the Partners Plan, the DCPPP and AIG's equity and option awards will be delivered under AIG's 2010 Stock Incentive Plan, AIG's Amended and Restated 2007 Stock Incentive Plan, AIG's Amended and Restated 2002 Stock Incentive Plan or AIG's Amended and Restated 1999 Stock Option Plan, as applicable. Also included in outstanding equity-based awards were grants historically made by Starr International Company, Inc. (SICO) under a series of two-year Deferred Compensation Profit Participation Plans.

        The following table sets forth outstanding equity-based awards held by each named executive as of December 31, 2010. All of these outstanding equity-based awards relate to shares of AIG Common Stock, and not to shares of ILFC's common stock.

 Outstanding Equity Awards at December 31, 2010

OPTION AWARDS							STOCK AWARDS
Name	Year Granted(1)	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Number Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Plan(3)(4)(5)(6)(7)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)
Henri Courpron	2010	—	—	—	$—	—	TARP RSUs	9,359	$539,266

							Total	9,359	$539,266
Fred S. Cromer	2010	—	—	10,968	$31.91	01/01/2014	RSUs	5,340	$307,691

							Total	5,340	$307,691
Alan H. Lund	2005	599	—	—	$1,319.79	12/14/2015	TARP RSUs	13,650	$786,513
	2005	500	—	—	$1,187.00	09/01/2015	2006 PP	82	$4,725
	2004	499	—	—	$1,289.39	12/16/2014	DCPPP	189	$10,890
	2003	399	—	—	$1,279.00	12/17/2013	RSUs	—	$—
	2002	218	—	—	$1,225.99	12/16/2012	SICO	1,008	$58,081

	2001	349	—	—	$1,592.19	12/13/2011	Total	14,929	$860,209
Steven F. Udvar-Hazy		—	—	—	$—	—

				—			Total	—	$—
John L. Plueger		—	—	—	$—	—		—	$—

				—			Total	—	$—
Julie I. Sackman		—	—	—	$—	—	RSUs	149	$8,585

							Total	149	$8,585

(1)
None of the named executives has received options since 2005. All previously granted options had four-year pro rata vesting schedules, and all options have an exercise price equal to the closing sale price of AIG Common Stock on the NYSE on the date of grant. All of the options held by Messrs. Udvar-Hazy and Plueger and Ms. Sackman terminated for no value in connection with their respective terminations of employment in 2010.

(2)
Represents the target number of SARs awarded to Mr. Cromer under the ILFC LTIP. The SARS become vested based on ILFC's quarterly achieved cash flow balances for a performance period beginning on January 1, 2010 and ending on December 31, 2011. A pro-rata portion or the full amount of the SARs (depending on whether the termination occurs before or after the performance period) vest in connection with the executive's involuntary termination without cause. The executive's SARs will also generally vest in connection with certain types of change in control transactions.

(3)
The TARP RSUs awarded to Messrs. Courpron and Lund become vested on the second anniversary of the date of grant. Each executive's TARP RSUs vest in connection with the executive's death or disability and may, for good cause certified by the AIG Committee, vest in connection with the executive's retirement on or after the second anniversary of the date of grant, if applicable, however unvested TARP RSUs terminate for no value in connection with the executive's termination of employment for any other reason. All of the TARP RSUs previously awarded to Messrs. Udvar-Hazy and Plueger terminated for no value in connection with their respective terminations of employment in 2010. Any TARP RSUs which become vested are subject to additional restrictions on payment, and will only become payable in 25 percent increments in proportion to AIG's repayment of its TARP obligations.

(4)
The Partners Plan, which has been discontinued, operated for successive overlapping two-year performance periods. The first performance period was January 1, 2006 through December 31, 2007, and the last performance period was January 1, 2008 through December 31, 2009. Participants received performance restricted stock units that entitled them to earn shares of AIG Common Stock based on the average of the percentage increase of AIG's diluted adjusted earnings per share for the first year of the performance period over the prior year and the percentage increase of AIG's diluted adjusted earnings per share for the second year of the performance period over the first year. Performance was relative to pre-established goals and ranges established at the start of the period. The number of performance restricted stock units that could be earned at the end of each performance period ranged from 0 to 150 percent of target.

Outstanding performance restricted stock units for the 2006-2007 performance period (2006 PP) were earned (the 2007-2008 performance period units were not). The first installment of the units vested during 2010 promptly after the fourth anniversary of the first day of the performance period, and the remaining installment will vest promptly after the sixth anniversary of the first day of the performance period. Earned but unvested awards will vest in connection with a named executive's death, disability or termination of employment due to retirement at or after age 65. Any unvested awards generally will be forfeited if the named executive ceases employment for any other reason. All of the unvested units previously held by Messrs. Udvar-Hazy and Plueger were forfeited for no value in connection with their respective terminations of employment in 2010. Performance restricted stock units, whether earned or unearned, pay no dividends.

(5)
The DCPPP was modeled on plans previously provided by SICO, described in footnote 6, except that it is administered by AIG and its costs are borne directly by AIG and its applicable subsidiaries. Under the DCPPP, participants were awarded time-vested restricted stock units based upon the number of performance-based DCPPP plan units they had been granted. The time-vested restricted stock units were divided into two tranches—an initial allocation and an incremental allocation. Fifty percent of the initial allocation of restricted stock units vested in May 2009 and the remainder of the initial allocation vested in May 2010. The incremental allocation remains outstanding and is equal to 20 percent or 35 percent of the initial allocation of restricted stock units. The incremental restricted stock units will vest in March 2012. Unvested restricted stock units will vest in connection with a named executive's death, disability or termination of employment due to retirement at or after age 65. Any unvested restricted stock units generally will be forfeited if the named executive ceases employment for any other reason. All of the unvested restricted stock units previously held by Messrs. Udvar-Hazy and Plueger were forfeited for no value in connection with their respective terminations of employment in 2010.

(6)
Prior to 2005, Messrs. Udvar-Hazy, Plueger and Lund and other key employees of AIG and its subsidiaries participated in a series of two-year Deferred Compensation Profit Participation Plans that historically were provided by SICO. The original SICO Plan came into being in 1975. Participation in the SICO plans by any person, and the extent of such participation, has been at the sole discretion of SICO's Board of Directors. SICO is responsible for issuing cash or AIG Common Stock under the SICO plans when required; AIG and ILFC have made no payments under these plans, although AIG and ILFC record the expense attributable to these plans in their respective financial statements. In 2005, AIG took steps to protect the interests of current employees with respect to these benefits. AIG agreed, subject to certain conditions, to make any payment or delivery of AIG Common Stock that is not promptly made with respect to the benefits accrued by current employees under the SICO plans.

Shares that have been contingently allocated to named executives under the SICO plans will not be paid until age 65 and generally are subject to forfeiture on earlier termination of employment. SICO's Board of Directors has the authority to reinstate a payout right and may permit early payout of shares. Before earning the right to payout, a participant is not entitled to any equity interest with respect to the contingently allocated shares.

Under certain of the SICO plans, if a participating named executive continues to be employed at the end of the eighth year after units were granted and has not yet reached age 65, he will be contingently allocated additional shares equal to 20 percent of the shares initially allocated. The contingent allocations are reflected in this table. All of the shares that were contingently allocated to Messrs. Udvar-Hazy and Plueger were forfeited for no value in connection with their respective terminations of employment in 2010.

(7)
The restricted stock units generally become vested on the third anniversary of the date of grant (and a pro-rata portion of Ms. Sackman's 2010 restricted stock unit grant remains eligible to vest on this date even though she has since terminated employment). The restricted stock units will vest in connection with the executive's death, disability or termination of employment due to retirement at or after age 65; however, except as described above for Ms. Sackman, unvested restricted stock units terminate for no value in connection with a termination of employment for any other reason. All of the unvested restricted stock units previously held by Messrs. Udvar-Hazy and Plueger and Ms. Sackman (except as described above) were forfeited for no value in connection with their respective terminations of employment in 2010.

(8)
Based on AIG's closing sale price on the NYSE on December 31, 2010 of $57.62 per share.

Vesting of Stock-Based Awards During 2010

        The following table sets forth the amounts notionally realized in accordance with SEC rules by each named executive as a result of the vesting of stock-based awards in 2010. The vast majority of the amounts in the table were not actually permitted to be monetized during 2010. Other than the limited grants under the Partners Plan, DCPPP and restricted stock units granted under AIG's Amended and Restated 2007 Stock Incentive Plan, all of these awards were subject to transfer restrictions and, therefore, continue to tie the interests of the named executives to those of AIG's stockholders. There were no options or SARs exercised in 2010 by any of the named executives.

2010 Vesting of Stock-Based Awards

	Stock Awards
Name	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)
Henri Courpron(1)	34,530	$1,773,045
Fred S. Cromer	—	$—
Alan H. Lund(2)	15,056	$576,877
Steven F. Udvar-Hazy(3)	12,048	$315,109
John L. Plueger(4)	3,671	$129,442
Julie I. Sackman(5)	102	$4,949

(1)
Represents (i) 12,822 gross shares restricted from transfer until March 15, 2012, (ii) 16,473 gross shares restricted from transfer until December 20, 2013 and (iii) 5,235 shares, representing the share-based portion of fully vested LTPUs granted as 2010 Stock Salary, based on the value of AIG Common Stock on the respective dates of grant. This share-based portion of the LTPUs will be payable in cash based on the value of the shares in installments promptly following each of the first anniversary and third anniversary of the applicable grant date. As a result of the Recapitalization, the debt securities portion of the 2010 Stock Salary will convert into shares of AIG Common Stock on April 14, 2011.

(2)
Represents (i) 81 shares delivered under the Partners Plan; (ii) 270 shares delivered under the DCPPP; (iii) 284 shares delivered under a 2007 time-vested restricted stock unit award and (iv) 14,421 shares, representing the share-based portion of fully vested LTPUs granted as 2010 Stock Salary, based on the value of AIG Common Stock on the respective dates of grant. One-third of this share-based portion will be payable in cash based on the value of the shares on each of the first, second and third anniversary of the applicable grant date. As a result of the Recapitalization, the debt securities portion of the 2010 Stock Salary will convert into shares of AIG Common Stock on April 14, 2011.

(3)
Represents (i) 161 shares delivered under the Partners Plan; and (ii) 11,887 shares representing fully vested share-based units granted as 2010 Stock Salary, based on the value of AIG Common Stock on the respective dates of grant. One-third of these units will be payable in cash based on the value of the shares on each of the first, second and third anniversary of the applicable grant date.

(4)
Represents (i) 81 shares delivered under the Partners Plan; and (ii) 3,590 shares, representing the share-based portion of fully vested LTPUs granted as 2010 Stock Salary, based on the value of AIG Common Stock on the respective dates of grant. This share-based portion of the LTPUs will be payable in cash based on the value of the shares in installments promptly following each of the first anniversary and third anniversary of the applicable grant date. As a result of the Recapitalization, the debt securities portion of the 2010 Stock Salary will convert into shares of AIG Common Stock on April 14, 2011.

(5)
Represents 102 shares delivered under a 2007 time-vested restricted stock unit award.

Post-Employment Compensation

Pension Benefits

        Eligible employees of ILFC participate in tax-qualified and nonqualified defined benefit (pension) plans maintained by AIG. These retirement plans provide retirement benefits for eligible employees whose length of service allows them to vest in and receive these benefits. Eligible employees who are citizens of the United States or non-citizens working in the United States are covered under the American International Group, Inc. Retirement Plan, a U.S. tax-qualified defined benefit retirement plan. Participants whose formula benefit is restricted from being fully paid from the tax-qualified retirement plan due to Internal Revenue Service (IRS) limits on compensation and benefits are eligible to participate in the Excess Retirement Income Plan.

        The Excess Retirement Income Plan provides a benefit equal to the portion of the benefit that is not permitted to be paid from the tax-qualified retirement plan due to IRS limits on compensation and benefits. The tax-qualified retirement plan and Excess Retirement Income Plan formula ranges from 0.925 percent to 1.425 percent times average final salary for each year of credited service accrued since April 1, 1985 up to 44 years and 1.25 percent to 1.75 percent times average final salary for each year of credited service accrued prior to April 1, 1985 up to 40 years. For participants who retire after the normal retirement age of 65, the retirement benefit is actuarially increased to reflect the later benefit commencement date.

        Because Messrs. Udvar-Hazy, Plueger and Lund were members of AIG's Top 25 group for 2010, pursuant to the TARP Standards, there is a freeze on future benefit accruals with regard to the benefits provided under the Excess Retirement Income Plan for these named executives. The TARP Standards require that any future benefit accruals for these named executives cease while they are among AIG's 100 most highly compensated employees.

        For purposes of both the tax-qualified retirement plan and the Excess Retirement Income Plan, average final salary is the average pensionable salary of a participant during those three consecutive years in the last 10 years of credited service that afford the highest such average, not including amounts attributable to overtime pay, quarterly bonuses, mid-year bonuses, supplemental cash incentive payments, annual cash bonuses or long-term incentive awards.

        Early retirement benefits.    Each of the tax-qualified retirement plan and the Excess Retirement Income Plan provides for reduced early retirement benefits. These benefits are available to participants in the tax-qualified retirement plan who have reached age 55 and have 10 or more years of credited service. The Excess Retirement Income Plan provides reduced early retirement benefits to participants who have reached age 60 with five or more years of service, or who have reached age 55 with 10 or more years of credited service, unless otherwise determined.

        In the case of early retirement, participants in the tax-qualified retirement plan and the Excess Retirement Income Plan will receive the plan formula benefit projected to normal retirement at age 65 (using average final salary as of the date of early retirement), but prorated based on years of actual service, then reduced by 3, 4 or 5 percent (depending on age and years of service at retirement) for each year that retirement precedes age 65. Participants in the tax-qualified retirement plan with at least 10 years of continuous service have a vested reduced retirement allowance pursuant to which, in the case of termination of employment prior to reaching age 55, such participants may elect to receive a reduced early retirement benefit commencing at any date between age 55 and age 65. Participants in the tax-qualified retirement plan and the Excess Retirement Income Plan may not choose to receive a lump sum payment upon normal or early retirement.

        Death and disability benefits.    Each of the tax-qualified retirement plan and the Excess Retirement Income Plan also provides for death and disability benefits. The tax-qualified plan and the Excess Retirement Income Plan generally provide a death benefit to active employees who die before age 65 equal to 50 percent of the benefit the participant would have received if he had terminated employment on his date of death, survived until his earliest retirement date and elected a 50 percent joint and survivor annuity.

        Under the tax-qualified retirement plan and the Excess Retirement Income Plan, participants continue to accrue credited service while receiving payments under AIG's long-term disability plan or during periods of unpaid medical leave before reaching age 65 if they have at least 10 years of service when they become disabled. Participants who have less than 10 years of credited service when they become disabled continue to accrue credited service for a maximum of three additional years.

        As with other retirement benefits, in the case of death and disability benefits, the formula benefit under the Excess Retirement Income Plan is reduced by amounts payable under the tax-qualified retirement plan.

        2010 pension benefits.    The following table details the accumulated benefits for the named executives under the tax-qualified retirement plan and the Excess Retirement Income Plan. For our executive officers in office at the end of 2010, Messrs. Courpron, Cromer and Lund, these accumulated benefits are presented as if they were payable upon the named executive's normal retirement at age 65. For our executive officers who left office during 2010, Messrs. Udvar-Hazy and Plueger and Ms. Sackman, who were each eligible for early retirement benefits (but not normal retirement benefits) at the time of their respective terminations of employment, these accumulated benefits are presented based on each executive's current age. Messrs. Courpron, Cromer and Lund are not currently eligible for normal retirement benefits under the tax-qualified plan and the Excess Retirement Income Plan, but Mr. Lund is eligible for early retirement benefits under the tax-qualified plan and the Excess Retirement Income Plan and will receive such benefits in connection with his retirement effective April 1, 2011.

        None of the named executives has been granted extra years of credited service under the defined benefit plans described above. In order to vest in benefits under the Excess Retirement Income Plan, participants must meet the eligibility requirements for early retirement benefits. Vesting in the tax-qualified retirement plan requires five years of service.

2010 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year
Henri Courpron	AIG Retirement Plan	0	$0	$0
	Excess Retirement Income Plan	0	$0	$0

	Total		$0	$0
Fred S. Cromer	AIG Retirement Plan	2	$24,970	$0
	Excess Retirement Income Plan	2	$40,340	$0

	Total		$65,310	$0
Alan H. Lund	AIG Retirement Plan	28.4	$762,686	$0
	Excess Retirement Income Plan	27.4	$3,042,053	$0

	Total		$3,804,739	$0
Steven F. Udvar-Hazy	AIG Retirement Plan	35.9	$1,167,957	$75,571
	Excess Retirement Income Plan	35.6	$8,973,604	$623,521

	Total		$10,141,561	$699,092
John L. Plueger	AIG Retirement Plan	23.1	$475,065	$23,611
	Excess Retirement Income Plan	22.8	$2,021,426	$101,427

	Total		$2,496,491	$125,038
Julie I. Sackman	AIG Retirement Plan	20.8	$528,153	$26,705
	Excess Retirement Income Plan	20.8	$1,006,556	$51,442

	Total		$1,534,709	$78,147

(1)
Except for Messrs. Courpron, Lund, Udvar-Hazy and Plueger, each named executive had the same number of years credited service as actual years of service as of December 31, 2010. Mr. Courpron had fewer years of credited service under the tax-qualified retirement plan and the Excess Retirement Income Plan than actual years of service because employees must wait a year after commencing employment before becoming participants in those plans. Messrs. Lund, Udvar-Hazy and Plueger had fewer years of credited service under the Excess Retirement Income Plan than actual years of service due to the freeze on service accruals under this plan imposed on these executives pursuant to the TARP Standards.

(2)
The actuarial present values of the accumulated benefits are based on service and earnings as of December 31, 2010 (the pension plan measurement date for purposes of our financial statement reporting). The actuarial present values of the accumulated benefits under the tax-qualified retirement plan and the Excess Retirement Income Plan are calculated based on payment of a life annuity beginning at age 65, or current age if older, consistent with the assumptions described in Note 20 to the Consolidated Financial Statements included in AIG's 2010 Annual Report on Form 10-K. As described in that Note, the discount rate assumption is 5.50 percent, and mortality assumptions are based on the 2011 PPA static annuitant mortality tables.

Benefit accruals in the Excess Retirement Income Plan ceased on October 22, 2009 for Mr. Udvar-Hazy and on December 11, 2009 for Messrs. Plueger and Lund. The Excess Retirement Income Plan benefits for these participants, if eligible, are equal to the lesser of the frozen benefit or the benefit ignoring the plan freeze. Vesting is determined in the Excess Retirement Income Plan based on age and years of service as of the executive's actual retirement date. Early retirement reduction factors are based on age at the executive's actual retirement date and years of service as of the freeze date.

Nonqualified Deferred Compensation

        In addition to being eligible to participate in a U.S. tax-qualified (401(k)) defined contribution plan, designated employees of ILFC are also eligible to receive deferred incentive awards under the ILFC Incentive Deferred Compensation Plan (IDCP), which is a nonqualified deferred compensation plan. As a result of the TARP Standards, Messrs. Courpron, Lund, Udvar-Hazy and Plueger have received a portion of their compensation in Stock Salary. Stock Salary is considered to be a form of nonqualified deferred compensation under SEC rules.

        Incentive Deferred Compensation Plan.    Since 1993, ILFC has maintained the IDCP for eligible employees of ILFC. However, the only named executive who received an award under the IDCP for 2010 was Mr. Cromer.

        Under the IDCP, on January 31 following each plan year, each participant who remains employed receives an annual deferred incentive award equal to 3% of the participant's base salary and bonuses earned for the plan year. A participant may also receive a discretionary deferred incentive award of up to an additional 2.5% of the participant's base salary and bonuses earned for the plan year. A participant may elect to have each plan year's deferred incentive award credited to either a cash account or a stock account established under the IDCP (but may not split the award between a cash account and a stock account). For each participant who elects to have the deferred incentive award credited to a stock account, the participant's stock account will be credited with a number of shares of AIG Common Stock having a value equal to the value of the participant's award on the award date. A participant is not entitled to receive interest or dividends on the amounts credited to the participant's cash account or stock account. For 2010, all of the named executive's deferred incentive awards were credited to the cash account under the IDCP.

        Subject to the participant's continued employment, a participant becomes vested in each plan year's deferred incentive award on January 1 of the fourth plan year following the plan year for which the award was granted (i.e., an award granted for the 2010 plan year will have an ordinary vesting date of January 1, 2014). A participant will also vest in outstanding unvested deferred incentive awards if the participant terminates employment due to death or disability, or upon attaining age 65 while still employed. Vested deferred incentive awards are paid to a participant following the earlier of the ordinary vesting date or the date of the participant's separation from service. Payment of deferred incentive awards credited to the participant's cash account will be made in cash, while payment of awards credited to the participant's stock account will be made in shares of AIG Common Stock. Any deferred incentive awards that are unvested upon a participant's termination of employment (after giving effect to any accelerated vesting) will be forfeited.

        Stock Salary.    Stock Salary takes the form of regular, semi-monthly grants of immediately vested stock or units. The amount of stock or units awarded on each grant date is based on the dollar value of the Stock Salary earned over the period since the preceding grant date. For 2010, AIG was permitted to use a new form of Stock Salary, LTPUs, based on a basket of AIG Common Stock and debt securities designed to serve as a proxy for AIG's long-term value. In May 2010, final terms for LTPUs were approved by the Special Master, and 2010 Stock Salary was paid in LTPUs for Messrs. Courpron, Lund, and Plueger with retroactive effect from January 1, 2010. Mr. Udvar-Hazy terminated employment in February 2010, and his 2010 Stock Salary continued to be paid in units based on the value of AIG Common Stock through the date of his termination.

        Each grant of Stock Salary was made subject to payment restrictions for between one and three years from the date of grant, depending on the individual. Once the applicable restriction periods lapse, each named executive's Stock Salary grants are payable in cash following the lapsing of the applicable restriction periods. For Stock Salary grants in the form of units, following the lapsing of the applicable restriction periods, each grant entitles the holder to receive the value of any cash dividend or other dividend or distribution payable on shares of AIG Common Stock during the applicable restriction periods, except to the extent that the Stock Salary award was previously adjusted to reflect the dividend or distribution. For Stock Salary grants in the form of LTPUs, during the period prior to the lapsing of the applicable restriction periods, cash dividends or interest paid on the AIG Common Stock or debt securities underlying the LTPU Stock Salary awards will be credited and reinvested in additional shares of AIG Common Stock or the debt securities underlying the LTPUs, as applicable based on which security the dividend or interest was paid. Any securities credited in respect of reinvested dividends will be subject to the same payment terms as the underlying LTPU Stock Salary awards. As a result of the Recapitalization, the debt securities portion of the 2010 LTPU Stock Salary awards will convert into shares of AIG Common Stock on April 14, 2011.

        The named executives' IDCP balances and Stock Salary awards are detailed in the following table.

2010 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY($)	Registrant Contributions in Last FY($)(1)	Aggregate Earnings (Loss) in Last FY($)(2)	Aggregate Withdrawals/ Distributions($)(4)	Aggregate Balance at Last FYE($)(5)
Henri Courpron
IDCP	$0	$0	$0	$0	$0
Stock Salary(3)	$0	$1,069,955	$202,808	$21,875	$1,250,888

Total					$1,250,888
Fred S. Cromer
IDCP	$0	$131,856	$0	$0	$220,629

Total					$220,629
Alan H. Lund
IDCP	$0	$0	$0	$3,716	$175,828
2010 Stock Salary(3)	$0	$2,841,131	$783,270	$57,865	$3,566,536
2009 Stock Salary(3)	$0	$0	$1,655,629	$0	$3,258,584

Total					$7,000,948
Steven F. Udvar-Hazy
2010 Stock Salary(3)	$0	$310,297	$354,466	$18,209	$646,554
2009 Stock Salary(3)	$0	$0	$2,086,800	$0	$3,876,827

Total					$4,523,381
John L. Plueger
IDCP	$0	$0	$0	$3,716	$0
2010 Stock Salary(3)	$0	$662,657	$295,860	$13,353	$945,164
2009 Stock Salary(3)	$0	$0	$1,946,421	$0	$3,745,530

Total					$4,690,694
Julie I. Sackman
IDCP	$0	$0	$0	$2,685	$0

Total					$0

(1)
All of the Stock Salary amounts in this column are included in the Stock Awards column of the 2010 Summary Compensation Table. All of the IDCP amounts in this column are included in the All Other Compensation column of the 2010 Summary Compensation Table.

(2)
Represents the difference between the value of the shares of AIG Common Stock and/or debt securities underlying the Stock Salary and LTPU incentive awards on January 1, 2010 (or the applicable grant or crediting date, if later) and December 31, 2010.

(3)
All Stock Salary granted in 2009 was granted in units based on AIG Common Stock. Stock Salary granted in 2010 was granted in LTPUs or units based on AIG Common Stock. Stock Salary awards are subject to transfer or payment restrictions from one to three years.

(4)
For Stock Salary, distributions represent FICA and Medicare taxes withheld at the time of grant.

(5)
Except for any increases or decreases in the IDCP plan and 2009 Stock Salary award balances attributable to changes in the value of AIG Common Stock, the IDCP plan and 2009 Stock Salary award balances would have been reported as compensation in prior years if ILFC had been subject to the same executive compensation disclosure rules in prior years.

Potential Payments on Termination and Arrangements with Former Officers

        For Messrs. Courpron, Cromer and Lund, SEC rules require presentation of the payments and benefits that each of these named executives would have been provided if his employment had been terminated on December 31, 2010, under the circumstances indicated in the following table. This presentation is required for Mr. Lund even though he retired April 1, 2011. In connection with their terminations of employment during 2010, each of Messrs. Udvar-Hazy, Plueger and Ms. Sackman was entitled to receive his or her accrued benefits disclosed above under "Post Employment Compensation—Pension Benefits" and "Post Employment Compensation—Nonqualified Deferred Compensation." Other than payment of accrued benefits, Messrs. Udvar-Hazy, Plueger and Ms. Sackman were not entitled to receive any termination payments or benefits in connection with their respective terminations of employment from ILFC in 2010.

        AIG Executive Severance Plan.    Messrs. Courpron and Lund were participants in AIG's Executive Severance Plan (ESP) on December 31, 2010. Under the ESP, eligible participants will receive payments or benefits if their employment is terminated other than by reason of death, disability, resignation or for "Cause" (e.g., a termination without "Cause"). Mr. Courpron participates in the ESP at the Senior Vice President level, and will be entitled to receive his severance payments and benefits if his employment is terminated by him for "Good Reason." "Cause" generally means the participant's failure to perform his or her duties, misconduct, material violation of applicable codes of conduct, or conviction of or plea of guilty or no contest to a felony or lesser crime involving fraud or dishonesty. "Good Reason" generally means the participant's termination due to a material diminution in duties or responsibilities, a material diminution in titles or offices or a material reduction in annual base salary or target bonus opportunity, in each case that is not cured before the expiration of a thirty-day cure period.

        In the event of a qualifying termination, Messrs. Courpron and Lund were entitled to the following severance benefits upon termination in 2010:

  •
  A cash severance payment equal to one-twelfth of the sum of the participant's (A) annual base salary, (B) supplemental or quarterly cash bonuses, if any, payable for the year in which termination occurs and (C) average annual performance-based cash bonus, if any, paid with respect to the three most recently completed calendar years, with such cash severance payment payable for a severance period equal to twenty-four months for Mr. Courpron and one month for each year of service for Mr. Lund (subject, in the case of Mr. Lund, to a minimum severance period of six months and a maximum severance period of twelve months, unless he was grandfathered in a longer severance period under the prior version of the ESP);

  •
  Continued vesting in outstanding restricted stock units, options and previously earned awards under the Partners Plan during the severance period;

  •
  Continued health and group life insurance on the same terms as active employees during the severance period, with the severance period treated as a period of employment service for purposes of eligibility to participate in and benefits under any applicable retiree health and group life insurance plans; and

  •
  Additional age and service credits during the severance period for purposes of eligibility to participate in and benefits under any nonqualified pension plans;

        In order to receive the severance benefits provided under the ESP, the participant must generally execute a release of claims in favor of ILFC, AIG and AIG's other subsidiaries. Among other things, the release contains restrictive covenants which prohibit the participant from (i) engaging in, being employed by, rendering services to, or acquiring financial interests in businesses that are competitive with ILFC, AIG and AIG's other subsidiaries, (ii) interfering with ILFC's, AIG's and AIG's other subsidiaries' business relationships with customers, suppliers or consultants, (iii) soliciting or hiring employees of ILFC, AIG and AIG's other subsidiaries, (iv) disparaging ILFC, AIG and AIG's other subsidiaries, and their respective officers and directors and (v) disclosing the confidential information of ILFC, AIG and AIG's other subsidiaries. The restrictive covenants generally apply for the earlier of one year after termination or the length of the severance period, although the non-disparagement and confidential information restrictions apply at all times following termination.

        As a member of AIG's Top 25 group for 2010, certain of the termination payments and benefits provided under the ESP could not have been provided to Mr. Lund as a result of the TARP Standards. For members of AIG's Top 25 or Top 26-100 groups, the TARP Standards prohibit future benefit accruals under non-qualified pension plans while they are among AIG's 100 most highly compensated employees. The TARP Standards also prohibit the payment of any severance benefits that are increased by any of the 2010 compensation structures for these named executives. As a result of these limitations pursuant to the TARP Standards, amounts that would otherwise be payable to Mr. Lund under the terms of the ESP are not presented below.

        AIG Executive Severance Plan for ILFC.    ILFC established its own separate Executive Severance Plan (ILFC ESP) effective as of April 12, 2010. Mr. Cromer was a participant in the ILFC ESP on December 31, 2010. Under the ILFC ESP, eligible participants will receive payments or benefits if their employment is terminated other than by reason of death, disability, resignation or for "Cause" (e.g., a termination without "Cause"). "Cause" generally has the same meaning as described above for the ESP.

        In the event of a qualifying termination, Mr. Cromer and other eligible participants were entitled to the following severance benefits upon termination in 2010:

  •
  A cash severance payment equal to the sum of the participant's (A) annual base salary and (B) latest annual discretionary year-end bonus (if any) and latest mid-year incentive award (if any), with such cash severance payment payable for a severance period equal to twelve months;

  •
  Continued vesting in outstanding restricted stock units and options during the severance period;

  •
  Payment of the participant's premiums to continue medical coverage under COBRA during the severance period; and

  •
  Additional age and service credits during the severance period for purposes of eligibility to participate in and benefits under any nonqualified pension plans;

        Like the ESP, in order to receive the severance benefits provided under the ILFC ESP, the participant must generally execute a release of claims in favor of ILFC, AIG and AIG's other subsidiaries. Among other things, the release restricts the participant from (i) soliciting or hiring employees of ILFC, AIG and AIG's other subsidiaries, (ii) disparaging ILFC, AIG and AIG's other subsidiaries, and their respective officers and directors and (iii) disclosing the confidential information of ILFC, AIG and AIG's other subsidiaries. The non-solicitation provision generally applies only during the severance period, while the non-disparagement and confidential information provisions apply at all times following termination.

        Other Severance Benefits.    In addition to the payments and benefits available under the ESP and ILFC ESP, the terms of AIG's equity plans or awards, ILFC's LTIP and AIG's long-term disability plan provide for additional benefits upon certain terminations of the named executives' employment. These benefits are described below, and the amount of these benefits that each of Messrs. Courpron, Cromer and Lund would have been provided if his employment had been terminated on December 31, 2010 under the circumstances indicated in the following table are also presented.

        The following table shows the payments and benefits that Messrs. Courpron, Cromer and Lund would have been provided in connection with certain terminations of their employment on December 31, 2010. These payments and benefits would be provided by either ILFC or AIG. Please see "Compensation Discussion and Analysis" above for a discussion of how the level of these payments and benefits was determined.

Termination Payments and Benefits as of December 31, 2010

Name	Severance(1)	Medical and Life Insurance(2)	Pension Plan Benefits(3)	Unvested Options(4)	Unvested Stock Awards(5)	ILFC LTIP(6)	Total
Henri Courpron
Involuntarily by ILFC (Including for Good Reason)	$1,950,000	$36,660	$0	$0	$0	$0	$1,986,660
Voluntarily by Executive	$0	$0	$0	$0	$0	$0	$0
Death	$0	$0	$0	$0	$539,266	$0	$539,266
Disability	$0	$0	$0	$0	$539,266	$0	$539,266
Retirement at or after age 65	$0	$0	$0	$0	$0	$0	$0
Fred Cromer
Involuntarily by ILFC	$1,606,875	$18,158	$0	$0	$0	$631,987	$2,257,020
Voluntarily by Executive	$0	$0	$0	$0	$0	$0	$0
Death	$0	$0	$0	$0	$307,691	$0	$307,691
Disability	$0	$0	$111,420	$0	$307,691	$0	$419,111
Retirement at or after age 65	$0	$0	$0	$0	$307,691	$0	$307,691
Alan H. Lund
Involuntarily by ILFC	$1,000,000	$25,900	$515,133	$0	$0	$0	$1,541,033
Voluntarily by Executive	$0	$0	$489,763	$0	$0	$0	$489,763
Death	$0	$0	$0	$0	$860,209	$0	$860,209
Disability	$0	$0	$117,369	$0	$860,209	$0	$977,578
Retirement at or after age 65	$0	$0	$0	$0	$73,696	$0	$73,696

(1)
The amounts in this column represent the cash severance payments provided for under the ESP or ILFC ESP.

(2)
These named executives or their estates may receive medical and life insurance benefits upon permanent disability or death only to the extent that they are generally available to all salaried employees. The amounts reported represent the cost to ILFC of the continued health and group life insurance benefits provided for under the ESP or ILFC ESP, as applicable. If eligible for retiree medical and life insurance benefits, these named executives are covered under ILFC's medical plan provisions.

(3)
The amounts in this column for termination due to permanent disability represent the increase in the present value, if any, of the named executive's accumulated pension benefits, representing additional years of credited service that would accrue during participation in AIG's long-term disability plan pursuant to the plan provisions applicable to all salaried employees. The amount shown for all of the termination events is the increase above the accumulated value of pension benefits shown in the 2010 Pension Benefits Table, calculated using the same assumptions.

  For the involuntarily by ILFC termination scenarios where the named executive is entitled to a benefit reflecting service during the severance period, the pension plan credit assumes: (i) the vested nonqualified benefits will be payable immediately (or six months after termination for key employees); and (ii) the qualified plan benefit will be payable at the end of the severance period or when first eligible to retire, if later.

  Death benefits under AIG's pension plans generally are no more than half of normal retirement benefits and would result in a loss of value on a present value basis for the named executives who participate in AIG's pension plans. The actual dates of birth for any of these individuals' spouses were used to calculate the death benefits.

  All termination benefits, except disability benefits, are assumed to commence at the earliest permissible retirement date. Disability benefits are assumed to commence at age 65.

  For information on pension benefits generally, see "Post-Employment Compensation—Pension Benefits."

(4)
No options that become exercisable in connection with a named executive's qualifying termination of employment were in the money on December 31, 2010.

(5)
The amounts in this column represent the total market value (based on the closing sale price on the NYSE of $57.62 on December 31, 2010) of shares of AIG Common Stock underlying unvested equity-based awards and previously earned awards under the DCPPP, the Partners Plan, the SICO plans, outstanding restricted stock unit awards and the TARP RSUs, which would have become vested on termination due to permanent disability, death, retirement at or after age 65 or involuntary termination by ILFC, as applicable. For the purposes of providing an estimated value for TARP RSUs upon death or permanent disability, we have assumed that AIG will repay its TARP obligations in full. While the full grants of TARP RSUs have been valued at the closing sale price of AIG Common Stock on December 31, 2010 of $57.62, payment is subject to the vesting and payment schedule in the TARP RSU Award Agreements (i.e., after vesting, and any fixed period of restriction, payment occurs in 25 percent increments as AIG repays 25 percent of its TARP obligations). Stock-based award holdings at the end of 2010 are detailed in the Outstanding Equity Awards at December 31, 2010 Table.

(6)
The amounts in this column represent the value of cash incentive amounts and SARs potentially vesting and payable following a named executive's qualifying termination. The potential amounts that may become payable have been estimated using the target payout amounts. The target payout amounts may also vest and become payable in connection with certain types of change in control transactions.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        ILFC is an indirect, wholly-owned subsidiary of American International Group, Inc., or AIG. AIG Capital Corporation, an indirect wholly owned subsidiary of AIG, owns all 45,267,723 shares of ILFC's outstanding common stock as of April 1, 2011. The address for AIG and AIG Capital Corporation is 70 Pine Street, New York, NY 10270. None of our directors or named executive officers beneficially own any equity interests in ILFC.

TRANSACTIONS WITH RELATED PERSONS

        The following discussion reflects our transactions with related persons as of and since January 1, 2008 and does not reflect transactions prior to that time.

Loans from AIG Funding

        We borrowed $1.7 billion from AIG Funding, a subsidiary of our parent, AIG, in September 2008 in order to pay our commercial paper and other obligations as they became due. The amount outstanding under the loan was paid in October 2008 when we were approved to participate in the CPFF.

        In March 2009, we entered into two demand note agreements with AIG Funding aggregating $1.7 billion to fund our liquidity needs. In October 2009, we entered into a new $2.0 billion credit agreement with AIG Funding and used the proceeds thereof to repay in full our obligations under our $2.0 billion revolving credit facility that matured on October 15, 2009. In December 2009, we borrowed an additional $200 million from AIG Funding to repay maturing debt. These loans, aggregating approximately $3.9 billion in principal amount at December 31, 2009, were scheduled to mature on September 13, 2013, and were due in full at maturity with no scheduled amortization. The loans bore interest at LIBOR plus a margin of 6.025%, of which 3.0% were permitted to be paid-in-kind. We paid interest under the loans from AIG Funding of $157.9 million, $100.5 million, and $6.8 million during the years ended December 31, 2010, 2009 and 2008, respectively. On August 20, 2010, we repaid all of our outstanding loan obligations to AIG Funding with the net proceeds of the issuance of our $3.9 billion senior secured notes and the issuance of our $500 million senior notes, each of which occurred on August 20, 2010.

Guarantees of AIG Credit Agreement with FRBNY

        In order to receive the FRBNY's consent to the loans from AIG Funding discussed above, we entered into guarantee agreements to guarantee the repayment of AIG's obligations under the FRBNY Credit Agreement up to an amount equal to the aggregate outstanding balance of the loans from AIG Funding to us. As we repaid all of our loans to AIG Funding in August 2010, we are no longer a guarantor under the FRBNY Credit Agreement.

Intercompany Allocations and Fees with AIG and Its Subsidiaries

        We are party to cost sharing agreements, including tax, with AIG. Generally, these agreements provide for the allocation of corporate costs based upon a proportional allocation of costs to all subsidiaries. We pay other subsidiaries of AIG fees related to management services provided for certain of our foreign subsidiaries. We earned management fees from two trusts consolidated by AIG for the management of aircraft we sold to the trusts. AIG paid certain expenses on our behalf which increased Paid-in capital. See Note I of Notes to Consolidated Financial Statements in our consolidated financial statements contained elsewhere in this prospectus. During the year ended December 31, 2010, we paid AIG $85.0 million that was due and payable on a loan related to certain tax planning activities we had participated in during 2002 and 2003.

Derivatives Transactions with AIGFP

        All of our interest rate swap and foreign currency swap agreements are with AIGFP, a wholly-owned subsidiary of AIG. See Notes P and Q of Notes to Consolidated Financial Statements in our consolidated financial statements contained elsewhere in this prospectus.

Insurance Policies with AIG

        We purchase insurance through a broker who may place part of our policies with AIG. Total insurance premiums were $7.3 million, $6.8 million and $5.7 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Review, Approval or Ratification of Related Party Transactions

        We have not adopted a formal policy for reviewing related party transactions that are required to be disclosed under the SEC rules. Our board of directors reviews related party transactions as required by applicable law and when otherwise desired by management or members of the board.

        The board of directors of our parent, AIG, has adopted a related-party transaction approval policy. Under this written policy, any transaction that involves more than $120,000 and would be required to be disclosed in AIG's Proxy Statement, between AIG or any of its subsidiaries and any director or executive officer, or their related persons, must be approved by the Nominating and Corporate Governance Committee of AIG. In determining whether to approve a related-party transaction, the Nominating and Corporate Governance Committee will consider:

  •
  Whether the terms of the transaction are fair to AIG and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or employee of AIG;

  •
  Whether there are demonstrable business reasons for AIG to enter into the transaction;

  •
  Whether the transaction would impair the independence of a director; and

  •
  Whether the transaction would present an improper conflict of interest for any director, executive officer or employee of AIG, taking into account the size of the transaction, the overall financial position of the director, executive officer or employee, the direct or indirect nature of the interest of the director, executive officer or employee in the transaction, the ongoing nature of any proposed relationship and any other factors the Nominating and Corporate Governance Committee or its chairman deems relevant.

 DESCRIPTION OF OTHER INDEBTEDNESS

        The following is a summary description of our outstanding indebtedness other than the notes. This summary is not a description of all of the terms of such indebtedness.

Senior Secured Notes

        On August 20, 2010, we issued $3.9 billion of senior secured notes, with $1.35 billion maturing in September 2014 and bearing interest of 6.5%, $1.275 billion maturing in September 2016 and bearing interest of 6.75%, and $1.275 billion maturing in September 2018 and bearing interest of 7.125%. The aggregate net proceeds from the issuances were approximately $3.84 billion after deducting initial purchaser discounts and commissions, fees and offering expenses. The notes are secured by a designated pool of aircraft, initially consisting of 174 aircraft and their related leases and certain cash collateral. In addition, two of ILFC's subsidiaries, that either own or hold leases of aircraft included in the pool securing the notes, have guaranteed the notes. We can redeem the notes at any time prior to their maturity, provided we give notification between 30 to 60 days prior to the intended redemption date and subject to a penalty of the greater of 1% of the outstanding principal amount and a "make-whole" premium. There is no sinking fund for the notes.

        The indenture governing the senior secured notes contains customary covenants that, among other things, restrict our and our restricted subsidiaries' ability to: (i) create liens; (ii) sell, transfer or otherwise dispose of assets; (iii) declare or pay dividends or acquire or retire shares of our capital stock; (iv) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (v) make investments in or transfer assets to non-restricted subsidiaries; and (vi) consolidate, merge, sell or otherwise dispose of all, or substantially all, of our assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior secured notes may immediately become due and payable.

Export Credit Agreement ("ECA") Financings

        We entered into ECA facility agreements in 1999 (the "1999 ECA facility") and 2004 (the "2004 ECA facility") through non-restricted subsidiaries. The facilities were used to fund purchases of Airbus aircraft through 2001 and June 2010, respectively. New financings are no longer available to us under either ECA facility. The loans made under the ECA facilities were used to fund a portion of each aircraft's net purchase price. The loans made under each ECA facility were guaranteed by various European ECAs. We have collateralized the debt under each ECA facility with pledges of the shares of wholly-owned subsidiaries that hold title to the aircraft financed under the facilities.

        In January 1999, we entered into the 1999 ECA facility to borrow up to $4.3 billion for the purchase of Airbus aircraft delivered through 2001. We used $2.8 billion of the amount available under this facility to finance purchases of 62 aircraft. Each aircraft purchased was financed by a ten-year fully amortizing loan with interest rates ranging from 5.753% to 5.898%. At December 31, 2010, five loans with an aggregate principal value of $13.2 million remained outstanding under the facility and the net book value of the related aircraft was $1.6 billion. In January 2011, all of the amounts outstanding under the remaining five loans were repaid in full and no amounts remain outstanding under the 1999 ECA facility.

        In May 2004, we entered into the 2004 ECA facility, which was amended in May 2009 to allow us to borrow up to $4.6 billion for the purchase of Airbus aircraft delivered through June 30, 2010. We used $4.3 billion of the available amount to finance purchases of 76 aircraft. Each aircraft purchased was financed by a ten-year fully amortizing loan. As of December 31, 2010, approximately $2.8 billion was outstanding under this facility. The interest rates on the loans outstanding under the facility are either fixed or based on LIBOR and ranged from 0.43% to 4.711% at December 31, 2010. The net book value of the related aircraft was $4.3 billion at December 31, 2010.

        Our current long-term debt ratings require us to segregate security deposits, overhaul rentals and rental payments received for aircraft with loan balances outstanding under the 2004 ECA facility (segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt). The segregated funds are deposited into separate accounts pledged to and controlled by the security trustee of the facility. In addition, we must register the existing individual mortgages on certain aircraft funded under both the 1999 and 2004 ECA facilities in the local jurisdictions in which the respective aircraft are registered (mortgages are only required to be filed on aircraft with loan balances outstanding or otherwise as agreed in connection with the cross-collateralization as described below). At December 31, 2010, we had segregated security deposits, overhaul rentals and rental payments aggregating approximately $393.7 million related to aircraft funded under the 1999 and 2004 ECA facilities, $12.5 million of which was returned to us subsequent to December 31, 2010, after we paid in full all amounts outstanding under the remaining five loans under the 1999 ECA facility. The segregated amounts will fluctuate with changes in security deposits, overhaul rentals, rental payments and debt maturities related to the aircraft funded under the 2004 ECA facility.

        During the first quarter of 2010, we entered into agreements to cross-collateralize the 1999 ECA facility with the 2004 ECA facility. As part of such cross-collateralization we (i) guaranteed the obligations under the 2004 ECA facility through our subsidiary established to finance Airbus aircraft under our 1999 ECA facility; (ii) agreed to grant mortgages over certain aircraft financed under the 1999 ECA facility (including aircraft which are not currently subject to a loan under the 1999 ECA facility) and security interests over other collateral related to the aircraft financed under the 1999 ECA facility to secure the guaranty obligation; (iii) accepted a loan-to-value ratio (aggregating the loans and aircraft from the 1999 ECA facility and the 2004 ECA facility) of no more than 50%, in order to release liens (including the cross-collateralization arrangement) on any aircraft financed under the 1999 or 2004 ECA facilities or other assets related to the aircraft; and (iv) agreed to allow proceeds generated from certain disposals of aircraft to be applied to obligations under both the 1999 ECA and 2004 ECA facilities.

        We also agreed to additional restrictive covenants relating to the 2004 ECA facility, restricting us from (i) paying dividends on our capital stock with the proceeds of asset sales and (ii) selling or transferring aircraft with an aggregate net book value exceeding a certain disposition amount, which is currently approximately $10.5 billion. The disposition amount will be reduced by approximately $91.4 million at the end of each calendar quarter during the effective period. The covenants are in effect from the date of the agreement until December 31, 2012. A breach of these restrictive covenants would result in a termination event for the ten loans funded subsequent to the date of the agreement and would make those loans, which aggregated $301.6 million at December 31, 2010, due in full at the time of such a termination event.

        In addition, if a termination event resulting in an acceleration event were to occur under the 2004 ECA facility, we would have to segregate lease payments, overhaul rentals and security deposits received after such acceleration event occurred relating to all the aircraft funded under the 1999 ECA facility, including the aircraft no longer subject to a loan.

Secured Bank Debt

        We have a credit facility, dated October 13, 2006, as amended, under which the original maximum amount available was $2.5 billion. On April 16, 2010, we entered into an amendment to this facility with lenders holding $2.155 billion of the then $2.5 billion of outstanding loans under the facility (the "Electing Lenders"). The Electing Lenders agreed to, among other things:

  •
  revise certain restrictive and financial covenants included in the credit agreement;

  •
  extend the scheduled maturity date of their loans to October 2012. The extended loans, of which approximately $1.5 billion remained outstanding at December 31, 2010, bear interest at LIBOR plus a margin of 2.15%, plus facility fees of 0.2% on the outstanding principal balance; and

  •
  permit liens securing the loans held by the Electing Lenders.

        We entered into a second amendment, effective December 22, 2010, to this credit agreement that amended the definition of the fixed charge coverage ratio, a restrictive covenant under the agreement, to add to earnings any impairment charges and fair value adjustments incurred during the period, to the extent such impairment charges and fair value adjustments were deducted in computing earnings for the period. In conjunction with the amendment, we repaid $689.6 million of the secured loans and, as of December 31, 2010, we had secured loans of $1.465 billion outstanding under the facility, all of which will mature in October 2012.

        We also repaid $110.4 million of the remaining $345 million of unsecured loans held by lenders who are not party to the amendment. The remaining $234.6 million outstanding at December 31, 2010, will mature on their originally scheduled maturity date in October 2011, with no increase to the interest rate margin.

        The collateralization requirement under the amended facility provides that the loans held by Electing Lenders must be secured by a lien on the equity interests of certain of ILFC's non-restricted subsidiaries that will own aircraft with aggregate appraised values of not less than 133% of the outstanding principal amount (the "Required Collateral Amount"). We must transfer all aircraft meeting the Required Collateral Amount to the pledged subsidiaries prior to April 16, 2011, subject to our right to post cash collateral for any shortfall. As of December 31, 2010, we had completed the transfers of all aircraft in an amount sufficient to meet the Required Collateral Amount. The credit facility also includes an ongoing requirement, tested periodically, that the appraised value of the eligible aircraft owned by the pledged subsidiaries must be equal to or greater than 100% of the Required Collateral Amount. This ongoing requirement is subject to the right to transfer additional eligible aircraft to the pledged subsidiaries or ratably prepay the loans held by the Electing Lenders. We also guarantee the loans held by the Electing Lenders through certain other subsidiaries.

        The amended facility prohibits us from re-borrowing amounts repaid under this facility for any reason. Therefore, the current size of the facility is the $1.7 billion outstanding under the facility at December 31, 2010. The credit facility also contains financial and restrictive covenants that (i) limit our ability to incur indebtedness, (ii) restrict certain payments, liens and sales of assets by us, and (iii) require us to maintain a fixed charge coverage ratio and consolidated tangible net worth in excess of certain minimum levels.

Other Secured Financing Arrangements

        In May 2009, ILFC provided $39.0 million of subordinated financing to a non-restricted subsidiary. The entity used these funds and an additional $106.0 million borrowed from third parties to purchase an aircraft, which it leases to an airline. ILFC acts as servicer of the lease for the entity. The $106.0 million loan has two tranches. The first tranche is $82.0 million, fully amortizes over the lease term, and is non-recourse to ILFC. The second tranche is $24.0 million, partially amortizes over the lease term, and is guaranteed by ILFC. Both tranches of the loan are secured by the aircraft and the lease receivables. Both tranches mature in May 2018 with interest rates based on LIBOR. At December 31, 2010, the interest rates on the $82.0 million and $24.0 million tranches were 3.408% and 5.108%, respectively. The entity entered into two interest rate cap agreements to economically hedge the related LIBOR interest rate risk in excess of 4.00%. At December 31, 2010, $89.5 million was outstanding under the two tranches and the net book value of the aircraft was $137.1 million.

        In June 2009, we borrowed $55.4 million through a non-restricted subsidiary, which owns one aircraft leased to an airline. Half of the original loan amortizes over five years and the remaining $27.7 million is due in 2014. The loan is non-recourse to ILFC and is secured by the aircraft and the lease receivables. The interest rate on the loan is fixed at 6.58%. At December 31, 2010, $46.7 million was outstanding and the net book value of the aircraft was $91.2 million.

        On March 17, 2010, we entered into a $750 million term loan agreement secured by 43 aircraft and all related equipment and leases ("Secured Term Loan 1"). The aircraft had an average appraised base market value of approximately $1.3 billion, for an initial loan-to-value ratio of approximately 56%. The loan matures on March 17, 2015, and bears interest at LIBOR plus a margin of 4.75% with a LIBOR floor of 2.0%. The principal of the loan is payable in full at maturity with no scheduled amortization, but we can voluntarily prepay the loan at any time, subject to a 1% prepayment penalty prior to March 17, 2011.

        Secured Term Loan 1 contains limitations on our ability to create liens on the collateral (other than certain permitted liens), consolidate, merge, sell or otherwise dispose of all or substantially all of our assets and to enter into transactions with affiliates. Secured Term Loan 1 also contains customary events of default including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal under, the loan, the failure to comply with certain covenants and agreements specified in the loan agreement for a period of time after notice has been provided, the acceleration of other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all of the then outstanding amounts under Secured Term Loan 1 may become due and payable immediately.

        On March 17, 2010, we also entered into an additional term loan agreement of $550 million through a newly formed non-restricted subsidiary ("Secured Term Loan 2"). The obligations of the subsidiary borrower are guaranteed on an unsecured basis by ILFC and on a secured basis by certain non-restricted subsidiaries of ILFC that hold title to 37 aircraft. The aircraft had an average appraised base market value of approximately $969 million, for an initial loan-to-value ratio of approximately 57%. The loan matures on March 17, 2016, and bears interest at LIBOR plus a margin of 5.0% with a LIBOR floor of 2.0%. The principal of the loan is payable in full at maturity with no scheduled amortization. The proceeds from this loan are restricted from use in our operations until we transfer the related collateral to the non-restricted subsidiaries. At December 31, 2010, $63.3 million of the proceeds remained restricted. At March 4, 2011, approximately $17 million of the $63.3 million had become available to us. We can voluntarily prepay the loan at any time subject to a 2% prepayment penalty prior to March 17, 2011, and a 1% prepayment penalty prior to March 17, 2012. Both loans require a loan-to-value ratio of no more than 63%.

        Secured Term Loan 2 contains limitations on the ability of the subsidiary borrower and its subsidiaries to create liens (other than certain permitted liens), incur additional indebtedness (other than certain permitted subordinated indebtedness), consolidate, merge, sell or otherwise dispose of all or substantially all of their assets and to enter into transactions with affiliates. Secured Term Loan 2 also contains customary events of default including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal under, the loan, the failure to comply with certain covenants and agreements specified in the loan agreement for a period of time after notice has been provided, the acceleration of other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all of the then outstanding amounts under Secured Term Loan 2 may become due and payable immediately.

        On March 30, 2011, one of our indirect, wholly owned subsidiaries entered into a new $1,324,500,000 secured term loan agreement with the right to increase the lender commitments by $200,000,000, if available, for an aggregate amount of up to $1,524,500,000 (the "New Secured Term Loan"). The obligations of the subsidiary borrower under the New Secured Term Loan are guaranteed on an unsecured basis by ILFC and on a secured basis by certain wholly owned subsidiaries of the subsidiary borrower. The security granted includes the equity interests in certain special purpose subsidiaries of the subsidiary borrower that will own the relevant aircraft and liens on the aircraft and leases described below that are transferred into such special purpose subsidiaries.

        The New Secured Term Loan will be advanced in separate loans to the subsidiary borrower from time to time as aircraft are transferred to the special purpose subsidiaries. Assuming that the additional commitments of $200.0 million are obtained, a portfolio of up to 54 aircraft and all related equipment and leases, with an average appraised base market value as of January 1, 2011 of approximately $2.4 billion, equal to an initial loan-to-value ratio of approximately 65%, has been identified and approved for transfer to the special purpose subsidiaries and will serve as part of the security for the New Secured Term Loan. Loans will be advanced at an advance rate equal to 65% of the initial appraised value of the aircraft and related equipment and leases transferred to the special purpose subsidiaries.

        The New Secured Term Loan will bear interest at LIBOR plus an applicable margin of 2.75% per annum, payable quarterly in arrears, except for any period in which the base rate applies (as determined pursuant to the new secured term loan agreement), the applicable margin will be 1.75% per annum. Commencing on the last business day of June 2012, the subsidiary borrower will be required to repay on each quarterly scheduled payment date a portion of the outstanding principal amount of the New Secured Term Loan, in an amount equal to 2.5% of the sum of the aggregate amount of the loans.

        The New Secured Term Loan contains limitations on the ability of the subsidiary borrower and its subsidiaries to create liens (other than certain permitted liens), incur additional indebtedness, consolidate, merge, sell or otherwise dispose of all or substantially all of their assets and to enter into transactions with affiliates. The New Secured Term Loan also contains customary events of default including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal under the loan within a limited number of days after such payments are due, the failure to comply with certain covenants and agreements specified in the loan agreement for a period of time after notice has been provided, the failure to pay certain other indebtedness or the acceleration of certain other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all of the then outstanding amounts under the New Secured Term Loan may become due and payable immediately.

Unsecured Bonds and Medium-Term Notes

        Automatic Shelf Registration:    We have an effective automatic shelf registration statement filed with the SEC. As a result of our Well-Known Seasoned Issuer, or WKSI, status, we have an unlimited amount of debt securities registered for sale.

        Pursuant to our automatic shelf registration: (i) on August 20, 2010, we issued $500 million of 8.875% notes due 2017 and (ii) on December 7, 2010, we issued $1.0 billion of 8.25% notes due 2020. At December 31, 2010, we also had $10.0 billion of public bonds and medium-term notes outstanding, with interest rates ranging from 0.61% to 7.95%, which we had issued in prior periods under previous registration statements.

        Euro Medium-Term Note Programme:    We have a $7.0 billion Euro Medium-Term Note Programme under which we had approximately $1.2 billion and $1.9 billion of Euro denominated notes outstanding at December 31, 2010 and 2009 (€1.0 billion in 2010 and €1.6 billion in 2009). The notes mature on August 15, 2011, and bear interest based on Euribor with a spread of 0.375%. The Programme is perpetual. As a bond issue matures, the principal amount of that bond becomes available for new issuances under the Programme. We have eliminated the currency exposure arising from the notes by hedging the notes into U.S. dollars and fixing the interest rates at a range of 5.355% to 5.367%. We translate the debt into U.S. dollars using current exchange rates prevailing at the balance sheet date. The foreign exchange adjustment for the foreign currency denominated notes was $165.4 million and $391.1 million at December 31, 2010 and 2009, respectively.

        Other Senior Notes:    On March 22, 2010 and April 6, 2010, we issued a combined $1.25 billion aggregate principal amount of 8.625% senior notes due 2015, and $1.5 billion aggregate principal amount of 8.750% senior notes due March 15, 2017, pursuant to an indenture dated as of March 22, 2010. The aggregate net proceeds from the issuances were approximately $2.67 billion after deducting initial purchasers' discounts and estimated offering expenses. The notes are due in full on their scheduled maturity dates. The notes are not subject to redemption prior to their stated maturity and there are no sinking fund requirements. In connection with the note issuances, we entered into registration rights agreements obligating us to, among other things, complete a registered exchange offer to exchange the notes of each series for new registered notes of such series with substantially identical terms, or register the notes pursuant to a shelf registration statement.

        Because the registration statement for the exchange offer had not been declared effective by the SEC by January 26, 2011, as required under the registration rights agreement, the annual interest rate on the affected notes increased by 0.25% per year for 90 days, commencing on that date. If (i) we are unable to consummate the exchange offer by April 26, 2011, or (ii) if applicable, a shelf registration statement has not been declared effective or ceases to be effective during the required effectiveness period, the annual interest rate on such notes will increase by an additional 0.25% per year to the maximum additional rate of 0.50% per year. The applicable interest rate will revert to the original level after the exchange offer is consummated.

        The indentures governing the unsecured bonds and medium-term notes contain customary covenants that, among other things, restrict our and our restricted subsidiaries' ability to (i) incur liens on assets; (ii) declare or pay dividends or acquire or retire shares of our capital stock during certain events of default; (iii) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (iv) make investments in or transfer assets to non-restricted subsidiaries; and (v) consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior notes may immediately become due and payable.

Unsecured Bank Debt

        As of December 31, 2010, $234.6 million of unsecured loans were outstanding under our credit agreement dated as of October 13, 2006. These loans are held by lenders not party to the April 2010 amendment of such facility and remain unsecured and mature in October 2011 on the original maturity date for this credit facility. Effective as of December 22, 2010, we amended such credit agreement to revise the definition of fixed charge coverage ratio to add to earnings impairment charges and fair value adjustments incurred during such period to the extent they were deducted from earnings. In conjunction with the amendment, we repaid $110.4 million of the unsecured loans and, as of December 31, 2010, $234.6 million of the loans remained outstanding. See "—Secured Bank Debt" above.

        On January 31, 2011, we entered into a new $2.0 billion unsecured three-year revolving credit facility with a group of 11 banks that will expire on January 31, 2014. This revolving credit facility provides for interest rates based on either a base rate or LIBOR plus an applicable margin determined by a ratings-based pricing grid. The credit agreement contains customary events of default and restrictive financial covenants that require us to maintain a minimum fixed charge coverage ratio, a minimum consolidated tangible net worth and a maximum ratio of consolidated debt to consolidated tangible net worth. As of March 4, 2011, no amounts were outstanding under this revolving facility.

Subordinated Debt

        In December 2005, we issued two tranches of subordinated debt totaling $1.0 billion. Both tranches mature on December 21, 2065, but each tranche has a different call option. The $600 million tranche had a call option date of December 21, 2010, and the $400 million tranche has a call option date of December 21, 2015. We did not exercise the call option at December 21, 2010 and the interest rate on the $600 million tranche changed from a fixed interest rate of 5.90% to a floating rate with an initial credit spread of 1.55% plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. The interest will reset quarterly. The $400 million tranche has a fixed interest rate of 6.25% until the 2015 call option date, and if we do not exercise the call option, the interest rate will change to a floating rate, reset quarterly, based on the initial credit spread of 1.80% plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. If we choose to redeem the $600 million tranche, we must pay 100% of the principal amount of the bonds being redeemed, plus any accrued and unpaid interest to the redemption date. If we choose to redeem only a portion of the outstanding bonds, at least $50 million principal amount of the bonds must remain outstanding.

Commercial Paper

        We terminated our $6.0 billion Commercial Paper Program effective May 17, 2010. We had access to the FRBNY Commercial Paper Funding Facility from its inception in 2008 until January 2009.

Derivatives

        We employ derivative products to manage our exposure to interest rates risks and foreign currency risks. We enter into derivative transactions only to economically hedge interest rate risk and currency risk and not to speculate on interest rates or currency fluctuations. These derivative products include interest rate swap agreements, foreign currency swap agreements and interest rate cap agreements. At December 31, 2010, all our interest rate swap and foreign currency swap agreements were designated as and accounted for as cash flow hedges and we had not designated our interest rate cap agreements as hedges.

        When interest rate and foreign currency swaps are effective as cash flow hedges, they offset the variability of expected future cash flows, both economically and for financial reporting purposes. We have historically used such instruments to effectively mitigate foreign currency and interest rate risks. The effect of our ability to apply hedge accounting for the swap agreements is that changes in their fair values are recorded in other comprehensive income ("OCI") instead of in earnings for each reporting period. As a result, reported net income will not be directly influenced by changes in interest rates and currency rates.

        The counterparty to our interest rate swaps and foreign currency swaps is AIGFP, a non-subsidiary affiliate. The swap agreements are subject to a bilateral security agreement and a master netting agreement, which would allow the netting of derivative assets and liabilities in the case of default under any one contract. Failure of the counterparty to perform under the derivative contracts would have a material impact on our results of operations and cash flows. The counterparty to our interest rate cap agreements is an independent third party with whom we do not have a master netting agreement.

DESCRIPTION OF EXCHANGE NOTES

General

        The original notes were, and the exchange notes will be, issued by ILFC under an indenture dated as of March 22, 2010 (the "indenture") among ILFC, Wilmington Trust FSB, as trustee (the "Trustee"), and Deutsche Bank Trust Company Americas, as paying agent, security registrar and authentication agent. The terms of the 2015 exchange notes and the 2017 exchange notes will be identical, except as set forth in this prospectus. The 2015 original notes and the 2015 exchange notes (together, the "2015 notes") will be treated as a single class of debt securities under the indenture and the 2017 original notes and the 2017 exchange notes (together, the "2017 notes") will be treated as a single class of debt securities under the indenture. The 2015 exchange notes and 2017 exchange notes will each constitute a separate series of notes under the indenture but will vote together as a single group as described below under "—Amendment, Supplement and Waiver of the Indenture." Each such series will be separate from any other series of debt securities (together with the notes, the "Debt Securities") that may be issued from time to time in the future under the indenture. The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued in one or more series, in each case as authorized from time to time by ILFC. Any series of debt securities, including either series of the notes, may be reopened, and additional Debt Securities of such series may be issued.

        The following description is a summary of certain provisions of the indenture and the notes. It does not restate the indenture or the notes in their entirety and is qualified in its entirety by reference to such documents. You may request copies of the indenture at ILFC's address set forth under "Where You Can Find More Information."

        The exchange notes will be issued only in fully registered book-entry form without coupons only in minimum denominations of $2,000 principal amount and integral multiples of $1,000 above that amount. The exchange notes will be issued in the form of global notes. Global notes will be registered in the name of a nominee of DTC, New York, New York, as described under "—Book-Entry, Delivery and Form."

Principal Amount; Maturity and Interest

        ILFC issued the 2015 original notes in an initial aggregate principal amount of $1,250,000,000. The 2015 notes will mature on September 15, 2015.

        ILFC issued the 2017 original notes in an initial aggregate principal amount of $1,500,000,000. The 2017 notes will mature on March 15, 2017.

        The notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars.

        The 2015 notes will bear interest at a rate of 8.625% per year and will be payable semi-annually, in cash in arrears, on March 15 and September 15 of each year, beginning on September 15, 2010, to the persons in whose name the 2015 notes are registered at the close of business on the immediately preceding March 1 and September 1, respectively. Interest on the 2015 notes will be computed on the basis of a 360-day year of twelve 30-day months.

        The 2017 notes will bear interest at a rate of 8.750% per year and will be payable semi-annually, in cash in arrears, on March 15 and September 15 of each year, beginning on September 15, 2010, to the persons in whose name the 2017 notes are registered at the close of business on the immediately preceding March 1 and September 1, respectively. Interest on the 2017 notes will be computed on the basis of a 360-day year of twelve 30-day months.

        The exchange notes will accrue interest from March 22, 2010, the issue date of the original notes (the "original issue date").

        If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay.

Ranking

        The notes will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of ILFC, including all Debt Securities, and senior in right of payment to existing and future indebtedness of ILFC that by its terms is expressly subordinated to the notes. The notes will be effectively subordinated to any secured indebtedness of ILFC to the extent of the value of the assets securing such debt. As of December 31, 2010, we had approximately $27.5 billion aggregate principal amount of long-term debt outstanding, of which approximately $9.5 billion in aggregate principal amount of secured indebtedness was outstanding.

        The notes will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of subsidiaries of ILFC. As of December 31, 2010, ILFC, on a stand alone basis, had approximately $32.2 billion in total assets, excluding intercompany receivables, and approximately $31.3 billion of liabilities outstanding.

        The notes will be unsecured and will not be guaranteed by our parent, any of our subsidiaries or any third party.

Redemption

        The notes are not subject to redemption prior to their stated maturity, and there is no sinking fund for the notes.

Certain Covenants

        The following is a summary of the covenants included in the indenture. Other than restrictions described below, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving ILFC or in the event of a decline in its credit rating as the result of a change of control, takeover, recapitalization, highly leveraged transaction or similar restructuring involving ILFC that could adversely affect such holders.

Restrictions on Liens

        The indenture provides that ILFC will not, nor will it permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for borrowed money secured by any mortgage (as defined under the heading "—Certain Definitions" below), upon any property of ILFC or any Restricted Subsidiary, or upon any shares of stock of any Restricted Subsidiary, without in any such case effectively providing, concurrently with the issuance, assumption or guaranty of any such indebtedness for borrowed money, that the notes (together with, any other Debt Securities outstanding under the indenture, and if ILFC shall so determine, any other indebtedness of ILFC or such Restricted Subsidiary ranking equally with the notes then existing or thereafter created) shall be secured equally and ratably with such indebtedness for borrowed money; provided, however, that the foregoing restrictions shall not apply to:

          (1)   mortgages existing on August 1, 2006;

          (2)   mortgages to secure the payment of all or part of the purchase price of such property (other than property acquired for lease to a Person other than ILFC or a Restricted Subsidiary)

  upon the acquisition of such property by ILFC or a Restricted Subsidiary or to secure any indebtedness for borrowed money incurred or guaranteed by ILFC or a Restricted Subsidiary prior to, at the time of, or within 60 days after the later of the acquisition, completion of construction or commencement of full operation of such property, which indebtedness for borrowed money is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or construction of improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement, the mortgage shall not apply to any property theretofore owned by ILFC or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

          (3)   mortgages on the property of a Restricted Subsidiary on the date it became a Restricted Subsidiary;

          (4)   mortgages securing indebtedness for borrowed money of a Restricted Subsidiary owing to ILFC or to another Restricted Subsidiary;

          (5)   mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with ILFC or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the properties of a corporation or firm as an entirety or substantially as an entirety by ILFC or a Restricted Subsidiary;

          (6)   any replacement or successive replacement in whole or in part of any mortgage referred to in the foregoing clauses (1) to (5), inclusive; provided, however, that the principal amount of the indebtedness for borrowed money secured by the mortgage shall not be increased and the principal repayment schedule and maturity of such indebtedness shall not be extended and (A) such replacement shall be limited to all or a part of the property which secured the mortgage so replaced (plus improvements and construction on such property), or (B) if the property which secured the mortgage so replaced has been destroyed, condemned or damaged and pursuant to the terms of the mortgage other property has been substituted therefor, then such replacement shall be limited to all or part of such substituted property;

          (7)   liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against ILFC or any Restricted Subsidiary with respect to which ILFC or such Restricted Subsidiary is in good faith prosecuting an appeal or proceedings for review; or liens incurred by ILFC or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which ILFC or such Restricted Subsidiary is a party; or

          (8)   liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; landlord's liens on property held under lease; and any other liens or charges incidental to the conduct of the business of ILFC or any Restricted Subsidiary or the ownership of the property and assets of any of them which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of ILFC, materially impair the use of such property in the operation of the business of ILFC or such Restricted Subsidiary or the value of such property for the purposes of such business.

        Notwithstanding the foregoing provisions, ILFC and any one or more Restricted Subsidiaries may issue, assume or guarantee indebtedness for borrowed money secured by mortgages which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all the other outstanding indebtedness for borrowed money of ILFC and its Restricted Subsidiaries secured by mortgages which is not listed in clauses (1) through (8) above, does not at the time exceed 12.5% of the Consolidated Net Tangible Assets of ILFC as shown on the audited consolidated financial statements of ILFC as of the end of the fiscal year preceding the date of determination.

Restrictions as to Dividends and Certain Other Payments

        The indenture provides that no dividend whatever shall be paid or declared nor shall any distributions be made on any capital stock of ILFC (except in shares of, or warrants or rights to subscribe for or purchase shares of, capital stock of ILFC), nor shall any payment be made by ILFC or any Restricted Subsidiary to acquire or retire shares of such stock, at a time when an Event of Default as defined under clauses (1), (2) or (3) under the caption "—Events of Default" has occurred and is continuing.

Restrictions on Permitting Restricted Subsidiaries to Become Non-Restricted Subsidiaries and Non-Restricted Subsidiaries to Become Restricted Subsidiaries

        ILFC will not permit any Restricted Subsidiary to be designated as or otherwise to become a Non-Restricted Subsidiary unless immediately after such Restricted Subsidiary becomes a Non-Restricted Subsidiary, it will not own, directly or indirectly, any capital stock or indebtedness of any Restricted Subsidiary.

        ILFC will not permit any Non-Restricted Subsidiary to be designated as or otherwise to become a Restricted Subsidiary unless:

          (1)   such Non-Restricted Subsidiary is not a Subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside the United States of America, its territories and possessions and Puerto Rico; and

          (2)   immediately thereafter, such Subsidiary has outstanding no mortgages in respect of any of its assets except as would have been permitted by the covenant described under the caption "—Certain Covenants—Restrictions on Liens" above had such mortgages been incurred immediately thereafter.

        Promptly after the adoption of any resolution by the Board of Directors designating a Restricted Subsidiary as a Non-Restricted Subsidiary or a Non-Restricted Subsidiary as a Restricted Subsidiary, ILFC shall file a certified copy thereof with the Trustee, together with an officers' certificate as required by the terms of the indenture.

Restrictions on Investments in Non-Restricted Subsidiaries

        ILFC will not, nor will it permit any Restricted Subsidiary to, make any investment in, or transfer any assets to, a Non-Restricted Subsidiary if immediately thereafter ILFC would be in breach of or in default in the performance of any of its covenants or warranties contained in the indenture.

SEC Reports and Reports to Holders

        ILFC will be required to file with the Trustee within 15 days after ILFC is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which ILFC may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if ILFC is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. In addition, ILFC will be required to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by ILFC with the conditions and covenants provided for in the indenture as may be required from time to time by such rules and regulations.

Merger and Sale of Assets

        The indenture provides that ILFC shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and ILFC shall not permit any Person to consolidate with or merge into ILFC or convey, transfer or lease its properties and assets substantially as an entirety to ILFC, unless the following conditions are satisfied:

          (1)   the Person formed by such consolidation or merger or to which such assets or properties are conveyed, transferred or leased substantially as an entirety, is a corporation, partnership or trust organized and validly existing under the laws of the United States, any State or the District of Columbia and such Person expressly assumes the obligations of ILFC under the indenture;

          (2)   immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

          (3)   if, as a result of such consolidation, merger, conveyance, transfer or lease, the property or assets of ILFC become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indenture, ILFC or such Person will have taken appropriate steps to secure the notes (and any other Debt Securities outstanding under the indenture) equally and ratably with the indebtedness secured thereby.

        Upon such consolidation, merger, conveyance, transfer or lease, the successor Person shall be substituted for ILFC under the indenture and, except in the case of a lease, ILFC will be relieved of all obligations under the indenture.

Events of Default

        The indenture defines an Event of Default with respect to each series of the notes as being any one of the following occurrences:

          (1)   default in the payment of any installment of interest upon such series of the notes when it becomes due and payable, and continuance of such default for a period of 30 days or more; or

          (2)   default in the payment of all or any part of the principal of such series of notes when it becomes due and payable at its Maturity; or

          (3)   default in the performance, or breach, of any other covenant or warranty of ILFC in the indenture applicable to such series of notes or the notes of such series, and continuance of such default or breach for a period of 60 days after notice to ILFC by the Trustee, or to ILFC and the Trustee by the holders of at least 25% in principal amount of such series of notes at the time Outstanding; or

          (4)   default under any mortgage, indenture (including the indenture governing the notes) or instrument under which there is issued, or which secures or evidences, any indebtedness for borrowed money of ILFC or any Restricted Subsidiary now existing or created after the issue date of the notes, which default shall constitute a failure to pay principal of such indebtedness in an amount exceeding $50,000,000 when due and payable (other than as a result of acceleration), after expiration of any applicable grace period with respect thereto, or shall have resulted in an aggregate principal amount of such indebtedness exceeding $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after there has been given a notice to ILFC by the Trustee, or to ILFC and the Trustee by the holders of at least 25% in principal amount of such series of notes at the time Outstanding; or

          (5)   certain events in bankruptcy, insolvency, reorganization, receivership, or liquidation, whether voluntary or involuntary.

        If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of such series of notes at the time Outstanding may declare such series of notes to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the notes at the time Outstanding.

        The holder of any note will not have any right to institute any proceeding with respect to the indenture or remedies thereunder, unless:

          (1)   such holder previously gives the Trustee written notice of an Event of Default with respect to its series of notes that is continuing;

          (2)   the holders of not less than 25% in principal amount of such series of Outstanding notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default and offered the Trustee reasonable indemnity to institute such proceeding as Trustee; and

          (3)   the Trustee shall have failed to institute such proceeding for 60 days after its receipt of such notice and the Trustee has not been given inconsistent direction during such 60-day period by holders of a majority in principal amount of such series of notes at the time Outstanding.

        However, the right of any holder of any note to institute suit for enforcement of any payment of principal and interest on any note on or after the applicable due date, may not be impaired or affected without such holder's consent.

        The holders of a majority in principal amount of such series of Outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or for exercising any trust or power conferred on the Trustee with respect to such series of notes. However, the Trustee may refuse to follow any direction that conflicts with any rule of law or the indenture. Before proceeding to exercise any right or power under the indenture at the direction of such holders, the Trustee shall be entitled to receive reasonable security or indemnity from such holders against the costs, expenses and liabilities which could be incurred in compliance with any such direction. The Trustee may withhold from holders of the notes notice of any continuing default (except a default in payment of principal or interest), if it determines that withholding notice is in their interests.

        ILFC is required under the indenture to furnish to the Trustee within 120 days after the end of each fiscal year a statement as to whether it is in default under the indenture and, if it is in default, specifying all such defaults and the nature and status thereof.

Amendment, Supplement and Waiver of the Indenture

        The indenture contains provisions permitting ILFC and the Trustee to amend or supplement the indenture with the consent of the holders of a majority in principal amount of the Outstanding notes voting as a single group; provided that any amendment or supplement that affects the terms of any series of notes as distinct from any other series of notes shall require the consent of the holders of a majority in principal amount of the Outstanding notes of such series. Any past default by ILFC in respect of any series of notes and its consequences may be waived with the consent of the holders of a majority in principal amount of the Outstanding notes of such series. However, ILFC will not be permitted to enter into any amendment, supplement or waiver without the consent of the holders of all affected notes if the amendment, supplement or waiver would:

          (1)   change the stated maturity of the principal of or any installment of principal or interest on any note;

          (2)   reduce the principal amount payable of, or the rate of interest on, any note;

          (3)   adversely affect any right of repayment at the option of the holder of any note;

          (4)   make any note payable in a currency other than U.S. dollars;

          (5)   impair the right of the holders of the notes to institute suit for the enforcement of any payment on or after the stated maturity thereof;

          (6)   reduce the percentage in principal amount of outstanding notes (or outstanding notes of a series) whose holders must consent to any amendment, supplement or waiver;

          (7)   amend, change or modify any provision of the indenture affecting the ranking of the notes of a series in a manner adverse to the holders of such notes; or

          (8)   modify certain provisions in the indenture with respect to the notes providing for the amendment, supplement or waiver that specify percentage necessary to take such actions, except to increase such percentage.

        The indenture also contains provisions permitting ILFC and the Trustee, to amend or supplement the terms of the indenture with respect to the notes without the consent of any holder of notes, for purposes including:

          (1)   to evidence ILFC's succession by another corporation;

          (2)   to add covenants for the benefit of the holders of the notes (or any series of notes) or any additional Event of Default for the notes (or any series of notes);

          (3)   to secure the notes (or any series of notes);

          (4)   to evidence the appointment of a successor trustee; or

          (5)   to cure any ambiguity, to correct or supplement any provision of the indenture inconsistent with other provisions or make any other provision which does not adversely affect the interests of the holders of the notes in any material respect.

Defeasance and Covenant Defeasance

        The obligations of ILFC under the indenture with respect to any series of notes will terminate (other than certain specified conditions) and ILFC will be released upon payment in full of all of such series of notes. ILFC may, at its option, and at any time, elect to have all its obligations discharged under the indenture with respect to such series of notes and cure any then existing Events of Default with respect to such series of notes ("legal defeasance"), other than:

          (1)   ILFC's obligation with respect to the register, transfer and exchange of such series of notes, with respect to mutilated, destroyed, lost or stolen notes;

          (2)   ILFC's obligations to maintain an office or agency in the place designated for payment of such series of notes and with respect to the treatment of funds held by paying agents;

          (3)   ILFC's obligation to hold, or cause the paying agent to hold, in trust money for the payment of principal and interest due on outstanding notes of such series for the benefit of the holders;

          (4)   certain obligations to the Trustee; and

          (5)   certain obligations arising in connection with such discharge of obligations.

        ILFC may also, at its option and at any time, elect to be released from the restrictions described under the caption "—Certain Covenants" above with respect to the notes ("covenant defeasance") and thereafter, any omission to comply with such covenants will not constitute an Event of Default with respect to such series of notes.

        The conditions ILFC must satisfy for legal defeasance or covenant defeasance include the following:

          (1)   ILFC must have irrevocably deposited with the Trustee or another satisfactory trustee, trust funds for the payment of such series of notes. The trust funds must consist of money or U.S. Government Obligations, or a combination thereof, which will be in an amount sufficient without reinvestment to pay at maturity or redemption the entire amount of principal and interest on such series of notes.

          (2)   No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to such series of notes shall have occurred and be continuing on the date ILFC makes such deposit or, for certain purposes, during the period ending on the 123rd day after the date of such deposit, or on the day after the expiration of any longer preference periods.

          (3)   The legal defeasance or covenant defeasance will not cause the Trustee to have a conflicting interest as referred to in the indenture.

          (4)   The legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or other material agreements or instruments of ILFC.

        In the case of legal defeasance, ILFC is also required to deliver to the Trustee an opinion of counsel stating that it has received a direct ruling from the Internal Revenue Service, or such a ruling has been published, or since the issue date of the notes there has been a change in the applicable federal income tax law, such that the holders of the outstanding notes of such series to be legally defeased will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance. The ruling must provide that the holders of the outstanding notes of such series to be defeased will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if the defeasance had not occurred.

        In the case of a covenant defeasance, ILFC is required to deliver to the Trustee an opinion of counsel to the effect that the holders of the outstanding notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

Book-Entry, Delivery and Form

        The exchange notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons. Upon issuance, the exchange notes will be deposited with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee.

        Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

Depositary Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures, and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "participants"), and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers of the original notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised us that, pursuant to procedures established by it, ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

        Investors in the global notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations that are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuer, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, and interest on, the global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the issuer. Neither the issuers nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC reserves the right to exchange the global notes for certificated notes in certificated form, and to distribute such notes to its participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the Trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A global note is exchangeable for certificated notes in fully registered form without interest coupons ("certificated notes") only in the following limited circumstances:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for the global note and we fail to appoint a successor depositary within 90 days of such notice, or

  •
  there shall have occurred and be continuing an event of default with respect to the notes under the indenture and DTC shall have requested the issuance of certificated notes.

        In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Transfer restricted certificated notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the registrar a written certificate (in the form attached to the applicable note) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

The Trustee, Registrar and Paying Agent

        The Trustee will be Wilmington Trust FSB. Deutsche Bank Trust Company Americas will act as the initial registrar and paying agent under the indenture. ILFC may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the Trustee, the registrar or any paying agent and any of their affiliates in the ordinary course of business. Affiliates of the Trustee, the registrar or any paying agent may participate as underwriters, agents or dealers in offerings of ILFC's or its affiliates' securities.

Governing Law

        The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Certain significant terms which are defined in the indenture are set forth below:

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Board of Directors" means either the board of directors of ILFC or any committee of that board duly authorized to act under the terms of the indenture.

        "Consolidated Net Tangible Assets" means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset amounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet of ILFC and its Restricted Subsidiaries, after deducting therefrom (i) all liability items except indebtedness (whether incurred, assumed or guaranteed) for borrowed money maturing by its terms more than one year from the date of creation thereof or which is extendible or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of creation thereof, shareholder's equity and reserves for deferred income taxes, (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case would be so included on such balance sheet, and (iii) amounts invested in, or equity in the net assets of, Non-Restricted Subsidiaries.

        "Maturity" when used with respect to any note, means the date on which the principal thereof becomes due and payable as provided in the indenture and the notes, whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise.

        "mortgages" means any mortgage, pledge, lien or other encumbrance of any nature.

        "Non-Restricted Subsidiary" means (i) any Subsidiary which shall be designated by the Board of Directors as a Non-Restricted Subsidiary, and (ii) any other Subsidiary of which the majority of the voting stock is owned directly or indirectly by one or more Non-Restricted Subsidiaries, if such other Subsidiary is a corporation, or in which a Non-Restricted Subsidiary is a general partner, if such other Subsidiary is a limited partnership. An initial list of Non-Restricted Subsidiaries is set forth in an exhibit attached to the indenture.

        "Outstanding" means, as of the date of determination, all notes theretofore authenticated and delivered under this indenture, except:

          (1)   notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

          (2)   notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any paying agent (other than ILFC) in trust or set aside and segregated in trust by ILFC (if ILFC shall act as its own paying agent);

          (3)   notes which have been defeased pursuant to the procedures specified under the caption "—Defeasance" above; and

          (4)   notes which have been paid in lieu of reissuance relating to lost, stolen, destroyed or mutilated certificates, or in exchange for or in lieu of which other notes have been authenticated and delivered pursuant to the indenture, other than any such notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such notes are held by a bona fide purchaser in whose hands such notes are valid obligations of ILFC;

provided, however, that in determining whether the holders of the requisite principal amount of the Outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, notes owned by ILFC or any other obligor upon the notes or any Affiliate of ILFC or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only notes which the Trustee knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such notes and that the pledgee is not ILFC or any other obligor upon the notes or any Affiliate of ILFC or of such other obligor.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Restricted Subsidiary" means any Subsidiary other than a Non-Restricted Subsidiary; provided, however, that the Board of Directors may, subject to the covenant described under the caption "—Certain Covenants—Restrictions on Permitting Restricted Subsidiaries to Become Non-Restricted Subsidiaries and Non-Restricted Subsidiaries to Become Restricted Subsidiaries" above, designate any Non-Restricted Subsidiary, substantially all of the physical properties or business of which are located in the United States of America, its territories and possessions, or Puerto Rico and which does not meet the requirements of clause (ii) of the definition of Non-Restricted Subsidiary, as a Restricted Subsidiary.

        "Subsidiary" means a corporation, partnership or trust more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by ILFC or by one or more other Subsidiaries, or by ILFC and one or more other Subsidiaries.

        "U.S. Government Obligations" means securities that are:

          (1)   direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or

          (2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

        In either case, the U.S. Governmental Obligations may not be callable or redeemable at the option of the issuer, and shall also include a depository receipt issued by a bank, as defined in Section 3(a)(2) of the Securities Act of 1933, as amended, as custodian with respect to such U.S. Government Obligation or a specific payment of principal of or interest on such U.S. Government Obligation held by the custodian for the account of the holder of such depository receipt. However, the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt except as required by law.

        "Voting Stock" means stock or other interests evidencing ownership in a corporation, partnership or trust which ordinarily has voting power for the election of directors, or other persons performing equivalent functions, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

        The following discussion is a summary of certain U.S. federal income tax considerations relevant to the exchange of original notes for exchange notes, but does not address any other aspects of the U.S. federal income tax consequences to either current or future holders of original notes or exchange notes. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of exchange notes. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below. In addition, this discussion does not consider the tax consequences arising under state, local or foreign law or U.S. federal tax consequences other than those discussed below.

        Persons considering the exchange of original notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences of such an exchange in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an Original Note for an Exchange Note Pursuant to the Exchange Offers

        The exchange of an original note for an exchange note pursuant to the exchange offers will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize any gain or loss upon the receipt of an exchange note pursuant to the exchange offer. Your holding period for an exchange note will include the holding period for the original note exchanged therefor, and your initial basis in an exchange note will be the same as your adjusted basis in the original note as of the time of the exchange. The U.S. federal income tax consequences of holding and disposing of an exchange note generally should be the same as the U.S. federal income tax consequences of holding and disposing of an original note.

 PLAN OF DISTRIBUTION

        Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes only where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers, and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        The validity of the exchange notes and the enforceability of obligations under the exchange notes are being passed upon for us by O'Melveny & Myers LLP.

EXPERTS

        The financial statements as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. In addition, you may obtain these materials on our website. Our website address is www.ilfc.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to the notes. Our reports and other information that we have filed, or may in the future file, with the SEC do not constitute part of this prospectus. Information may also be obtained from us at International Lease Finance Corporation, 10250 Constellation Blvd., Suite 3400, Los Angeles, California 90067, Attention: Pam Hendry, telephone (310) 788-1999.

        We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the original notes. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits to the registration statement for copies of the actual contract, agreement or document.

        We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

Report of Independent Registered Public Accounting Firm

        To The Shareholders and Board of Directors of International Lease Finance Corporation:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholder's equity and cash flows present fairly, in all material respects, the financial position of International Lease Finance Corporation, a wholly-owned subsidiary of American International Group, Inc. ("AIG"), and its subsidiaries (the "Company") at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California

March 9, 2011

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

	December 31,
	2010	2009
ASSETS
Cash, including interest bearing accounts of $3,058,747 (2010) and $324,827 (2009)	$3,067,697	$336,911
Restricted cash, including interest bearing accounts of $402,373 (2010) and $246,115 (2009)	457,053	315,156
Notes receivable, net of allowance	65,065	102,213
Net investment in finance and sales-type leases	67,620	261,081
Flight equipment under operating leases	51,646,586	57,718,323
Less accumulated depreciation	13,120,421	13,788,522

	38,526,165	43,929,801
Flight equipment held for sale	255,178	13,040
Deposits on flight equipment purchases	184,410	163,221
Lease receivables and other assets	402,932	474,025
Derivative assets, net	60,150	190,857
Variable interest entities assets	—	79,720
Deferred debt issue costs—less accumulated amortization of $181,460 (2010) and $146,933 (2009)	232,576	101,017

	$43,318,846	$45,967,042

LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued interest and other payables	$689,606	$474,971
Current income taxes	108,898	80,924
Tax benefit sharing payable to AIG	—	85,000
Loans from AIG Funding	—	3,909,567
Secured debt financing, net of deferred debt discount of $22,309 (2010) and $0 (2009)	9,556,634	3,157,879
Unsecured debt financing, net of deferred debt discount of $47,977 (2010) and $9,556 (2009)	16,997,466	21,644,293
Subordinated debt	1,000,000	1,000,000
Foreign currency adjustment related to foreign currency denominated debt	165,400	391,100
Security deposits, overhaul rental and other customer deposits	1,620,784	1,469,956
Rentals received in advance	284,115	315,154
Deferred income taxes	4,663,939	4,881,558
Variable interest entities liabilities	—	6,464
Commitments and contingencies—Note N
SHAREHOLDERS' EQUITY
Market Auction Preferred Stock, $100,000 per share liquidation value; Series A and B, each series having 500 shares issued and outstanding	100,000	100,000
Common stock—no par value; 100,000,000 authorized shares, 45,267,723 shares issued and outstanding	1,053,582	1,053,582
Paid-in capital	606,367	603,542
Accumulated other comprehensive (loss) income	(58,944)	(138,206)
Retained earnings	6,530,999	6,931,258

Total shareholders' equity	8,232,004	8,550,176

	$43,318,846	$45,967,042

See accompanying notes.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Years Ended December 31,
	2010	2009	2008
REVENUES AND OTHER INCOME:
Rental of flight equipment	$4,726,502	$4,928,253	$4,678,856
Flight equipment marketing and gain on aircraft sales	10,637	15,536	46,838
Interest and other	61,741	58,209	98,260

	4,798,880	5,001,998	4,823,954

EXPENSES:
Interest	1,567,369	1,365,490	1,576,664
Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	47,787	(21,450)	39,926
Depreciation of flight equipment	1,954,883	1,959,448	1,864,730
Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed of	550,034	34,730	—
Aircraft impairment charges on flight equipment held for use	948,679	52,938	—
Flight equipment rent	18,000	18,000	18,000
Selling, general and administrative	212,780	196,675	183,356
Other expenses	91,216	—	46,557

	5,390,748	3,605,831	3,729,233

(LOSS) INCOME BEFORE INCOME TAXES	(591,868)	1,396,167	1,094,721
(Benefit) provision for income taxes	(208,110)	500,538	391,596

NET (LOSS) INCOME	$(383,758)	$895,629	$703,125

See accompanying notes.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(Dollars in thousands)

	Market Auction Preferred Stock
			Common Stock			Accumulated Other Comprehensive (Loss) Income
	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital		Retained Earnings	Total
Balance at December 31, 2007	1,000	$100,000	45,267,723	$1,053,582	$593,455	$(106,219)	$5,387,961	$7,028,779
Common stock dividends							(46,400)	(46,400)
Preferred stock dividends							(5,227)	(5,227)
Comprehensive Income:
Net income							703,125	703,125
Other comprehensive (loss) income:
Cash flow derivative transactions (net of tax of $33,145)						(61,555)		(61,555)
Change in unrealized appreciation securities available-for-sale (net of tax of $157)						(291)		(291)

Comprehensive (loss) income								641,279
Other(a)					6,782			6,782

Balance at December 31, 2008	1,000	100,000	45,267,723	1,053,582	600,237	(168,065)	6,039,459	7,625,213
Preferred stock dividends							(3,830)	(3,830)
Comprehensive (loss) Income:
Net income							895,629	895,629
Other comprehensive (loss) income:
Cash flow derivative transactions (net of tax of ($15,929))						29,583		29,583
Change in unrealized appreciation securities available-for-sale (net of tax of ($149))						276		276

Comprehensive (loss) income								925,488
Other(a)					3,305			3,305

Balance at December 31, 2009	1,000	$100,000	45,267,723	1,053,582	603,542	(138,206)	6,931,258	8,550,176
Preferred stock dividends							(601)	(601)
Deconsolidation of VIEs							(15,900)	(15,900)
Comprehensive (loss) Income:
Net loss							(383,758)	(383,758)
Other comprehensive (loss) income:
Cash flow derivative transactions (net of tax of ($42,542))						79,006		79,006
Change in unrealized appreciation securities available-for-sale (net of tax of ($138))						256		256

Comprehensive (loss) income								(304,496)
Other(a)					2,825			2,825

Balance at December 31, 2010	1,000	$100,000	45,267,723	$1,053,582	$606,367	$(58,944)	$6,530,999	$8,232,004

(a)
We recorded $6,782 during 2008, $3,305 during 2009 and $2,825 during 2010 for compensation expenses, debt issue cost and other expenses paid by AIG on our behalf for which we were not required to pay.

See accompanying notes.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years Ended December 31,
	2010	2009	2008
OPERATING ACTIVITIES:
Net (loss) income	$(383,758)	$895,629	$703,125
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	1,954,883	1,959,448	1,864,730
Deferred income taxes	(251,603)	387,230	376,416
Derivative instruments	252,254	(57,141)	680,816
Foreign currency adjustment of non-US$ denominated debt	(200,320)	114,620	(507,050)
Amortization of deferred debt issue costs	56,227	40,232	31,325
Amortization of debt discount	11,968	9,363	13,651
Amortization of prepaid lease cost	47,809	51,899	51,108
Write-off of notes receivable	13,913	—	46,557
Aircraft impairment charges and fair value adjustments	1,498,713	87,668	—
Lease expenses related to aircraft sales	91,217	—	—
Other, including foreign exchange adjustments on foreign currency denominated cash and gain on aircraft sales	(32,308)	(36,529)	(65,757)
Changes in operating assets and liabilities:
Lease receivables and other assets	64,111	(43,288)	(63,333)
Accrued interest and other payables	214,651	(70)	(1,372)
Current income taxes	27,974	48,841	170,488
Tax benefit sharing payable to AIG	(85,000)	—	—
Rentals received in advance	(22,388)	15,193	48,580

Net cash provided by operating activities	3,258,343	3,473,095	3,349,284

INVESTING ACTIVITIES:
Acquisition of flight equipment	(240,320)	(2,577,410)	(3,236,848)
Payments for deposits and progress payments	(61,085)	(40,444)	(290,748)
Proceeds from disposal of flight equipment	2,123,581	212,492	428,065
Advances on notes receivable	—	—	(43,854)
Restricted cash	(141,897)	(315,156)	—
Collections of notes receivable	72,015	15,999	9,885
Collections of finance and sales-type leases	32,928	101,170	25,443
Other	(5,370)	(10)	—

Net cash provided by (used in) investing activities	1,779,852	(2,603,359)	(3,108,057)

FINANCING ACTIVITIES:
Net change in commercial paper	—	(1,752,000)	(2,746,555)
Loan from AIG	—	3,900,000	1,671,268
Repayment of loan to AIG	(3,909,567)	—	(1,671,268)
Proceeds from debt financing	9,704,094	1,394,868	9,389,394
Payments to reduce debt financing	(7,989,514)	(6,388,347)	(4,754,551)
Debt issue costs	(189,376)	(49,350)	(23,092)
Payment of common and preferred dividends	(601)	(3,830)	(55,887)
Security and rental deposits received	193,831	79,452	139,232
Security and rental deposits returned	(52,367)	(58,280)	(41,003)
Transfers of security and rental deposits on sales of aircraft	(168,209)	(9,540)	(12,942)
Overhaul rentals collected	500,701	346,966	264,592
Overhaul rentals reimbursed	(313,974)	(383,577)	(212,021)
Transfer of overhaul rentals on sales of aircraft	(96,114)	(4,234)	(11,324)
Net change in other deposits	15,600	8,405	28,128

Net cash (used in) provided by financing activities	(2,305,496)	(2,919,467)	1,963,971

Net increase (decrease) in cash	2,732,699	(2,049,731)	2,205,198
Effect of exchange rate changes on cash	(1,913)	694	(2,022)
Cash at beginning of year	336,911	2,385,948	182,772

Cash at end of year	$3,067,697	$336,911	$2,385,948

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the year for:
Interest, excluding interest capitalized of $6,539 (2010), $10,360 (2009), and $26,597 (2008)	$1,373,045	$1,370,585	$1,548,492
Income taxes, net	15,519	13,754	(155,305)

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Dollars in thousands)

2010:

  Flight equipment under operating leases in the amount of $2,236,055 was transferred to Flight equipment held for sale, of which $1,992,507 was subsequently sold.

  Net investment in finance leases of $192,161 was transferred to Flight equipment under operating leases.

  Two aircraft with aggregate net book value of $66,581 were converted into sales-type leases aggregating $30,230 with $36,351 charged to income.

  Flight equipment under operating leases with a net book value of $60,780 was transferred to Lease receivable and other assets, with $10,400 recorded in income, to record proceeds receivable for the total loss of two aircraft.

  $36,799 of Deposits on flight equipment purchases were applied to Acquisition of flight equipment under operating leases.

2009:

  $419,937 of Deposits on flight equipment purchases was applied to Acquisition of flight equipment under operating leases. Three aircraft with a cumulative net book value of $58,965 were reclassified as sales-type leases.

  An aircraft's net book value of $20,921 and released overhaul reserves in the amount of $6,891 were reclassified to Lease receivables and other assets of $33,223 to reflect pending proceeds from the loss of an aircraft. The receivable of $33,223 was paid in full in the third quarter and is included in Proceeds from disposal of flight equipment.

  An aircraft's net book value of $10,521 was reclassified to Lease receivables and other assets in the amount of $2,400 with a $7,507 charge to income when reclassified to an asset held for sale. See Note P of Notes to Consolidated Financial Statements.

  $5,335 was reclassified from Security deposits on aircraft, overhauls and other to Deposits on flight equipment purchases for concessions received from manufacturers.

  A reduction in certain credits from aircraft and engine manufacturers in the amount of $742 increased the basis of Flight equipment under operating leases and decreased Lease receivables and other assets.

2008:

  $462,065 of Deposits on flight equipment purchases was applied to Acquisition of flight equipment under operating leases.

  $53,898 was reclassified from Security deposits on aircraft, overhauls and other to Deposits on flight equipment purchases for concessions received from manufacturers.

  An aircraft previously accounted for as an operating lease was converted into a sales-type lease in the amount of $15,576.

  Deferred debt issue Cost and Paid-in capital were reduced by $5,742 for debt issue cost paid by AIG on our behalf, which we were not required to pay.

See accompanying notes.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        Organization:    International Lease Finance Corporation's (the "Company," "ILFC," "management," "we," "our," "us") primary business operation is to acquire new commercial jet aircraft from aircraft manufacturers and other parties and lease those aircraft to airlines throughout the world. We also provide fleet management services to investors and/or owners of aircraft portfolios for a management fee. In addition to our leasing and fleet management activities, at times we sell aircraft from our leased aircraft fleet to other leasing companies, financial services companies, and airlines. We have also provided asset value guarantees and a limited number of loan guarantees to buyers of aircraft or to financial institutions for a fee. We execute our leasing and financing operations through a variety of subsidiaries and Variable Interest Entities ("VIEs") that are consolidated in our financial statements. In terms of the number and value of transactions concluded, we are a major owner-lessor of commercial jet aircraft.

        Parent Company:    ILFC is an indirect wholly-owned subsidiary of American International Group, Inc. ("AIG"). AIG is a holding company which, through its subsidiaries, is primarily engaged in a broad range of insurance and insurance-related activities in the United States of America ("U.S.") and abroad. AIG's primary activities include both general and life insurance and retirement services operations. Other significant activities include financial services.

Note A—Basis of Preparation

        The accompanying consolidated financial statements include our accounts, accounts of all other entities in which we have a controlling financial interest, as well as accounts of VIEs in which we are the primary beneficiary. Prior to January 1, 2010, the primary beneficiary of a VIE was defined as the party with a variable interest in an entity that absorbs the majority of the expected losses of the VIE, receives the majority of the expected residual returns of the VIE, or both. On January 1, 2010, a new accounting standard became effective that changed the primary beneficiary to the enterprise that has the power to direct the activities of a VIE that most significantly affect the entity's economic performance, in addition to looking at which party absorbs losses and has the right to receive benefits, as further discussed in Note B—Recent Accounting Pronouncements. See Note O—Variable Interest Entities for further discussions of VIEs. All material intercompany accounts have been eliminated in consolidation. Results for the period ended December 31, 2010 include out of period adjustments of $40.9 million related to prior years. See Note T—Out of Period Adjustments.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Certain amounts have been reclassified in the 2009 and 2008 Consolidated Statements of Operations and Statements of Cash Flows to conform to our 2010 presentation. During the annual and quarterly periods ended December 31, 2010, we changed (i) the presentation of the Provision for overhauls from operating expenses to a reduction of Rental of flight equipment revenues and (ii) the presentation of the impairment charges, fair value adjustments and lease related charges recorded in Flight equipment marketing and gain on aircraft sales revenues to operating expenses. The details of these classification errors are provided below for the 2009 and 2008 prior annual periods, and in Note V—Quarterly Financial Information for the quarterly prior periods. Management has determined after evaluating the quantitative and qualitative aspects of the revised classifications that our current and prior period financial statements

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note A—Basis of Preparation (Continued)

are free of material errors. None of the revised classifications affected our earnings before income taxes or net earnings in any period.

	2009		2008
	Previously Reported	Revised	Previously Reported	Revised
	(Dollars in thousands)
Statements of Operations
Rental of flight equipment	$5,275,219	$4,928,253	$4,943,448	$4,678,856
Flight equipment marketing and gain on aircraft sales	(11,687)	15,536	46,838	46,838
Total revenues	5,321,741	5,001,998	5,088,546	4,823,954
Provision for overhauls	346,996	—	264,592	—
Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed of	—	34,730	—	—
Aircraft impairment charges on flight equipment held for use	—	52,938	—	—
Other expenses	60,445	—	46,557	46,557
Total expenses	3,925,574	3,605,831	3,993,825	3,729,233
Statements of Cash Flows
Cash flows from operating activities	3,512,881	3,473,095	3,389,521	3,349,284
Cash flows from investing activities	(2,629,846)	(2,603,359)	(3,149,797)	(3,108,057)
Cash flows from financing activities	(2,932,766)	(2,919,467)	1,965,474	1,963,971

Note B—Summary of Significant Accounting Policies

        Principles of Consolidation:    The accompanying consolidated financial statements include the results of all entities in which we have a controlling financial interest, as well as accounts of VIEs in which we are the primary beneficiary ("PB"). Prior to January 1, 2010, the PB of a VIE was defined as the party with a variable interest in an entity that absorbs the majority of the expected losses of the VIE, receives the majority of the expected residual returns of the VIE, or both. On January 1, 2010, a new accounting standard became effective that changed the primary beneficiary to the enterprise that has the power to direct the activities of a VIE that most significantly affect the entity's economic performance, in addition to looking at which party absorbs losses and has the right to receive benefits. See Note O—Variable Interest Entities. Investments in equity securities in which we have more than a 20% interest, but do not have a controlling interest and are not the primary beneficiary, are accounted for under the equity method of accounting. Investments in which we have less than a 20% interest are carried at cost. At December 31, 2010 and 2009, we had no investments accounted for under the equity method of accounting.

        Variable Interest Entities:    We consolidate VIEs in which we have determined that we are the PB. We use judgment when determining (i) whether an entity is a VIE; (ii) who are the variable interest holders; (iii) the exposure to expected losses and returns of each variable interest holder; and (iv) ultimately which party is the PB. When determining which party is the PB, we perform an analysis which considers (i)  the design of the VIE; (ii) the capital structure of the VIE; (iii) the contractual

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

relationships between the variable interest holders; (iv) the nature of the entities' operations; and (v) purposes and interests of all parties involved. We re-evaluate whether we are the PB for VIEs when certain events occur. The re-evaluation occurs when an event changes the manner in which the variable interests are allocated across the variable interest holders. We also reconsider our role as PB when we sell, or otherwise dispose of, all or part of our variable interests in a VIE, or when we acquire additional variable interests in a VIE.

        Lease Revenue:    We lease flight equipment principally under operating leases and recognize rental revenue ratably over the life of the lease. The difference between the rental revenue recognized and the cash received under the provisions of our leases is included in Lease receivables and other assets on our Consolidated Balance Sheets. Past-due rental revenue is recognized on the basis of management's assessment of collectability. Management monitors all lessees that are behind in lease payments and discusses relevant operational and financial issues faced by our lessees with our marketing executives to determine the amount of rental revenue to recognize for past due amounts. Our customers make lease payments in advance and we generally recognize rental revenue only to the extent we have received payments or hold security deposits. In certain cases, leases provide for additional rental revenue based on usage. The usage may be calculated based on hourly usage or on the number of cycles operated, depending on the lease contract. A cycle is defined as one take-off and landing. The usage is typically reported monthly by the lessee. Rental revenue received under the lease agreements, but unearned, is included in Rentals received in advance on our Consolidated Balance Sheets until earned.

        Lease revenues from the rental of flight equipment are reduced by payments received directly by us or by our customers from the aircraft and engine manufacturers. In certain circumstances, the manufacturers establish notional accounts for our benefit, to which they credit amounts when we purchase and take delivery of and lease aircraft. The manufacturers have established these notional accounts to assist us, and as an incentive for us, to place their equipment with customers. Amounts credited to the notional accounts are used at our direction, subject to certain limitations set forth in our contracts with the manufacturers, to protect us from certain events, including loss when airline customers default on lease payment obligations, to provide lease subsidies and other incentives to our airline customers in connection with leases of certain aircraft and to reduce our cost of aircraft purchased. Also see Flight Equipment below.

        Overhaul Rentals:    Under the provisions of all of our leases, lessees are responsible for maintenance and repairs, including major maintenance (overhauls) over the term of the lease. Under the provisions of many of our leases, we receive overhaul rentals based on the usage of the aircraft. For certain airframe and engine overhauls, we reimburse the lessee for costs incurred up to, but not exceeding, related overhaul rentals that the lessee has paid to us.

        Overhaul rentals are included under the caption Rental of flight equipment in our Consolidated Statements of Operations. We recognize overhaul rentals received as revenue net of estimated overhaul reimbursements. Management periodically evaluates the overhaul reimbursement rate, and adjusts the overhaul rental revenue recognized accordingly. Management determines the estimated future overhaul reimbursement rate based on quantitative and qualitative information including: (i) changes in historical overhaul pay-out rates from period to period; (ii) trends in overhaul reimbursements identified during our quarterly aircraft cost review; (iii) trends in the historical overhaul pay-out percentages for expired leases; (iv) future trends in the industry, including the overhaul model;

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

(v) future estimates of overhaul pay-out rates on leases scheduled to expire; (vi) changes in our business model or aircraft portfolio strategies; and (vii) other factors identified that affect the future overhaul pay-out percentages. Except as disclosed under Capitalized Overhaul Costs and Initial Direct Costs and Lease Incentive Costs, we generally do not contribute to the cost of overhauls when we do not receive overhaul rentals.

        Capitalized Overhaul Costs:    When an aircraft is repossessed or when a lessee defaults on its lease obligations, we may be required to perform major maintenance on the aircraft. In these instances, if we have not received overhaul rentals under the lease, we capitalize the costs of the overhaul, to the extent that those costs meet the recognition criteria of an asset, and amortize those costs over the period until the next estimated overhaul event.

        Return Condition Payments:    We may receive payments from our lessees at the conclusion of a lease, rather than requiring the lessee to make the required repairs to meet return conditions. These return condition payments are generally negotiated as a concession to the lessee to facilitate an efficient return of the aircraft, which generally causes the aircraft to be delivered to the next lessee in a condition less than anticipated in the lease negotiations. In connection with the negotiation surrounding the delivery of the aircraft to the next lessee, the return condition payments are recorded as a deferred liability on our Consolidated Balance Sheets until the follow-on lessee commitment is known, including the amount we will be required to pay to the follow-on lessee to compensate for the deficient delivery conditions. Any deferred liability amounts in excess of the follow-on lease commitments are recognized as revenue once the estimate of the follow-on commitment has been determined.

        In the event we do not receive return condition payments from a prior lessee, or the return condition payment is not sufficient to cover a follow-on commitment, and we agree to reimburse a lessee for certain future maintenance costs, we capitalize and amortize those costs as a reduction of lease revenue over the term of the lease.

        Initial Direct Costs and Lease Incentive Costs:    We treat internal costs and other costs incurred in connection with identifying, negotiating and delivering aircraft to our lessees as period costs. Amounts paid by us to lessees, or other parties, in connection with the lease transactions and lessee specific modifications such as those related to modifications of the aircraft cabin are capitalized as lease incentive costs and amortized over the term of the lease as a reduction of lease revenue.

        Flight Equipment Marketing and Gain on Aircraft Sales:    We market flight equipment on our behalf and on behalf of independent third parties. Flight equipment marketing consists of gains generated from the sale of flight equipment and commissions generated from leasing and sales of managed aircraft. Flight equipment sales are recorded when substantially all of the risks and rewards of ownership have passed to the new owner. Provisions for retained lessee obligations are recorded as reductions to Flight equipment marketing at the time of the sale.

        Cash:    We consider cash and cash equivalents to be cash on hand and highly liquid investments with original maturity dates of 90 days or less. At December 31, 2010 and 2009, respectively, cash and cash equivalents consisted of cash on hand and time deposits.

        Restricted Cash:    Restricted cash consists of segregated security deposits, maintenance reserves, and rental payments related to aircraft funded under the 1999 and 2004 ECA facilities and proceeds from certain secured financings that becomes available to us as we transfer collateral to certain

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

subsidiaries created to hold the aircraft serving as collateral, for such indebtedness. See Note G—Debt Financing.

        Foreign Currency:    Assets and liabilities denominated in foreign currencies are translated into US dollars using the exchange rates at the balance sheet date. Foreign currency transaction gains or losses are translated into US dollars at the transaction date.

        Flight Equipment under Operating Leases:    Flight equipment under operating leases is stated at cost. Purchases, major additions and modifications and interest on deposits during the construction phase are capitalized. Under the provisions of all of our leases, lessees provide and are responsible for normal maintenance and repairs, including major maintenance (overhauls) over the term of the lease, and compliance with return conditions. We generally depreciate passenger aircraft, including those acquired under capital leases, using the straight-line method over a 25-year life from the date of manufacture to a 15% residual value. For freighter aircraft, depreciation is computed using the straight-line method to a zero residual value over its useful life of 35 years. We had ten freighter aircraft in our fleet at each of December 31, 2010 and 2009. We review the residual values of our aircraft periodically to determine if those values are appropriate, including aircraft that have been impaired and aircraft that are out of production. When a residual value changes we adjust our depreciation rates on a prospective basis.

        In certain circumstances the aircraft and engine manufacturers establish notional accounts for our benefit, to which they credit amounts when we purchase and take delivery of and lease aircraft. The manufacturers have established these notional accounts to assist us, and as an incentive for us, to place their equipment with customers. Amounts credited to the notional accounts are used at our direction, subject to certain limitations set forth in our contracts with the manufacturers, to protect us from certain events, including loss when airline customers default on lease payment obligations, to provide lease subsidies and other incentives to our airline customers in connection with leases of certain aircraft and to reduce our cost of aircraft purchased. The amounts credited are recorded as a reduction in Flight equipment under operating leases with a corresponding entry to a receivable, until we utilize the funds. The receivable is included in Lease receivables and other assets on our Consolidated Balance Sheets. At December 31, 2010, we had closed our major notional accounts and we do not anticipate any future material activity in any notional account. Future amounts paid to us by the manufacturers will be recorded directly as a reduction to Flight equipment under operating leases.

        Impairments on Flight Equipment Held for Use:    Management evaluates quarterly the need to perform a recoverability assessment of held for use aircraft considering the requirements under GAAP and performs this assessment at least annually for all aircraft in our fleet. Recurring recoverability assessments are performed whenever events or changes in circumstances indicate that the carrying amount of our aircraft may not be recoverable, which may require us to change our assumptions related to future estimated cash flows. These events or changes in circumstances considered include potential sales, changes in contracted lease terms, changes in the status of a lease, re-lease, not subject to lease, changes in portfolio strategies, changes in demand for a particular aircraft type and changes in economic and market circumstances. Economic and market circumstances include the risk factors affecting the airline industry.

        The undiscounted cash flows in the recoverability assessment consist of cash flows from currently contracted leases, future projected lease cash flows, including contingent rentals and an estimated

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

disposition value, as appropriate, for each aircraft. Management is very active in the aircraft leasing industry and develops the assumptions used in the recoverability assessment based on its knowledge of active lease contracts, current and future expectations of the global demand for a particular aircraft type and historical experience in the aircraft leasing market and aviation industry, as well as information received from third party industry sources. The assumptions of undiscounted cash flows developed are estimates and may change due to: (i) changes in contracted lease rates due to restructuring of lease payments and terms of leases and changes in lease term due to early termination and extension of leases; (ii) changes in future lease rates and residual values due to demand for a particular aircraft type caused by risk factors affecting the airline industry; (iii) changes in lease rates and disposition values caused by the global economic environment; (iv) changes in the anticipated time period that an aircraft can be economically leased; (v) changes in the timing of disposal or planned disposal of aircraft in the fleet; and (vi) changes in how the aircraft will be deployed in our business. In the event that an aircraft does not meet the recoverability assessment, the aircraft will be recorded at fair value in accordance with our Fair Value Policy resulting in an impairment charge. Our Fair Value Policy is described below under "—Fair Value Measurements." Impairment charges recognized related to our fleet held for use are classified in Selling, general and administrative, or if material, are presented separately on our Statements of Operations.

        Flight Equipment Held for Sale:    We classify aircraft as Flight equipment held for sale when all the criteria under GAAP are met. Aircraft classified as Flight equipment held for sale are recorded at the lower of their carrying amount or estimated fair value less estimated costs to sell. If the carrying value of the aircraft exceeds its estimated fair value, then a fair value adjustment is recognized in Selling, general and administrative, or if material, presented separately on our Consolidated Statements of Operations. We cease recognizing depreciation at the time the aircraft is transferred to Flight equipment held for sale.

        Management evaluates all contemplated aircraft sale transactions to determine whether all the required criteria have been met under GAAP to classify aircraft as Flight equipment held for sale. Management uses judgment in evaluating these criteria. Due to the significant uncertainties of potential sale transactions, the held for sale criteria generally will not be met unless the aircraft is subject to a signed sale agreement, or management has made a specific determination and obtained appropriate approvals to sell a particular aircraft or group of aircraft. At the time aircraft are sold, or classified as Flight equipment held for sale, the cost and accumulated depreciation are removed from the related accounts.

        Investment in finance and sales-type-leases:    If a lease meets specific criteria under GAAP at the inception of the lease, then we recognize the lease as a Net investment in finance and sales-type lease on our Consolidated Balance Sheets. For sales-type leases we de-recognize the aircraft from our Consolidated Balance Sheets and recognize the difference of the aircraft carrying value and the Net investment in finance and sales-type leases in our Consolidated Statements of Operations. The amounts recognized for finance and sales-type leases consist of lease receivables, plus the estimated unguaranteed residual value of the leased flight equipment on the lease termination date, less the unearned income. The unearned income is recognized as Interest and other in our Consolidated Statements of Operations over the lease term in a manner that produces a constant rate of return on the Net investment in finance and sales-type lease.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

        Allowance and Provision for Credit Losses:    An allowance or provision for credit losses is established if there is evidence that we will be unable to collect all amounts due according to the original contractual terms of the Net investment in finance and sales-type receivables and notes receivable ("Financing Receivables"). Financing Receivables comprise net investment in finance and sales-type leases recognized at the gross investment in the lease, less unearned income, and notes receivable recognized at cost. The allowance for credit losses is reported as a reduction of the Financing Receivables carrying value on the Consolidated Balance Sheets. Additions to the allowance and provision for credit losses are recorded in our Consolidated Statements of Operations in Selling, general and administrative expenses, or separately in Other expenses, if material.

        Allowances and provisions for credit losses are evaluated periodically and on an individual note and customer level. Notes receivables are considered impaired when we determine that it is probable that we will not be able to collect all amounts due according to the original contractual terms. Individual credit exposures are evaluated based on the realizable value of any collateral, and payment history. The estimated recoverable amount is the value of the expected future cash flows, including amounts that may be realized with the repossession of the collateral. Allowances for specific credit losses are established for the difference between the carrying amount and the estimated recoverable amount. The accrual of interest income based on the original terms of the Notes receivable is discontinued based on the facts and circumstances of the individual credit exposure, and any future interest income is recorded based on cash receipts. Any subsequent changes to the amounts and timing of the expected future cash flows compared with the prior estimates result in a change in the allowance for credit losses and are charged or credited to Selling general and administrative expense. An allowance is generally reversed only when cash is received in accordance with the original contractual terms of the note. A write-off of the Notes receivable is made when all hope of recoverability has been abandoned or amounts have been forgiven. Write-offs are charged against previously established allowances for credit losses. Recoveries in part or in full of amounts previously written off are credited to credit loss expense.

        Collectability:    The evaluation of the collectability of the finance and sales-type leases considers the credit of the lessee and the value of the underlying aircraft. As of December 31, 2010 and 2009 there were no allowances for credit losses on any of the finance and sales-type leases.

        Capitalized Interest:    We borrow funds to finance progress payments for the construction of flight equipment ordered. We capitalize the interest incurred on such borrowings. This amount is calculated using our composite borrowing rate and is included in the cost of the flight equipment.

        Deferred Debt Issue Costs:    We incur costs in connection with issuing debt financing. These costs are capitalized and amortized over the life of the debt using the effective interest method and recognized as an increase to interest expense.

        Derivative Financial Instruments:    We employ a variety of derivative financial instruments to manage our exposure to interest rate risks and foreign currency risks. Derivatives are recognized on our Consolidated Balance Sheets at fair value. AIG Financial Products Corp ("AIGFP"), a related party, is the counterparty to all our interest swaps and foreign currency swaps. We obtain our derivative fair values on a quarterly basis from AIG. We apply either fair value or cash flow hedge accounting when transactions meet specified criteria for hedge accounting treatment. If the derivative does not qualify for hedge accounting, the gain or loss is immediately recognized in earnings. If the derivative qualifies

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

for hedge accounting and is designated and documented as a hedge, changes in fair value of the hedge are either recognized in income along with the change in fair value of the item being hedged for fair value hedges, or recorded in Accumulated other comprehensive income ("AOCI") to the extent the hedge is effective for cash flow hedges. We reclassify final settlements on derivative instruments to financing activities in our Consolidated Statements of Cash Flow.

        At the time the derivative is designated as a hedge, we formally document the relationship between hedging instrument and hedged item including risk management objectives and strategies for undertaking the hedge transactions. This includes linking the derivative designated as a fair value, a cash flow, or a foreign currency hedge to a specific asset or liability on the balance sheet. We also assess both at the hedge's inception and on an ongoing basis whether the hedge has been and is expected to be highly effective in offsetting changes in the fair value or cash flow of hedged item. We use the "hypothetical derivative method" when we assess the effectiveness of a hedge. When it is determined that a hedge is not or has ceased to be highly effective as a hedge, we discontinue hedge accounting, as discussed below.

        We discontinue hedge accounting prospectively when (i) we determine that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; (ii) the derivative expires or is sold, terminated, or exercised; or (iii) management determines that designating the derivative as a hedging instrument is no longer appropriate.

        In all situations in which hedge accounting is discontinued and the derivative remains outstanding, we carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current-period earnings. The remaining balance in AOCI at the time we discontinue hedge accounting for cash flow hedges is amortized into income over the remaining life of the derivative contract.

        Other Comprehensive Income (Loss):    We report gains and losses associated with changes in the fair value of derivatives designated as cash flow hedges and unrealized gains and losses on marketable securities classified as "available-for-sale" in comprehensive income or loss.

        Guarantees:    We recognize the fee paid to us as the initial carrying value of the guarantee which is included in Accrued interest and other payables on our Consolidated Balance Sheets. Since the amount received represents the market rate that would be charged for similar agreements, management believes that the carrying value approximates the fair value of these instruments at the date of issuance of the guarantee. The fee received is recognized ratably over the guarantee period. When it becomes probable that we will be required to perform under a guarantee, we accrue a separate liability, if it is reasonably estimable, measured as the shortfall between the fair value and the guaranteed value of the aircraft. We reverse the liability only when there is no further exposure under the guarantee. See Note N—Commitments and Contingencies for more information on guarantees.

        Fair Value Measurements:    Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We measure the fair value of our derivatives on a recurring basis and measure the fair values of aircraft, investment in finance and sales-type leases and asset value guarantees on a non-recurring basis. See Note P—Fair Value Measurements for more information on fair value.

        Income Taxes:    We are included in the consolidated federal income tax return of AIG. Our provision for federal income taxes is calculated, on a separate return basis adjusted to give recognition

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

to the effects of net operating losses, foreign tax credits and the benefit of the Foreign Sales Corporation ("FSC") and Extraterritorial Income Exclusion ("ETI") provisions of the Internal Revenue Code to the extent we estimate that they will be realizable in AIG's consolidated return. To the extent the benefit of a net operating loss is not utilized in AIG's tax return, AIG will reimburse us upon the expiration of the loss carry forward period as long as we are still included in AIG's consolidated federal tax return and the benefit would have been utilized if we had filed a separate consolidated federal income tax return. Income tax payments are made pursuant to a tax payment allocation agreement whereby AIG credits or charges us for the corresponding increase or decrease (not to exceed the separate return basis calculation) in AIG's current taxes resulting from our inclusion in AIG's consolidated tax return. Intercompany payments are made when such taxes are due or tax benefits are realized by AIG.

        We and our U.S. subsidiaries are included in the combined state unitary tax returns of AIG, including California. We also file separate returns in certain other states, as required. The provision for state income taxes is calculated, giving effect to the AIG unitary rate and credits and charges allocated to us by AIG, based upon the combined filings and the resultant current tax payable.

        We calculate our provision using the asset and liability approach. This method gives consideration to the future tax consequences of temporary differences between the financial reporting basis and the tax basis of assets and liabilities based on currently enacted tax rates. Deferred tax liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Current income taxes on the balance sheet principally represent amounts receivable or payable from/to AIG under the tax sharing agreements. Interest and penalties, when applicable, are included in the provision for income taxes.

        We have uncertain tax positions consisting primarily of benefits from our FSC and ETI. We recognize uncertain tax benefits only to the extent that it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

        Stock-based Compensation:    We participate in AIG's share-based payment and liability award programs and our share of the calculated costs is allocated to us by AIG. Compensation expense is recognized over the period during which an employee is required to provide service in exchange for the share-based payment. See Note M—Employee Benefit Plans.

  Recent Accounting Pronouncements:

        We adopted the following accounting standards during 2010:

Accounting for Transfers of Financial Assets

        In June 2009, the Financial Accounting Standards Board ("FASB") issued an accounting standard addressing transfers of financial assets that, among other things, removes the concept of a qualifying special-purpose entity ("QSPE") from the FASB Accounting Standards Codification ("ASC") and removes the exception from applying the consolidation rules to QSPEs. The new standard was effective for interim and annual periods beginning on January 1, 2010. Earlier application was prohibited. The

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

adoption of the new standard had no effect on our consolidated financial position, results of operations, or cash flows, as we are not involved with any QSPEs.

  Consolidation of Variable Interest Entities

        In June 2009, the FASB issued an accounting standard that amended the rules addressing the consolidation of VIEs, with an approach focused on identifying which enterprise has the power to direct the activities of a VIE that most significantly affect the entity's economic performance and has (i) the obligation to absorb losses of the entity or (ii) the right to receive benefits from the entity. The new standard also requires enhanced financial reporting by enterprises involved with VIEs. The new standard was effective for interim and annual periods beginning on January 1, 2010, with earlier application prohibited. We determined that we were not involved with any VIEs that were not previously consolidated and had to be consolidated as a result of the adoption of this standard. However, we determined that we do not control the activities that significantly impact the economic performance of ten of the VIEs that were consolidated as of the adoption of the standard. Accordingly, on January 1, 2010, we deconsolidated these entities and we removed from our consolidated balance sheet Assets of VIEs and Liabilities of VIEs of $79.7 million and $6.5 million, respectively. The assets and liabilities of these entities were previously reflected on our Consolidated Balance Sheet at December 31, 2009. As a result of the adoption of this standard, we recorded a $15.9 million charge, net of tax, to beginning retained earnings on January 1, 2010. See Note O—Variable Interest Entities.

  Measuring Liabilities at Fair Value

        In August 2009, the FASB issued an accounting standards update to clarify how to apply the fair value measurement principles when measuring liabilities carried at fair value. The update explains how to prioritize market inputs in measuring liabilities at fair value and what adjustments to market inputs are appropriate for debt obligations that are restricted from being transferred to another obligor. The update was effective for interim and annual periods ending after December 15, 2009. The adoption of the update did not have any effect on our consolidated financial position, results of operations or cash flows, but affected the way we valued our debt when disclosing its fair value.

  Subsequent Events

        In February 2010, the FASB amended a previously issued accounting standard to require all companies that file financial statements with the SEC to evaluate subsequent events through the date the financial statements are issued. The standard was further amended to exempt these companies from the requirement to disclose the date through which subsequent events have been evaluated. This amendment was effective for us for interim and annual periods ending after June 15, 2010. Because this new standard only modifies disclosures, its adoption had no effect on our consolidated financial position, results of operations or cash flows.

  Disclosures of the Credit Quality of Financing Receivables and the Allowance for Credit Losses

        In July 2010, the FASB issued an accounting standards update to require enhanced, disaggregated disclosures regarding the credit quality of financing receivables and the allowance for credit losses. The update is effective for interim and annual reporting periods ending on or after December 15, 2010.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

Because this update only modifies disclosure requirements, its adoption had no effect on our consolidated financial position, results of operations or cash flows.

        We adopted the following accounting standards during 2009:

        Business Combinations:    In December 2007, the Financial Accounting Standards Board ("FASB") issued an accounting standard that changed the accounting for business combinations in a number of ways, including broadening the transactions or events that are considered business combinations; requiring an acquirer to recognize 100% of the fair value of certain assets acquired, liabilities assumed, and non-controlling (i.e., minority) interests; and recognizing contingent consideration arrangements at their acquisition-date fair values with subsequent changes in fair value generally reflected in income, among other changes. We adopted the new standard for business combinations for which the acquisition date is on or after January 1, 2009. Our adoption of this guidance did not have any effect on our consolidated financial position, results of operations or cash flows, but may have an effect on the accounting for future business combinations, if any.

        Non-controlling Interests in Consolidated Financial Statements:    In December 2007, the FASB issued an accounting standard that requires non-controlling (i.e., minority) interests in partially owned consolidated subsidiaries to be classified in the consolidated balance sheet as a separate component of equity, or in the mezzanine section of the balance sheet (between liabilities and equity) if such interests do not qualify for "permanent equity" classification. The new standard also specifies the accounting for subsequent acquisitions and sales of non- controlling interests and how non-controlling interests should be presented in the consolidated statement of operations. The non-controlling interests' share of subsidiary income (loss) should be reported as a part of consolidated net income (loss) with disclosure of the attribution of consolidated net income to the controlling and non-controlling interests on the face of the consolidated statement of operations. This new standard became effective for us beginning with financial statements issued for the first quarter of 2009. This standard had to be adopted prospectively, except that non-controlling interests should be reclassified from liabilities to a separate component of shareholders' equity and consolidated net income should be recast to include net income attributable to both the controlling and non-controlling interests retrospectively. We had no recorded minority interest in our consolidated VIEs and therefore the adoption of this accounting standard did not have any effect on our consolidated financial position, results of operations or cash flows.

        Disclosures about Derivative Instruments and Hedging Activities:    In March 2008, the FASB issued an accounting standard that requires enhanced disclosures about (i) how and why a company uses derivative instruments; (ii) how derivative instruments and related hedged items are accounted for; and (iii) how derivative instruments and related hedged items affect a company's consolidated financial condition, results of operations, and cash flows. We adopted the new standard for the interim period ended March 31, 2009. Because this new accounting standard only requires additional disclosures about derivatives, it did not have any effect on our consolidated financial position, results of operations, or cash flows. See Note Q—Derivative Financial Instruments herein for related disclosures.

        Employers' Disclosures about Postretirement Benefit Plan Assets:    In December 2008, the FASB issued an accounting standard that requires more detailed disclosures about an employer's plan assets, including the employer's investment strategies, major categories of plan assets, concentrations of risk within plan assets, and valuation techniques used to measure the fair values of plan assets. We adopted this standard for the annual period ended December 31, 2009. Because this standard only requires

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

additional disclosures, it did not have any effect on our consolidated financial position, results of operations, or cash flows. See Note M—Employee Benefit Plans.

        Disclosures about Transfers of Financial Assets and Variable Interest Entities:    In December 2008, the FASB issued an accounting standard that amends and expands the disclosure requirements regarding transfers of financial assets and a company's involvement with VIEs. The standard was effective for interim and annual periods ending after December 15, 2008. Because this standard only requires additional disclosures, it did not have any effect on our consolidated financial position, results of operations, or cash flows. See Note O—Variable Interest Entities.

        Interim Disclosures about Fair Value of Financial Instruments:    In April 2009, the FASB issued an accounting standard that requires a company to disclose information about the fair value of financial instruments (including methods and significant assumptions used) in interim financial statements. The standard also requires the disclosures in summarized financial information for interim reporting periods. We adopted the new standard for the interim period ended June 30, 2009. As the standard only requires additional disclosures, our adoption of the standard did not have any effect on our consolidated financial position, results of operations or cash flows.

        Recognition and Presentation of Other-Than-Temporary Impairments:    In April 2009, the FASB issued an accounting standard that requires a company to recognize the credit component of an other-than-temporary impairment of a fixed maturity security in income and the non-credit component in AOCI when the company does not intend to sell the security, or it is more likely than not that the company will not be required to sell the security prior to recovery. The standard also changed the threshold for determining when an other-than-temporary impairment has occurred on a fixed maturity security with respect to intent and ability to hold until recovery and requires additional disclosures in interim and annual reporting periods for fixed maturity and equity securities. The standard does not change the recognition of other-than-temporary impairment for equity securities. We adopted the new standard for the interim period ended June 30, 2009. The adoption did not have any effect on our consolidated financial position, results of operations or cash flows.

        Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly:    In April 2009, the FASB issued an accounting standard that provides guidance for estimating the fair value of assets and liabilities when the volume and level of activity for an asset or liability have significantly decreased and for identifying circumstances that indicate a transaction is not orderly. The new standard also requires extensive additional fair value disclosures. We adopted the new standard for the interim period ended June 30, 2009. The adoption did not have any effect on our consolidated financial position, results of operations or cash flows.

        Subsequent Events:    In May 2009, the FASB issued an accounting standard that requires disclosure of the date through which a company evaluated the need to disclose events that occurred subsequent to the balance sheet date and whether that date represents the date the financial statements were issued or were available to be issued. We adopted the new standard for the interim period ended June 30, 2009. The adoption of the new standard did not affect our consolidated financial position, results of operations or cash flows.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

        FASB Accounting Standards Codification:    In June 2009, the FASB issued an accounting standard that established the FASB ASC, which became the source of authoritative GAAP for non-governmental entities effective for the period ended September 30, 2009. Rules and interpretive releases of the SEC, under authority of federal securities laws, are also sources of authoritative GAAP for SEC registrants. On the effective date of this standard, the ASC superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the ASC became non-authoritative. We adopted the new standard for the interim period ended September 30, 2009, its effective date. The adoption did not have any effect on our consolidated financial position, results of operations or cash flows.

        Measuring Liabilities at Fair Value:    In August 2009, the FASB issued an accounting standards update to clarify how the fair value measurement principles should be applied when measuring liabilities carried at fair value. The update explains how to prioritize market inputs in measuring liabilities at fair value and what adjustments to market inputs are appropriate for debt obligations that are restricted from being transferred to another obligor. The update is effective for interim and annual periods ending after December 15, 2009. We adopted this standard for the annual period ended December 31, 2009. The adoption of the update did not have any effect on our consolidated financial position, results of operations or cash flows, but affected the way we value our debt when disclosing its fair value. See Note R—Fair Value Disclosures of Financial Instruments.

        We adopted the following accounting standards during 2008:

        Fair Value Measurements:    In September 2006, the FASB issued an accounting standard that defines fair value, established a framework for measuring fair value and expanded disclosures regarding fair value measurement but did not change existing guidance about whether an asset or liability is carried at fair value. The fair value measurement and related disclosure guidance in the newly issued standard does not apply to fair value measurements associated with share-based awards accounted for in accordance with the accounting standard that governs Share-Based Payments. The most significant effect of our adopting this standard was a change in the valuation methodologies for derivative instruments historically carried at fair value. The change primarily was to incorporate counterparties' credit risk and market liquidity risk factors in the fair value measurement. We adopted the standard on January 1, 2008. Our derivative instruments are designated as cash flow hedges and the changes resulted in an incremental reduction of the fair value of the derivative assets of $19.8 million for the year ended December 31, 2008. The adjustment was recorded in OCI.

        Application of Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement:    In February 2008, the FASB issued a Staff Position, which amends the scope of fair value measurements to exclude Accounting for Leases, and its related interpreted accounting pronouncements.

        Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active:    In October 2008, the FASB issued a staff position that provides guidance clarifying certain aspects of fair value measurements with respect to the fair value measurements of a security when the market for that security is inactive. We adopted this guidance prospectively in the third quarter of 2008. The adoption of this staff position did not have any impact on our consolidated financial position or results of operations.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

        The Fair Value Option for Financial Assets and Financial Liabilities:    In February 2007, the FASB issued a standard that permits entities to choose to measure at fair value many financial instruments and certain other items that are not currently required to be measured at fair value. Subsequent changes in fair value for designated items will be required to be reported in earnings in the current period. The standard establishes presentation and disclosure requirements for similar types of assets and liabilities measured at fair value and permits the fair value option election on an instrument-by-instrument basis at initial recognition of an asset or liability, or upon an event that gives rise to a new basis of accounting for that instrument. We adopted the standard on January 1, 2008. The adoption of this statement had no impact on our financial position, results of operations or cash flows, because we did not elect to measure any assets or liabilities not already required under GAAP to be reported at fair value.

        Modification to Offsetting of Amounts Related to Certain Contracts:    In April 2007, the FASB issued a staff position that permits companies to offset cash collateral receivables or payables against derivative instruments under certain circumstances. We adopted the staff position in January 2008. At December 31, 2008, we did not have any cash collateral receivables or payables to offset against derivative instruments.

        Disclosures about Credit Derivatives and Certain Guarantees:    In September 2008, the FASB issued a Staff Position that required additional disclosures by sellers of credit derivatives, including derivatives embedded in a hybrid instrument, and required additional disclosure about the current status of the payment/performance risk of a guarantee. We adopted the staff position at December 31, 2008. The adoption of this staff position did not have any effect on our consolidated financial position, results of operations or cash flows. See Note N—Commitments and Contingencies herein for additional disclosures.

        Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities:    In December 2008, the FASB issued a staff position that changed the criteria for determining the primary beneficiary of a VIE. The primary beneficiary is the party that consolidates the VIE. The amendment would identify the party that has the ability to direct matters that most significantly affect the activities of the VIE as the primary beneficiary. At December 31, 2008, we consolidated ten VIEs, each owning one aircraft which it leases out. The adoption of this amendment did not have any effect on our consolidated financial position, results of operations or cash flows. See Note O—Variable Interest Entities for additional disclosures.

        Amendments to the Impairment Guidance:    In January 2009, the FASB issued a staff position that amended the existing impairment guidance for Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets, to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The staff position also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements as defined under the guidance for Accounting for Certain Investments in Debt and Equity Securities" and other related guidance. We adopted this guidance in the fourth quarter of 2008. The adoption of this guidance did not have any effect on our consolidated financial condition or results of operations or cash flows.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note C—Related Party Transactions

        Intercompany Allocations and Fees:    We are party to cost sharing agreements, including tax, with AIG. Generally, these agreements provide for the allocation of corporate costs based upon a proportional allocation of costs to all subsidiaries. We also pay other subsidiaries of AIG fees related to management services provided for certain of our foreign subsidiaries. We earned management fees from two trusts consolidated by AIG for the management of aircraft we have sold to the trusts. AIG paid certain expenses on our behalf which increased Paid-in capital. See Note I—Shareholders' Equity.

        Loans from AIG Funding Inc.:    In September 2008, we borrowed approximately $1.7 billion from AIG Funding Inc., a subsidiary of AIG, which we repaid in full October 2008. During the year ended December 31, 2009, we entered into credit agreements aggregating approximately $3.9 billion with AIG Funding Inc, which were paid in full on August 20, 2010. See Note G—Debt Financings.

        Derivatives and Insurance Premiums:    All of our interest rate swap and foreign currency swap agreements are with AIGFP, a related party. See Note P—Fair Value Measurements and Note Q—Derivative Financial Instruments. In addition, we purchase insurance through a broker who may place part of our policies with AIG. Total insurance premiums were $7.3 million, $6.8 million and $5.7 million for the years ended December 31, 2010, 2009 and 2008, respectively.

        Our financial statements include the following amounts involving related parties:

Statement of Operations	2010	2009	2008
	(Dollars in thousands)
Expense (income):
Interest expense on loan from AIG	$157,926	$100,504	$6,825
Effect from derivatives on contracts with AIGFP(a)	45,725	(22,097)	39,926
Interest on derivative contracts with AIGFP	91,988	86,327	24,385
Lease revenue related to hedging of lease receipts with AIGFP(a)	224	723	6,718
Allocation of corporate costs from AIG	30,512	8,683	13,167
Management fees received	(9,429)	(9,457)	(9,808)
Management fees paid to subsidiaries of AIG	425	910	839

	December 31,
Balance Sheet	2010	2009
	(Dollars in thousands)
Asset (liability):
Loans payable to AIG Funding	$—	$3,909,567
Derivative assets, net(a)	58,187	186,771
Income taxes (payable) to AIG	(108,784)	(80,924)
Taxes benefit sharing payable to AIG	—	(85,000)
Accrued corporate costs payable to AIG	(20,753)	(5,298)
Accrued interest payable to AIG	—	(672)

(a)
See Note Q—Derivative Financial Instruments for all derivative transactions

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note D—Aircraft Impairment

        We recorded the following impairment charges and fair value adjustments on flight equipment during the years ended December 31, 2010 and 2009. We did not record any impairment charges or fair value adjustments on flight equipment during 2008.

	December 31,
	2010		2009
	Aircraft Impaired	Impairment Charges and Fair Value Adjustments	Aircraft Impaired	Impairment Charges and Fair Value Adjustments
	(Dollars in millions)
Impairment charges and fair value adjustments on Flight equipment held for sale or aircraft designated for part-out	62	$(394.9)	2	$(10.6)
Impairment charges and fair value adjustments of aircraft likely to be sold or sold	15	(155.1)	5	(24.1)

Aircraft Impairment charges and fair value adjustments on flight equipment sold or to be disposed of	77	(550.0)	7	(34.7)
Impairment charges on aircraft held for use due to Airbus announcement of its neo aircraft	61	(557.4)	0	0
Impairment charges on aircraft due to recurring assessments	17	(391.3)	3	(52.9)

Aircraft Impairment charges on flight equipment held for use	78	(948.7)	3	(52.9)

Total Impairment charges and fair value adjustments on flight equipment	155	$(1,498.7)	10	$(87.6)

Impairment charges and fair value adjustments on Flight equipment sold or to be disposed of

        During the year ended December 31, 2010, we entered into the following sales transactions that resulted in impairment charges and fair value adjustments: (i) to generate liquidity to repay maturing debt obligations, we agreed to sell 59 aircraft from our leased fleet to third parties, which we transferred to Flight equipment held for sale at the time they met the criteria, and of which we have completed 51 sales through December 31, 2010, and (ii) as a part of our ongoing fleet strategy we deemed seven aircraft more likely than not to be sold, transferred an additional aircraft to Flight equipment held for sale, sold eight aircraft from our fleet held for use, two of which were accounted for as sales-type leases, and designated two aircraft for part-out. Amounts recorded as they relate to these transactions are as follows:

Impairment charges and fair value adjustments on Flight equipment held for sale, or aircraft designated for part-out:

  •
  On April 13, 2010, we signed an agreement to sell 53 aircraft from our existing fleet to a third party for an aggregate purchase price of $1.987 billion. We performed an analysis to determine the fair value of these aircraft, and due to current market conditions we recorded impairment charges and fair value adjustments aggregating $323.9 million for the year ended December 31,

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note D—Aircraft Impairment (Continued)

    2010. At the time they met the criteria, we transferred these 53 aircraft to Flight equipment held for sale.

  •
  On July 6, 2010, we signed an agreement to sell six aircraft to a third party. As a result, we performed an analysis to determine the fair value of these aircraft and recorded impairment charges and fair value adjustments aggregating $36.1 million during the year ended December 31, 2010, related to these aircraft. At the time they met the criteria, we transferred these six aircraft to Flight equipment held for sale.

  •
  During the year ended December 31, 2010, we agreed to sell one aircraft to a third party as part of our ongoing fleet strategy and we recorded impairment charges and fair value adjustments of $9.8 million to record the aircraft at its fair value. At the time it met the criteria, we transferred this aircraft to Flight equipment held for sale.

  •
  In addition, we deemed two aircraft that we designated for part-out to be impaired. During the year ended December 31, 2010, we recorded impairment charges and fair value adjustments aggregating $25.1 million related to these aircraft. At the time they met the criteria, we transferred these two aircraft to Flight equipment held for sale.

Impairment charges and fair value adjustments of aircraft likely to be sold or sold:

  •
  During the year ended December 31, 2010, we sold eight aircraft from our fleet held for use, two of which were accounted for as sales type leases. As a result, we recorded charges of $101.6 million.

  •
  During the year ended December 31, 2010, we recorded impairment charges of $53.5 million related to seven aircraft that we were in discussions to sell to third parties. As of December 31, 2010, we considered the sales more likely than not to occur and deemed the aircraft to be impaired.

        During the year ended December 31, 2009 we recorded fair value adjustments of $34.7 million when seven aircraft in our fleet held for use were agreed to be sold.

        No impairment charges or fair value adjustments on flight equipment to be disposed of or lease related costs were recorded for the year ended December 31, 2008.

Impairments on Flight equipment held for use

        During the year ended December 31, 2010, we recorded the following impairments to our fleet held for use:

  •
  At the end of the third quarter of 2010, we had 13 passenger configured 747-400's and 11 A321-100's in our fleet. After consideration of current marketplace factors, management's estimate of the future lease rates for 747-400's and A321-100's had declined significantly. The decline in expected lease rates for the 747-400's was due to a number of unfavorable trends, including lower overall demand, as airlines replace their 747-400's with more efficient newer generation wide-body aircraft. As a result, the global supply of 747-400 aircraft that are for sale, or idle, had increased. It was expected that these unfavorable trends would persist and that the global supply of 747-400's that were for sale or idle would continue to increase in the future.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note D—Aircraft Impairment (Continued)

    The decline in A321-100 lease rates was primarily due to continued and accelerated decrease in demand for this aircraft type, which is attributable to its age and limited mission application.

    As a result of the decline in lease rates, seven 747-400's, five A321-100's, and two other aircraft in our fleet held for use were deemed impaired in the third quarter of 2010 when we performed our annual recoverability assessment of our entire fleet. As a result, we recorded impairment charges aggregating $348.4 million to write these aircraft down to their respective fair values. The estimated undiscounted cash flows on the remaining six 747-400's and six A321-100's supported the current carrying value of those aircraft. The fair value of flight equipment is determined using an income approach based on the present value of cash flows from contractual lease agreements, contingent rentals where appropriate, and projected future lease payments, which extend to the end of the aircraft's economic life in its highest and best use configuration, as well as a disposition value, based on the expectations of market participants.

  •
  On December 1, 2010, Airbus S.A.S. ("Airbus") announced the new narrow body neo aircraft with new fuel efficient geared turbofan engine options. The re-engineered aircraft is expected to provide up to 15% fuel savings and greater range or more payload capacity. Airbus expects to start deliveries of the neo aircraft in 2016.

    At December 31, 2010, we had identified approximately 78 narrow body aircraft with first generation engines that may be negatively impacted by the introduction of narrow body aircraft equipped with the new engines and, as part of our on-going fleet assessment, we performed a recoverability analysis on those aircraft, using revised cash flow assumptions. Based on the recoverability analysis, 61 of these 78 aircraft were deemed impaired and we recorded impairment charges of approximately $557.4 million.

  •
  At the end of the fourth quarter of 2010, we performed a recoverability assessment of our entire fleet. The results of this assessment indicated that two aircraft were not recoverable and were deemed impaired as of December 31, 2010. As a result, we performed a fair value analysis and recorded impairment charges of $34.8 million in the fourth quarter 2010.

  •
  We recorded an impairment charge of $8.1 million relating to an aircraft that was subject to litigation. The aircraft was subsequently designated for part-out and removed from our fleet held for use.

        Impairment charges on flight equipment held for use for the year ended December 31, 2009 were $52.9 million. As the result of a recoverability analysis performed during the fourth quarter of 2009, it was deemed that the carrying value of three aircraft in our fleet were not recoverable. As such, fair value estimates were calculated on all three aircraft, and impairment charges were recorded to reduce the carrying value of these aircraft to their respective fair values.

        There were no impairments on flight equipment held for use for the year ended December 31, 2008.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note E—Notes Receivable

        Notes receivable are primarily from the sale of flight equipment and are summarized as follows:

	2010	2009
	(Dollars in thousands)
Fixed rate notes with varying interest rates from 5.3% to 10.3%	$55,065	$42,213	(a)
LIBOR based notes with spreads ranging from 1.8% to 3.3%	10,000	60,000

	$65,065	$102,213

(a)
Certain 2009 receivables were reclassed to Lease receivables and other assets to conform with our 2010 presentation.

        At December 31, 2010, the minimum future payments on notes receivable are as follows:

(Dollars in thousands)
2011	$22,347
2012	21,356
2013	11,362
2014	10,000
2015	—
Thereafter	—

$65,065

        As of December 31, 2010, customers with gross notes receivable balances of $1.3 million were two or more months behind on principal and interest payments. The gross balance of notes receivable not accruing interest income was $38.0 million for the year ended December 31, 2010.

        During the years ended December 31, 2010 and 2008, based on information received and the analysis performed, we recorded charges aggregating $13.9 million and $46.6 million, respectively, to write down secured notes to their net realizable value. There were no material write downs of notes receivables during the year ended December 31, 2009.

Note F—Net Investment in Finance and Sales-type Leases

        The following table lists the components of the net investment in finance and sales-type leases:

	December 31, 2010	December 31, 2009
	(Dollars in thousands)
Total lease payments to be received	$59,234	$171,549
Estimated residual values of leased flight equipment (unguaranteed)	29,543	138,665
Less: Unearned income	(21,157)	(49,133)

Net investment in finance and sales-type leases	$67,620	$261,081

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note F—Net Investment in Finance and Sales-type Leases (Continued)

        At December 31, 2010, minimum future lease payments on finance and sales-type leases are as follows:

(Dollars in thousands)
2011	$12,759
2012	12,179
2013	10,172
2014	7,545
2015	5,874
Thereafter	10,704

Total minimum lease payments to be received	$59,234

Note G—Debt Financing

        Our debt financing was comprised of the following at the following dates:

	December 31,
	2010	2009
	(Dollars in thousands)
Secured
Senior Secured Notes	$3,900,000	$—
ECA Financings	2,777,285	3,004,763
Bank Debt(a)(b)	1,465,400	—
Other Secured Financings(c)	1,436,258	153,116
Loans from AIG Funding	—	3,909,567
Less: Deferred Debt Discount	(22,309)	—

	9,556,634	7,067,446
Unsecured
Bonds and Medium-Term Notes	16,810,843	16,566,099
Bank Debt(a)(b)	234,600	5,087,750
Less: Deferred Debt Discount	(47,977)	(9,556)

Total Senior Debt Financings	16,997,466	21,644,293

	26,554,100	28,711,739
Subordinated Debt	1,000,000	1,000,000

	$27,554,100	$29,711,739

(a)
On April 16 2010, we entered into an amendment to our credit facility dated October 13, 2006. Upon effectiveness of this amendment, approximately $2.2 billion of our previously $2.5 billion unsecured bank debt became secured by the equity interests in certain of our non-restricted subsidiaries, of which approximately $1.5 billion remained outstanding at December 31, 2010. Those subsidiaries hold a pool of aircraft with an appraised value of at least 133% of the principal amount of the outstanding loans.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note G—Debt Financing (Continued)

(b)
In the fourth quarter of 2010, we repaid in full and terminated our $2.0 billion revolving credit facility dated October 14, 2005 and repaid $800 million aggregate principal amount of loans outstanding under our $2.5 billion credit facility dated October 13, 2006. These floating rate obligations had interest rates of 0.91% and 3.25%, respectively, at the time of each prepayment. As a result of the repayment of these obligations, as well as other scheduled maturities, our composite interest rate increased from 4.35% at December 31, 2009 to 5.66% at December 31, 2010.

(c)
Of this amount, $113.7 million (2010) and $129.6 million (2009) is non-recourse to ILFC. These secured financings were incurred by VIEs and consolidated.

        The above amounts represent the anticipated settlement of our outstanding debt obligations as of December 31, 2010 and 2009. Certain adjustments required to present currently outstanding hedged debt obligations have been recorded and presented separately on the balance sheet, including adjustments related to foreign currency hedging and interest rate hedging activities. We have eliminated the currency exposure arising from foreign currency denominated notes by hedging the notes through swaps. Foreign currency denominated debt is translated into U.S. dollars using exchange rates as of each balance sheet date. The foreign exchange adjustment for the foreign currency denominated debt hedged with derivative contracts was $165.4 million and $391.1 million at December 31, 2010 and 2009, respectively. Composite interest rates and percentages of total debt at fixed rates reflect the effect of derivative instruments. The higher composite interest rate at December 30, 2010, compared to December 31, 2009, is due to recently issued secured and unsecured debt with higher interest rates than our older debt due to our current long-term debt ratings and repayments of debt with relatively lower interest rates. We expect our composite interest rate to increase further as we pay down or refinance our existing lower cost debt.

        We have created wholly-owned subsidiaries for the purpose of purchasing aircraft and obtaining financings secured by such aircraft. These entities are non-restricted subsidiaries, as defined by our debt indentures, and meet the definition of a VIE. We have determined that we are the primary beneficiary of such VIEs and, accordingly, we consolidate such entities into our consolidated financial statements. See Note O—Variable Interest Entities for more information on VIEs.

        The following table presents information regarding the collateral provided for our secured debt:

	As of December 31, 2010
	Debt Outstanding	Net Book Value	Number of Aircraft
	(Dollars in thousands)
Senior Secured Notes	$3,900,000	$7,400,737	174
ECA Financings	2,777,285	5,926,831	120
Bank Debt	1,465,400	5,023,767	137
Other Secured Financings	1,436,258	2,786,602	80

Total	$9,578,943	$21,137,937	511

Senior Secured Notes

        On August 20, 2010, we issued $3.9 billion of senior secured notes, with $1.35 billion maturing in September 2014 and bearing interest of 6.5%, $1.275 billion maturing in September 2016 and bearing

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note G—Debt Financing (Continued)

interest of 6.75%, and $1.275 billion maturing in September 2018 and bearing interest of 7.125%. The aggregate net proceeds from the issuances were approximately $3.84 billion after deducting initial purchaser discounts and commissions, fees and offering expenses. The notes are secured by a designated pool of aircraft, initially consisting of 174 aircraft and their related leases and certain cash collateral. In addition, two of ILFC's subsidiaries, that either own or hold leases of aircraft included in the pool securing the notes, have guaranteed the notes. We can redeem the notes at any time prior to their maturity, provided we give notification between 30 to 60 days prior to the intended redemption date and subject to a penalty of the greater of 1% of the outstanding principal amount and a "make-whole" premium. There is no sinking fund for the notes.

        The indenture governing the senior secured notes contains customary covenants that, among other things, restrict our and our restricted subsidiaries' ability to: (i)  create liens; (ii) sell, transfer or otherwise dispose of assets; (iii) declare or pay dividends or acquire or retire shares of our capital stock; (iv) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (v) make investments in or transfer assets to non-restricted subsidiaries; and (vi) consolidate, merge, sell or otherwise dispose of all, or substantially all, of our assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior secured notes may immediately become due and payable.

        We used the proceeds from the issuance of the senior secured bonds to repay in full our loans from AIG Funding, as discussed below.

Export Credit Facilities

        We entered into ECA facility agreements in 1999 and 2004 through non-restricted subsidiaries. The facilities were used to fund purchases of Airbus aircraft through 2001 and June 2010, respectively. New financings are no longer available to us under either ECA facility. The loans made under the ECA facilities were used to fund a portion of each aircraft's net purchase price. The loans made under each ECA facility were guaranteed by various European ECAs. We have collateralized the debt under each ECA facility with pledges of the shares of wholly-owned subsidiaries that hold title to the aircraft financed under the facilities.

        In January 1999, we entered into the 1999 ECA facility to borrow up to $4.3 billion for the purchase of Airbus aircraft delivered through 2001. We used $2.8 billion of the amount available under this facility to finance purchases of 62 aircraft. Each aircraft purchased was financed by a ten-year fully amortizing loan with interest rates ranging from 5.753% to 5.898%. At December 31, 2010, five loans with an aggregate principal value of $13.2 million remained outstanding under the facility and the net book value of the related aircraft was $1.6 billion. In January 2011, all of the amounts outstanding under the remaining five loans were repaid in full and no amounts remain outstanding under the 1999 ECA facility.

        In May 2004, we entered into the 2004 ECA facility, which was amended in May 2009 to allow us to borrow up to $4.6 billion for the purchase of Airbus aircraft delivered through June 30, 2010. We

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note G—Debt Financing (Continued)

used $4.3 billion of the available amount to finance purchases of 76 aircraft. Each aircraft purchased was financed by a ten-year fully amortizing loan. As of December 31, 2010, approximately $2.8 billion was outstanding under this facility. The interest rates on the loans outstanding under the facility are either fixed or based on LIBOR and ranged from 0.43% to 4.711% at December 31, 2010. The net book value of the related aircraft was $4.3 billion at December 31, 2010.

        Our current long-term debt ratings require us to segregate security deposits, overhaul rentals and rental payments received for aircraft with loan balances outstanding under the 2004 ECA facility (segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt). The segregated funds are deposited into separate accounts pledged to and controlled by the security trustee of the facility. In addition, we must register the existing individual mortgages on certain aircraft funded under both the 1999 and 2004 ECA facilities in the local jurisdictions in which the respective aircraft are registered (mortgages are only required to be filed on aircraft with loan balances outstanding or otherwise as agreed in connection with the cross-collateralization as described below). At December 31, 2010, we had segregated security deposits, overhaul rentals and rental payments aggregating approximately $393.7 million related to aircraft funded under the 1999 and 2004 ECA facilities. The segregated amounts will fluctuate with changes in security deposits, overhaul rentals, rental payments and debt maturities related to the aircraft funded under the 2004 ECA facility.

        During the first quarter of 2010, we entered into agreements to cross-collateralize the 1999 ECA facility with the 2004 ECA facility. As part of such cross-collateralization we (i) guaranteed the obligations under the 2004 ECA facility through our subsidiary established to finance Airbus aircraft under our 1999 ECA facility; (ii) agreed to grant mortgages over certain aircraft financed under the 1999 ECA facility (including aircraft which are not currently subject to a loan under the 1999 ECA facility) and security interests over other collateral related to the aircraft financed under the 1999 ECA facility to secure the guaranty obligation; (iii) accepted a loan-to-value ratio (aggregating the loans and aircraft from the 1999 ECA facility and the 2004 ECA facility) of no more than 50%, in order to release liens (including the cross-collateralization arrangement) on any aircraft financed under the 1999 or 2004 ECA facilities or other assets related to the aircraft; and (iv) agreed to allow proceeds generated from certain disposals of aircraft to be applied to obligations under both the 1999 ECA and 2004 ECA facilities.

        We also agreed to additional restrictive covenants relating to the 2004 ECA facility, restricting us from (i) paying dividends on our capital stock with the proceeds of asset sales and (ii) selling or transferring aircraft with an aggregate net book value exceeding a certain disposition amount, which is currently approximately $10.5 billion. The disposition amount will be reduced by approximately $91.4 million at the end of each calendar quarter during the effective period. The covenants are in effect from the date of the agreement until December 31, 2012. A breach of these restrictive covenants would result in a termination event for the ten loans funded subsequent to the date of the agreement and would make those loans, which aggregated $301.6 million at December 31, 2010, due in full at the time of such a termination event.

        In addition, if a termination event resulting in an acceleration event were to occur under the 2004 ECA facility, we would have to segregate lease payments, overhaul rentals and security deposits received after such acceleration event occurred relating to all the aircraft funded under the 1999 ECA facility, including the aircraft no longer subject to a loan.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note G—Debt Financing (Continued)

Secured Bank Debt

        We have a credit facility, dated October 13, 2006, as amended, under which the original maximum amount available was $2.5 billion. On April 16, 2010, we entered into an amendment to this facility with lenders holding $2.155 billion of the then $2.5 billion of outstanding loans under the facility (the "Electing Lenders"). The Electing Lenders agreed to, among other things:

  •
  revise certain restrictive covenants included in the credit agreement;

  •
  extend the scheduled maturity date of their loans to October 2012. The extended loans, of which approximately $1.5 billion remained outstanding at December 31, 2010, bear interest at LIBOR plus a margin of 2.15%, plus facility fees of 0.2% on the outstanding principal balance; and

  •
  permit liens securing the loans held by the Electing Lenders.

        We entered into a second amendment to this credit agreement, effective December 22, 2010, that amended the definition of the fixed charge coverage ratio, a restrictive covenant under the agreement, to add to earnings any impairment charges and fair value adjustments incurred during the period, to the extent such impairment charges and fair value adjustments were deducted in computing earnings for the period. In conjunction with the amendment, we repaid $689.6 million of the secured loans and, as of December 31, 2010, we had secured loans of $1.465 billion outstanding under the facility, all of which will mature in October 2012.

        The remaining $234.6 million of unsecured loans held by lenders who are not party to the amendment will mature on their originally scheduled maturity date in October 2011, with no increase to the interest rate margin.

        The collateralization requirement under the amended facility provides that the loans held by Electing Lenders must be secured by a lien on the equity interests of certain of ILFC's non-restricted subsidiaries that will own aircraft with aggregate appraised values of not less than 133% of the outstanding principal amount (the "Required Collateral Amount"). We must transfer all aircraft meeting the Required Collateral Amount to the pledged subsidiaries prior to April 16, 2011, subject to our right to post cash collateral for any shortfall. As of December 31, 2010, we had completed the transfers of all aircraft in an amount sufficient to meet the Required Collateral Amount. The credit facility also includes an ongoing requirement, tested periodically, that the appraised value of the eligible aircraft owned by the pledged subsidiaries must be equal to or greater than 100% of the Required Collateral Amount. This ongoing requirement is subject to the right to transfer additional eligible aircraft to the pledged subsidiaries or ratably prepay the loans held by the Electing Lenders. We also guarantee the loans held by the Electing Lenders through certain other subsidiaries.

        The amended facility prohibits us from re-borrowing amounts repaid under this facility for any reason. Therefore, the current size of the facility is the $1.7 billion outstanding under the facility at December 31, 2010. The credit facility also contains financial and restrictive covenants that (i) limit our ability to incur indebtedness, (ii) restrict certain payments, liens and sales of assets by us, and (iii) require us to maintain a fixed charge coverage ratio and consolidated tangible net worth in excess of certain minimum levels.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note G—Debt Financing (Continued)

Other Secured Financing Arrangements

        In May 2009, ILFC provided $39.0 million of subordinated financing to a non-restricted subsidiary. The entity used these funds and an additional $106.0 million borrowed from third parties to purchase an aircraft, which it leases to an airline. ILFC acts as servicer of the lease for the entity. The $106.0 million loan has two tranches. The first tranche is $82.0 million, fully amortizes over the lease term, and is non-recourse to ILFC. The second tranche is $24.0 million, partially amortizes over the lease term, and is guaranteed by ILFC. Both tranches of the loan are secured by the aircraft and the lease receivables. Both tranches mature in May 2018 with interest rates based on LIBOR. At December 31, 2010, the interest rates on the $82.0 million and $24.0 million tranches were 3.408% and 5.108%, respectively. The entity entered into two interest rate cap agreements to economically hedge the related LIBOR interest rate risk in excess of 4.00%. At December 31, 2010, $89.5 million was outstanding under the two tranches and the net book value of the aircraft was $137.1 million.

        In June 2009, we borrowed $55.4 million through a non-restricted subsidiary, which owns one aircraft leased to an airline. Half of the original loan amortizes over five years and the remaining $27.7 million is due in 2014. The loan is non-recourse to ILFC and is secured by the aircraft and the lease receivables. The interest rate on the loan is fixed at 6.58%. At December 31, 2010, $46.7 million was outstanding and the net book value of the aircraft was $91.2 million.

        On March 17, 2010, we entered into a $750 million term loan agreement secured by 43 aircraft and all related equipment and leases. The aircraft had an average appraised base market value of approximately $1.3 billion, for an initial loan-to-value ratio of approximately 56%. The loan matures on March 17, 2015, and bears interest at LIBOR plus a margin of 4.75% with a LIBOR floor of 2.0%. The principal of the loan is payable in full at maturity with no scheduled amortization, but we can voluntarily prepay the loan at any time, subject to a 1% prepayment penalty prior to March 17, 2011. On March 17, 2010, we also entered into an additional term loan agreement of $550 million through a newly formed non-restricted subsidiary. The obligations of the subsidiary borrower are guaranteed on an unsecured basis by ILFC and on a secured basis by certain non-restricted subsidiaries of ILFC that hold title to 37 aircraft. The aircraft had an average appraised base market value of approximately $969 million, for an initial loan-to-value ratio of approximately 57%. The loan matures on March 17, 2016, and bears interest at LIBOR plus a margin of 5.0% with a LIBOR floor of 2.0%. The principal of the loan is payable in full at maturity with no scheduled amortization. The proceeds from this loan are restricted from use in our operations until we transfer the related collateral to the non-restricted subsidiaries. At December 31, 2010, $63.3 million of the proceeds remained restricted. We can voluntarily prepay the loan at any time subject to a 2% prepayment penalty prior to March 17, 2011, and a 1% prepayment penalty prior to March 17, 2012. Both loans require a loan-to-value ratio of no more than 63%.

Loans from AIG Funding

        We borrowed a total of $3.9 billion from AIG Funding from March 2009 to December 2009. These loans were scheduled to mature on September 13, 2013. The funds for the loans were provided to AIG Funding by the Federal Reserve Bank of New York ("FRBNY") pursuant to the FRBNY Credit Facility. In order to receive the FRBNY's consent to the loans, we entered into guarantee agreements to guarantee the repayment of AIG's obligations under the FRBNY Credit Facility up to an amount equal to the aggregate outstanding balance of the loans from AIG Funding.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note G—Debt Financing (Continued)

        On August 20, 2010, we repaid all amounts outstanding under the loans from AIG Funding with the net proceeds from the issuance of $3.9 billion aggregate principal amount of senior secured notes and $500 million aggregate principal amount of senior notes. See "Senior Secured Notes" and "Unsecured Bonds and Medium-Term Notes." As a result of our repayment of the loans from AIG Funding, the FRBNY released their liens on the collateral securing these loans.

  Unsecured Bonds and Medium-Term Notes

        Our unsecured bonds, including our medium-term notes, provide for a single principal payment at the maturity of the respective note and cannot be redeemed prior to maturity. At December 31, 2010 and 2009 we had floating rate notes aggregating $850.0 million and $1.4 billion, respectively, and the remainder of our unsecured notes were at fixed rates. To the extent deemed appropriate we enter into derivative transactions to manage our effective borrowing rates with respect to floating rate notes.

        Automatic Shelf Registration:    We have an automatic shelf registration statement filed with the SEC. As a result of our WKSI status, we have an unlimited amount of debt securities registered for sale.

        Pursuant to our automatic shelf registration: (i) on August 20, 2010, we issued $500 million of 8.875% notes due 2017 and (ii) on December 7, 2010, we issued $1.0 billion of 8.25% notes due 2020. At December 31, 2010, we also had $10.0 billion of public bonds and medium-term notes outstanding, with interest rates ranging from 0.61% to 7.95%, which we had issued in prior periods under previous registration statements.

        Euro Medium-Term Note Programme:    We have a $7.0 billion Euro Medium-Term Note Programme under which we had approximately $1.2 billion and $1.9 billion of Euro denominated notes outstanding at December 31, 2010 and 2009 (€1.0 billion in 2010 and €1.6 billion in 2009). The notes mature on August 15, 2011, and bear interest based on Euribor with a spread of 0.375%. The Programme is perpetual. As a bond issue matures, the principal amount of that bond becomes available for new issuances under the Programme. We have eliminated the currency exposure arising from the notes by hedging the notes into U.S. dollars and fixing the interest rates at a range of 5.355% to 5.367%. We translate the debt into U.S. dollars using current exchange rates prevailing at the balance sheet date. The foreign exchange adjustment for the foreign currency denominated notes was $165.4 million and $391.1 million at December 31, 2010 and 2009, respectively.

        A rollforward for the year ended December 31, 2010, of the foreign exchange adjustment for the foreign currency adjustment related to foreign currency denominated notes is presented below:

(Dollars in thousands)
Foreign currency adjustment related to foreign currency denominated debt at December 31, 2009	$391,100
Foreign currency adjustment of non-US$ denominated debt	(200,320)
Repayment of debt principal from cash receipts under derivative contracts at the maturity of the debt and the derivative contract	(25,380)

Foreign currency adjustment related to foreign currency denominated debt at December 31, 2010	$165,400

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note G—Debt Financing (Continued)

        Other Senior Notes:    On March 22, 2010 and April 6, 2010, we issued a combined $1.25 billion aggregate principal amount of 8.625% senior notes due 2015, and $1.5 billion aggregate principal amount of 8.750% senior notes due March 15, 2017, pursuant to an indenture dated as of March 22, 2010. The aggregate net proceeds from the issuances were approximately $2.67 billion after deducting initial purchasers' discounts and estimated offering expenses. The notes are due in full on their scheduled maturity dates. The notes are not subject to redemption prior to their stated maturity and there are no sinking fund requirements. In connection with the note issuances, we entered into registration rights agreements obligating us to, among other things, complete a registered exchange offer to exchange the notes of each series for new registered notes of such series with substantially identical terms, or register the notes pursuant to a shelf registration statement.

        Because the registration statement for the exchange offer had not been declared effective by the SEC by January 26, 2011, as required under the registration rights agreement, the annual interest rate on the affected notes increased by 0.25% per year for 90 days, commencing on that date. If (i) we are unable to consummate the exchange offer by April 26, 2011, or (ii) if applicable, a shelf registration statement has not been declared effective or ceases to be effective during the required effectiveness period, the annual interest rate on such notes will increase by an additional 0.25% per year to the maximum additional rate of 0.50% per year. The applicable interest rate will revert to the original level after the exchange offer is consummated.

        The indentures governing the unsecured bonds and medium-term notes contain customary covenants that, among other things, restrict our and our restricted subsidiaries' ability to (i) incur liens on assets; (ii) declare or pay dividends or acquire or retire shares of our capital stock during certain events of default; (iii) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (iv) make investments in or transfer assets to non-restricted subsidiaries; and (v) consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior notes may immediately become due and payable.

Unsecured Bank Debt

        Revolving Credit Facilities:    In October 2010, using cash on hand, we repaid and terminated our $2.0 billion unsecured revolving credit facility, scheduled to expire on October 14, 2010. This floating rate obligation had an interest rate of 0.91% at the time of repayment.

        As of December 31, 2010, $234.6 million of unsecured loans were outstanding under our credit agreement dated as of October 13, 2006. These loans are held by lenders not party to the April 2010 amendment of such facility and remain unsecured and mature in October 2011 on the original maturity date for this credit facility. Effective as of December 22, 2010, we amended such credit agreement to revise the definition of fixed charge coverage ratio to add to earnings impairment charges and fair value adjustments incurred during such period to the extent they were deducted from earnings. In conjunction with the amendment, we repaid $110.4 million of the unsecured loans and, as of December 31, 2010, $234.6 million of the loans remained outstanding. See "Secured Bank Debt" above.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note G—Debt Financing (Continued)

        On January 31, 2011, we entered into a new $2.0 billion unsecured three-year revolving credit facility with a group of 11 banks that will expire on January 31, 2014. This revolving credit facility provides for interest rates based on either a base rate or LIBOR plus an applicable margin determined by a ratings-based pricing grid. The credit agreement contains customary events of default and restrictive financial covenants that require us to maintain a minimum fixed charge coverage ratio, a minimum consolidated tangible net worth and a maximum ratio of consolidated debt to consolidated tangible net worth. As of March 4, 2011, no amounts were outstanding under this revolving facility.

        Term Loans:    From time to time, we enter into funded bank financing arrangements. During 2010, we repaid in full all such outstanding term loans, and such payments aggregated $485 million.

Subordinated Debt

        In December 2005, we issued two tranches of subordinated debt totaling $1.0 billion. Both tranches mature on December 21, 2065, but each tranche has a different call option. The $600 million tranche had a call option date of December 21, 2010, and the $400 million tranche has a call option date of December 21, 2015. We did not exercise the call option at December 21, 2010 and the interest rate on the $600 million tranche changed from a fixed interest rate of 5.90% to a floating rate with an initial credit spread of 1.55% plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. The interest will reset quarterly. The $400 million tranche has a fixed interest rate of 6.25% until the 2015 call option date, and if we do not exercise the call option, the interest rate will change to a floating rate, reset quarterly, based on the initial credit spread of 1.80% plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. If we choose to redeem the $600 million tranche, we must pay 100% of the principal amount of the bonds being redeemed, plus any accrued and unpaid interest to the redemption date. If we choose to redeem only a portion of the outstanding bonds, at least $50 million principal amount of the bonds must remain outstanding.

Existing Commitments

        Maturities of debt financing (excluding deferred debt discount) at December 31, 2010 are as follows:

(Dollars in thousands)
2011	$5,089,594
2012	5,479,844
2013	3,985,804
2014	2,850,714
2015	2,356,428
Thereafter	7,862,002

$27,624,386

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note G—Debt Financing (Continued)

  Other

        Under the most restrictive provisions of our debt agreements, consolidated retained earnings at December 31, 2010, in the amount of $1.9 billion are unrestricted as to payment of dividends based on consolidated net tangible worth requirements.

Note H—Security Deposits on Aircraft, Overhaul Rentals and Other Customer Deposits

        As of December 31, 2010 and 2009, Security deposits, overhaul rentals, and other customer deposits were comprised of:

	As of December 31,
	2010	2009
	(Dollars in thousands)
Security deposits paid by lessees	$1,081,021	$1,069,721
Overhaul rentals	529,834	390,306
Other customer deposits	9,929	9,929

Total	$1,620,784	$1,469,956

        Security deposits paid by lessees are returned to the lessees at the end of the lease in accordance with the lease terms. Overhaul rentals reflect overhaul rentals estimated to be reimbursed to the lessee.

Note I—Shareholders' Equity

  Market Auction Preferred Stock

        The Market Auction Preferred Stock ("MAPS") have a liquidation value of $100,000 per share and are not convertible. The dividend rate, other than the initial rate, for each dividend period for each series is reset approximately every seven weeks (49 days) on the basis of orders placed in an auction, provided such auctions are able to occur. At the present time, there is no ability to conduct such auctions. Therefore, the MAPS certificates of determination dictate that a "maximum applicable rate" (as calculated on each auction date pursuant to the certificates of determination) be paid on the MAPS. At December 31, 2010, the dividend rate for Series A was 0.53% and for Series B MAPS was 0.61%.

  Paid-in Capital

        We recorded approximately $2.8 million in 2010, $3.3 million in 2009, and $6.8 million in 2008 in Paid-in capital for debt issue cost, compensation and other expenses paid by AIG on our behalf, which we were not required to pay.

Accumulated Other Comprehensive (Loss) Income

        Accumulated other comprehensive (loss) income consists of changes in fair value of derivative instruments that qualify as cash flow hedges and unrealized gains and losses on marketable securities classified as "available-for-sale." The fair value of derivatives were determined using fair values obtained from AIG. The fair value of marketable securities were determined using quoted market prices.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note I—Shareholders' Equity (Continued)

        At December 31, 2010 and 2009, our accumulated other comprehensive (loss) income consisted of the following:

	2010	2009
	(Dollars in thousands)
Cumulative unrealized (loss) gain related to cash flow hedges, net of tax of $32,026 (2010) and $74,566 (2009)	$(59,476)	$(138,482)
Cumulative unrealized gain related to securities available for sale, net of tax of $287 (2010) and $149 (2009)	532	276

Total accumulated other comprehensive (loss) income	$(58,944)	$(138,206)

Note J—Rental Income

        Minimum future rentals on non-cancelable operating leases and subleases of flight equipment which has been delivered as of December 31, 2010 are shown below.

Year Ended	(Dollars in thousands)
2011	$4,170,939
2012	3,590,518
2013	2,930,667
2014	2,247,008
2015	1,647,128
Thereafter	2,517,784

$17,104,044

        Additional rental revenue we earned based on the lessees' usage aggregated $328.8 million in 2010, $342.9 million in 2009 and $352.2 million in 2008. Flight equipment is leased, under operating leases, with remaining terms ranging from one to 15 years.

        Unamortized initial direct cost of $89.3 million and $85.3 million at December 31, 2010 and 2009, respectively, is included in Lease receivables and other assets on our Consolidated Balance Sheets.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note K—Income Taxes

        The (benefit) provision for income taxes is comprised of the following:

	2010	2009	2008
	(Dollars in thousands)
Current:
Federal(a)	$41,357	$110,579	$14,527
State	677	1,467	(557)
Foreign	1,459	1,262	1,210

	43,493	113,308	15,180
Deferred(b):
Federal	(229,262)	379,813	370,968
State(c)	(22,341)	7,417	5,448

	(251,603)	387,230	376,416

	$(208,110)	$500,538	$391,596

(a)
Including U.S. tax on foreign income.

(b)
Deferred taxes were also provided (charged) to other comprehensive (loss) income of $(42.7) million, $(16.1) million and $33.3 million for the years ended December 31, 2010, 2009, and 2008, respectively.

(c)
Includes a benefit of $20.7 million in 2010, a charge of $3.7 million in 2009 and a charge of $1.1 million in 2008 for revaluation of state deferred taxes as a result of a change in our California apportionment factor.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note K—Income Taxes (Continued)

        The net deferred tax liability consists of the following deferred tax liabilities (assets):

	2010	2009
	(Dollars in thousands)
Deferred Tax Liabilities
Accelerated depreciation on flight equipment	$5,215,054	$5,394,198
Straight line rents	17,472	37,586
Derivatives	2,507	14,381
Other	911	1,970

Total Deferred Tax Liabilities	$5,235,944	$5,448,135
Deferred Tax Assets
Excess of state income taxes not currently deductible	$(9,625)	$(17,668)
Estimated reimbursements of overhaul rentals	(195,548)	(137,997)
Capitalized overhauls	(71,610)	(64,628)
Rent received in advance	(94,890)	(92,129)
Other comprehensive income	(31,739)	(74,419)
Accruals and reserves	(150,726)	(85,008)
Net operating loss carry forward(a)	(14,353)	(58,899)
Losses of VIEs	—	(29,281)
Other	(3,514)	(6,548)

Total Deferred Tax Assets(b)	$(572,005)	$(566,577)

Net Deferred Tax Liability(c)	$4,663,939	$4,881,558

(a)
Represents operating losses generated from tax years 2007 and 2008. Deferred tax assets related to the losses generated are reclassified from current to deferred tax liabilities due to uncertainties with regard to the timing of their future utilization in the consolidated tax return of AIG. Deferred taxes related to the losses will be reclassified to current in future years when we are notified by AIG of amounts utilized in future tax years or through a carry back to prior tax years.

(b)
In making our assessment of the realization of deferred tax assets including net operating loss carry forwards, we considered all available evidence, including (i) current and projected financial reporting results; (ii) the carry forward periods for all taxable losses; (iii) the projected amount, nature and timing of the realization of deferred tax liabilities; (iv) implications of our tax sharing agreement with AIG; and (v) tax planning strategies that would be implemented, if necessary, to accelerate taxable amounts.

(c)
Beginning in 2002, ILFC's Australian subsidiaries have owned aircraft and claimed tax depreciation deduction for Australian tax purposes. Australian deferred taxes have not been included in the parent's U.S. financial statement due to accumulated operating loss carried forward recorded by the Australian subsidiaries. At December 31, 2010 and 2009, the Australian subsidiaries have aggregate operating loss carried forward of $308 million and $311 million, respectively, and deferred tax liabilities of $279 million and $279 million, respectively. Any potential Australian tax gains resulting from disposition of the aircraft will be fully absorbed by the carried forward losses. Because the company does not expect to generate additional revenue to utilize the excess operating loss, a valuation allowance is recorded against the excess carried forward loss. As a

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note K—Income Taxes (Continued)

  result, the ownership and depreciation of aircraft by the Australian subsidiaries has no impact to the company's net deferred tax liability.

        A reconciliation of the computed expected total provision for income taxes to the amount recorded is as follows:

	2010	2009	2008
	(Dollars in thousands)
Computed expected provision at 35%	$(207,154)	$488,659	$383,152
State income tax, net of Federal	(14,081)	5,774	3,179
Foreign Taxes	133	10	97
IRS audit adjustments(a)	8,656	2,185	2,863
Other(b)	4,336	3,910	2,305

Provision for income taxes	$(208,110)	$500,538	$391,596

(a)
We are periodically advised of certain IRS and other adjustments identified in the U.S. Consolidated AIG tax return which are attributable to our operations. Under our tax sharing arrangement, we provide a charge or credit for the effect of the adjustments and the related interest in the period we are advised of such adjustments and interest.

(b)
Consists principally of permanent items related to current and prior year tax returns.

        In 2002 and 2003, we participated in certain tax planning activities with our parent, AIG and related entities, which provided certain tax and other benefits to the AIG consolidated group. As a result of our participation in these activities, AIG shared a portion of the tax benefits of these activities attributable to us which aggregated $245 million. We repaid $160 million in 2007 and the remaining $85 million was paid during 2010 and is classified under Tax benefit sharing payable to AIG on the Consolidated Statement of Cash Flows.

        In October 2004, Congress passed the American Jobs Creation Act of 2004, repealing the corporate export tax benefits under the ETI, after the World Trade Organization ("WTO") ruled the export subsidies were illegal. Under the act, ETI export tax benefits for corporations would be phased out in 2005 and 2006 for certain transactions. On January 26, 2006, the WTO ruled the American Jobs Creation Act fails to fully implement the recommendations from the Dispute Settlement Body as long as it includes transitional and grandfathering measures. A memo released by the Internal Revenue Service ("IRS") in January 2007 indicates that some contracts may be grandfathered. However, the memo notes that it cannot be relied upon and there has been no other published announcement by the IRS as to whether benefits for some contracts may continue after 2006. We believe that the FSC and ETI benefits will be an available benefit in our 2007 through 2010 U.S. Consolidated AIG tax returns. However, we have not concluded that the likelihood that the benefit will be realized is more likely than not. As such, we have increased our gross unrecognized tax benefit liability by the amount of the FSC and ETI benefits for those years. If these tax benefits, which aggregate $207.0 million, are ultimately recognized in our consolidated financial statements, our annual effective tax rate would decrease. We estimate additional unrecognized tax benefits related to FSC and ETI benefits during 2011 of approximately $50 million to $60 million.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note K—Income Taxes (Continued)

        A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(Dollars in thousands)
Balance at January 1, 2008	$63,776
Additions based on tax positions related to 2008(a)	50,980
Additions for tax positions of prior years(b)	6,726
Reductions for tax positions of prior years	—

Balance at December 31, 2008	121,482

Additions based on tax positions related to 2009(a)	50,823
Additions for tax positions of prior years(b)	1,121
Reductions for tax positions of prior years	—
Settlements(c)	(7,602)

Balance at December 31, 2009(d)	165,824

Additions based on tax positions related to 2010(a)	53,584
Additions for tax positions of prior years(b)	5,944
Reductions for tax positions of prior years	—

Balance at December 31, 2010(d)	$225,352

(a)
Consists principally of FSC and ETI benefits.

(b)
Items attributable to IRS adjustments.

(c)
Amounts paid to AIG related to the settlement of prior year audit adjustments for the years 1991 to 1999. In addition, we paid $4.6 million in interest during the year ended December 31, 2009. We did not pay any interest in 2008 or 2010.

(d)
$53.6 million and $8.0 million is recorded in current taxes at December 2010 and 2009, respectively, and $121.1 million and $107.1 million is recorded in deferred taxes at December 31, 2010 and 2009, respectively. In addition, $50.7 million is recorded in Accrued interest and other payables at December 31, 2009 and 2010, respectively.

        Interest related to unrecognized tax benefits are recognized in income tax expense. We recognized $5.0 million, $2.2 million and $2.9 million of interest in the Consolidated Statement of Operations for the years ended December 31, 2010, 2009, and 2008, respectively. At December 31, 2010, 2009, and 2008, we had included in current taxes payable $13.2 million, $8.2 million and $10.6 million, respectively, for the payment of interest (net of the federal benefit).

        The balance of unrecognized tax benefits at December 31, 2010, included proposed tax adjustments for the years 2000 to 2007, which have been agreed with, but not yet finalized by, the relevant tax authorities. AIG continually evaluates proposed audit adjustments by taxing authorities. The tax return years 2000 through 2007 remain subject to examination by tax authorities in jurisdictions where we are included in AIG's tax returns (principally in the U.S.).

        The Current income taxes recorded on the Consolidated balance sheet represents amounts due to/from AIG under our tax sharing arrangements for US Federal and state taxes. Under the tax sharing arrangements, AIG reimburses us for any tax benefit arising out of the use by AIG of any tax benefits

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note K—Income Taxes (Continued)

generated by us including net operating losses to the extent used in the consolidated tax returns. As a result of the consolidated taxable losses of AIG, AIG informed us that certain benefits generated by us would not be reimbursed until utilized by AIG, or upon expiration of the benefits. As such, the 2008 provision for current income tax was charged for $75.4 million, including (i) Net operating loss carry forwards of $167.3 million; (ii) reserve for uncertain tax positions of $(107.1) million; and (iii) audit adjustments relating to 2006 of $15.2 million. A corresponding credit was recorded in the provision for deferred taxes. In 2009, the provision for current income tax was charged $67.2 million, including (i) $1.3 million for adjustment and utilization of prior year net operating loss; (ii) $15.2 million for audit adjustments related to 2006; and (iii) reserve for uncertain tax positions of $50.7 million. In 2010, the current tax payable was reduced by the utilization of $44.5 million of net operating loss carryforwards.

Note L—Other Information

  Concentration of Credit Risk

        We lease and sell aircraft to airlines and others throughout the world. The lease and notes receivables are from entities located throughout the world. We generally obtain deposits on leases and obtain collateral in flight equipment on notes receivable. No single customer accounted for more than 10% of total revenues in 2010, 2009 or 2008.

        Our 2010 revenues from rentals of flight equipment include $36.5 million (0.77% of total revenue) from lessees who have filed for bankruptcy protection.

  Segment Information

        We operate within one industry: the leasing, sales and management of flight equipment.

  Geographical Concentration

        Revenues from rentals of flight equipment to foreign airlines were $4.4 billion in 2010, $4.6 billion in 2009, and $4.4 billion in 2008, comprising 93.6%, 92.9%, and 93.0%, respectively, of total revenues from rentals of flight equipment. The following table sets forth the dollar amount and percentage of

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note L—Other Information (Continued)

total revenues from rentals of flight equipment attributable to the indicated geographic areas based on each airline's principal place of business for the years indicated:

	2010			2009			2008
	Amount		%	Amount		%	Amount		%
	(Dollars in thousands)
Europe	$2,103,058		44.5%	$2,195,516	(a)	44.6%	$2,110,239		45.1%
Asia and the Pacific	1,455,873		30.8	1,503,241		30.5	1,372,454		29.3
The Middle East and Africa	375,496		7.9	412,687	(a)	8.4	414,493		8.9
U.S. and Canada	206,396		4.4	228,126		4.6	254,603		5.4
Central and South America and Mexico	585,679		12.4	588,683		11.9	527,067		11.3

	$4,726,502	(b)	100.0%	$4,928,253	(b)	100.0%	$4,678,856	(b)	100.0%

(a)
Revenues from rentals of flight equipment attributable to two countries have been reclassified from the Middle East and Africa to Europe to reflect the new geographical boundaries of the European Union.

(b)
Revenues from rentals of flight equipment have been reduced by $478.6 million (2010), $347.0 million (2009) and $264.6 million (2008), which was previously recorded as Provision for overhauls in expenses.

        Lease revenues from the rental of flight equipment have been reduced by payments received by our customers from the aircraft and engine manufacturers.

        The following table sets forth revenue attributable to individual countries representing at least 10% of total revenue in any year based on each airline's principal place of business for the years indicated:

	2010		2009		2008
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
China	$815,683	17.3%	$879,073	18.3%	$819,371	17.5%
France	516,899	10.9	526,283	10.9	504,370	10.8

  Currency Risk

        We attempt to minimize our currency and exchange risks by negotiating our aircraft purchase agreements and most of our aircraft leases in U.S. dollars. Some of our leases, however, are negotiated in Euros to meet the needs of a number of airlines. We have hedged part of future lease payments receivable through 2010. We bear risk of receiving less U.S. dollar rental revenue on lease payments not hedged and incurring future currency losses on cash held in Euros if the value of the Euro deteriorates against the U.S. dollar. Foreign currency transaction gains (losses) in the amounts of $(2.3) million, $5.5 million and $(3.7) million were recognized for the periods ended December 31, 2010, 2009, and 2008, respectively, and are included in Interest and other in our Consolidated Statements of Operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note M—Employee Benefit Plans

        Our employees participate in various benefit plans sponsored by AIG, including a noncontributory qualified defined benefit retirement plan, a voluntary savings plan (401(k) plan) and various stock based and other compensation plans.

  Pension Plans

        Pension plan and 401(k) plan expenses allocated to us by AIG were $23.8 million for 2010, including a $20.2 million out of period adjustment, $3.0 million for 2009 and $1.6 million for 2008, and are included in Selling, general and administrative in our Consolidated Statements of Operations. See Note T—Out of Period Adjustment.

        AIG's U.S. benefit plans do not separately identify projected benefit obligations and plan assets attributable to employees of participating affiliates. AIG's projected benefit obligations exceeded the plan assets at December 31, 2010 by $438.7 million.

  Stock-Based and Other Compensation Plans

        At December 31, 2010, our employees participated in the following stock-based and other compensation plans: (i) AIG 2007 Stock Incentive Plan; (ii) Starr International Company, Inc. Deferred Compensation Profit Participation Plans; (iii) AIG 2005-2006 Deferred Compensation Profit Participation Plan; (iv) AIG Partners Plan; (v) ILFC Deferred Compensation Plan; (vi) ILFC Long-Term Incentive Plan; and (vii) stock salary awards and restricted stock units, which are liability awards issued pursuant to executive compensation regulations applicable to AIG under the Troubled Asset Relief Program ("TARP").

        We recorded compensation expenses of $12.8 million, $14.0 million and $6.0 million for our participation in AIG's share-based payment and liability programs and $6.4 million, $12.6 million and $7.4 million for our deferred compensation and long-term incentive plans for the years ended December 31, 2010, 2009, and 2008, respectively. The impact of all plans, both individually and in the aggregate, is immaterial to the consolidated financial statements.

Note N—Commitments and Contingencies

  Aircraft Orders

        At December 31, 2010, we had committed to purchase 115 new aircraft, scheduled for delivery through 2019 at an estimated aggregate purchase price (including adjustment for anticipated inflation) of approximately $13.5 billion. All of these purchase commitments to purchase new aircraft are based upon purchase agreements with each of the Boeing Company ("Boeing") and Airbus.

        The Boeing aircraft (models 737 and 787), and the Airbus aircraft (models A319, A320, A321, A350XWB and A380) are being purchased pursuant to the terms of purchase agreements executed by us and Boeing or Airbus. These agreements establish the pricing formulas (which include certain price adjustments based upon inflation and other factors) and various other terms with respect to the purchase of aircraft. Under certain circumstances, we have the right to alter the mix of aircraft type ultimately acquired. As of December 31, 2010, we had made non-refundable deposits on these purchase commitments of approximately $118.6 million and $23.1 million with Boeing and Airbus, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note N—Commitments and Contingencies (Continued)

        In the first quarter of 2011, we signed a memorandum of understanding to purchase 75 A320neos and 25 A321neos from Airbus, which will replace our previous A380 commitments, and a purchase agreement for 33 737-800 aircraft from Boeing. The estimated aggregate purchase price for the 133 aircraft is approximately $7.5 billion and the aircraft will deliver through 2019.

        Management anticipates that a portion of the aggregate purchase price for the acquisition of aircraft will be funded by incurring additional debt. The exact amount of the indebtedness to be incurred will depend upon the actual purchase price of the aircraft, which can vary due to a number of factors, including inflation, and the percentage of the purchase price of the aircraft which must be financed.

  Guarantees

        Asset Value Guarantees:    We have guaranteed a portion of the residual value of 22 aircraft to financial institutions and other unrelated third parties for a fee. These guarantees expire at various dates through 2023 and generally obligate us to pay the shortfall between the fair market value and the guaranteed value of the aircraft and provide us with an option to purchase the aircraft for the guaranteed value. At December 31, 2010, the maximum aggregate potential commitment that we were obligated to pay under such guarantees, without any offsets for the projected values of the aircraft, was approximately $530.0 million.

        Aircraft Loan Guarantees:    We guarantee two loans collateralized by aircraft to financial institutions. The guarantees expire in 2014, when the loans mature, and obligate us to pay an amount up to the guaranteed value upon the default of the borrower, which may be offset by a portion of the underlying value of the aircraft collateral. At December 31, 2010, the guaranteed value, without any offset for the projected value of the aircraft, was approximately $23.0 million.

        Management regularly reviews the underlying values of the aircraft collateral to determine our exposure under these guarantees. We currently do not anticipate that we will be required to perform under such guarantees based upon the underlying values of the aircraft collateral. Unamortized balance of guarantees of $10.0 million (2010) and $10.9 million (2009) is included in Accrued interest and other payables on our Consolidated Balance Sheets.

  Leases

        We have operating leases for office space and office equipment extending through 2015. Rent expense was $11.3 million in 2010, $11.0 million in 2009 and $10.0 million in 2008. The leases provide for step rentals over the term and those rentals are considered in the evaluation of recording rent expense on a straight-line basis over the term of the lease. Tenant improvement allowances received from lessors are capitalized and amortized in selling, general and administrative expenses as a reduction

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note N—Commitments and Contingencies (Continued)

of rent expense. Commitments for minimum rentals under the noncancelable leases at December 31, 2010, are as follows:

(Dollars in thousands)
2011	$11,973
2012	12,453
2013	12,951
2014	13,362
2015	9,063
Thereafter	—

Total(a)	$59,802

(a)
Minimum rentals have not been reduced by minimum sublease rentals of $6.5 million in the future under non-cancelable subleases.

Contingencies

  Legal Contingencies

  •
  Flash Airlines, Yemen Airways-Yemenia and Airblue Limited:  We are named in lawsuits in connection with the 2004 crash of our Boeing 737-300 aircraft on lease to Flash Airlines, an Egyptian carrier; the 2009 crash of our Airbus A310-300 aircraft on lease to Yemen Airways-Yemenia, a Yemeni carrier; and the 2010 crash of our Airbus A320-200 aircraft on lease to Airblue Limited, a Pakistani carrier. These lawsuits were filed by the families of victims on the flights and seek unspecified damages for wrongful death, costs, and fees. The Flash Airlines litigation originally commenced in May 2004 in California, but all U.S. proceedings were dismissed in favor of proceedings in France where claims are pending before the Tribunal de Grande Instance civil courts in Bobigny and Paris. As of March 4, 2011, the parties are engaged in settlement negotiations. We believe that we have substantial defenses to this action and available liability insurance is adequate to cover our defense costs and any potential liability. The Yemen Airways litigation was filed in January 2011 in California Superior Court in Los Angeles County. We have been served with the complaint and the litigation is in its incipient stages. While plaintiffs have not specified any amount of damages, we believe that we are adequately covered by available liability insurance and that we have substantial defenses to this action. The Airblue Limited litigation commenced in Cook County, Illinois in September 2010. The case was removed to the U.S. district court for the Northern District of Illinois and plaintiffs voluntarily dismissed their claims without prejudice. We do not believe that the outcome of any of these lawsuits will have a material effect on our consolidated financial condition, results of operations or cash flows.

  •
  Estate of Volare Airlines:  In November 2004, Volare, an Italian airline, filed for bankruptcy in Italy. Prior to Volare's bankruptcy, we leased to Volare, through wholly-owned subsidiaries, two A320-200 aircraft and four A330-200 aircraft. In addition, we managed the lease to Volare by an entity that is a related party to us of one A330-200 aircraft. In October 2009, the Volare bankruptcy receiver filed a claim in an Italian court in the amount of €29.6 million against us and our related party for the return to the Volare estate of all payments made by it to us and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note N—Commitments and Contingencies (Continued)

    our related party in the year prior to Volare's bankruptcy filing. We are currently engaged in settlement negotiations and at December 31, 2010, we had accrued the proposed settlement amount in our consolidated financial statements. We do not expect any settlement payment to be material to our consolidated financial position, results of operations or cash flows.

  •
  Krasnoyarsk Airlines:  We leased a 757-200ER aircraft to a Russian airline, KrasAir, which became the subject of a Russian bankruptcy-like proceeding. The aircraft was detained by the Russian customs authorities on the basis of certain alleged violations of the Russian customs code by KrasAir. While we prevailed in court proceedings, Russian custom authorities would not provide relevant documents to permit the aircraft to be removed from Russia. Therefore, we took possession of the engines only, and recorded impairment charges in the amount of $20.8 million for the year ended December 31, 2010, to reduce the value of the aircraft to the fair value of the engines. We do not intend to pursue the return of this aircraft further.

        We are also a party to various claims and litigation matters arising in the ordinary course of our business. We do not believe the outcome of any of these matters will be material to our consolidated financial position, results of operations or cash flows.

Note O—Variable Interest Entities

        Our leasing and financing activities require us to use many forms of entities to achieve our business objectives and we have participated to varying degrees in the design and formation of these entities. Our involvement in VIEs varies from being a passive investor with involvement from other parties, to managing and structuring all the activities, to being the sole shareholder. Also see Note G—Debt Financings for more information on entities created for the purpose of obtaining financing.

  Investment Activities

        We have variable interests in ten entities to which we previously sold aircraft. The interests include debt financings, preferential equity interests and in some cases providing guarantees to banks which had provided the secured senior financings to the entities. Each entity owns one aircraft. The individual financing agreements are cross-collateralized by the aircraft. In prior years, we had determined that we were the primary beneficiary of these entities due to our exposure to the majority of the risks and rewards of these entities and we therefore consolidated these entities into our consolidated financial statements. Because we did not have legal or operational control over, did not own the assets of, and were not directly obligated for the liabilities of these entities, we presented the assets and liabilities separately on our Consolidated Balance Sheets. Assets in the amount of $79.7 million and liabilities in the amount of $6.5 million were included in our 2009 Consolidated Balance Sheet and net expenses in the amounts of $7.2 million and $2.3 million were included in our Consolidated Statements of Operations for the years ended December 31, 2009 and 2008, respectively, for these entities.

        On January 1, 2010, we adopted a new accounting standard that amended the rules addressing the consolidation of VIEs with an approach focused on identifying which enterprise has the power to direct the activities of a VIE that most significantly affect the entity's economic performance and has (i) the obligation to absorb losses of the entity or (ii) the right to receive benefits from the entity. Upon adopting the standard, we determined that the ten entities discussed above should be deconsolidated, because we do not control the activities which significantly impact the economic performance of the entities. Accordingly, we removed assets of $79.7 million and liabilities of $6.5 million. In addition, we

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note O—Variable Interest Entities (Continued)

recorded investments in notes receivable of $51.7 million and guarantee liabilities of $3.0 million, and we charged our beginning retained earnings by $15.9 million, net of tax, on January 1, 2010, related to our involvement with these entities. During the year ended December 31, 2010, events and circumstances resulted in write-downs of the senior secured notes aggregating $13.9 million. These write-downs are included in Selling, general and administrative in our 2010 Consolidated Statement of Operations. We have a credit facility with these entities to provide financing up to approximately $13.5 million, of which approximately $6.3 million was borrowed at December 31, 2010. The maximum exposure to loss for these entities is $23.0 million, which is the carrying value of the senior secured notes and the credit facility at December 31, 2010.

        During 2008, we refinanced a loan secured by a pool of aircraft. We were not the primary beneficiary of the entity owning the aircraft, as we were not entitled to receive a majority of the expected losses or expected residual returns from the entity. In the fourth quarter of 2008, we foreclosed on our mortgage on the aircraft, and, as such, we terminated our involvement with the VIE. In conjunction with the termination of our involvement, we recorded a loss in the amount of $28.5 million.

  Non-Recourse Financing Structures

        We consolidate one entity in which ILFC has a variable interest that was established to obtain secured financing for the purchase of an aircraft. ILFC provided $39.0 million of subordinated financing to the entity and the entity borrowed $106.0 million from third parties, $82.0 million of which is non-recourse to ILFC. The entity owns one aircraft with a net book value of $137.1 million at December 31, 2010. We have determined that we are the primary beneficiary of this entity because we control and manage all aspects of this entity, including directing the activities that most significantly affect the entity's economic performance, and we absorb the majority of the risks and rewards of this entity.

        We also consolidate a wholly-owned subsidiary we created for the purpose of obtaining secured financing for an aircraft. The entity meets the definition of a VIE because it does not have sufficient equity to operate without ILFC's subordinated financial support in the form of intercompany notes, which serve as equity even though they are legally debt instruments. This entity borrowed $55.4 million from a third party. The loan is non-recourse to ILFC and is secured by the aircraft and the lease receivables. The entity owns one aircraft with a net book value of $91.2 million at December 31, 2010. We have determined that we are the primary beneficiary of this entity because we control and manage all aspects of this entity, including directing the activities that most significantly affect the entity's economic performance, and we absorb the majority of the risks and rewards of this entity.

  Wholly-Owned ECA Financing Vehicles

        We have created certain wholly-owned subsidiaries for the purpose of purchasing aircraft and obtaining financing secured by such aircraft. The secured debt is guaranteed by the European ECAs. The entities meet the definition of a VIE because they do not have sufficient equity to operate without ILFC's subordinated financial support in the form of intercompany notes, which serve as equity even though they are legally debt instruments. We control and manage all aspects of these entities and guarantee the activities of these entities and they are therefore consolidated into our consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note O—Variable Interest Entities (Continued)

  Other Secured Financings

        We have created a number of wholly-owned subsidiaries for the purpose of obtaining secured financings. The entities meet the definition of a VIE because they do not have sufficient equity to operate without ILFC's subordinated financial support in the form of intercompany notes, which serve as equity even though they are legally debt instruments. One of the entities borrowed $550 million from third parties and a portfolio of 37 aircraft will be transferred from ILFC to the subsidiaries of the entity to secure the loan. We control and manage all aspects of these entities and guarantee the activities of these entities and they are therefore consolidated into our consolidated financial statements. See Note G—Debt Financing for more information on these financings.

  Wholly-Owned Leasing Entities

        We have created wholly owned subsidiaries for the purpose of facilitating aircraft leases with airlines. The entities meet the definition of a VIE because they do not have sufficient equity to operate without ILFC's subordinated financial support in the form of intercompany loans which serve as equity. We control and manage all aspects of these entities, and guarantee the activities of the entities and they are therefore consolidated into our consolidated financial statements.

Note P—Fair Value Measurements

  Fair Value Measurements on a Recurring Basis

        Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability.

        Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction and general market conditions. We measure the fair value of derivative assets and liabilities and marketable securities on a recurring basis.

  Derivative Contracts

        We enter into derivatives to hedge our risk exposure to currency fluctuations and interest rate fluctuations related to our debt. (See Note Q—Derivative Financial Instruments.) Our derivatives are not traded on an exchange and are inherently more difficult to value. AIG provides us the recurring valuations of our derivative instruments. AIG has established and documented a process for determining fair values. AIG's valuation model includes a variety of observable inputs, including contractual terms, interest rates curves, foreign exchange rates, yield curves, credit curves, measure of volatility, and correlations of such inputs. Valuation adjustments may be made in the determination of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note P—Fair Value Measurements (Continued)

fair value. These adjustments include amounts to reflect counterparty credit quality and liquidity risk, and are as follows:

  •
  Credit Valuation Adjustment ("CVA"):  The CVA adjusts the valuation of derivatives to account for nonperformance risk of our counterparty with respect to all net derivative assets positions.

        The CVA also accounts for our own credit risk, in the fair value measurement of all net derivative liabilities positions, when appropriate. The CVA is accounted for as a decrease to the net derivative position with the corresponding increase or decrease reflected in OCI for derivatives designated as cash flow hedges.

  •
  Market Valuation Adjustment ("MVA"):  The MVA adjusts the valuation of derivatives to reflect the fact that we are an "end-user" of derivative products. As such the valuation is adjusted to take into account the bid-offer spread (the liquidity risk), as we are not a dealer of derivative products. The MVA is accounted for as a decrease to the net derivative position with the corresponding increase or decrease reflected in OCI for derivatives designated as cash flow hedges.

        The CVA and the MVA are included in the fair value measurement of our derivative instrument portfolio at December 31, 2010 and 2009. The inclusion of the CVA and the MVA resulted in incremental reductions of the fair value of derivative assets of $0.8 million and $24.2 million as of December 31, 2010 and 2009, respectively. The majority of the amount recorded is related to the CVA. The counterparty of all our foreign currency swaps and interest rate swaps is AIGFP, a wholly-owned subsidiary of AIG with an express guarantee from AIG.

  Marketable Securities

        Our marketable securities are included in our Lease receivables and other assets and consist of an investment in common stock of an airline and AIG common stock held in connection with our deferred compensation program. We value these marketable securities using quoted market prices. The marketable securities are immaterial to our financial position and, therefore, are not separately disclosed.

  Fair Value Measurements on a Non-Recurring Basis

        We also measure the fair value of certain assets and liabilities on a non-recurring basis, when GAAP requires the application of fair value, including events or changes in circumstances that indicate that the carrying amounts of assets may not be recoverable. Assets subject to these measurements include aircraft. Liabilities include asset value guarantees, loan guarantees and put options, all related to aircraft ("AVGs"). We principally use the income approach to measure the fair value of these assets and liabilities when appropriate, as described below:

  •
  Aircraft:  We record aircraft at fair value when we determine the carrying value may not be recoverable. The fair value is measured using an income approach based on the present value of cash flows from contractual lease agreements and projected future lease payments, including contingent rentals where appropriate, which extend to the end of the aircraft's economic life in its highest and best use configuration, as well as a disposition value, based on expectations of market participants.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note P—Fair Value Measurements (Continued)

  •
  AVGs:  We measure the fair value of AVGs at the inception of the agreement based upon the proceeds received. Subsequent non-recurring fair value measurements are based upon the differential between the contractual strike price and the fair value of the underlying aircraft, measured using the methodology described above.

  Fair Value Hierarchy

        GAAP establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

  •
  Level 1:  Fair value measurements that are quoted prices (unadjusted) in active markets. Market price data generally is obtained from exchange markets. Our actively traded listed marketable securities are measured at fair value on a recurring basis and classified as level 1 inputs.

  •
  Level 2:  Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Our derivative assets and liabilities are measured on a recurring basis and classified as level 2.

  •
  Level 3:  Fair value measurement based on valuation techniques that use significant inputs that are unobservable. These measurements include circumstances in which there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy, within which the fair value measurement in its entirety falls, is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment. In making the assessment, we consider factors specific to the asset or liability. Assets and liabilities measured at fair value on a non-recurring basis and classified as level 3 include aircraft, net investment in finance and sales-type leases and AVGs.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note P—Fair Value Measurements (Continued)

  Assets and Liabilities Measured at Fair Value on a Recurring Basis

        The following table presents information about assets and liabilities measured at fair value on a recurring basis at December 31, 2010 and 2009, respectively, and indicates the level of the valuation inputs used to determine such fair value:

	Level 1	Level 2		Level 3	Counterparty Netting(a)	Total
	(Dollars in thousands)
December 31, 2010:
Derivative assets	$—	$116,394	(b)	$—	$(56,244)	$60,150
Derivative liabilities	—	(56,244)		—	56,244	—

Total derivative assets, net	$—	$60,150		$—	$—	$60,150

December 31, 2009:
Derivative assets	$—	$258,347	(b)	$—	$(67,490)	$190,857
Derivative liabilities	—	(67,490)		—	67,490	—

Total derivative assets, net	$—	$190,857		$—	$—	$190,857

(a)
As permitted under GAAP, we have elected to offset derivative assets and derivative liabilities under our master netting agreement.

(b)
The balance includes CVA and MVA adjustments of $0.8 million and $24.2 million as of December 31, 2010 and 2009, respectively.

  Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

        The fair value of an aircraft is classified as a Level 3 valuation. Fair value of aircraft is determined using an income approach based on the present value of cash flows from contractual lease agreements, contingent rentals where appropriate, and projected future lease payments, which extend to the end of the aircraft's economic life in its highest and best use configuration, as well as a disposition value, based on the expectations of market participants.

        We measure the fair value of aircraft and certain other assets on a non-recurring basis, generally quarterly, annually, or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. During the year ended December 31, 2010, we recorded the following charges to record aircraft to their fair value:

  •
  Impairment charges and fair value adjustments aggregating $550.0 million related to 77 aircraft as a result of aircraft sales, potential sales, or other disposal plans. Of these 77 aircraft, 60 were transferred to Flight equipment held for sale, eight were sold (two of which were accounted for as sales-type leases), two were designated for part-out, and seven remain in our fleet held for use.

  •
  On December 1, 2010, Airbus announced new fuel efficient engine options for its narrow body neo aircraft with expected deliveries starting in 2016. At December 31, 2010, we had identified 78 narrow body aircraft with first generation engines in our fleet that we expect may be negatively impacted by the introduction of the neo and, as part of our on-going fleet assessment, we performed a recoverability analysis on those aircraft, using revised cash flow assumptions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note P—Fair Value Measurements (Continued)

    Based on this recoverability analysis, 61 of these 78 aircraft were deemed impaired and we recorded impairment charges of $557.4 million for the three months ended December 31, 2010.

  •
  As a result of our ongoing recoverability assessments of our entire fleet, we determined that the value of certain aircraft within our fleet were not recoverable and recorded impairment charges of $391.3 million to reduce the carrying value of 17 aircraft to fair market value.

        Aggregate impairment charges and fair value adjustments recorded on the 155 aircraft discussed above for the year ended December 31, 2010, were $1,498.7 million. See Note D—Aircraft Impairment for more information. The following table presents the effect on our consolidated financial statements as a result of the non-recurring impairment charges and fair value adjustments recorded on Flight equipment for the year ended December 31, 2010:

	Book Value at December 31, 2009	Impairment Charges and Fair Value Adjustments	Reclassifications	Sales	Depreciation and Other Adjustments	Book Value at December 31, 2010
	(Dollars in millions)
Flight equipment under operating lease	$4,940.1	$(1,498.7)	$(2,275.5)	$(74.6)	$(218.0)	$873.3
Flight equipment held for sale	—	—	2,236.1	(1,979.5)	(1.4)	255.2
Net investment in finance and sales-type leases	—	—	30.2	—	(0.1)	30.1
Lease receivables and other assets	—	—	9.2	(0.3)	—	8.9

Total	$4,940.1	$(1,498.7)	$0.0	$(2,054.4)	$(219.5)	$1,167.5

        During the year ended December 31, 2009, based upon a review of the recoverability of certain aircraft within our fleet, the carrying value of three aircraft was deemed to have been impaired. As a result, we recorded impairment charges aggregating $52.9 million in Impairments of flight equipment to be sold or disposed of on our Consolidated Statement of Operations to reduce the carrying value of these aircraft to fair value. We also recorded charges of $34.7 million in Impairments and fair value adjustments of flight equipment sold or to be disposed of on our Consolidated Statement of Operations related to seven aircraft that were subsequently sold. The fair values of all seven aircraft are classified as level 3 valuations. The unobservable inputs utilized in the calculation are described in our fair value policy for aircraft above.

Note Q—Derivative Financial Instruments

        We use derivatives to manage exposures to interest rate and foreign currency risks. At December 31, 2010, we had interest rate and foreign currency swap agreements with a related counterparty and interest rate cap agreements with an unrelated counterparty.

        We record changes in fair value of derivatives in income or OCI depending on the designation of the hedge as either a fair value hedge or cash flow hedge, respectively. Where hedge accounting is not achieved, the change in fair value of the derivative is recorded in income. In the case of a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note Q—Derivative Financial Instruments (Continued)

re-designation of a derivative contract, the balance accumulated in AOCI at the time of the re-designation is amortized into income over the remaining life of the underlying derivative. Our foreign currency swap agreements mature in 2011, our interest rate swap agreements mature through 2015, and our interest rate cap agreements mature in 2018.

        During the second quarter of 2009, we entered into two interest rate cap agreements with an unrelated counterparty in connection with a secured financing transaction. We have not designated the interest rate caps as hedges, and all changes in fair value are recorded in income.

        All of our interest rate and foreign currency swap agreements are subject to a master netting agreement, which would allow the netting of derivative assets and liabilities in the case of default under any one contract. Our derivative portfolio is recorded at fair value on our balance sheet on a net basis in Derivative assets, net (see Note P—Fair Value Measurements). We account for all of our interest rate swap and foreign currency swap agreements as cash flow hedges. We do not have any credit risk related contingent features and are not required to post collateral under any of our existing derivative contracts.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note Q—Derivative Financial Instruments (Continued)

        Derivatives have notional amounts, which generally represent amounts used to calculate contractual cash flows to be exchanged under the contract. The following table presents notional and fair values of derivatives outstanding at the following dates:

	Asset Derivatives		Liability Derivatives
	Notional Value	USD Fair Value	Notional Value	USD Fair Value
	(In thousands)
December 31, 2010:
Derivatives designated as hedging instruments:
Interest rate swap agreements(a)	$—	$—	$625,717	$(56,244)
Foreign exchange swap agreements	€1,000,000	114,431	$—	$—

Total derivatives designated as hedging instruments		$114,431		$(56,244)

Derivatives not designated as hedging instruments:
Interest rate cap agreements	$89,520	$1,963	$—	$—

Total derivatives		$116,394		$(56,244)

December 31, 2009:
Derivatives designated as hedging instruments:
Interest rate swap agreements(a)	$—	$—	$1,070,513	$(66,916)
Foreign exchange swap agreements	€1,600,000	254,261	$14,191	(574)

Total derivatives designated as hedging instruments		$254,261		$(67,490)

Derivatives not designated as hedging instruments:
Interest rate cap agreements	$100,631	$4,086	$—	$—

Total derivatives		$258,347		$(67,490)

(a)
Converts floating interest rate debt into fixed rate debt.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note Q—Derivative Financial Instruments (Continued)

        During the years ended December 31, 2010, 2009 and 2008, we recorded the following in OCI related to derivative instruments:

	December 31
Gain (Loss)	2010	2009	2008
	(Dollars in thousands)
Effective portion of change in fair market value of derivatives(a)(b)	$(107,524)	$160,617	$(601,008)
Amortization of balances of de-designated hedges and other adjustments	3,372	(485)	(742)
Foreign exchange component of cross currency swaps credited (charged) to income	225,700	(114,620)	507,050
Income tax effect	(42,542)	(15,929)	33,145

Net changes in cash flow hedges, net of taxes	$79,006	$29,583	$(61,555)

(a)
Includes gains(losses) realized on swaps that matured during 2010, 2009, and 2008 that were de-designated as hedges and then subsequently redesignated, did not have hedge accounting treatment, or were not perfectly effective, for the entire term of the contracts. The amounts included are $(15.4) million, $9.7 million and ($22.1) million in 2010, 2009, and 2008, respectively.

(b)
2010 and 2009 include $23.3 million and $(12.7) million of combined CVA and MVA, respectively.

        The following table presents the effective portion of the unrealized gain (loss) on derivative positions recorded in OCI:

	Amount of Unrealized Gain or (Loss) Recorded in OCI on Derivatives (Effective Portion)
	December 31,
Derivatives Designated as Cash Flow Hedges	2010	2009	2008
	(Dollars in thousands)
Interest rate swap agreements	$(27,733)	$7,260	$(79,575)
Foreign exchange swap agreements(a)	(172,003)	66,037	(503,765)

Total	$(199,736)	$73,297	$(583,340)

(a)
2010 and 2009 include $23.3 million and $(12.7) million of combined CVA and MVA, respectively.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note Q—Derivative Financial Instruments (Continued)

        The following table presents amounts reclassified from AOCI into income when cash payments were made or received on our qualifying cash flow hedges:

	Amount of Gain or (Loss) Reclassified from AOCI Into Income (Effective Portion)
	December 31,
Location of Gain or (Loss) Reclassified from AOCI into Income (Effective Portion)	2010	2009	2008
	(Dollars in thousands)
Interest rate swap agreements—interest expense	$(31,682)	$(36,916)	$(14,613)
Foreign exchange swap agreements—interest expense	(60,306)	(49,681)	38,999
Foreign exchange swap agreements—lease revenue	(224)	(723)	(6,718)

Total	$(92,212)	$(87,320)	$17,668

        We estimate that within the next twelve months, we will amortize into earnings approximately $65.9 million of the pre-tax balance in AOCI under cash flow hedge accounting in connection with our program to convert debt from floating to fixed interest rates.

        The following table presents the effect of derivatives recorded in the Consolidated Statements of Operations for the years ended December 31, 2010, 2009, and 2008:

	Amount of Gain or (Loss) Recognized in Income on Derivatives (Ineffective Portion)(a)
	December 31,
	2010	2009	2008
	(Dollars in thousands)
Derivatives Designated as Cash Flow Hedges:
Interest rate swap agreements	$(156)	$(868)	$(1,768)
Foreign exchange swap agreements	(26,788)	12,791	(16,750)

Total	(26,944)	11,923	(18,518)

Derivatives Not Designated as a Hedge:
Interest rate cap agreements(b)	(2,062)	(647)	—
Reconciliation to Consolidated Statements of Operations:
Income effect of maturing derivative contracts	(15,409)	9,689	(22,110)
Reclassification of amounts de-designated as hedges recorded in AOCI	(3,372)	485	702

Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	$(47,787)	$21,450	$(39,926)

(a)
All components of each derivative's gain or loss were included in the assessment of effectiveness.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note Q—Derivative Financial Instruments (Continued)

(b)
An additional $(0.1) million and $(0.8) million of amortization of premium paid to the derivative counterparty was recognized in Interest expense during the years ended December 31, 2010 and 2009, respectively.

Note R—Fair Value Disclosures of Financial Instruments

        We used the following methods and assumptions in estimating our fair value disclosures for financial instruments:

        Cash:    The carrying value reported on the balance sheet for cash and cash equivalents approximates its fair value.

        Notes receivable:    The fair values for notes receivable are estimated using discounted cash flow analyses, using market derived discount rates.

        Debt Financing:    The fair value of our long-term fixed-rate debt is estimated using discounted cash flow analyses, based on our spread to U.S. Treasury bonds for similar debt at year-end. The fair value of our long-term floating rate debt is estimated using discounted cash flow analysis based on credit default spreads.

        Derivatives:    Fair values were based on the use of AIG valuation models that utilize among other things, current interest, foreign exchange and volatility rates, as applicable.

        AVGs:    Guarantees entered into after December 31, 2002, are included in Accrued interest and other payables on our Consolidated Balance Sheets. Fair value is approximately equal to unamortized fees.

        The carrying amounts and fair values of our financial instruments at December 31, 2010 and 2009 are as follows:

	2010		2009
	Carrying Amount of Asset (Liability)	Fair Value of Asset (Liability)	Carrying Amount of Asset (Liability)	Fair Value of Asset (Liability)
	(Dollars in thousands)
Cash	$3,524,750 (a)	$3,524,750	$652,067 (a)	$652,067
Notes receivable	65,065	64,622	102,213	97,600
Debt financing (including foreign currency adjustment and subordinated debt and excluding debt discount)	(27,789,786)	(28,267,765)	(30,112,395)	(26,762,955)
Derivative assets, net(b)	60,150	60,150	190,857	190,857
AVGs	(10,013)	(11,654)	(10,860)	(12,886)

(a)
Includes restricted cash of $457.1 million (2010) and $315.2 million (2009).

(b)
Includes combined CVA and MVA of $23.3 million (2010) and $(12.7) million (2009).

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note S—Flight Equipment Rent

        We sold two aircraft in 2006, which were accounted for as sale-leaseback transactions. We prepaid the total contracted lease payments. The prepaid lease payments are recognized as an expense in Flight Equipment Rent ratably over the lease-back period. Prepaid rent in the amounts of $36.5 million and $54.5 million are included in Lease Receivables and other assets on our 2010 and 2009 Consolidated Balance Sheets, respectively. Flight Equipment Rent includes the recognition of rent expense related to the years ended December 31, 2010, 2009 and 2008. We will charge $18.0 million to Flight Equipment Rent for each of the years 2011 through 2012 in recognition of such rent expense.

Note T—Out of Period Adjustments

        In 2010, ILFC recorded out of period adjustments related to prior years, which decreased pre-tax income by $40.9 million. The out of period adjustments related to (i) the depreciable lives of overhaul costs that were incurred by ILFC directly over the period of 2003 to 2010, and (ii) certain pension costs under a non-qualified plan covering certain ILFC employees for the service period 1996 to 2010. Management has determined after evaluating the quantitative and qualitative aspects of these corrections that ILFC's current and prior period financial statements are free of material errors.

Note U—Subsequent Events

  Revolving Credit Facility

        On January 31, 2011, we entered into a new $2.0 billion unsecured three-year revolving credit facility with a group of 11 banks that expires on January 31, 2014. This revolving credit facility provides for interest rates based on either a base rate or LIBOR plus an applicable margin determined by a ratings-based pricing grid. The credit agreement contains customary events of default and restrictive covenants, including financial covenants that require us to maintain a minimum fixed charge coverage ratio, a minimum consolidated tangible net worth and a maximum ratio of consolidated debt to consolidated tangible net worth.

  AIG Recapitalization

        On January 14, 2011, AIG was recapitalized and the FRBNY Credit Facility was repaid and terminated through a series of transactions, including the Master Transaction Agreement. Upon closing of the recapitalization, we must get consent from the Department of Treasury, rather than the FRBNY, to take the significant actions specified in the Master Transaction Agreement.

        In the first quarter of 2011, we signed a memorandum of understanding to purchase 75 A320neos and 25 A321neos from Airbus, which will replace our previous A380 commitments, and a purchase agreement for 33 737-800 aircraft from Boeing. The estimated aggregate purchase price for the 133 aircraft is approximately $7.5 billion and the aircraft will deliver through 2019.

Note V—Quarterly Financial Information (Unaudited)

        We have set forth below selected quarterly financial data for the years ended December 31, 2010 and 2009. The following quarterly financial information for each of the three months ended and at March 31, June 30, September 30, and December 31, 2010 and 2009 is unaudited. As stated in Note A—Basis of Preparation, the classification of certain revenue and expense amounts in our prior

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note V—Quarterly Financial Information (Unaudited) (Continued)

period financial statements were revised to conform to current period presentation. We have presented these amounts separately below, both as reported and as revised.

  As previously reported:

	Quarter
	First	Second	Third		Fourth		Total
	(Dollars in thousands)
Year Ended December 31, 2010
Total Revenues	$901,588	$1,244,095	$1,287,296		N/A		N/A
Pre-tax (Loss) Income(a)	(98,612)	174,358	(157,185	)(b)	N/A		N/A
Net (Loss) Income(a)	(62,926)	110,753	(105,535)		N/A		N/A
Year Ended December 31, 2009
Total Revenues	$1,278,080	$1,330,153	$1,347,179		$1,366,329		$5,321,741
Pre-tax Income	314,902	364,397	380,887		335,981	(c)	1,396,167
Net Income	202,957	236,925	245,813		209,934		895,629

(a)
During 2010, we recorded impairment charges and fair value adjustments of $353.4 million, $61.2 million, $407.4 million and $676.7 million during the first, second, third and fourth quarter, respectively, related to 155 aircraft.

(b)
In the third quarter of 2010, we recorded an out of period adjustment which decreased pretax income by $20.2 million related to prior quarters and years and relating to certain pension costs under a non qualified plan covering certain ILFC employees for the service period of 1996-2010.

(c)
In the fourth quarter of 2009, we recorded impairment charges aggregating $52.9 million related to three aircraft.

  Revised:

	Quarter
	First	Second	Third	Fourth		Total
	(Dollars in thousands)
Year Ended December 31, 2010
Total Revenues	$1,244,132	$1,174,338	$1,211,534	$1,168,876		$4,798,880
Pre-tax (Loss) Income(a)	(98,612)	174,358	(157,185)	(510,429	)(c)	(591,868)
Net (Loss) Income(a)	(62,926)	110,753	(105,535)	(326,050)		(383,758)
Year Ended December 31, 2009
Total Revenues	$1,201,629	$1,256,070	$1,278,728	$1,265,571		$5,001,998
Pre-tax Income	314,902	364,397	380,887	335,981	(b)	1,396,167
Net Income	202,957	236,925	245,813	209,934		895,629

(a)
During 2010, we recorded impairment charges and fair value adjustments of $353.4 million, $61.2 million, $407.4 million and $676.7 million during the first, second, third and fourth quarter, respectively, related to 155 aircraft.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note V—Quarterly Financial Information (Unaudited) (Continued)

(b)
In the fourth quarter of 2009, we recorded impairment charges aggregating $52.9 million related to three aircraft.

(c)
In the fourth quarter of 2010, we recorded an out of period adjustment which decreased pretax income by $20.7 million related to prior quarters and years and relating to the depreciable lives of overhaul costs that were incurred by ILFC directly over the period of 2003 to 2010.

International Lease Finance Corporation

OFFER TO EXCHANGE

$1,250,000,000 8.625% Senior Notes due 2015, the issuance of which has been registered under the Securities Act of 1933,
as amended, for any and all outstanding and
unregistered 8.625% Senior Notes due 2015

$1,500,000,000 8.750% Senior Notes due 2017, the issuance of which has been registered under the Securities Act of 1933,
as amended, for any and all outstanding and
unregistered 8.750% Senior Notes due 2017

PROSPECTUS

                   , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of the member or directors and officers.

        ILFC is a corporation organized under the laws of the state of California. Section 317 of the California Corporations Code provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was a director, officer, employee or other agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In the case of actions by or on behalf of a corporation to obtain a judgment in its favor, Section 317 of the California Corporations Code provides that a corporation has the power to indemnify any such person against expenses actually and reasonably incurred by that person in connection with the defense or settlement of that action if the person acted in good faith in a manner the person believed to be in the best interests of the corporation and its shareholders, except that no such indemnification may be made:

  •
  in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent a court determines otherwise;

  •
  of amounts paid in settling or disposing of a pending action without court approval; or

  •
  of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

        Under Section 204(a)(10) of the California Corporations Code, a corporation may relieve its directors from personal liability to such corporation or its shareholders for monetary damages for any breach of their fiduciary duty as directors except (i) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was unaware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the corporation or its shareholders, (ii) for any act or omission not in good faith or that a director believes to be contrary to the best interests of the corporation or its shareholders, (iii) for any intentional misconduct or knowing and culpable violation of law, (iv) for any willful or negligent violation of certain provisions of the California Corporations Code imposing certain requirements with respect to the making of loans or guarantees and the payment of dividends, (v) for any transaction from which the director derived an improper personal benefit or (vi) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders.

        The Restated Articles of Incorporation of ILFC provide that ILFC is authorized to provide indemnification of any person who is or was a director, officer, employee or other agent of ILFC, through bylaw provisions, agreements, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code. The Amended and Restated By-Laws of ILFC provide that any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of ILFC or serves or served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of ILFC shall be indemnified by ILFC, and ILFC may advance such person's related expenses, to the full extent permitted by law.

Item 21.    Exhibits and Financial Statement Schedules.

(a)
Exhibits

        See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b)
Financial Statement Schedules

        Schedules I, II, III, IV and V are not applicable and have therefore been omitted.

Item 22.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(d)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 1, 2011.

INTERNATIONAL LEASE FINANCE CORPORATION
By:	/s/ FREDERICK S. CROMER
	Name:	Frederick S. Cromer
	Title:	President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Henri Courpron	Chief Executive Officer and Director (Principal Executive Officer)	April 1, 2011
* Alan H. Lund	Director and Vice Chairman of the Board	April 1, 2011
/s/ FREDERICK S. CROMER Frederick S. Cromer	President and Chief Financial Officer (Principal Financial Officer)	April 1, 2011
* Kurt H. Schwarz	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	April 1, 2011
* Douglas M. Steenland	Director and Chairman of the Board	April 1, 2011
* Robert H. Benmosche	Director	April 1, 2011
* William N. Dooley	Director	April 1, 2011
* Leslie L. Gonda	Director	April 1, 2011

Signature	Title	Date

* David L. Herzog	Director	April 1, 2011

*By:	/s/ FREDERICK S. CROMER
	Name:	Frederick S. Cromer
	Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Aircraft Sale Agreement, dated as of April 13, 2010, by and between Macquarie Aerospace Limited, as buyer, and the Company, as seller (filed as an exhibit to Form 10-Q for the quarter ended June 30, 2010 and incorporated herein by reference).

3.1	Restated Articles of Incorporation of ILFC (filed as an exhibit to Form 10-Q for the quarter ended September 30, 2008 and incorporated herein by reference).

3.2	Amended and Restated By-laws of the Company, as adopted on April 13, 2010. (filed as an exhibit to Form 10-Q for the quarter ended June 30, 2010 and incorporated herein by reference).

4.1	Indenture, dated as of November 1, 1991, between ILFC and U.S. Bank Trust National Association (successor to Continental Bank, National Association), as Trustee (filed as an exhibit to Registration Statement No. 33-43698 and incorporated herein by reference).

4.2	First supplemental indenture, dated as of November 1, 2000, to the Indenture between ILFC and U.S. Bank Trust National Association (filed as an exhibit to Form 10-K for the year ended December 31, 2000 and incorporated herein by reference).

4.3	Second Supplemental Indenture, dated as of February 28, 2001, to the Indenture between ILFC and U.S. Bank Trust National Association (filed as an exhibit to Form 10-Q for the quarter ended March 31, 2001 and incorporated herein by reference).

4.4	Third Supplemental Indenture, dated as of September 26, 2001, to the Indenture between ILFC and U.S. Bank Trust National Association (filed as an exhibit to Form 10-Q for the quarter ended September 30, 2000 and incorporated herein by reference).

4.5	Fourth Supplemental Indenture, dated as of November 6, 2002, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to Form 10-K for the year ended December 31, 2002 and incorporated herein by reference).

4.6	Fifth Supplemental Indenture, dated as of December 27, 2002, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to Form 10-K for the year ended December 31, 2002 and incorporated herein by reference).

4.7	Sixth Supplemental Indenture, dated as of June 2, 2003, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to Form 10-Q for the quarter ended September 30, 2003 and incorporated herein by reference).

4.8	Seventh Supplemental Indenture, dated as of October 8, 2004, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to Form 8-K dated October 14, 2004 and incorporated herein by reference).

4.9	Eighth Supplemental Indenture, dated as of October 5, 2005, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to Form 10-K for the year ended December 31, 2005 and incorporated herein by reference).

4.10	Ninth Supplemental Indenture, dated as of October 5, 2006, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to Form 10-K for the year ended December 31, 2007 and incorporated herein by reference).

4.11	Tenth Supplemental Indenture, dated as of October 9, 2007, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to Form 10-K for the year ended December 31, 2007 and incorporated herein by reference).

Exhibit Number	Description
4.12	Indenture dated as of November 1, 2000, between ILFC and the Bank of New York, as Trustee (filed as an exhibit to Registration No. 333-49566 and incorporated herein by reference).

4.13	First Supplemental Indenture, dated as of August 16, 2002 to the indenture between ILFC and the Bank of New York (filed as Exhibit 4.2 to Registration Statement No. 333-100340 and incorporated herein by reference).

4.14	Agency Agreement (Amended and Restated), dated September 15, 2006, by and among ILFC, Citibank, N.A. and Dexia Banque Internationale à Luxembourg, société anonyme (filed as an exhibit to Form 8-K, event date September 20, 2006, and incorporated herein by reference).

4.15	Supplemental Agency Agreement, dated September 7, 2007, among ILFC, Citibank, N.A. and Dexia Banque Internationale à Luxembourg, société anonyme (filed as an exhibit to Form 8-K, event date September 7, 2007, and incorporated herein by reference).

4.16	Supplemental Agency Agreement, dated September 5, 2008, among ILFC, Citibank, N.A. and Dexia Banque Internationale à Luxembourg, société anonyme (filed as an exhibit to Form 8-K, event date September 8, 2008, and incorporated herein by reference).

4.17	Supplemental Agency Agreement, dated September 4, 2009, among ILFC, Citibank, N.A. and Dexia Banque Internationale à Luxembourg, société anonyme (filed as an exhibit to Form 8-K filed on September 10, 2009 and incorporated herein by reference).

4.18	Indenture, dated as of August 1, 2006, between ILFC and Deutsche Bank Trust Company Americas, as Trustee (filed as Exhibit 4.1 to Registration Statement No. 333-136681 and incorporated herein by reference).

4.19	First Supplemental Indenture, dated as of August 20, 2010 to an indenture dated August 1, 2006 between International Lease Finance Corporation and Deutsche Bank Trust Company Americas as trustee (filed as an exhibit to the Form 8-K filed on August 20, 2010, and incorporated herein by reference).

4.20	Second Supplemental Indenture, dated as of December 7, 2010 to an indenture dated August 1, 2006 between International Lease Finance Corporation and Deutsche Bank Trust Company Americas as trustee (filed as an exhibit to the Form 8-K filed on December 7, 2010, and incorporated herein by reference).

4.21	Officers' Certificate dated as of August 20, 2010, establishing the terms of 8.875% senior notes due 2017 (filed as an exhibit to the Form 8-K filed on August 20, 2010, and incorporated herein by reference).

4.22	Officers' Certificate dated as of December 7, 2010, establishing the terms of the 8.25% senior notes due 2020 (filed as an exhibit to the Form 8-K filed on December 7, 2010, and incorporated herein by reference).

4.23	Indenture, dated March 22, 2010, among ILFC, Wilmington Trust FSB, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, security registrar and authentication agent (filed as an exhibit to the Form 8-K filed on March 24, 2010, and incorporated herein by reference).

4.24	Indenture, dated as of August 11, 2010, between International Lease Finance Corporation and The Bank of New York Mellon Trust Company, N.A., as paying agent, security registrar and authentication agent and trustee (filed as an exhibit to the Form 8-K filed on August 20, 2010, and incorporated herein by reference).

Exhibit Number		Description
4.25		Registration Rights Agreement, dated March 22, 2010 among ILFC and Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, as representatives of the initial purchasers (filed as an exhibit to the Form 8-K filed on March 24, 2010, and incorporated herein by reference).

4.26		Registration Rights Agreement, dated as of April 6, 2010, among ILFC and Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J. P. Morgan Securities Inc. and UBS Securities LLC, as representatives of the initial purchasers (filed as an exhibit to the Form 8-K filed on April 6, 2010, and incorporated herein by reference).

4.27		Registration Rights Agreement, dated August 20, 2010 among International Lease Finance Corporation and Banc of America Securities LLC, Citigroup Global Markets Inc., and J.P. Morgan Securities Inc., as representatives of the initial purchasers (filed as an exhibit to the Form 8-K filed on August 20, 2010, and incorporated herein by reference).

4.28		ILFC agrees to furnish to the Commission upon request a copy of each instrument with respect to issues of long-term debt of ILFC and its subsidiaries, the authorized principal amount of which does not exceed 10% of the consolidated assets of ILFC and its subsidiaries.

5.1	*	Opinion of O'Melveny & Myers LLP.

10.1		Aircraft Facility Agreement, dated as of May 18, 2004, among Whitney Leasing Limited, as borrower, ILFC, as guarantor and the Bank of Scotland and the other banks listed therein providing up to $2,643,660,000 (plus related premiums) for the financing of aircraft (filed as an exhibit to Form 10-Q for the quarter ended June 30, 2004 and incorporated herein by reference) and, as most recently amended as of May 30, 2006, to increase the size of the facility to $3,643,660,000, as of May 30, 2007, to extend the termination until May 2008, as of May 29, 2008, to extend the termination until May 2009, and as of May 11, 2009 to increase the size of the facility to $4,643,660,000 and to extend the termination until June 2010 (filed as an exhibit to Form 10-Q for the quarter ended June 30, 2009 and incorporated herein by reference).

10.2		Side Letter Agreement, dated as of February 27, 2010, among ILFC, Whitney Leasing Limited, Aircraft SPC-12, Inc., Bank of Scotland PLC, Bank of Scotland PLC, Paris Branch, and Bank of Scotland PLC, Frankfurt Branch (filed as an exhibit to Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference).

10.3		$2,500,000,000 Five-Year Revolving Credit Agreement, dated as of October 13, 2006, among ILFC, CitiCorp USA, Inc., as Administrative Agent, and the other financial institutions listed therein (filed as an exhibit to Form 8-K event date October 18, 2006 and incorporated herein by reference).

10.4		Amendment No. 1 to the $2,500,000,000 Five-Year Revolving Credit Agreement dated as of October 13, 2006, among ILFC, CitiCorp USA, Inc., as administrative agent, and the other financial institutions listed therein (portions of this exhibit have been omitted pursuant to a request for confidential treatment) (filed as an exhibit to Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference).

10.5		Amendment No. 2 to the $2,500,000,000 Five-Year Revolving Credit Agreement dated as of October 13, 2006, among ILFC, CitiCorp USA, Inc., as administrative agent, and the other financial institutions listed therein (filed as an exhibit to the Form 8-K filed on December 23, 2010, and incorporated herein by reference).

10.6		$2,000,000,000 Three-Year Revolving Credit Agreement, dated as of January 31, 2011, among the Company, the banks named therein and Citibank, N.A., as administrative agent (filed as an exhibit to Form 8-K filed on January 31, 2011 and incorporated herein by reference).

Exhibit Number		Description
10.7		Security and Guarantee Agreement, dated as of April 16, 2010, among Citicorp USA, Inc., as collateral agent, and Flying Fortress Inc., Flying Fortress US Leasing Inc., Flying Fortress Ireland Leasing Limited and the additional guarantors named therein, as the guarantors (filed as an exhibit to Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference).

10.8		Term Loan 1 Credit Agreement, dated as of March 17, 2010, among ILFC, ILFC Ireland Limited and ILFC (Bermuda) III, Ltd., as initial intermediate lessees, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent and collateral agent and Goldman Sachs Lending Partners LLC, as syndication agent (portions of this exhibit have been omitted pursuant to a request for confidential treatment) (filed as an exhibit to Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference).

10.9		Term Loan 1 Aircraft Mortgage and Security Agreement, dated as of March 17, 2010, among ILFC, ILFC Ireland Limited, ILFC (Bermuda) III, Ltd., additional grantors from time to time party thereto and Bank of America, N.A., as collateral agent (filed as an exhibit to Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference).

10.10		Term Loan 2 Credit Agreement, dated as of March 17, 2010, among Delos Aircraft Inc., as borrower, ILFC and certain other subsidiaries as guarantors party thereto, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent and collateral agent and Goldman Sachs Lending Partners LLC, as syndication agent (portions of this exhibit have been omitted pursuant to a request for confidential treatment) (filed as an exhibit to Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference).

10.11		Term Loan 2 Security Agreement, dated as of March 17, 2010, among Hyperion Aircraft Inc., Delos Aircraft Inc., Artemis (Delos) Limited, Apollo Aircraft Inc., the additional grantors from time to time party thereto and Bank of America, N.A., as collateral agent (filed as an exhibit to Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference).

10.12		Employment Letter, dated May 17, 2010, by and between Henri Courpron and American International Group, Inc. (filed as an exhibit to the Form 8-K filed on May 19, 2010, and incorporated herein by reference).

10.13		Aircraft Mortgage and Security Agreement and Guaranty, dated as of August 11, 2010, among International Lease Finance Corporation, ILFC Ireland Limited, ILFC (Bermuda) III, Ltd., the additional grantors referred to therein, and Wells Fargo Bank Northwest, National Association (filed as an exhibit to Form 10-Q for the quarter ended September 30, 2010 and incorporated herein by reference). (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)

12		Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (filed as an exhibit to Form 10-K for the year ended December 31, 2010 and incorporated herein by reference).

21	*	Subsidiaries of ILFC.

23.1	*	Consent of PricewaterhouseCoopers LLP.

23.2	*	Consent of O'Melveny & Myers LLP (included in the opinion filed as Exhibit 5.1).

24	**	Powers of Attorney (included on signature page).

25	*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust FSB, as Trustee.

Exhibit Number		Description
99.1	**	Form of Letter of Transmittal.

99.2	**	Form of Letter to Brokers.

99.3	**	Form of Letter to Clients.

*
Filed herewith.

**
Previously filed.